SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SBE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

SBE, Inc.

June 24, 2005

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of SBE, Inc. to be held on July 26, 2005 at SBE’s offices located at 2305 Camino Ramon, Suite 200, San Ramon, California 94583. The meeting will begin promptly at 9:00 a.m., Pacific Daylight Time.

The items of business to be considered at the meeting are listed in the following Notice of Special Meeting and are more fully addressed in the proxy statement included with this letter. The items you will be asked to approve at the meeting relate to our proposed acquisition of PyX Technologies, Inc. and a proposed private placement of shares of our common stock and warrants to purchase shares of our common stock.

SBE is making several moves to maximize opportunities in two dynamic markets, Internet Protocol, or IP, storage and Voice over IP, or VoIP. Technology is changing, and companies that grow in the future are those who are able to accept and adapt to change. Multiple factors in today’s business landscape are driving technology demands for storage and VoIP, and the proposed PyX acquisition gives SBE the opportunity to make a difference.

Industry experts in storage and VoIP project market growth that justifies our efforts in these markets. Internet Small Computer System Interface, or iSCSI, enables remote access to secure multi-terabyte storage via desktops, laptops, PDAs, or other mobile devices, and offers significant cost savings over existing storage alternatives. Recent reports from International Data Corporation (IDC) indicate that the iSCSI market grew from $18 million in 2003 to $113 million in 2004. Furthermore, IDC forecasts the IP storage area network, or SAN, market to reach $296 million in 2005 and $2.7 billion by 2008.

In my 20 years of sales and marketing experience in this industry, I’ve learned that there is a direct correlation between product uniqueness, customer demands relative to timing, and revenue success. Through months of research, testing, and customer evaluations, we have concluded that PyX’s technology has unique fault-tolerant features essential for the success of iSCSI that are not found in competitive solutions today. We believe our acquisition of PyX will enable SBE to approach IP storage in a three-tier manner: to sell the iSCSI software separately; to sell storage hardware separately; and lastly, to combine the software with our TCP/IP Offload Engines, or TOE, hardware for integrated, “best-of breed” original equipment manufacturer, or OEM, solutions.

Timing and execution are our focus henceforth. Our goal is to become a leading provider of IP storage solutions to the OEM market. Concurrently, we continue to nurture the business with our current customers in the communications markets, and target those customers who have been key to SBE’s past success.

Our board of directors carefully considered the proposed merger and private placement and recommends that you vote in favor of these transactions. SBE’s strong management staff and team of employees are ready to execute on these corporate initiatives. We are excited about the opportunities for the combined company and believe that the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually.

UWhether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the meeting.U Please date, sign, and return your proxy card promptly in the enclosed envelope to ensure that your shares will be represented and voted at the special meeting, even if you cannot attend. If you attend the special meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

On behalf of your board of directors, thank you for your investment in and continued support of SBE, Inc.

Sincerely,

/s/ Dan Grey
Dan Grey
President and Chief Executive Officer

SBE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On July 26, 2005

To the Stockholders of SBE, Inc.:

You are cordially invited to attend the Special TMeeting of Stockholders of SBE, Inc.T, a Delaware corporation (“SBE”). The meeting will be held Ton July 26, 2005 at 9:00 a.m., local time, at our offices located at 2305 Camino Ramon, Suite 200, San Ramon, California 94583, for the following purposes:TT

(1) To approve a merger agreement between us and PyX Technologies, Inc., the merger of PyX with and into our newly-formed, wholly-owned subsidiary, PyX Acquisition Sub, LLC, and the issuance of 2,561,050 shares of our common stock to the PyX shareholders and the assumption of options to purchase up to an additional 2,038,950 shares of our common stock in the proposed merger;

(2) To approve the form of unit subscription agreement and the issuance of units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock for aggregate gross proceeds to us of $5,150,000 in a private placement; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Special Meeting of the stockholders is June 9, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
June 24, 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO VOTE IN PERSON.

TABLE OF CONTENTS

PAGE

FORWARD-LOOKING STATEMENTS	1
WHERE YOU CAN FIND MORE INFORMATION	1
SUMMARY TERM SHEET FOR THE MERGER AND PRIVATE PLACEMENT	6
RISK FACTORS	13
Risk Relating to the Transactions	13
Risk Relating to SBE after the Transactions	14
Risks Related to PyX’s Business	15
THE COMPANIES	17
SBE	17
PyX	17
THE MERGER AND THE PRIVATE PLACEMENT	18
Background of the Merger and the Private Placement	18
Reasons for the Merger and the Private Placement	20
Opinion of Our Financial Advisor	22
Regulatory Approvals Relating to the Transactions	29
Dissenters’ Rights Relating to the Transactions	29
Interests of Certain Persons in the Transactions	29
PROPOSAL 1 - APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF OUR COMMON STOCK AND ASSUMPTION OF OPTIONS TO PURCHASE SHARES OF OUR COMMON STOCK IN THE MERGER	30
General	30
Effective Time of the Merger	30
Treatment of Stock Options	30
Surrender and Exchange of Share Certificates	31
Escrow	31
Representations and Warranties	31
Certain Covenants	33
Indemnification	36
Conditions Precedent	36
Termination	37
Waivers	37
Amendments	37
Fees and Expenses	37
Accounting Treatment of the Merger	38
Shareholder Agreement	38

-i-

TABLE OF CONTENTS
(CONTINUED)

-ii-

Except as otherwise specifically noted, “SBE,”“we,”“our,”“us” and similar words in this proxy statement refer to SBE, Inc. and its subsidiaries. References to “PyX” shall mean PyX Technologies, Inc.

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Words such as “may,”“will,”“should,”“estimates,”“predicts,”“believes,”“anticipates,”“plans,”“expects,”“intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. You are cautioned that these forward-looking statements reflect management's estimates only as of the date hereof, and we assume no obligation to update these statements, even if new information becomes available or other events occur in the future. Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth under “Risk Factors” and elsewhere in this proxy statement. Important factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	the extent of our ability to integrate the operations of PyX with our own operations;

•	our ability to develop and market the Internet Small computer System Interface, or iSCSI, software;

•	the effect of any unknown liabilities of PyX that materialize after the transactions;

•	the effect of the transactions on our market price;

•	the factors discussed under “Risk Factors,” beginning on page 13; and

•
other risks referenced from time to time in our filings with the Securities and Exchange Commission, or SEC, including our annual report on Form 10-K for our fiscal year ended October 31, 2004 and our quarterly report on Form 10-Q for the quarter ended April 30, 2005, copies of which accompany this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C., 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our public filings with the SEC are also available on the web site maintained by the SEC at http://www.sec.gov.

We have supplied all information in this proxy statement relating to SBE. PyX has supplied all information in this proxy statement relating to PyX. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has supplied the information regarding its fairness opinion.

SBE, INC.
2305 Camino Ramon, Suite 200
San Ramon, California 94583

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On July 26, 2005

The Special Meeting of Stockholders of SBE, Inc. will be held on July 26, 2005, at 2305 Camino Ramon, Suite 200, San Ramon, California 94583, beginning promptly at 9:00 a.m., local time. The enclosed proxy is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card will be first mailed to holders of our common stock on or about June 24, 2005.

QUESTIONS ABOUT THE MERGER AND THE PRIVATE PLACEMENT

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Who can vote at the special meeting?

Only stockholders of record at the close of business on June 9, 2005 will be entitled to vote at the special meeting. On this record date, there were 5,243,483 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 9, 2005 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 9, 2005 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

You are being asked to vote on the following matters relating to our proposed merger with PyX and the proposed private placement of shares of our common stock:

Proposal 1 — To approve a merger agreement between PyX, PyX Acquisition Sub, LLC, our newly-formed, wholly owned subsidiary (referred to in the proxy statement as “Merger Sub”) and us and the transactions contemplated by the merger agreement, including the merger of PyX with and into Merger Sub, the issuance of 2,561,050 shares of our common stock to the PyX shareholders, and the assumption of options to purchase up to an additional 2,038,950 shares of our common stock; and

Proposal 2 — To approve the issuance of units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, in a private placement pursuant to the terms of a unit subscription agreement between AIGH Investment Partners, LLC and certain other unaffiliated purchasers and us.

Each of the merger and the private placement is conditioned upon our receipt of stockholder approval of each of Proposals 1 and 2. If we do not obtain stockholder approval of each of these proposals, we will not be able to consummate the merger or the private placement. We refer to the merger and the private placement collectively in this proxy statement as the transactions.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of June 9, 2005.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be treated as broker non-votes and will have the same effect as “Against” votes.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return UeachU proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Secretary at 2305 Camino Ramon, Suite 200, San Ramon, California 94583; or

•	You may attend the special meeting and vote in person. However, simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What will happen in the merger?

In the merger, PyX will be merged with and into Merger Sub. Merger Sub will then be the surviving entity. PyX will cease to exist as a separate entity and we will continue as the sole member of Merger Sub. As consideration for the merger, we will issue 0.46 of a share of our common stock to the PyX shareholders for each share of PyX common stock outstanding as of the effective time of the merger. In addition, we will assume each stock option that is then outstanding under PyX’s 2005 Stock Plan, whether vested or unvested, in accordance with the existing terms of that plan and the applicable stock option agreement. We will issue a total of 2,561,050 shares of our common stock in consideration of the shares of PyX common stock outstanding as of the effective time of the merger. In addition, we will assume options to purchase an additional 2,038,950 shares of our common stock.

What will happen in the private placement?

In the private placement, we will issue units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, pursuant to a unit subscription agreement between us, AIGH Investment Partners LLC and certain other unaffiliated investors.

When do you expect the merger and private placement to be completed?

We plan to complete the transactions as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transactions, which are described in this proxy statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What risks should I consider in evaluating the merger and private placement?

You should consider the risks described under the heading “Risk Factors” beginning on page 13.

How many votes are needed to approve each proposal?

To be approved, each of Proposal 1 (to consider and vote on the merger, the related merger agreement, the issuance of shares of our common stock and the assumption of options to purchase shares of our common stock in the merger) and Proposal 2 (to approve the unit subscription agreement and the issuance of shares of our common stock and warrants to purchase shares of our common stock in the private placement) must receive a “For” vote from the majority of the outstanding shares present and voting at the special meeting, either in person or by proxy. If those present do not vote, or abstain from voting, it will have the same effect as an “Against” vote. In addition, Broker non-votes will have the same effect as “Against” votes.

What is the quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented either by stockholders present at the meeting or by proxy. On the record date, there were 5,243,483 shares of SBE common stock outstanding and entitled to vote. Thus, at least 2,621,742 shares must be represented either by stockholders present at the meeting or by proxy in order to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Does the board of directors recommend approval of the proposals at the special meeting?

Yes. After careful consideration, our board of directors recommends that our stockholders vote FOR each of the proposals.

Who can help answer my questions about the proposals?

If you have additional questions about these proposals, you should contact David Brunton, our chief financial officer, at (925) 355-2000.

How can I find out the results of the voting at the special meeting?

Preliminary voting results may be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter in which the special meeting occurs.

SUMMARY TERM SHEET
FOR THE MERGER AND PRIVATE PLACEMENT
(Proposals 1 and 2)

The following summary, together with the previous question and answer section, provides an overview of the proposed merger and private placement discussed in this proxy statement and presented in the attached annexes. The summary also contains cross-references to the more detailed discussions elsewhere in the proxy statement. This summary may not contain all of the information that is important to you. To understand the proposed merger and private placement fully, and for a more complete description of the terms of the proposed merger and private placement, you should carefully read this entire proxy statement and the attached annexes in their entirety.

TThe Companies (see page 17)

SBE

We develop and provide network communications and storage solutions for original equipment manufacturers, or OEMs, in the embedded systems marketplace. Embedded networking technology is hardware or software that serves as a component within a larger networking or storage device or system, such as a Gigabit Ethernet or a T-1/T-3 input/output network interface card, that plugs into an expansion slot in a high-end computer or storage system. Embedded networking solutions enable the functionality of many commonly used devices or equipment, such as products and solutions for basic telephone and internet services, mobile phones, medical equipment and storage networks.

PyX

PyX Technologies, Inc. is a development-stage technology company focused on the development, implementation and sale of Internet Small Computer System Interface, or iSCSI, software as an economical and efficient data storage alternative for enterprises and organizations. PyX currently has two Linux-based products that have been completed - the iSCSI Initiator and the iSCSI Target. All PyX products conform to the iSCSI standard as ratified by the Internet Engineering Task Force, or IETF. PyX believes that it is the first and only company in the world to complete development of a iSCSI protocol that meets and exceeds certain IETF standards.

Overview of the Transactions (see page 18)

We have entered into a definitive agreement and plan of merger and reorganization with PyX. Under the merger agreement, PyX will merge with and into our newly-formed, wholly-owned subsidiary, PyX Acquisition Sub, LLC (referred to in this proxy statement as Merger Sub), which will remain as the surviving legal entity and our wholly-owned subsidiary. At the time of the merger, PyX will cease to exist as a separate entity and Merger Sub will succeed to all of PyX’s assets, liabilities, rights and obligations.

We also have entered into unit subscription agreements pursuant to which we agreed to issue units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, in a private placement. The completion of the merger is contingent on us being able to raise at least $5.0 million in gross proceeds in an equity financing. We expect to raise a total of $5,150,000 in connection with the private placement. In addition, the private placement is contingent on the completion of the merger. It is anticipated that the transactions will be completed concurrently.

Recommendation of the Board of Directors (see page 22)

Our board of directors has determined that the merger, the private placement and the issuance of shares of our common stock as consideration in the transaction, are fair to, and in the best interests of, us and our stockholders and recommends that our stockholders vote FOR each of the transactions and the issuance of shares of our common stock in connection with these transactions.

To review the background and reasons for the transactions in detail, see “The Merger and the Private Placement — Reasons for the Merger and the Private Placement” beginning on page 20.

Opinion of Our Financial Advisor (see page 22)

In connection with the merger, our board of directors received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as to the fairness of the merger consideration to be paid by us, from a financial point of view and as of the date of the opinion. The full text of Houlihan Lokey’s written opinion is attached to this proxy statement as Annex A. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. We did not obtain a fairness opinion with respect to the private placement.

The Merger (see page 30)

General

Following the merger, PyX will cease to exist as a separate entity and Merger Sub will continue as the surviving limited liability company and our wholly-owned subsidiary. When the merger occurs:

•
the issued and outstanding shares of PyX common stock will be converted into the right to receive an aggregate of 2,561,050 shares of our common stock, or approximately 49% of the outstanding shares of our common stock based on the number of shares outstanding on April 29, 2005 and 24.6% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants; and

•
the issued and outstanding options to purchase shares of PyX common stock will be assumed by us and converted into the right to receive an aggregate of 2,038,950 shares of our common stock upon exercise of the underlying options, or approximately 38.8% of the outstanding shares of our common stock based on the number of shares outstanding on April 29, 2005 and 19.6% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants. The exercise price of the assumed options will be $2.17 per share of our common stock issuable upon exercise of the underlying option. The options will be subject to the same terms and conditions as were in place prior to the merger.

The exchange rate for each share of PyX common stock is 0.46 of a share of our common stock and is fixed and not subject to change.

We will not issue any fractional shares. Instead, PyX shareholders will receive a check equal to the fractional share amount multiplied by the average closing sale price of a share of our common stock for the ten consecutive trading days immediately preceding the closing date of the merger, as reported on the Nasdaq SmallCap Market.

Terms of the Merger Agreement

The merger agreement is attached to this proxy statement as Annex B. We encourage you to read the merger agreement carefully. Our board of directors has approved the merger agreement, and it is the binding legal agreement that governs the terms of the merger.

Agreement Not to Solicit Other Offers

PyX and certain holders of PyX’s outstanding capital stock, referred to in this proxy statement as the signing shareholders, have agreed that neither PyX nor the signing shareholders will do any of the following during the period between the signing of the merger agreement and the effective time of the merger, or until the merger agreement is terminated in the event the merger is never consummated:

•	solicit or encourage the initiation of any inquiry, proposal or offer relating to an alternative business combination proposal;

•
participate in any discussions or negotiations or enter into any agreement with, or furnish any non-public information to, any person relating to or in connection with any alternative business combination proposal; or

•	consider, entertain or accept any proposal or offer from any person relating to any alternative business combination proposal.

Conditions Precedent

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including conditions relating to:

•	accuracy of the other party’s representations and warranties and compliance by the other party with their covenants;

•	approval by our stockholders of the issuance of shares of our common stock in connection with the merger;

•	execution and delivery of certain ancillary documents attached to the merger agreement as exhibits;

•	receipt of an officer’s certificate certifying the accuracy of each party’s representations and warranties and satisfaction of certain conditions;

•	our entering into a definitive agreement with respect to the private placement;

•	absence of legal prohibitions to the completion of the merger;

•
absence of legal proceedings challenging the merger, seeking recovery of a material amount in damages or seeking to prohibit or limit the exercise of any material right with respect to our ownership of stock in Merger Sub or the PyX shareholders’ ownership of our common stock; and

•	no material adverse effect will have occurred and no circumstance exists that could reasonably be expected to have or result in a material adverse effect with respect to us or PyX.

In addition, our obligation to complete the merger is subject to satisfaction or waiver of certain additional conditions, including conditions relating to:

•	holders of no more than 5% of the outstanding PyX common stock will have elected to exercise their dissenters’ rights in connection with the merger;

•	receipt of required third-party consents; and

•	amendment of PyX’s current customer agreement with Pelco in a manner acceptable to us.

Termination

In addition to terminating upon mutual consent, either party may terminate the merger agreement under the following circumstances:

•
if it is reasonably determined by that party that timely satisfaction of any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has become impossible;

•
if any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has not been satisfied as of the agreed closing date; or

•	the merger has not been completed on or before July 31, 2005.

Survival of Representations and Warranties

The merger agreement contains customary representations and warranties made by PyX and the signing shareholders to SBE and Merger Sub and by SBE and Merger Sub to PyX and the signing shareholders for purposes of allocating the risks associated with the merger. The assertions embodied in the representations and warranties made by PyX and the signing shareholders are qualified by information set forth in a confidential disclosure schedule that was delivered in connection with the execution of the merger agreement. All of the representations and warranties made by the parties to the merger agreement survive for a period of one year following the closing of the merger, except for PyX and the signing shareholders’ representation and warranty relating to PyX’s capitalization, which survives for a period of five years following the closing of the merger, and the representation and warranty relating to PyX’s legal proceedings, which survives for a period of three years following the closing of the merger.

Indemnification

With certain exceptions, satisfaction of PyX and the signing shareholders’ indemnification obligations is limited to the shares of our common stock placed in escrow, as described below under “Escrow,” and is further limited to claims asserted on or prior to the end of the one year period following the closing of the merger. However, the signing shareholders are personally liable for any breach of the representations and warranties relating to PyX’s capitalization and legal proceedings. With respect to breaches of the representation and warranty relating to PyX’s legal proceedings, the signing shareholders’ liability is capped at their pro rata portion of the shares received from the escrow. All of the shares received by the signing shareholders in connection with the merger are subject to their indemnification obligations with respect to breaches of the representation and warranty relating to PyX’s capitalization and breaches of certain covenants related to securities law compliance and the information statement provided to the PyX shareholders in connection with the solicitation of PyX shareholders’ votes with respect to the merger agreement and merger. There is no limitation on the liability of the signing shareholders with respect to breaches involving fraud or intentional misrepresentations.

We are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the merger agreement exceed $25,000, after which we are entitled to recover such number of shares of our common stock equal to the amount of the liability divided by the average closing sale price of a share of our common stock for each of the 10 consecutive trading days immediately preceding the closing date of the merger, if the claim was made on or prior to the end of the one year period following the closing of the merger, otherwise, for the 10 consecutive trading days immediately preceding the date notice of the claim was delivered.

Escrow

The merger agreement provides that, at the effective time of the merger, 460,000 shares, or 17.96% of the aggregate number of shares of our common stock to be issued to the PyX shareholders at the effective time of the merger, will be placed into an escrow account to satisfy the shareholders’ indemnification obligations relating to representations and warranties made in the merger agreement, as described above under “Indemnification.” As of May 11, 2005, the value of the escrow shares was $1,154,600 based on the closing price of our common stock on that date. If no claims for indemnity are made within one year following the closing of the merger, the shares of our common stock held in escrow will be distributed on a pro rata basis to the PyX shareholders.

Interest of Certain Persons in the Merger

Mr. Ignacio C. Munio, our Vice President, Engineering, beneficially owns 25,000 shares of PyX common stock and as a result will be entitled to receive 11,500 shares of our common stock in connection with the merger. In addition to the shares of our common stock that Mr. Munio will receive in connection in with the merger, he currently beneficially owns 299,825 shares of our common stock, or approximately 5.7% of the outstanding shares of our common stock based on the number of shares outstanding on June 9, 2005. After consummation of the transactions, Mr. Munio will beneficially own 2.9% of the outstanding shares of our common stock, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants.

Mr. Greg Yamamoto, currently the Chief Executive Officer of PyX, beneficially owns 200,000 shares of PyX common stock and options to purchase up to an additional 750,000 shares of PyX common stock. As a result of the merger, Mr. Yamamoto will be entitled to receive 92,000 shares of our common stock and options to purchase up to an additional 345,000 shares of our common stock, representing approximately 8.3% of the outstanding shares of our common stock, assuming the exercise in full of all of the options, based on the number of shares outstanding on June 9, 2005. In addition, Mr. Yamamoto is investing $200,000 in the private placement and, assuming a purchase price per share of $2.00, will receive 100,000 shares of our common stock and a warrant to purchase up to an additional 50,000 shares of our common stock. After consummation of the merger and the private placement, Mr. Yamamoto will beneficially own 5.6% of the outstanding shares of our common stock, assuming exercise of all options and warrants to purchase shares of our common stock, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants, other than the exercise of the stock options and warrants issued to Mr. Yamamoto. In addition, Mr. Yamamoto is investing an additional $100,000 in the private placement on behalf of his two minor children, Melanie Yamamoto and Nicholas Yamamoto, and, assuming an purchase price per share of $2.00, each child will receive 25,000 shares of our common stock and a warrant to purchase up to an additional 12,500 shares of our common stock.

Accounting Treatment

The merger will be accounted for by us under the purchase method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by us in connection with the merger, together with the direct costs of the merger, will be allocated to PyX’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities of PyX will be consolidated into our assets and liabilities as of the effective date of the merger. The stock options issued to the former holders of options to purchase shares of PyX common stock will be assumed by us and accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the stock and the exercise price of the option.

The Private Placement (see page 64)

General

The unit subscription agreement provides that, assuming a purchase price of $2.00 per share, we will issue 2,575,000 shares of our common stock, or approximately 49% of the outstanding shares of our common stock based on the number of shares outstanding on June 9, 2005, and warrants to purchase up to an additional 1,287,500 shares of our common stock, or approximately 24.5% of the outstanding shares of our common stock based on the number of shares outstanding on June 9, 2005, to the purchasers.

Terms of the Unit Subscription Agreement

The unit subscription agreement is attached to this proxy statement as Annex C. You should read the unit subscription agreement carefully. Our board of directors has approved the unit subscription agreement, and it is the binding legal agreement that governs the private placement.

Calculation of Unit Price

The unit subscription agreements provide that the purchasers will invest $5,150,000 for units consisting of one share of our common stock and a warrant to purchase one-half of a share of our common stock. The price per unit is to be the lowest of:

•	$2.50;

•
92% of the average closing sale price per share of our common stock, as quoted on the Nasdaq SmallCap Market, for each of the five consecutive trading days on which our common stock trades ending on the date immediately prior to the closing date of the private placement; and

•
95% of the closing sale price per share of our common stock, as quoted on the Nasdaq SmallCap Market, on the trading day on which our common stock trades that immediately precedes the closing date of the private placement.

The private placement will be significantly dilutive to current stockholders and the PyX stockholders. We have the right to terminate the unit subscription agreement and not close the transaction if the price per unit is less than $2.00.

Conditions Precedent

The completion of the private placement depends on the satisfaction or waiver of a number of conditions, including, among others, conditions relating to:

•	execution and delivery of the investor rights agreement;

•	accuracy of the representations and warranties of the parties and compliance by the parties with their respective covenants;

•	approval by our stockholders of Proposals 1 and 2;

•	our listing status on the Nasdaq SmallCap Market;

•	completion of the merger; and

•	entry by PyX into a reseller agreement with LSI Logic.

Representations and Warranties

The unit subscription agreements contain customary representations and warranties made by us to the purchasers and by the purchasers to us for purposes of allocating the risks associated with the private placement. The assertions embodied in the representations and warranties made by us are qualified by information set forth in a confidential disclosure letter that was delivered in connection with the execution of the unit subscription agreements. All of the representations and warranties made by the parties to the unit subscription agreements survive for a period of one year following the closing of the private placement.

Rights of Participations

The purchasers in the private placement will have the right to participate in any future private placements of our equity for a period of two years following the closing of the private placement. These rights are subject to certain customary exceptions, including, among other things, issuances of common stock to employees, officers and directors under our equity compensation plans.

Warrants

 The warrants issued in connection with the private placement have a term of five years and are exercisable at a per share price equal to 133% of the unit price, subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like. In addition, the shares of our common stock issuable upon exercise of the warrants are subject to adjustment in the event we issue shares of our common stock at a price less than the then applicable purchase price of the warrants, subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under our equity compensation plans. If not exercised after five years, the right to purchase shares of our common stock pursuant to the warrants will terminate. The warrants contain a cashless exercise feature. The common stock underlying the warrants are entitled to the benefits and subject to the terms of the Registration Rights described below.

Regulatory Approvals (see page 29)

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger and private placement, other than the filing of (1) a certificate of merger with the Secretary of State of the State of California, (2) this proxy statement with the SEC and (3) compliance with all applicable state securities laws regarding the offering and issuance of the shares in connection with the transactions. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights (see page 29)

Our stockholders are not entitled to exercise dissenters’ rights in connection with the merger or the private placement.

Registration Rights (see page 68)

We have agreed to file a registration statement within 90 days after the completion of the merger and within 60 days after completion of the private placement registering for resale the shares of our common stock issued to (1) the PyX shareholders in the merger and (2) the purchasers in the private placement.  The merger agreement requires that, prior to completion of the merger, each PyX shareholder who will receive shares of our common stock in the merger enter into an agreement providing that, with respect to 95% of the shares of our common stock that such shareholder receives in connection with the merger, the shareholder will not sell those shares until one year after the closing date of the merger. We expect all PyX shareholders to enter into this agreement. In addition, we have agreed to register the shares of our common stock issuable upon exercise of the PyX options we assume in connection with the merger on a registration statement on Form S-8 shortly after the closing of the merger.

Voting Agreement (see pages 38 and 68)

Our executive officers and members of our board of directors are party to a voting agreement pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock in favor of proposals 1 and 2 and any other matter necessary to effect the transactions. The shares subject to the voting agreement represent approximately 3.2% of the outstanding shares of our common stock, based on the number of shares outstanding on June 9, 2005.

RISK FACTORS

You should consider carefully the following risk factors as well as other information in this proxy statement and the documents incorporated by reference herein or therein, including our annual report on Form 10-K for the year ended October 31, 2004 and our quarterly report on Form 10-Q for the quarter ended January 31, 2005, in voting on Proposals 1 and 2 relating to the merger and the private placement, respectively. If any of the following risks actually occur, our business, operating results and financial condition could be adversely affected. This could cause the market price of our common stock to decline, and you may lose all or part of your investment.

Risk Relating to the Transactions

If we are unable to complete the merger and the private placement, our business may be adversely affected.

If the merger and the private placement are not completed, our business and the market price of our stock price may be adversely affected. We currently anticipate that our available cash balances, available borrowings and cash generated from operations will be sufficient to fund our operations only through July 2005. If we are unable to complete the transactions, we may be unable to find another way to grow our business. Costs related to the transactions, such as legal, accounting and financial advisor fees, must be paid even if the transactions are not completed. In addition, even if we have sufficient funds to continue to operate our business but the transactions are not completed, the current market price of our common stock may decline.

The transactions will result in substantial dilution to our current stockholders.

The issuance of shares of our common stock in the merger and the private placement will significantly dilute the voting power, book value and ownership percentage of our existing stockholders. In addition, the private placement will significantly dilute the interests of the PyX shareholders in our common stock. We will issue a total of 4,600,000 shares of our common stock in the merger, including shares of our common stock issuable upon exercise of the PyX stock options that we are assuming in connection with the merger. We expect to issue up to 3,787,500 shares of our common stock in the private placement, including shares issuable upon exercise of the warrants to purchase our common stock that we are issuing in connection with the private placement. Immediately following completion of the transactions, the shares held by our existing stockholders are expected to represent approximately 32.8% of our outstanding capital stock assuming the exercise in full of all outstanding options and warrants. If the PyX shareholders and the purchasers in the private placement were to act in concert, they would be able to direct our actions after the transaction, including actions that could be opposed by our management, our board of directors and/or our minority stockholders and may make it more difficult for us to enter into other transactions, including mergers, acquisitions or change of control transactions.

We may not realize any anticipated benefits from the merger.

While we believe that the opportunities for the combined company are greater than our current opportunities and that the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually, there is substantial risk that the synergies and benefits sought in the transactions might not be fully achieved. There is no assurance that PyX’s technology can be successfully integrated into our existing product platforms or that the financial results of combined company will meet or exceed the financial results that would have been achieved by the companies individually. As a result, our operations and financial results may suffer and the market price of our common stock may decline.

The exchange rate in the merger will not be adjusted, even if there is an increase in the price of our common stock.

The price of our common stock at the time the merger may vary from its price at the date of this proxy statement and at the date of the special meeting. Therefore, the shares that we issue in connection with the merger may have a greater value than the value of the same number of shares on the date of this proxy statement or the date of the special meeting. Variations in the price of our common stock before the completion of the merger may result from a number of factors that are beyond our control, including actual or anticipated changes in our business, operations or prospects, market assessments of the likelihood that the transactions will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the shares that we will issue in the merger.

In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material effect on the market price of our common stock before the merger is completed, and therefore could materially increase the value that we will transfer to the stockholders of PyX in the merger.

The purchase price for the shares issued in the private placement reflects a discount from the market price of our stock and will not be increased, even if there is an increase in the price of our common stock.

The purchasers in the private placement will have acquired shares of our common stock at a discount from than the per share market value of a share of our common stock as reported on the Nasdaq Smallcap Market. Therefore, the shares that we issue in the private placement will have a greater value than the value of the same number of shares on the date the unit subscription agreement relating to the private placement is executed or on the date the private placement is closed. Further, the purchase price may further decrease if the market price of our stock decreases between the date we executed the unit subscription agreement and the date the private placement is closed. Variations in the price of our common stock before the closing of the private placement may result from a number of factors that are beyond our control, including actual or anticipated changes in our business, operations or prospects, market assessments of the likelihood that the transactions will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact price at which the shares will be issued in the private placement. In addition, although we have the ability to terminate the private placement if the purchase price per share is less than $2.00, we may be unable to complete the merger if we do so. Further, the costs related to the transactions, such as legal, accounting and financial advisor fees, must be paid even if the transactions are not completed. Even if we have sufficient funds to continue to operate our business but the transactions are not completed, the current market price of our common stock may decline.

Most of the indemnification obligations under the merger agreement are secured only by shares of our common stock.

PyX and the PyX shareholders have agreed to indemnify us for certain breaches of representations, warranties and covenants set forth in the merger agreement. In the event of such breach, our right to recover for any damages we suffer as a result of such breaches is largely limited to the shares of our common stock issued to the PyX shareholders in connection with the merger. Subject to certain limitations, we are entitled to recover such number of shares of our common stock equal to the amount of the liability divided by the average closing sale price of a share of our common stock for each of the 10 consecutive trading days immediately preceding the closing date of the merger, if the claim was made on or prior to the end of the one year period following the closing of the merger, otherwise, for the 10 consecutive trading days immediately preceding the date notice of the claim was delivered, in each case as reported on the Nasdaq SmallCap Market. Such shares may be inadequate to fully address any damages we may incur and our operations and financial results may suffer and the market price of our common stock may decline.

Risk Relating to SBE after the Transactions

If we are unable to successfully integrate the business operations of PyX after the merger, we will not realize the anticipated potential benefits from the merger and our business could be adversely affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of PyX’s operations with ours will depend on our ability to consolidate operations, systems and procedures, eliminate redundancies and to reduce costs. If we are unable to do so, we will not realize the anticipated potential benefits of the merger with PyX, and our business and results of operations could be adversely affected. Difficulties could include the loss of key employees and customers, the disruption of our and PyX’s ongoing businesses and possible inconsistencies in standards, controls, procedures and policies. Our integration of PyX may be complex and time-consuming. Additionally, the realization of expected efficiencies and cost savings could be adversely affected by a number of factors beyond our control, and may not materialize after the merger.

If the combined company experiences losses after the transactions are completed, we could experience difficulty meeting our business plan, and our stock price could be negatively affected.

After the transactions, the combined company may experience operating losses and negative cash flow from operations as it develops PyX’s iSCSI software solution. Any failure to achieve or maintain profitability could negatively impact the market price of our common stock. Historically, PyX has not been profitable on a quarterly or annual basis, and we expect that the combined company will incur net losses for the foreseeable future. We anticipate that the combined company will incur significant product development, sales and marketing and administrative expenses. As a result, the combined company will need to generate significant quarterly revenues if it is to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business. The combined company’s business strategy may not be successful, and the combined company may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm our ability to achieve and maintain profitability. If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Future sales of our common stock issued in the transactions could cause the market price for our common stock to significantly decline.

After the transactions, sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock. In addition, the public perception that these sales might occur could have the same undesirable effects. The PyX shareholders who receive shares of our common stock in the merger will, prior to the completion of the transactions, enter into an agreement that provides, in part, that, with respect to 95% of the shares of our common stock that the shareholder receives in connection with the merger, the shareholder will not sell these shares until one year after the merger is completed. However, we are required to file a registration statement for the resale of all shares that we issue in the merger no later than 90 days after the merger is completed. In addition, we are required to register for sale all of the shares issued in the private placement no later than 60 days after the private placement is completed. The purchasers in the private placement are not subject to any lockup with respect to the shares they purchase in the private placement. Once the registration statement relating to such shares becomes effective, the shares issued in the private placement will generally be freely tradeable without restriction. Such free transferability could materially and adversely affect the market price of our common stock. We intend to register the shares issued in connection with the merger at the same time we register the shares issued in connection with the private placement. As a result, sales under the registration statement will include a very substantial number of shares and percentage of our common stock. Immediately after the transactions, holders of approximately 44.3% of the outstanding shares of our common stock will have the right to sell their shares pursuant to these registration rights and holders of an additional approximately 5.7% of the outstanding shares of our common stock, assuming no further issuances of shares of our common stock, will have the right to sell their shares after the one year period has passed.

Risks Related to PyX’s Business

PyX’s products will require a substantial product development investment by us and we may not realize any return on our investment.

The development of new or enhanced products is a complex and uncertain process. As we integrate the PyX products into our product line, our customers may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements, both to our existing product line as well as to the PyX products. Development costs and expenses are incurred before we generate any net revenue from sales of the products resulting from these efforts. We expect to incur substantial research and development expenses relating to the PyX product line, which could have a negative impact on our earnings in future periods.

If PyX’s products contain undetected errors, we could incur significant unexpected expenses, experience product returns and lost sales.

The products developed by PyX are highly technical and complex. While PyX’s products have been tested, because of their nature, we can not be certain of their performance either as stand-alone products or when integrated with our existing product line. Because of PyX’s short operating history, we have little information on the performance of its products. There can be no assurance that defects or errors may not arise or be discovered in the future. Any defects or errors in PyX's products discovered in the future could result in a loss of customers or decrease in net revenue and market share.

THE COMPANIES

SBE

We develop and provide network communications and storage solutions for original equipment manufacturers in the embedded systems marketplace. Embedded networking technology is hardware or software that serves as a component within a larger networking or storage device or system, such as a Gigabit Ethernet or a T-1/T-3 input/output network interface card, that plugs into an expansion slot in a high-end computer or storage system. Embedded networking solutions enable the functionality of many commonly used devices or equipment, such as products and solutions for basic telephone and internet services, mobile phones, medical equipment and storage networks.

We deliver a product portfolio comprised of standards-based wide area networking, or WAN, local area networking and storage area network, network interface and intelligent communications controller cards. All of our products are coupled with enabling Linux or Solaris software drivers. Our products are designed to be functionally compatible with each other and, since we use industry standard form factors and technologies, our products are also compatible with third party standards-based products. This standard scalability and modularity offers our customers greater flexibility to develop solutions for unique product configurations and applications.

We were incorporated in 1961 as Linear Systems, Inc. In 1976, we completed our initial public offering. In July 2000, we acquired LAN Media Corporation, a privately held company, to complement and grow our WAN adapter product line from both a hardware and software perspective. In August 2003, we acquired the products and technologies of Antares Microsystems to increase the functionality of our PCI product line. We continue to operate under a single business unit.

PyX

PyX Technologies, Inc., or PyX, is a technology company that was incorporated under the laws of the State of California on November 26, 2002. Since inception, PyX's efforts have been devoted to the development of software products for the Internet Small Computer System Interface, or iSCSI, enterprise storage market and raising capital. PyX has not received any significant revenues from the sale of its products or services. Accordingly, through the date of this proxy statement, PyX is considered to be in the development stage and the accompanying financial statements on page 55 represent those of a development stage enterprise.

PyX has developed a complete software-based, scalable storage solution via an iSCSI Initiator and Target driver set for the NetBSD or LINUX OS. PyX believes that its iSCSI software provides an efficient alternative for all environments seeking interoperability in a software-based enterprise storage solution. A Storage Area Network, or SAN, infrastructure with iSCSI capabilities can continue to operate during the constant network changes and updates facing network operators today.

Managing storage is universally regarded as one of the most burdensome of IT responsibilities. In direct-attached storage environments that most small to mid-sized companies deploy, the process of managing storage is multiplied by the number of physical connection points and the number of storage systems in an organization. Imagine an environment with ten computers, each with its own storage system. Not only does that create ten point-for-management for the storage systems themselves, it also requires ten times the effort to handle storage expansion, reallocation and repairs. With SANs storage management is consolidated to a single point from which an IT manager can partition, allocate, expand, reassign, backup and repair storage. By moving to a SAN, small to mid-sized organizations can scale their storage infrastructure much more easily. When additional capacity is needed, simply add additional storage to the SAN. IP SANs such as iSCSI provide higher-speed storage access than internal disks while also enabling load balancing across multiple connections. Remote storage powered by iSCSI also enables on-line data back up, disaster recover and high-speed access to data by remote users.

THE MERGER AND THE PRIVATE PLACEMENT

Background of the Merger and the Private Placement

Our acquisition of Antares Microsystems on August 7, 2003 provided us with products that addressed technical functionality that we desired. Our greatest interest was in the TCP/IP Offload Engine, or TOE, which accelerates TCP/IP protocol processing by the computer system by running the protocol on the TOE itself - offloading the work from the computer’s motherboard. Antares also had storage products, such as Small Computer Storage Interface, or SCSI, and Fibre Channel adapters, used for both attached disk drives and high performance storage area networked installations.

The TOE is particularly valuable in connection with two applications: connecting computers together for fast file transfers, such as with databases running database management software or cluster computing when the host CPU is fully utilized; and IP storage, supporting the iSCSI protocol, ultimately providing a lower cost and fault-tolerant replacement for Fibre Channel storage architectures.

We immediately recognized the need to support iSCSI and opened discussions with several software companies to provide that functionality. On August 7, 2003, Andre Hedrick, a founder and then chief executive officer of PyX, approached us at the LinuxWorld trade show in San Francisco expressing an interest in combining his iSCSI products with our TOE. We passed the PyX contact and product information on to our engineering group.

During the fourth quarter of 2003, PyX was given several of our TOE products in order to write software drivers that would interface with Linux workstations.

In the first quarter of 2004, Mr. Hedrick gave us a demonstration of the iSCSI target and initiator software products. PyX was excited about our TOE product because it was the only multi-port product available, and highlighted the benefits of PyX’s port aggregation feature, which allows the user to combine both Gigabit Ethernet ports for combined functionality, and failover and error recovery features that detect fatal errors on one port and quickly re-route to the other port.

On April 23, 2004, Mr. Hedrick met with our engineering, sales and marketing groups for a training session and we had preliminary discussions regarding a joint marketing effort. We discussed and agreed to move forward with a joint marketing effort based on several factors, including the low cost of initial research and development, the anticipated quick time to market a joint product, and the benefits associated with joint sales materials and demonstrations.

On April 30, 2004, Chris Short joined PyX as vice president of sales and marketing. Mr. Short met with Dan Grey, our then Senior Vice President of Sales & Marketing and currently our President and Chief Executive Officer, to negotiate terms of a reseller agreement.

On May 5, 2004, Mr. Short met with Yee-Ling Chin, our Vice President, Marketing, and together they developed data sheets and other marketing materials in preparation for the Network World InterOp trade show in Las Vegas, Nevada.

On May 11, 2004, PyX demonstrated a complete fault tolerant target/initiator system in our booth at the Network World InterOp trade show. In addition, we also issued a joint press release highlighting the results of the Las Vegas demonstration and the availability of iSCSI products.

On June 22, 2004, PyX demonstrated a complete fault tolerant target/initiator system in our booth at the SUPERCOMM trade show in Chicago. Approximately 40% of our new sales leads came from the combined TOE-iSCSI product.

On July 8, 2004, Bill Heye, our then President and Chief Executive Officer and David Brunton, our Chief Financial Officer, initiated preliminary discussions with Mr. Hedrick regarding the possible acquisition of PyX by us, our valuation, and the potential strengths of the combined company. After several meetings during July, PyX chose to continue to grow independently and without outside funding.

On August 5, 2004, PyX demonstrated a complete fault tolerant target/initiator system in our booth at the LinuxWorld trade show in San Francisco.

On September 1, 2004, we and PyX signed an OEM agreement allowing us to resell the full PyX product-line in combination with our TOE adapter.

In December 2004, we started our first joint TOE-iSCSI advertising campaign in InfoStor, a leading storage magazine, entitled “Have You Been Chasing the Wrong Target?”

On December 14, 2004, we issued a press release announcing the first shipment of the combined TOE-iSCSI product.

Also in December 2004, Messrs. Brunton and Hedrick met on several occasions to again discuss a potential merger of us and PyX. Mr. Hedrick was receptive to the idea, but PyX was in the process of hiring a new Chief Executive Officer and Chief Operating Officer. We were told at that time that the new management team was set to begin working in January 2005 and would make the decision on the future of PyX.

Between January 24 and January 28, 2005, Messrs. Grey and Brunton held advanced discussions with various parties regarding a potential equity financing. These discussions included the topic of a potential acquisition of PyX by us, the need to raise up to $10 million in a private placement of either equity or convertible debt, and our desire to continue as a reseller of PyX’s iSCSI software, which would require us to raise up to $3 million through a private placement of either equity or convertible debt. All of the parties were supportive of the PyX acquisition and expressed an interest in providing all or part of the capital necessary to complete the acquisition.

On January 31, 2005, Mr. Grey met with Greg Yamamoto, PyX’s current Chief Executive Officer, to discuss PyX’s growth plans and a possible merger with us. Messrs. Grey and Yamamoto also met with other members of our management to discuss the potential merger between the companies.

During the first week of February 2005, a term sheet for the proposed merger was delivered to PyX. After negotiation, both parties mutually agreed to the terms of the merger.

In February 2005, we continued our discussions with PyX on the details of the proposed merger between us and PyX, including potential synergies, revenue growth potential, marketing position, potential product offerings and the management structure of the combined company. In light of the liquidity issues facing both companies at the time, we also discussed the necessity for an additional equity investment in the combined company. Messrs. Grey and Yamamoto decided at that time that it would be in the best interests of both companies to move forward with the merger.

On February 8, 2005, our board of directors met to approve the term sheet and instructed our management to move forward with the merger. Messrs. Grey and Brunton were tasked with responsibility of overseeing the negotiation and execution of definitive agreements relating to the merger.

On February 15, 2005, the PyX iSCSI solution was demonstrated in our booth at the LinuxWorld trade show in Boston.

In mid-February 2005, Mr. Brunton contacted certain investors and investment banks who had previously expressed an interest in providing financing to us regarding a $5 - $7 million private placement of equity to fund the proposed merger and the combined company after the merger. AIGH Investment Partners was selected as the lead investor in the proposed private placement.

In late February 2005, we delivered the first draft of the merger agreement to PyX and its counsel. During February and March 2005, additional meetings and conference calls were held to discuss open issues and to conduct further legal, business, accounting and financial due diligence. During this time, our management team and legal and financial advisors continued to analyze the business, legal and regulatory issues arising from a potential merger of us and PyX. In addition, our management team and advisors met with PyX’s management team and advisors to analyze in detail the potential synergies and the near- and long-term value creation that would result from a strategic merger of the two companies.

In February 2005, Mr. Brunton arranged for PyX to move into office space adjacent to our offices, rent-free until the merger was completed.

On March 8, 2005, the PyX iSCSI solution was demonstrated in our booth at the Embedded Systems Conference in San Francisco.

In early March 2005, Mr. Brunton selected Houlihan Lokey to render a fairness opinion as to the purchase price that we proposed to pay for PyX. During the next three weeks, the team from Houlihan Lokey met with the management teams from both companies and performed due diligence on the companies and the transaction in connection with their valuation services.

On March 22, 2005, we held a telephonic meeting of our board of directors to review the results of the Houlihan Lokey investigation. Houlihan Lokey presented the results of their investigation and answered the questions of our board of directors. Houlihan Lokey also determined that the price to be paid by us for PyX was reasonable and fair.   Our legal counsel reviewed with our board of directors the terms of the proposed final drafts of the merger agreement and related documents and the corporate actions required to approve the merger. Our board of directors then unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and agreed to recommend to our stockholders the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement.

On March 28, 2005, we and PyX signed the merger agreement. On the same day, a press release announcing the merger was released and filed on a Form 8-K with the Securities and Exchange Commission.

In the March issue of Embedded Computing Design magazine, an article co-authored by us and PyX was published entitled “Storage Data Transfers Across the Internet with iSCSI and Dual-Port TOE.”

On April 5, 2005, AIGH’s legal counsel delivered the initial private placement term sheet to us and our legal counsel. After negotiation, the revised private placement term sheet was signed on April 11, 2005.

On April 11, 2005, we and our counsel received the initial drafts of the private placement documents from AIGH’s counsel.

On April 12, 2005, we and PyX jointly exhibited at our first storage-only trade show, Storage Network World, in Phoenix, Arizona. PyX distributed a joint white paper with Neterion and Force 10 highlighting the world’s record for iSCSI performance on a 10 Gigabit network.

On April 15, 2005, we held a telephonic meeting of our board of directors to review and approve the term sheet relating to the private placement regarding raising $5 - $7 million through the sale of shares of our common stock and the issuance of warrants to purchase shares of our common stock. Our board of directors then unanimously approved and adopted the agreement and agreed to recommend to our stockholders the adoption of the unit subscription agreement and the approval of the issuance of shares of our common stock and warrants to purchase shares of our common stock to the purchasers in the private placement.

On May 4, 2005 after negotiations, the agreed upon private placement documents were executed by our officers and the purchasers.

Reasons for the Merger and the Private Placement

In reaching its decision to approve the merger and the private placement and to recommend approval of the merger agreement and issuance of shares of our common stock in connection with the merger and the private placement by our stockholders, our board of directors consulted with our management team and advisors and independently considered the proposed merger agreement, the unit subscription agreement, and the transactions contemplated by such agreements.

Our board of directors considered the following factors as reasons that the merger and the private placement will be beneficial to us and our stockholders.

The Merger

Prior to approving the merger, our board of directors considered various alternative ways to grow our business. After such consideration, our board of directors concluded that the merger presented the best course of action for us at this time.

The material factors considered by our board of directors in making its determination to pursue the merger included the following:

1.	whether the combination of our existing solutions with PyX’s Internet Small Computer System Interface, or iSCSI, software meets a significant customer need;

2.	whether the combined company will be in the best position to capture market share as iSCSI technology is adopted in the marketplace; and

3.	whether our products with PyX’s products will increase their respective functionality.

The Private Placement

Prior to approving the private placement, our board of directors considered various alternatives to the private placement. After such consideration, our board of directors concluded that the private placement, in connection with the merger, presented the best course of action for us at this time.

The material factors considered by our board of directors in making its determination to pursue the private placement included the following:

1.	the price to be paid for the common stock by the purchasers in the private placement;

2.	limited sources of capital for companies in SBE’s financial position; and

3.	our immediate need for additional capital to develop PyX’s iSCSI software solutions in order to enhance SBE’s future revenues.

Factors Relevant to the Merger and the Private Placement

In the course of its deliberations, our board of directors reviewed a number of other factors relevant to the transactions with our management. In particular, our board of directors considered, among other things:

1.	information relating to the business, assets, management, competitive position and operating performance of PyX, including the prospects of SBE if it were to continue without acquiring PyX;

2.
the financial presentation of Houlihan Lokey, including its opinion described under “Opinion of Our Financial Advisor” on page 22, to the effect that, as of the date of the opinion, the merger consideration is fair to our stockholders from a financial point of view; and

3.
our need following the transactions for capital to develop the iSCSI software solutions, fund the costs associated with merger and provide sufficient operating capital to support our operations for the near term.

Recommendation of Our Board of Directors

At its meetings held on March 22, 2005 and April 14, 2005, our board of directors (1) determined that the merger, the private placement, the merger agreement and the unit subscription agreement are fair to and in the best interests of us and our stockholders and (2) determined to recommend that our stockholders approve the proposals related to the transactions. Accordingly, our board of directors recommends that our stockholders vote FOR the merger, the merger agreement, the unit subscription agreement and the issuance of shares of our common stock to the PyX shareholders in connection with the merger and to the purchasers in connection with the private placement.

In connection with the foregoing actions, our board of directors consulted with our management team, as well as our financial advisor and legal counsel, and considered the following material factors:

1.	all the reasons described above under “Reasons for the Merger and the Private Placement”;

2.	the judgment, advice and analyses of our senior management, including their favorable recommendation of the merger and the private placement;

3.	alternatives to the merger and the private placement;

4.
the presentations by and discussions with our senior management and representatives of our counsel and Houlihan Lokey regarding the terms and conditions of the unit subscription agreement and the private placement;

5.	the presentations by and discussions with our senior management and representatives of our counsel regarding the terms and conditions of the merger agreement and the merger;

6.
that while the merger and the private placement are likely to be completed, there are risks associated with completing the transactions and, as a result of conditions to the completion of the transactions, it is possible that the transactions may not be completed even if approved by our stockholders and PyX’s shareholders; and

7.	the risk that the synergies and benefits sought in the merger might not be fully achieved or achieved at all.

Our board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. Our board of directors relied on the analysis, experience, expertise and recommendation of our management team with respect to each of the transactions and relied on Houlihan Lokey, our financial advisor, for analyses of the financial terms of the merger. See “Opinion of Our Financial Advisor” on page 22.

In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with our management team and legal, financial and accounting advisors. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable and to support its determination. However, the general view of our board of directors was that factors 6 and 7 described above were uncertainties, risks or drawbacks relating to the transactions, but that the other reasons and factors described above were generally considered favorable.

Opinion of Our Financial Advisor

The full text of the written opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered, limitations on and qualifications made by Houlihan Lokey in its review, is set forth as Annex A to this proxy statement and is incorporated herein by reference. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are urged to read carefully Houlihan Lokey’s written opinion in its entirety.

Overview

Our board of directors retained Houlihan Lokey to render a written opinion as to the fairness to us, from a financial point of view, of the consideration to be paid by us in connection with the merger. Houlihan Lokey is a nationally recognized investment banking firm that is frequently engaged to provide financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. Our board of directors chose to retain Houlihan Lokey based upon their experience in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions. Houlihan Lokey has no material prior relationship with us or our affiliates.

Houlihan Lokey's opinion to our board of directors addresses only the fairness of the merger to our stockholders from a financial point of view. Their opinion does not address the underlying business decision to effect the merger or our board of director’s decision to recommend the merger or the merger agreement to our stockholders; nor does it constitute a recommendation to our stockholders as to how to vote with respect to the merger. Houlihan Lokey has no obligation to update or reaffirm its opinion. However, Houlihan Lokey may render updates or bringdowns of its opinion if reasonably requested by us prior to the completion of the merger. Houlihan Lokey did not, and was not requested by our board of directors, us or any other person to make any recommendations as to the form or amount of consideration to be paid by us in connection with the merger. Furthermore, Houlihan Lokey did not negotiate any portion of the merger agreement or the merger, initiate any discussions with third parties with respect to the merger or advise our board of directors with respect to alternatives to the merger.

As compensation for its services in connection with the merger, we agreed to pay Houlihan Lokey a fee of $135,000, in addition to reimbursement of their reasonable out-of-pocket expenses. To the extent that we request Houlihan Lokey to render updates or bringdowns of its opinion beyond May 31, 2005, we agreed to pay Houlihan Lokey a fee of $25,000 per month until the merger is completed. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the merger, the private placement or the conclusions reached in Houlihan Lokey’s opinion. We have also agreed to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents, representatives, advisors and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Indemnified Parties, to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to Houlihan Lokey’s engagement by our board of directors, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the engagement, the opinion, or any transaction or proposed transaction.

In arriving at its fairness opinion, Houlihan Lokey performed, among other things, the following:

1.
reviewed our Annual Report on Form 10-K for the fiscal year ended October 31, 2004, and our quarterly report on Form 10-Q for the first quarter ended January 31, 2005, which our management has identified as being the most current financial statements available;

2.	reviewed PyX’s unaudited financial statements for the fiscal years ended December 31, 2003 and 2004 and interim financial statements for the two-month period ended February 28, 2005;

3.	reviewed copies of the following agreements:

•	the Term Sheet between us and PyX, dated February 7, 2005;

•	the Agreement and Plan of Merger and Reorganization between us and PyX, dated March 28, 2005;

•	the Form of Shareholder Agreement between us and the shareholders of PyX;

•	the Form of Noncompetition Agreement;

•	the Form of General Release;

•	the Form of Affiliate Agreement;

•	the Form of Escrow Agreement;

•	the Disclosure Schedule of PyX, dated March 28, 2005.

4.	reviewed the form of legal opinion of Orrick, Herrington & Sutcliffe LLP, dated March 28, 2005;

5.
met with certain members of the senior management of PyX and us to discuss the operations, financial condition, future prospects and projected operations and performance of PyX and us, and met with representatives of our legal counsel to discuss certain matters;

6.	visited our facilities and business offices;

7.	reviewed forecasts and projections prepared by our management with respect to us on a stand-alone basis and in combination with PyX for the fiscal years ended October 31, 2005 and 2006;

8.	reviewed the historical market prices and trading volume for our publicly-traded securities;

9.
reviewed certain other publicly-available financial data for certain companies that Houlihan Lokey deemed comparable to us and PyX, and publicly-available prices and premiums paid in other transactions that they considered similar to the merger; and

10.	conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Analyses

Houlihan Lokey used several methodologies to assess the fairness of the consideration to be paid by us in connection with the merger, from a financial point of view. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of their opinion, which is attached as Annex A to this proxy statement and incorporated herein by reference.

Houlihan Lokey performed each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies, the accessibility of comparable privately-held companies, data from recent financings, the accessibility of comparable publicly-traded companies and the availability of forecasts from our management. Further, no one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the aforementioned methodologies in arriving at its conclusions.

Valuation of PyX

Houlihan Lokey performed the following analyses in order to determine the value of the equity of PyX:

Private Financing Methodology

The private financing methodology considered pre-money valuations of publicly-disclosed private financings of comparable private companies to derive a value for PyX. The private financings selected included first and second rounds of funding. Houlihan Lokey considers PyX to be a company that, if venture backed, would be at a stage between a first and second round.

The pre-money valuations of the private financings selected exhibited a range of $7.0 million to $17.4 million with a median and mean of $8.8 million and $10.4 million, respectively. Furthermore, median pre-money valuations for first- and second-round financings for all disclosed venture-financed deals in 2004 were approximately $5.1 million and $12.1 million, respectively.

Based on the private financing methodology, Houlihan Lokey selected a range of value for the PyX business of $7.0 million to $12.0 million, on a controlling interest basis.

Previous PyX Financing

PyX completed a round of financing in January 2005 in which they raised money from investors, including two incoming key members of their senior management, at a post-money valuation of $10.0 million, which equates to $1.00 per share on a fully-diluted basis. Since the time of the financing, the two members of senior management that participated in the financing have begun employment with PyX, and PyX has further developed its products, customer pipeline and sales process.

Determination of Equity Value

As set forth above, Houlihan Lokey determined the value of the PyX business using the private financing methodology and the previous PyX financing. These valuation indications are summarized as follows:

Enterprise Value Indication from Operations

UMarket ApproachU	Low		High
		(figures in thousands)
Private Financing Methodology	$7,000	--	$12,000
Previous PyX Financing	$10,000	--	$10,000

Concluded Enterprise Value	$7,000	--	$12,000
Concluded Equity Value	$7,000	--	$12,000

Based upon the aforementioned analyses, Houlihan Lokey selected a range of value for the PyX business of approximately $7.0 million to $12.0 million.

Houlihan Lokey considered the aforementioned analyses as a whole and did not weight any one analyses more or less than any other of its analyses. Accordingly, Houlihan Lokey arrived at its range of equity value based upon all of the aforementioned analyses.

Valuation of SBE

Houlihan Lokey performed the following analyses in order to determine our fundamental value per share:

Multiple of Income and Cash Flow Measures - Market Multiple Methodology.

Houlihan Lokey reviewed certain financial information of comparable publicly-traded companies engaged in the sale of solutions for the embedded systems marketplace. These publicly-traded comparable companies were selected solely by Houlihan Lokey, and Houlihan Lokey deemed the selected companies to be reasonably comparable to us. The comparable companies included: Adaptec, Inc., Interphase Corporation, Performance Technologies, Inc., RadiSys Corporation and SBS Technologies, Inc. Houlihan Lokey calculated and considered certain financial ratios of the comparable companies based on the most recent publicly-available information, including the multiples of:

•
enterprise value, or EV, which is the market value of equity, or MVE, of the comparable company, plus all interest-bearing debt, less cash and cash equivalents, to our latest 12 months, or LTM, of revenues;

•	EV to estimated calendar year 2005 revenues;

•	EV to estimated calendar year 2006 revenues;

The analysis showed that the multiples exhibited by the comparable public companies, as of March 9, 2005, were as follows:

EV / Revenues
	LTM	CY05	CY06
Selected Comparables
Performance Technologies, Inc.	1.75x	1.59x	1.39x
Radisys Corporation	0.99x	0.92x	0.79x
Adaptec, Inc.	0.94x	0.85x	0.76x
SBS Technologies, Inc.	0.93x	0.83x	0.72x
Interphase Corporation	0.71x	NA	NA

Houlihan Lokey determined that LTM, calendar year 2005 and calendar year 2006 revenues should be considered given the growth prospects and profitability levels of our business.

The EV/LTM revenue multiples had a range of 0.71 to 1.75 with a median and mean of 0.94 and 1.06, respectively. The EV/calendar year 2005 revenue multiples had a range of 0.83 to 1.59 with a median and mean of 0.89 and 1.05, respectively. The EV/calendar year 2006 revenue multiples had a range of 0.72 to 1.39 with a median and mean of 0.78 and 0.92, respectively.

Houlihan Lokey derived indications of the value of our business by applying selected revenue multiples to our LTM, calendar year 2005, calendar year 2006, low case scenario, and calendar year 2006, high case scenario, revenues.

The indications of the value of our business based on selected multiples from comparable public companies ranged from approximately $11.1 million to approximately $15.6 million.

Houlihan Lokey also analyzed the market multiples as of March 24, 2005 and observed that the comparable companies had generally traded down. Performance Technologies, Inc., in particular, traded down 22.0%, but had a company-specific negative announcement on March 8, 2005.

Determinations of Equity Value and Resulting Per Share Value

As set forth above, Houlihan Lokey determined the value of our business using the multiple of income and cash flow measures methodology. These valuation indications are summarized as follows:

	(figures in thousands, except per share values)
Enterprise Value Indication from Operations

UFundamental Valuation of SBE	ULow	UHigh

Market Multiple Methodology	$11,100	$15,600

Enterprise Value from Operations using Market Approach	$11,100	$15,600
Add: Excess Cash (1)	--	--
Less: Total Debt	$172	$172
Aggregate Equity Value of Minority Interests	$10,928	$15,428

Primary Shares Outstanding	5,200	5,200
Dilutive Effect of Options	359	495
Diluted Shares Outstanding	5,559	5,694

Per Share Value - Indication from Fundamental Valuation of SBE	$1.97	$2.71

(1)	Cash of $1.56 million as of January 31, 2005, is expected to be used to fund operating losses and therefore was not included in the equity value of SBE.

Based upon the aforementioned analysis, Houlihan Lokey selected a range of value for our business of approximately $11.1 million to approximately $15.6 million. Houlihan Lokey then made certain adjustments to the range of the selected enterprise values to determine our equity value. Such adjustments included subtracting our debt of approximately $0.172 million. This resulted in an equity value with a range of $10.9 million to $15.4 million or approximately $1.97 to $2.71 per share, on a minority interest basis.

Public Market Pricing

Houlihan Lokey reviewed the historical market prices and trading volume for our common stock and reviewed news articles and press releases relating to us and the industry in which we operate. Houlihan Lokey analyzed the closing price of our common stock as of March 9, 2005, which was $3.29 per share, and the 20-day average price of our common stock as of March 9, 2005, which was $3.03. Houlihan Lokey also analyzed the closing price of our common stock as of March 24, 2005, which was $3.15 per share, and the 20-day average price of our common stock as of March 24, 2005, which was $3.20. Finally, Houlihan Lokey analyzed the closing price of our common stock for other historical periods.

Houlihan Lokey considered the aforementioned analyses as a whole and did not weight any one analyses more or less than any other of its analyses. Accordingly, Houlihan Lokey arrived at its range of equity values based upon all of the aforementioned analyses.

Determination of Fairness
	(in thousands)
	Low		High
Concluded Equity Value of PyX	$7,000		$12,000

Consideration Paid for PyX - Based on SBE Public Share Price (1)		$10,500
Consideration Paid for PyX - Based on SBE Public Share Price (2)		$11,100

Consideration Paid for PyX - Based on Fundamental SBE Valuation	$6,500	--	$9,000

(1) Using the 20-Day Average Stock Price of $3.03 as of March 9, 2005.
(2) Using the 20-Day Average Stock Price of $3.20 as of March 24, 2005.

After determining our equity value and price per share, Houlihan Lokey noted that the consideration to be paid by us in connection with the merger is fair to us from a financial point of view.

Conclusion

Houlihan Lokey delivered a written opinion, dated March 28, 2005, to our board of directors stating that, as of that date, based on and subject to the assumptions made, matters considered, limitations on and qualifications made by Houlihan Lokey in its review, the consideration of 2,561,050 shares of our common stock and the assumption of options to purchase 2,038,950 shares of our common stock issued to employees of PyX, was fair to us from a financial point of view. In connection with its review, Houlihan Lokey considered financial projections prepared by our management. The financial projections did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operation, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections provided to Houlihan Lokey are not necessarily indicative of our future results.

Houlihan Lokey’s opinion is based on the business, economic, market and other conditions, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance as they existed as of March 28, 2005, and on our financial projections provided to Houlihan Lokey. Subsequent events that could affect the conclusions set forth in the opinion include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of PyX or us. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial and other information provided to them, including the financial projections, was reasonably prepared and reflected the best currently available estimates of our financial results and condition; that no material change had occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion; and that there were no facts or information regarding us that would cause the information supplied to Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to us and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties, assets or liabilities of us or PyX.

Houlihan Lokey was not asked to opine and does not express any opinion as to:

•	the tax or legal consequences of the merger;

•	the net realizable value of our common stock or the prices at which our common stock may trade;

•	the private placement; and

•	the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

No limitations were imposed by our board of directors upon Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering its opinion.

The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of the fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the analyses and summary set forth in this proxy statement must be considered as a whole and that selecting portions of the analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to us, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by the analyses. Additionally, analyses relating to the value of our businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Regulatory Approvals Relating to the Transactions

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger and private placement, other than the filing of (1) a certificate of merger with the Secretary of State of the State of California, (2) this proxy statement with the SEC and (3) compliance with all applicable state securities laws regarding the offering and issuance of the shares in connection with the transactions. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights Relating to the Transactions

Our stockholders are not entitled to exercise dissenters’ rights in connection with the merger or the private placement.

Interests of Certain Persons in the Transactions
Mr. Ignacio C. Munio, our Vice President, Engineering, beneficially owns 25,000 shares of PyX common stock and as a result will be entitled to receive 11,500 shares of our common stock in connection with the merger. In addition to the shares of our common stock that Mr. Munio will receive in connection in with the merger, he currently beneficially owns 299,825 shares of our common stock, or approximately 5.7% of the outstanding shares of our common stock based on the number of shares outstanding on June 9, 2005. After consummation of the transactions, Mr. Munio will beneficially own 2.9% of the outstanding shares of our common stock, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants.

Mr. Greg Yamamoto, currently the Chief Executive Officer of PyX, beneficially owns 200,000 shares of PyX common stock and options to purchase up to an additional 750,000 shares of PyX common stock. As a result of the merger, Mr. Yamamoto will be entitled to receive 92,000 shares of our common stock and options to purchase up to an additional 345,000 shares of our common stock, representing approximately 8.3% of the outstanding shares of our common stock, assuming the exercise in full of all of the options, based on the number of shares outstanding on June 9, 2005. In addition, Mr. Yamamoto is investing $200,000 in the private placement and, assuming a purchase price per share of $2.00, will receive 100,000 shares of our common stock and a warrant to purchase up to an additional 50,000 shares of our common stock. After consummation of the merger and the private placement, Mr. Yamamoto will beneficially own 5.6% of the outstanding shares of our common stock, assuming exercise of all options and warrants to purchase shares of our common stock, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants, other than the exercise of the stock options and warrants issued to Mr. Yamamoto. In addition, Mr. Yamamoto is investing an additional $100,000 in the private placement on behalf of his two minor children, Melanie Yamamoto and Nicholas Yamamoto, and, assuming an purchase price per share of $2.00, each child will receive 25,000 shares of our common stock and a warrant to purchase up to an additional 12,500 shares of our common stock.

PROPOSAL 1

APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND
THE ISSUANCE OF SHARES OF OUR COMMON STOCK AND ASSUMPTION OF OPTIONS TO
PURCHASE SHARES OF OUR COMMON STOCK IN THE MERGER

General

The merger agreement provides that, subject to satisfaction of certain conditions, PyX will be merged with and into our newly-formed, wholly-owned subsidiary, PyX Acquisition Sub, LLC, referred to in this proxy statement as Merger Sub, and that following the merger, PyX will cease to exist as a separate entity and we will continue as sole member of Merger Sub, the surviving entity in the merger. When the merger occurs:

•
the issued and outstanding shares of PyX common stock will be converted into the right to receive an aggregate of 2,561,050 shares of our common stock, or approximately 49% of the outstanding shares of our common stock based on the number of shares outstanding on June 9, 2005 and 24.6% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants; and

•
the issued and outstanding options to purchase shares of PyX common stock will be assumed by us and converted into the right to receive an aggregate of 2,038,950 shares of our common stock upon exercise of the underlying options, or approximately 38.8% of the outstanding shares of our common stock based on the number of shares outstanding on June 9, 2005 and 19.6% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants. The options will be subject to the same terms and conditions as were in place prior to the merger.

We entered into the merger agreement with PyX on March 28, 2005. The merger agreement is attached to this proxy statement as Annex B. You should read the merger agreement carefully. It is the agreement that governs the terms of the merger. The following information summarizes the terms of the merger agreement.

Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place as soon as practicable and no later than two business days after the last condition precedent to closing has been satisfied or waived. Concurrently with the closing, we will file a certificate of merger and all other necessary documents with the Secretary of State of the State of California to complete the merger. The merger will become effective at the time the certificate of merger has been accepted by the Secretary of State, or at another time as the parties may agree, which will be specified in the certificate.

Completion of the merger could be delayed if there is a delay in satisfying the closing conditions to the merger. There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the parties will complete the merger at all. If the merger is not completed on or before July 31, 2005, either we or PyX may terminate the merger agreement, except that a party may not terminate the merger agreement if that party’s failure to fulfill any of its obligations under the merger agreement was the cause of the merger not being completed by that date.

Treatment of Stock Options

At the effective time of the merger, each outstanding option granted by PyX to purchase shares of PyX common stock will be converted into an option to acquire shares of our common stock and will be subject to the same terms and conditions as the PyX stock option had before the effective time of the merger. The number of shares of our common stock that will be subject to the new stock option exercise price per share of our common stock issuable upon exercise of the new option will reflect the exchange ratio in the merger. We expect the exercise price of the assumed options will be approximately $2.17 per share of our common stock issuable upon exercise of the assumed options.

The stock options granted to the PyX employees are subject to change of control provisions that provide for full acceleration of the vesting on their options in the event that either their employment is terminated without cause or they resign for good reason after the change in control takes place. Because the merger constitutes a change of control under the agreements governing these options, and because we are assuming these options upon the same terms and conditions as were in place immediately prior to the merger, if any of these employees are terminated without cause or resign for good reason following the merger, these options will become fully vested and immediately exercisable by the affected employee.

Surrender and Exchange of Share Certificates

As soon as reasonably practicable after the effective time of the merger, but in any event no more than two business days thereafter, we or our agent will send to the PyX shareholders, other than the shareholders who are party to the merger agreement (referred to in this proxy statement as the signing shareholders), transmittal materials containing instructions on how to exchange of their stock certificates representing shares of PyX common stock for certificates representing shares of our common stock that are payable to them in connection with the merger. Upon surrender to us or our agent of their stock certificate or certificates representing the shares of PyX common stock held immediately prior to the merger, and the acceptance of such certificate or certificates by us or our agent in accordance with the instructions to be provided by us or our agent, the PyX shareholders will receive that number of shares of our common stock equal to the number of shares of PyX common stock held immediately prior to the merger multiplied by the exchange rate of 0.46, less that shareholder’s pro rata portion of the escrow which, as stated below, consists of 460,000 shares of our common stock. PyX shareholders that fail to exchange their stock certificates will not be entitled to receive any dividends or other distributions payable by us after the closing until their certificates are surrendered.

We will not issue any fractional shares in the merger. In lieu of fractional shares, PyX shareholders will receive a cash payment equal to the fractional share amount multiplied by the average closing sale price of a share of our common stock, as reported on the Nasdaq SmallCap market, for each of the 10 consecutive trading days immediately preceding the closing date of the merger.

Escrow

At the effective time of the merger, 460,000 shares, or 17.96% of the aggregate number of our shares of common stock to be issued to the PyX shareholders at the effective time, will be placed into an escrow account to satisfy the PyX shareholders’ indemnification obligations relating to breaches of representations, warranties and covenants made in the merger agreement, as described below under “Representations and Warranties.” However, our ability to make a claim against the shares placed in escrow for any damages we incur as a result of such breach will be limited to claims made within the first year after the closing of the merger. If no claims are made within that one-year period, the shares of common stock held in escrow will be distributed on a pro rata basis to the PyX shareholders.

Representations and Warranties

The merger agreement contains customary representations and warranties made by PyX and the signing shareholders to SBE and Merger Sub and by SBE and Merger Sub to PyX and the signing shareholders for purposes of allocating the risks associated with the merger. The assertions embodied in the representations and warranties made by PyX and the signing shareholders are qualified by information set forth in a confidential disclosure schedule that was delivered in connection with the execution of the merger agreement. While we do not believe that the disclosure schedule contains information that securities laws require us to publicly disclose, other than information that is being disclosed in this proxy statement, the disclosure schedule may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the disclosure schedule PyX delivered to us at signing and which may not be delivered to us until the closing date of the merger.

The representations and warranties in the merger agreement include, among other things:

•	the organization, qualification and good standing of each of us, Merger Sub and PyX;

•	capitalization;

•	the accuracy of each of our and PyX’s financial statements;

•	PyX and our authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	the vote required to approve the merger by our stockholders and PyX’s shareholders;

•	the absence of conflicts, violations or defaults under each party’s organizational documents, applicable laws and material agreements;

•	the absence of litigation matters involving the assets of the parties or that may have the effect of interfering with the merger; and

•	finders’ or advisors’ fees.

In addition, the merger agreement contains additional representations and warranties by PyX and the signing shareholders to us and Merger Sub as to certain other matters, including:

•	the accuracy of PyX’s books and records;

•	the absence of certain changes since February 28, 2005;

•	title to, and absence of liens and encumbrances on, PyX’s assets;

•	the accuracy of information regarding accounts with financial institutions and the collectibility of PyX’s accounts receivable;

•	the condition and adequacy of PyX’s assets;

•	PyX’s intellectual property;

•	PyX’s material contracts;

•	the absence of undisclosed material liabilities of PyX;

•	compliance by PyX with applicable legal requirements;

•	governmental authorizations required in connection with the operation of PyX’s business;

•	tax matters;

•	employee benefit and labor matters;

•	environmental matters;

•	insurance; and

•	the absence of certain agreements, conflicts and/or other relationships with PyX’s officers, directors and other related parties.

All of the representations, warranties and indemnities set forth in the merger agreement survive for a period of one year following the closing of the merger, except for PyX’s representation and warranty relating to its capitalization, which survives for a period of five years following the closing of the merger, and PyX’s representation and warranty relating to legal proceedings, which survives for a period of three years following the closing of the merger.

Certain Covenants

Access to Information and Confidentiality

The merger agreement provides that PyX will, and will cause its respective officers, directors, employees, representatives and advisors to:

•	provide us with reasonable access to PyX’s representatives, personnel, assets and to all existing books, records, tax returns, work papers and other documents and information relating to PyX;

•	provide us with copies of any existing books, records, tax returns, work papers and other documents and information relating to PyX; and

•	provide us with such additional financial, operating, and other data and information regarding PyX as we may reasonably request.

Conduct of Business Prior to the Merger

PyX and the signing shareholders have agreed that during the period from the date of the merger agreement through the effective time of the merger, PyX shall:

•	conduct its business and operations in the ordinary course and in substantially the same manner as conducted prior to the date of the merger agreement;

•
use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with persons having business relationships with PyX;

•	keep in full force all identified insurance policies;

•	report to us on at least a weekly basis concerning the status of PyX’s business;

•	not take certain actions with respect to PyX’s capital stock and option plans and agreements relating to PyX’s capital stock;

•	not take any action with respect to PyX’s articles of incorporation or bylaws or become a party to an alternative business combination proposal;

•	not form any subsidiary or acquire any interest in any other entity;

•	not make capital expenditures in excess of $5,000 per month;

•	not enter into or permit PyX’s assets to become bound by, any material contract or amend, prematurely terminate or waive any material right or remedy under any material contract;

•	not acquire, lease or license any right or other asset;

•	not sell, lease or license any right or other asset;

•	waive or relinquish any right other than assets acquired, leased, licensed or disposed of pursuant to immaterial contracts;

•	not lend money or incur or guarantee any indebtedness for borrowed money;

•	not establish, adopt or amend any employee benefit plan;

•	not pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of any compensation payable to any of its directors, officers or employees;

•	not hire any new employee;

•	not change any of its methods of accounting or accounting practices in any material respect;

•	not make any tax election;

•	not commence or settle any material legal proceeding;

•	not make any payment to any third party without our consent in the event we make an extension of funds to PyX as provided below under “Extension of Funds,” on page 35; and

•	not agree or commit to take any of the above actions.

PyX Shareholder Vote

The holders of a majority of the outstanding shares of PyX common stock have already approved the merger and the merger agreement. Because one of the conditions precedent to our obligation to effect the merger is that holders of no more than 5% of the outstanding shares of PyX common stock elect to exercise their dissenters’ rights in connection with the merger, PyX and we are continuing to solicit consent from the remaining PyX shareholders. In addition, pursuant to the terms of the merger agreement, PyX has prepared and distributed a notice regarding the merger to its shareholders, including an information statement setting forth the material terms of the merger agreement and the merger. We took no part in drafting the PyX information statement, although we were given the opportunity to review and comment on the information statement prior to its distribution to the PyX shareholders.

Agreement Not to Solicit Other Offers

PyX and the signing shareholders have agreed that neither PyX nor the signing shareholders will do any of the following during the period between the signing of the merger agreement and the effective time of the merger, or until the merger agreement is terminated in the event the merger is never consummated:

•	solicit or encourage the initiation of any inquiry, proposal or offer relating to an alternative business combination proposal;

•
participate in any discussions or negotiations or enter into any agreement with, or furnish any non-public information to, any person relating to or in connection with any alternative business combination proposal; or

•	consider, entertain or accept any proposal or offer from any person relating to any alternative business combination proposal.

Public Announcements

The merger agreement provides that neither PyX nor any signing shareholder will issue any press release or make any public statement regarding the merger or the merger agreement, or the other transactions contemplated by the merger agreement, without our prior written consent. We agreed to use reasonable efforts to consult with PyX before issuing any press release or making any public statement with respect to merger.

Notification

The merger agreement provides that, prior to the effective time of the merger, the parties to the merger agreement shall promptly advise each other of:

•
the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement that could cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in the merger agreement;

•	any material breach of any covenant or obligation; and

•	any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in the merger agreement impossible or unlikely.

Employee Matters

We agreed that, on or before the effective time of the merger, we will make employment offers to certain employees of PyX on terms no less favorable than that provided to existing employees of ours who are similarly situated. Following the effective time of the merger, the time each of these employees spent employed by PyX will be treated as time spent employed by us for purposes of determining certain employee benefits, including any tax-qualified pension plan and welfare benefit plans. No employment offers have been made or determined as of the date of this proxy statement, however, one of the conditions precedent to our obligation to effect the merger is that Nick Bellinger and Andre Hedrick accept their employment offers. At the time of this proxy statement, it is our expectation that one or more of the PyX employees to whom employment offers are made will become executive officers of SBE. However, we expect that our existing management team will remain in place and will otherwise be unaffected by the merger.

Indemnification of Directors and Officers

We and PyX have agreed that the indemnification obligations existing in favor of the directors and officers of PyX, as in effect immediately prior to the effective time of the merger, shall continue in full force and effect for a period of six years after the effective time of the merger. In addition, for a period of six years after the effective time of the merger, Merger Sub will, to the fullest extent permitted under applicable law, indemnify and hold harmless those persons currently covered by the indemnification provisions currently set forth in PyX’s articles of incorporation and bylaws against all costs and expenses, judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, to the same extent currently set forth in PyX’s articles of incorporation and bylaws. In the event that Merger Sub is consolidated with or merged into another entity and is not the surviving entity of such consolidation or merger, or if Merger Sub transfers all or substantially all of its properties and assets to another person, then proper provisions will be made so that the successors and assigns, or we, will assume these indemnification obligations.

Extension of Funds

The merger agreement provides that, if the closing of the merger does not occur on or before May 15, 2005, we will extend a loan to PyX, in the amount of $50,000, on the 15PthP day of each month, commencing on May 15, 2005, and continuing until the earlier of the closing of the merger or the termination of the merger agreement. We have agreed that any loan made to PyX pursuant to this provision of the merger agreement will not, under any circumstances, be secured by the PyX source code. Such loans, if made, are expected to become due and payable six months after they are made.

Dilution

Prior to the effective time of the merger, we have agreed to refrain from granting any option, subscription right, call, warrant or other right to acquire shares of our capital stock or other securities to any new or existing employee, officer or director without first notifying PyX’s chief executive officer and giving him reasonable opportunity to consult with us regarding any such grant.

Indemnification

With certain exceptions, satisfaction of the PyX and signing shareholders’ indemnification obligation with respect to breaches of representations, warranties and covenants is limited to the shares of our common stock placed in escrow, as described above under “Escrow” on page 31 and “Representations and Warranties” on page 31, and is further limited to claims asserted on or prior to the end of the one-year period following the closing of the merger. However, the signing shareholders are personally liable for any breach of the representations and warranties relating to PyX’s capitalization and legal proceedings. The signing shareholders will receive a total of approximately 1,817,000 shares of our common stock in connection with the merger, or approximately 71% of the total number of shares paid to all of the PyX shareholders in connection with the merger. With respect to breaches of the representation and warranty relating to PyX’s legal proceedings, the signing shareholders’ liability is capped at their pro rata portion of the shares received from the escrow, or a total of approximately 326,358 shares of our common stock. All of the shares received by the signing shareholders in connection with the merger, or a total of approximately 1,817,000 shares of our common stock, are subject to their indemnification obligations with respect to breaches of the representation and warranty relating to PyX’s capitalization and breaches of certain covenants related to securities law compliance and the information statement provided to the PyX shareholders in connection with the solicitation of the PyX shareholder vote with respect to the merger agreement and merger. There is no limitation on the liability of the signing shareholders with respect to breaches involving fraud or intentional misrepresentations.

We are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the merger agreement exceed $25,000, after which, and subject to the limitations described above, we are entitled to recover such number of shares of our common stock equal to the amount of the liability divided by the average closing sale price of a share of our common stock for each of the 10 consecutive trading days immediately preceding the closing date of the merger, if the claim was made on or prior to the end of the one year period following the closing of the merger, otherwise, for the 10 consecutive trading days immediately preceding the date notice of the claim was delivered, in each case as reported on the Nasdaq SmallCap Market.

Conditions Precedent

Conditions to the Obligations of Each Party

Our obligation and the obligation of PyX to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	accuracy of the other party’s representations and warranties and compliance by the other party with their covenants;

•	approval by our stockholders of the issuance of shares of our common stock in connection with the merger;

•	execution and delivery of certain ancillary documents attached to the merger agreement as exhibits;

•	receipt of an officer’s certificate certifying the accuracy of each party’s representations and warranties and satisfaction of certain conditions;

•	our entering into a definitive agreement with respect to the private placement;

•	absence of legal prohibitions to the completion of the merger;

•
absence of legal proceedings challenging the merger, seeking recovery of a material amount in damages or seeking to prohibit or limit the exercise of any material right with respect to our ownership of stock in Merger Sub or the PyX shareholders’ ownership of our common stock; and

•	no material adverse effect will have occurred and no circumstance exists that could reasonably be expected to have or result in a material adverse effect with respect to us or PyX.

Additional Conditions to Our Obligations

Our obligation to effect the merger is also subject to the following conditions:

•	holders of no more than 5% of the outstanding PyX common stock will have elected to exercise their dissenters’ rights in connection with the merger;

•	receipt of required consents; and

•	amendment of PyX’s current customer agreement with Pelco in a manner acceptable to us.

Material Adverse Effect

As set forth in the merger agreement, a violation or other matter will be deemed to have a “material adverse effect” on a person if the violation or other matter would have a material adverse effect on the person’s business, condition, assets, liabilities, operations, financial performance or prospects.

Termination

In addition to terminating upon mutual consent, either party may terminate the merger agreement under the following circumstances:

•
if it is reasonably determined by that party that timely satisfaction of any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has become impossible;

•
if any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has not been satisfied as of the agreed closing date; or

•	the merger has not been completed on or before July 31, 2005.

Waivers

Any provision of the merger agreement may be waived if the waiver is duly executed and delivered by the party against whom the waiver is to be effective and will only be applicable in the specific instance in which it is given.

Amendments

     Any provision of the merger agreement may be amended if the amendment is duly executed and delivered by all of the parties to the merger agreement.

Fees and Expenses

We and PyX will each pay our own respective fees, costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including all fees and expenses incurred in connection with:

•	our investigation and review conducted with respect to PyX’s business;

•	the negotiation, preparation and review of the merger agreement and ancillary agreements delivered or to be delivered in connection with the transactions contemplated by the merger agreement;

•
the preparation and submission of any filing or notice required to be made or given in connection with, and the obtaining of any consent required by, any of the transactions contemplated by the merger agreement;

•	our preparation and audit of the PyX’s financial statements; and

•	the consummation of the merger.

Accounting Treatment of the Merger

The merger will be accounted for by us under the purchase method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by us in connection with the merger, together with the direct costs of the merger, will be allocated to PyX’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities of PyX will be consolidated into our assets and liabilities as of the effective date of the merger. The stock options issued to the former holders of options to purchase shares of PyX common stock will be assumed by us and accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the stock and the exercise price of the option.

Shareholder Agreement

At or prior to the closing of the merger, we will enter into the shareholders agreement with the PyX shareholders who will receive shares of our common stock in the merger. The shareholder agreement is the agreement that governs the terms under which we have agreed to register for resale the shares of our common stock to be issued to these shareholders with the SEC.

Registration Rights

We have agreed to use our best efforts file a registration statement with the SEC within 90 days after the closing date of the merger registering the resale of such shares of our common stock from time to time by these shareholders, and to cause the registration statement to become effective within 120 days following the closing date. Once effective, the registration statement will permit these shareholders to sell the shares of our common stock issued to them in connection with the merger from time to time using the methods of distribution to be described in the registration statement. However, the shareholder agreement also provides that, with respect to 95% of the shares of our common stock to be received by such shareholders in connection with the merger, no sales will be made until one year after the effective time of the merger. We have also agreed not to have any other registration statements filed with the SEC with respect to the issuance or resale of shares of our capital stock (other than a registration statement on Form S-8 registering for resale shares of our common stock issued pursuant to an equity compensation plan or arrangement) declared effective unless the registration statement with respect to the shares to be issued in connection with the merger has also been declared effective. We expect to register these shares for resale concurrently with those issued in connection with the private placement. The shareholder agreement also contains customary obligations and indemnity provisions on the part of us and the PyX shareholders relating to the registration process, and provides that we will pay the expenses incurred by us in any registration pursuant to the shareholders agreement.

Voting Agreement

Certain members of our management are party to a voting agreement, dated May 4, 2005, pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock in favor of proposals 1 and 2 and any other matter necessary to effect the transactions. The form of voting agreement is attached to this proxy statement as Annex D. You should read the voting agreement carefully. It is the agreement that governs the terms under which our management team has agreed to vote in favor of the transactions. The shares subject to the voting agreement represent approximately 3.2% of the outstanding shares of our common stock, based on the number of shares outstanding on April 29, 2005.

Past Contacts, Transactions or Negotiations

Other than as described in the “Background of the Merger and the Private Placement,” we and PyX have not had any past material contacts, transactions or negotiations.

Recommendation of our Board of Directors

Our board of directors recommends that our stockholders vote FOR the merger, the merger agreement, the issuance of shares of our common stock to the PyX shareholders and the assumption of options to purchase shares of our common stock in the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the historical per share information of us and PyX and the combined per share data on an unaudited pro forma basis after giving effect to the merger, as well as the issuance of the common stock in the private placement. Also presented is PyX’s equivalent pro forma per share data for one share of PyX common stock. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

The unaudited pro forma combined per share information combines the financial information of us for the six-month period ended April 30, 2005 with the financial information of PyX for the six-month period ended March 31, 2005 and for our fiscal year ended October 31, 2004 and the PyX fiscal year ended December 31, 2004, assuming the merger and the private placement had occurred on the first day of the respective periods.

Historical book value per common share for us is computed by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at April 30, 2005 and for PyX by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at March 31, 2005. Our unaudited pro forma combined per share data is derived from the unaudited pro forma combined financial statements that are included elsewhere in this proxy statement. The PyX equivalent pro forma per share data is calculated by applying the exchange ratio of PyX common shares to our common shares received.

	Six-Month Period Ended April 30, 2005 (SBE) of March 31, 2005 (PyX)	Year Ended October 31, 2004 (SBE) or December 31, 2004(PyX)
	(Unaudited)
SBE Historical Per Share Data:
Basic and diluted net loss per common share	$(0.15)	$(0.33)
Book value per common share	$0.75	$0.83
PyX Historical Per Share Data:
Basic and diluted net loss per share	$(0.03)	$(0.05)
Book value (deficiency) per common share	$(0.00)	$(0.04)
SBE Pro Forma Combined:
Basic and diluted net loss per common share	$(0.25)	$(0.53)
Book value per share	$1.11	$1.11
PyX Equivalent Pro Forma Combined:
Basic and diluted net loss per common share	$(0.07)	$(0.11)
Book value per share	$(0.00)	$0.00

Our common stock is listed on the Nasdaq SmallCap Market, under the symbol “SBEI.” For the periods indicated, the following table sets forth the high and low per share closing prices for our common stock as reported by The Nasdaq SmallCap Market through the close of business on April 30, 2005.

	High	Low
Fiscal 2004
First Quarter	$$8.50	$$5.52
(ended January 31, 2004)
Second Quarter	7.38	3.63
(ended April 30, 2004)
Third Quarter	4.40	2.81
(ended July 31, 2004)
Fourth Quarter	4.10	2.54
(ended October 31, 2004)
Fiscal 2005	5.09	2.89
First Quarter
(ended January 31, 2005)	3.79	2.57
Second Quarter
(ended April 30, 2005)	3.55	2.30

The closing sale price for our common stock on the Nasdaq SmallCap Market on March 24, 2005, the last full trading day prior to the public announcement of the merger, was $3.15, and on May 11, 2005, was 2.51. There are no restrictions on our ability to pay dividends; however, it is currently the intention of our Board of Directors to retain all earnings, if any, for use in our business and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend, among other factors, upon our earnings, capital requirements, operating results and financial condition.

No active trading or public market exists for PyX common stock. The shares of PyX common stock are not listed on any exchange and are not traded in the over-the-counter market. As of June 9, 2005, the record date, there were 14 stockholders of record who held shares of PyX common stock. PyX has never paid any cash dividends on its common stock.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF SBE

	SBE, Inc. Unaudited Pro Forma Consolidated Balance Sheet)
	April 30, 2005	March 31, 2005
	Historical	Historical			Combined
	SBE	PyX	Adjustments		As Adjusted
	(in thousands
ASSETS
Current assets:
Cash and cash equivalents	$1,221	$79	$4,800	a	$6,100
Trade accounts receivable, net	1,599	15			1,614
Inventories	1,474	--			1,474
Other	262	--			262
Total current assets	4,556	94	4,800		9,450

Property and equipment, net	392	20			412
Capitalized software, net	149	--			149
Intellectual property, net	--	--	9,987	b	9,987
Other	288	85			373
Total assets	$5,385	$199	$14,787		$20,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Loan	$--	$10			$10
Trade accounts payable	854	69			923
Accrued payroll and employee benefits	329	26			355
Other accrued expenses	164	--			164
Deferred revenue	--	103			103
Capital lease obligations	27	--			27
Total liabilities	1,374	208			1,582

Long term liabilities	135	--			135

Total Liabilities	1,509	208			1,717

Stockholders' equity
Common Stock and additional paid in capital	16,175	365	11,862	b	29,253
			4,800	a

Deferred compensation	(88)	--	(1,876)	b	(1,964)
Retained deficit	(12,211)	(374)			(12,585)
Total stockholders' equity	3,876	(9)	14,787		18,585
Total liabilities and stockholders' equity	$5,385	$199	$14,787		$20,371

Footnotes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 30, 2005 for the Company and March 31, 2005 for PyX:

The Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the transaction had occurred on April 30, 2005.

(a)
Net cash received from selling 2,575,000 shares of the Company’s common stock, assuming a price per share of $2.00, and warrants to purchase 1,287,500 shares of the Company’s common stock, assuming an exercise price per share of $2.66, in the private placement, net of $350,000 of estimated offering expenses and of expenses related to the PyX acquisition. The assumed price per share is based on the lowest unit price at which the Company is obligated to complete the private placement.

b)
In the PyX acquisition, the Company will issue 2,561,050 shares of the Company’s common stock with an assumed value of $3.09 per share for payment to the selling shareholders of PyX for the acquisition of PyX. The assumed price per share is based on the average closing price for the Company’s common stock over the period beginning five trading days prior to and ending five trading days after the date the merger agreement was signed, March 28, 2005. In addition, the Company will assume the PyX stock option plan with the outstanding PyX stock options converted into options to purchase 2,038,950 shares of the Company’s common stock. These replacement options vest over 4 years and the PyX employees must continue to be an employee of the Company during the vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005: Dividend yield of 0%: expected volatility of 70.0%, risk-free interest rate of 3.0%, and expected life of four years. The assumed price per share is based on the average closing price for the Company’s common stock over the period beginning five trading days prior to and ending five trading days after the date the merger agreement was signed, March 28, 2005.

The purchase price of $11,862,000 related to the shares of the Company’s common stock issued to selling shareholders of PyX and the issuance of options to purchase the Company’s common stock is allocated to as follows: $9,987,000 to Intellectual Property, which is the estimated fair value of the PyX intellectual property, associated with current and future products acquired in the acquisition of PyX and $1,876,000 to deferred compensation. The deferred compensation is calculated as the difference between the stock option strike price of $2.17 per share and the assumed value of $3.09 per share. The assumed price per share is based on the average closing price for the Company’s common stock over the period beginning five trading days prior to and ending five trading days after the date the merger agreement was signed, March 28, 2005. The Company amortizes deferred compensation to expense on a straight-line basis over the vesting period of the underlying options to purchase the Company’s common stock, in this case 4 years. Deferred compensation expense totaling $281,000 per year will be included in the Company’s product research and development expense and deferred compensation expense totaling $188,000 per year will be included in the Company’s sales and marketing expense for a total of $469,000 of annual deferred compensation amortization expense.

	SBE, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations
	for the six months ended
	April 30, 2005	March 31, 2005
	Historical	Historical				Combined
	SBE	PyX	Adjustments			Companies
	(in thousands, except for per share amounts)
Net Sales	$4,520	$--				$$4,520
Cost of Sales	2,305	--		1,664 a		3,969
Gross Profit	2,215	--		(1,664)		551

Product research and development	1,048	91		367 b		1,506
Sales and marketing	1,053	48		263 c		1,364
General and administrative	795	34		--		829
Total operating expense	2,967	173		630		3,699

Operating income loss	(752)	(173)		(2,294)		(3,148)

Interest income (expense)	(3)	--		--		(3)

Net loss before income taxes	(755)	(173)		(2,294)		(3,151)
Provision for income taxes	5	--		--		5

Net loss	$(760)	$(173)		$(2,294)		$(3,156)

Basic loss per share	$(0.15)		$	$		$(0.31)
Diluted loss per share	$(0.15)		$	$		$(0.31)

Basic - shares used in per share computations	5,175			5,136	d	10,311
Diluted - shares used in per share computations	5,175			5,136	d	10,311

Footnotes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended April 30, 2005 for the Company and March 31, 2005 for PyX:

(a)
The intellectual property acquired in the PyX acquisition is amortized to expense over 36 months. This $1,664,000 adjustment reflects six months of amortization of intellectual property originally valued at $9,987,000 acquired in the PyX acquisition.

(b)
Adjustment to reflect the difference between the current salaries plus benefits of the PyX engineering employees and the expected salaries plus benefits of the PyX engineering employees when they are hired by the Company. Included in this adjustment is $141,000 of amortization expense related to six-months of amortization of deferred compensation related to the issuance of options to purchase the Company’s common stock awarded to the engineering employees of PyX as part of the purchase price of PyX. The deferred compensation related to the purchase price of PyX totals $1,876,000 and will be amortized to product research and development and sales and marketing expense over the 4-year vesting period of the options. This adjustment is for the six-month period from November 1, 2004 through April 30, 2005.

(c)
Adjustment to reflect the difference between the current salaries plus benefits of the PyX sales employees and the expected salaries plus benefits of the PyX sales employees when they are hired by the Company. Included in this adjustment is $94,000 of amortization expense related to six-months of amortization of deferred compensation related to the issuance of options to purchase the Company’s common stock awarded to the sales and marketing employees of PyX as part of the purchase price of PyX. The deferred compensation related to the purchase price of PyX totals $1,876,000 and will be amortized to product research and development and sales and marketing expense over the 4-year vesting period of the options. This adjustment is for the six-month period from November 1, 2004 through April 30, 2005.

(d)
Combined pro forma shares include 2,561,050 shares of the Company’s common stock that the Company will be issuing to the shareholders of PyX, at an assumed price of $3.09 per share based on the average closing price for the Company’s common stock over the period beginning five trading days prior to and ending five trading days after the date the merger agreement was signed, March 28, 2005, plus 2,575,000 shares of the Company’s common stock in the private placement equity transaction at an assumed price of $2.00 per share, which is based on the lowest unit price at which the Company is obligated to complete the private placement. The following securities were not included in the computation of pro forma number of shares because to do so would have been anti-dilutive for the periods presented:

SBE outstanding employee stock options	2,307,627
Warrants to purchase SBE common stock	140,000
PyX outstanding employee stock options to be assumed by SBE	2,038,950
Warrants to purchase SBE common stock issued in conjunction with the private placement transaction	1,287,500
Total securities not included in pro forma number of shares	5,774,077

SBE, Inc. Unaudited Pro Forma Condensed Combined State of Operations

	for the year ended
	October 31, 2004	December 31, 2004
	Historical	Historical		Combined
	SBE	PyX	Adjustments	Companies
	(in thousands, except for per share amounts)
Net Sales	$11,066	$--	$0	$11,066
Cost of Sales	6,646	--	3,329 a	9,975
Gross Profit	4,420	--	3,329	1,092

Product research and development	2,411	143	735 b	3,289
Sales and marketing	2,177	125	525 c	2,827
General and administrative	1,755	--		1,755
Loan reserve	(239)	--		(239)
Total operating expense	6,104	268	1,260	7,632

Operating loss	(1,684)	(268)	(4,589)	(6,541)
Interest income (expense)	5	--		5

Net loss before income taxes	(1,679)	(268)	(4,589)	(6,536)
Benefit for income taxes	--	--

Net loss	$(1,679)	$(268)	$(4,589)	$(6,536)

Basic loss per share	$(0.33)	$0	$0	$(0.64)
Diluted loss per share	$(0.33)	$0	$0	$(0.64)

Basic - shares used in per share computations	5,022		5,136 d	10,158
Diluted - shares used in per share computations	5,022		5,136 d	10,158

Footnotes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended October 31, 2004 for the Company and December 31, 2004 for PyX:

(a)
The intellectual property acquired in the PyX acquisition is amortized to expense over 36 months. This $3,329,000 adjustment reflects twelve-months amortization of intellectual property originally valued at $9,987,000 acquired in the PyX acquisition.

(b)
Adjustment to reflect the difference between the current salaries plus benefits of the PyX engineering employees and the expected salaries plus benefits of the PyX engineering employees when they are hired by the Company. Included in this adjustment is $281,000 of amortization expense related to twelve-months of amortization of deferred compensation related to the issuance of options to purchase the Company’s common stock awarded to the engineering employees of PyX as part of the purchase price of PyX. The deferred compensation related to the purchase price of PyX totals $1,876,000 and will be amortized to product research and development and sales and marketing expense over the 4-year vesting period of the options. This adjustment is for the twelve-month period from November 1, 2003 through October 31, 2004.

(c)
Adjustment to reflect the difference between the current salaries plus benefits of the PyX sales employees and the expected salaries plus benefits of the PyX sales employees when they are hired by the Company. Included in this adjustment is $188,000 of amortization expense related to twelve-months of amortization of deferred compensation related to the issuance of options to purchase the Company’s common stock awarded to the sales and marketing employees of PyX as part of the purchase price of PyX. The deferred compensation related to the purchase price of PyX totals $1,876,000 and will be amortized to product research and development and sales and marketing expense over the 4-year vesting period of the options. This adjustment is for the twelve-month period from November 1, 2003 through October 31, 2004.

(d)
Combined pro forma shares include 2,561,050 shares of the Company’s common stock that the Company will be issuing to the shareholders of PyX, at an assumed price of $3.09 per share is based on the average closing price for the Company’s common stock over the period beginning five trading days prior to and ending five trading days after the date the merger agreement was signed, March 28, 2005, plus 2,575,000 shares of the Company’s common stock that the Company will be selling to the purchasers in the private placement equity transaction at an assumed price of $2.00 per share, which is based on the lowest unit price at which the Company is obligated to complete the private placement. The following securities were not included in the computation of pro forma number of shares because to do so would have been anti-dilutive for the periods presented:

SBE outstanding employee stock options	2,307,627
Warrants to purchase SBE common stock	140,000
PyX outstanding employee stock options to be assumed by SBE	2,038,950
Warrants to purchase SBE common stock issued in conjunction with the private placement transaction	1,287,500
Total securities not included in pro forma number of shares	5,774,077

SELECTED FINANCIAL DATA OF PYX

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyX” and the financial statements and the notes thereto included elsewhere in this proxy statement. PyX was incorporated on November 26, 2002. The selected statements of operations data for the quarters ended March 31, 2005 and 2004 and the fiscal years ended December 31, 2002, 2003 and 2004 and the selected balance sheet data as of March 31, 2005 and December 31, 2003 and 2004 are derived from the audited financial statements that are included elsewhere in this proxy statement and represent the financial data of PyX since its inception

	January 1, 2005 to	January 1, 2004 to	January 1, 2004 to	Period from Inception
	March 31, 2005	March 31, 2004	December 31, 2004	to December 31, 2003
U Statements of Operations Data: U

Total revenues	--	--	--	$5,000
Total operating expenses	$466,255	$6,579	$267,432	$26,696
Operating loss	$(466,255)	$(6,579)	$(267,432)	$(21,696)
Net loss	$(467,255)	$(6,579)	$(268,463)	$(22,510)

	March 31,	December 31,
	2005	2004	2003
U Balance Sheet Data: U

Total current assets	$93,897	$4,869	$392
Total assets	$198,864	$41,449	$11,982
Total current liabilities	$207,187	$219,922	$1,992
Total liabilities	$207,187	$219,922	$1,992
Total shareholders' equity (deficit)	$(8,323)	$(178,473)	$9,990

DESCRIPTION OF PYX’S BUSINESS

The following description of PyX’s business contains forward-looking statements that involve risks and uncertainties. Words such as “believes,”“anticipates,”“expects,”“intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect PyX’s analysis only as of the date hereof, and PyX assumes no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following description should be read in conjunction with PyX’s consolidated financial statements for the years ended December 31, 2003 and 2004 the quarter ended March 31, 2005 and the related notes included in this proxy statement.

Overview

PyX Technologies, Inc., or PyX, is a technology company that was incorporated under the laws of the State of California on November 26, 2002. Since inception, PyX's efforts have been devoted to the development of software products for the Internet Small Computer System Interface, or iSCSI, enterprise storage market and raising capital. PyX has not received any significant revenues from the sale of its products or services. Accordingly, through the date of this proxy statement, PyX is considered to be in the development stage and the accompanying financial statements on page 55 represent those of a development stage enterprise.

PyX’s goal is to develop a complete software-based, scalable storage solution via an iSCSI Initiator and Target driver set for the NetBSD or LINUX OS. PyX believes that its iSCSI software provides an efficient alternative for all environments seeking interoperability in a software-based enterprise storage solution. A Storage Area Network, or SAN, infrastructure with iSCSI capabilities can continue to operate during the constant network changes and updates facing network operators today.

PyX currently has two products that have been completed, an iSCSI Initiator and an iSCSI Target running on Linux. All PyX products conform to the iSCSI standard as ratified by the Internet Engineering Task Force (“IETF”). PyX believes that it is the first and only company in the world to complete development of a universal iSCSI protocol that meets and exceeds the IETF standard for Error Recovery Level Two (ERL2) with full Sync and Steering.

Strategy

PyX expects its principal markets to be with the manufacturers, developers and systems integrators of small- and medium-sized companies for whom the costs of other high-performance storage transport technology, and in particular fibre channel architectures, may be prohibitively expensive. As companies see the number of servers and databases grow on their networks, they are experiencing increasing storage-management complexity that can result in inefficient storage utilization and increased cost of ownership. When the expense and scarcity of qualified IT support staff are factored in, these issues can be compounded significantly.

For small- and medium-sized companies, iSCSI may be their best solution as it utilizes the same IP infrastructure as network attached storage, but features the block input/output protocol inherent in storage area networks, or SANs. PyX believes that the adaptability of iSCSI to varied storage approaches likewise increases the market potential for iSCSI software solutions. The bulk of PyX’s iSCSI revenues for 2005 and 2006 are expected to come from sales in the SAN market as described above. PyX also anticipates being able to market to the developing consumer and military/government markets. Specifically, iSCSI applications are expected to include Secure Mobile Computing, in the military/government market, and the Global Personal SAN, in the consumer market. While these markets will take longer to develop, they are expected to be a part of PyX’s long-term strategy for growth and expansion beyond the traditional SAN market.

Products

PyX’s product development initiative for 2005 is expected to include several iSCSI software products, two of which have been completed, the iSCSI Initiator and the iSCSI Target software running on Linux. The iSCSI Initiator, the Linux version of which is currently being shipped, is a product that resides on a client’s computer, server or device that is connected to a network. PyX’s technology allows the iSCSI Initiator to regard the target storage device as another local disk, whether it is in a server in a nearby location or in another country. The iSCSI Target is a product that resides on a storage server and is the destination of the iSCSI Initiator. Recently, a graphical user interface was added to the management features of this stack to enhance the ease-of-use experience and broaden the appeal to a larger market.

All of PyX’s current and planned products conform to the iSCSI standard as ratified by the Internet Engineering Task Force, IETF. PyX believes that it is the first and only company in the world to complete development of a universal iSCSI protocol that meets, and exceeds, the IETF standard for Error Recovery Level Two, or ERL2, with full Sync and Steering. At present, PyX is not aware of any other iSCSI vendors that are offering both Initiator and Target solutions that provide full error-recovery features.

This advance in PyX’s technology offers enterprise level, multi-path migration with error recovery previously available only in more expensive fibre channel architectures. PyX believes that its software will enable original equipment manufacturers, value-added resellers and independent software vendors to deliver on iSCSI’s promise of providing multi-path linked enterprise data storage with error recovery and failover at significantly less than the cost of fibre channel.

PyX’s roadmap for the further development of its iSCSI software products is expected to include a number of initiatives in 2005 and 2006. The chart below presents the current plan and an estimated timeline for projects that have been approved or are being considered by PyX.

Intellectual Property

PyX does not hold and has not applied for or registered any patents or trademarks.

Customers

As of the date hereof, PyX is dependent on one customer, a leading video surveillance company, for 100% of its revenue. PyX expects to execute agreements with additional customers in 2005.

Employees

PyX currently has five employees: Greg Yamamoto, its Chief Executive Officer; Andre Hedrick, its President and Chief Technical Officer; Leo Fang, its Chief Operating Officer); Nicholas Bellinger its Chief Software Architect; and Chris Short its Vice President of North American Sales.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF PYX

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Words such as “believes,”“anticipates,”“expects,”“intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect our analysis only as of the date hereof, and neither we nor PyX assume any obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following discussion should be read in conjunction with PyX’s consolidated financial statements for the quarters ended March 31, 2005 and 2004 and the years ended December 31, 2003 and 2004 and the related notes included in this proxy statement.

Overview

PyX Technologies, Inc., or PyX, is a technology company that was incorporated under the laws of the State of California on November 26, 2002. Since inception, PyX's efforts have been devoted to the development of software products for the Internet Small Computer System Interface, or iSCSI, enterprise storage market and raising capital. PyX has not received any significant revenues from the sale of its products or services. Accordingly, through the date of this proxy statement, PyX is considered to be in the development stage and the accompanying financial statements on page 55 represent those of a development stage enterprise.

PyX’s revenues are derived primarily from the sale of iSCSI software licenses and related consulting services associated with customer product development. Currently, PyX has licensed its iSCSI Initiator and Target software to a single customer. Revenues are recognized upon satisfying all generally accepted accounting principles related to software revenue recognition. Cash received in advance of revenue recognition is included in deferred revenue.

PyX’s operating expenses consist primarily of research and development costs and selling and marketing expenses. PyX’s research and development expenses consist primarily of salaries of personnel, consulting expenses associated with new technology development and testing costs. PyX’s selling and marketing expenses consist primarily of sales personnel and public relations expenses.

PyX’s general and administrative expenses consist primarily of salaries of personnel engaged in corporate administration, finance and accounting, human resources, and operations. General and administrative expenses also include professional fees and other general corporate expenses.

Critical Accounting Policies and Use of Estimates

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires PyX to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations

The following table sets forth our results of operations:

	Quarter Ended	Quarter Ended	January 1, 2004 to	Period from Inception
	March 31, 2005	March 31, 2005	December 31, 2004	to December 31, 2003
Total revenue	$--	$--	$--	$5,000
Total operating expenses	466,255	6,579	267,442	26,696
Operating loss	(466,255)	(6,579)	(267,442)	(21,696)

Interest expense	200		200	-
Income (loss) before income taxes	(466,455)	(6,579)	(267,642)	(21,696)

Income tax expense	800	--	831	814
Net loss	$(467,255)	$(6,579)	$(268,473)	$(22,510)

Comparison of Quarters Ended March 31, 2005 and 2004

Revenues

There was no revenue for either period. PyX defers all revenue in accordance with generally accepted accounting principles related to software revenue recognition. PyX had $19,500 in deferred revenue for the quarter ended March 31, 2005 compared to none in the same period in 2004.

Operating Expenses

  Operating expenses for the quarter ended March 31, 2005 increased to $466,255 from $6,579 for the period in 2004. The increase in operating expenses was primarily due to an increase in salary payments during the later part of 2004 along with increased travel, accounting and advertising expenses. Included in the March 31, 2005 operating expense is $303,150 of non-cash salary expense related to warrants to purchase common stock granted to three employees of the Company in lieu of a cash salary and $82,105 in non -cash compensation expense related to vested stock options granted to employees of the Company.

Interest Expense

Interest expense for the quarter ended March 31, 2005 increased to $200 from no interest expense for the same period in 2004. The increase was due to the interest related to a $10,000 loan financed in the fourth quarter of 2004.

Net Loss

Net loss for the quarter ended March 31, 2005 increased to $467,255 from $6,579 for the same period in 2004. The increased loss in 2005 primarily resulted from increased research and development spending on the iSCSI software products and an increase in cash and non-cash salary expense during the quarter ended March 31, 2005. In the quarter ended March 31, 2004, none of the Company’s employees were paid a salary.

Stock-based Compensation

On February 28, 2005, the Company granted three employees warrants to purchase a total of 215,000 shares of the Company’s common stock for $0.01 per share in lieu of cash salary. The difference between the $0.01 exercise price per share and the estimated fair market value on the grant date of $1.42 is included in the general and administrative expense as compensation expense. The Company also adopted an employee stock option plan on February 28, 2005 and granted 4,432,500 stock options on February 28, 2005 to its employees. The stock options vest over four years and have an exercise price of $1.00 per share.

Comparison of Years Ended December 31, 2004 and 2003

Revenues

Total revenues for the year ended December 31, 2004 decreased to $0 from $5,000 for the period from inception to December 31, 2003. The decrease in revenues in 2004 resulted primarily from deferral to 2005 of all of PyX’s revenue for 2004 in accordance with generally accepted accounting principles related to software revenue recognition. PyX had $82,500 in deferred revenue for 2004.

Operating Expenses

Operating expenses for the year ended December 31, 2004 increased to $267,442 from $26,696 for the period from inception to December 31, 2003. The increase in operating expenses was primarily due to an increase in salary payments during 2004.

Interest Expense

Interest expense for the year ended December 31, 2004 increased to US $200 from no interest expense for the period from inception to December 31, 2003. The increase was primarily due to the interest related to a $10,000 loan financed in the fourth quarter of 2004.

Net Loss

Net loss for the year ended December 31, 2004 increased to $268,000 from $23,000 for the period from inception to December 31, 2003. The increased loss in 2004 primarily resulted from increased research and development spending on the iSCSI software products and an increase in salary payments during 2004.

Stock-based Compensation

From its inception to December 31, 2004, PyX did not have any stock based compensation.

Liquidity and Capital Resources

Since its inception, PyX has financed its operations through sales of stock and a small loan and, more recently, minimal amounts of internally generated cash flow from operations. PyX’s cash and cash equivalents increased to $78,846 at March 31, 2005. The increase was primarily a result of an investment round of $250,000 in January 2005, offset by $65,900 for retaining legal counsel, pre-paying future commission expenses and fixed asset costs. PyX’s net cash and cash equivalents provided by financing activities during the first quarter of 2005 totaled $250,000.

At December 31, 2004, PyX had cash of $4,869. This represented a $4,477 increase in cash from $392 at December 31, 2003. The increase in cash resulted primarily from $90,000 in cash received from financing activities, most notably $80,000 from the sale of stock and $10,000 from a related party loan. The cash received from financing activities was partially offset by losses from operations and purchases of computer equipment.

In January of 2003, PyX sold 5,000,000 shares of PyX common stock for a per share price of $0.002 with aggregate proceeds to PyX of $10,000. In June and August of 2003, PyX sold 22,500 shares of PyX common stock for a per share price of $1.00. In March and April of 2004, PyX sold 80,000 shares of PyX common stock for a per share price of $1.00. In January 2005, PyX sold 250,000 shares of PyX common stock for a per share price of $1.00.

PyX’s cash expenditures have been primarily related to operating expense, such as payroll, marketing and travel, in addition to purchases of computer and development equipment.

If the proposed acquisition of the Company by SBE does not materialize the Company will need to raise additional capital through the issuance of debt or equity securities. In addition, the Company’s projected revenue growth will provide sufficient capital to continue operations. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to us on acceptable terms, if at all.

Recent Accounting Pronouncements

PyX derives revenues from the following sources: (1) software, which includes new iSCSI Target and Initiator software licenses and (2) services, which includes consulting.

New software license revenues represent all fees earned from granting customers licenses to use PyX’s iSCSI software. While the basis for software license revenue recognition is substantially governed by the provisions of Statement of Position No. 97-2, Software Revenue Recognition, or SOP 97-2, issued by the American Institute of Certified Public Accountants, PyX exercises judgment and uses estimates in connection with the determination of the amount of software and services revenues to be recognized in each accounting period.

For software license arrangements that do not require significant modification or customization of the underlying software, PyX recognizes new software license revenue when: (1) it enters into a legally binding arrangement with a customer for the license of software; (2) it delivers the products; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is reasonably assured. Substantially all of PyX’s new software license revenue is recognized in this manner. No software license revenue has been recognized to date.

Certain of PyX’s software arrangements include consulting implementation services sold separately under consulting engagement contracts. Consulting revenues from these arrangements are generally accounted for separately from new software license revenues because the arrangements qualify as service transactions as defined in SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee. Revenues for consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved. Service revenues of $0 and $5,000 were recognized in the year ended December 31, 2004 and the period from inception (November 26, 2002) to December 31, 2003, respectively.

INDEX TO PYX TECHNOLOGIES, INC.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

TReport of Independent Registered Public Accounting Firm

Board of Directors
PyX Technologies, Inc.
San Ramon, California

We have audited the accompanying balance sheets of PyX Technologies, Inc. (the “Company”) as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004, the period from inception (November 26, 2002) through December 31, 2003, and the period from inception (November 26, 2002) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PyX Technologies, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004, the period from inception (November 26, 2002) through December 31, 2003, and the period from inception (November 26, 2002) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

March 3, 2005, except for Note 5, which is as of March 28, 2005
San Francisco, California

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	(unaudited)
	March 31,	December 31,
	2005	2004	2003
Assets
Current Assets
Cash	$78,847	$4,869	$392
Accounts receivable	15,050	---	---
Total current assets	93,897	4,869	392
Property and equipment, net	20,467	12,580	11,982
Other assets	84,500	24,000	---
Total Assets	$198,864	$41,449	$11,982
Liabilities and Shareholders’ Equity
Current Liabilities
Loans	$10,400	$10,200	$--
Accounts payable	68,608	82,870	1,992
Accrued payroll and employee benefits	26,179	44,352	---
Deferred revenues	102,000	82,500	---
Total current liabilities	207,187	219,922	1,992
Total liabilities	207,187	219,922	1,992
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock
($0.001 par value); authorized 10,000,000, 10,000,000 and 200,000 shares; issued and outstanding 5,567,500, 5,102,500 and 100,450	1,549	1,084	1,004
Additional paid-in capital	4,607,271	111,416	31,496
Deferred compensation	(3,858,915)	---	---
Deficit accumulated during the development stage	(758,228)	(290,973)	(22,510)
Total shareholders’ equity (deficit)	(8,323)	(178,473)	9,990
Total liabilities and shareholders’ equity (deficit)	$198,864	$41,449	$11,982

 The accompanying notes are an integral part of these financial statements.

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
	(unaudited)	(unaudited)
	January 1, 2005 to March 31, 2005	January 1, 2004 to March 31, 2004	January 1, 2004 to December 31, 2004	Period from Inception to December 31, 2003	Cumulative from Inception to March, 31 2005
Service contract revenues	$--	$--	$--	$5,000	$5,000
Total revenues	--	--	--	5,000	5,000
Costs and expenses
Product research and development	46,732	3,379	142,625	13,808	203,165
Selling, general and administrative	419,523	3,200	124,807	12,888	557,218
Total operating expenses	466,255	6,579	267,432	26,696	760,383
Operating loss	(466,255)	(6,579)	(267,432)	(21,696)	(755,383)
Interest expense	200	--	200	-	400
Loss before income taxes	(466,455)	(6,579)	(267,632)	(21,696)	(755,783)
Income tax expense	800	--	831	814	2,445
Net loss	$(467,255)	$(6,579)	$(268,463)	$(22,510)	$(758,228)

The accompanying notes are an integral part of these financial statements.

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

					Common Stock and Additional Paid-in Capital
	Shares		Par Value		Additional Paid-in Capital	Deferred Compensation		Accumulated Deficit		Total
Balance, November 26, 2002	$	---	$	---	$ ---	$	---	$	---	$	---
Stock issued to founders		5,000,000		1,000	9,000		---		---		10,000
Stock issued in connection with private placement		22,500		4	22,496		---		---		22,500
Net loss		---		---	---		---		(22,510)		(22,510)
Balance, December 31, 2003		5,022,500		1,004	31,496		---		(22,510)		9,990
Stock issued in connection with private placement		80,000		80	79,920		---		---		80,000
Net loss		--		---	--		---		(268,463)		(268,463)
Balance, December 31, 2004		5,102,500		1,084	111,416		---		(290,973)		(178,473)
Stock issued in connection with private placement		250,000		250	249,750		---		---		250,000
Warrants to purchase stock issued in connection with employment		215,000		215	305,085		---		---		305,300
Deferred compensation included in common stock					3,941,020		---				3,941,020
Deferred compensation							(3,858,915)				(3,858,915)
Net loss		--		---	--		---		(467,255)		(467,255)
Balance, March 31, 2005 (unaudited)		5,567,500		$1,549	$4,607,271		$(3,858,915)		$(758,228)		$(8,323)

The accompanying notes are an integral part of these financial statements.

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	(unaudited)	(unaudited)
	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004	Year Ended December 31, 2004	Period from Inception (November 26, 2002) through December 31, 2003	Period from Inception (November 26, 2002) through March 31, 2005
Cash flows from operating activities:
Net loss	(467,255)	(6,579)	(268,463)	(22,510)	(758,228)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,125	1,116	5,447	1,812	9,384
Stock based compensation expense	385,255	---	---		385,255
Changes in operating assets and liabilities:
Account receivable	(15,050)	---	---	---	(15,050)
Other assets	(60,500)	---	(24,000)	---	(84,500)
Accounts payable	(14,062)	---	80,879	1,992	68,608
Accrued payroll and commissions	(18,173)	---	44,351	---	26,179
Deferred revenues	19,500	5,000	82,500	---	102,000
Net cash used in operating activities	(168,160)	(463)	(79,286)	(18,706)	(266,352)
Cash flows from investing activities:
Purchases of property and equipment	(10,012)	(734)	(6,437)	(13,402)	(29,851)

Net cash used in investing activities	(10,012)	(734)	(6,437)	(13,402)	(29,851)

Cash flows from financing activities:
Loan	---	---	10,200	---	10,400
Proceeds from issuance of common stock	252,150	30,000	80,000	32,500	364,650
Net cash provided by financing activities	252,150	30,000	90,200	32,500	375,050

Net increase in cash and cash equivalents	73,978	28,803	4,477	392	79,847

Cash at beginning of year	4,869	392	392	---	---
Cash at end of year	78,847	29,195	4,869	392	78,847

Interest paid	---	---	---	---	---
Income tax paid	---	---	800	---	800

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and Basis of Presentation:

PyX Technologies, Inc. (the Company) is a technology company incorporated under the laws of the State of California on November 26, 2002 (inception). The Company is in the research and development stage of software products for the Internet Small Computer System Interface (“iSCSI”) Enterprise Storage market.

Since inception, the Company's efforts have been devoted to the development of iSCSI software and raising capital. The Company has not received any significant revenues from the sale of its products or services since inception. Accordingly, through the date of these financial statements, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise.

The financial statements present the results of operations for the period from inception to March 31, 2005. While the Company was incorporated on November 26, 2002, it had no operations during the period November 26, 2002 to December 31, 2002.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash:

Substantially all of the Company’s cash is held with one large financial institution and may at times be above insured limits.

Property and Equipment:

Property and equipment are carried at cost. The Company records depreciation charges on a straight-line basis over the assets' estimated useful lives of three years for computers and related equipment used to develop its software products.

When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss on sale or disposal is recognized in operations. Maintenance, repairs and minor renewals are charged to expense as incurred.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. In performing the review for recoverability, The Company estimates the future gross cash flows expected to result from the use of the asset and its eventual disposition. If such gross cash flows are less than the carrying amount of the asset, the asset is considered impaired. The amount of the impairment loss, if any, would then be calculated based on the excess of the carrying amount of the asset over its fair value.

Revenue Recognition:

The Company will derive revenues from the following sources: (1) software, which includes new iSCSI Target and Initiator software licenses and (2) services, which include consulting.

When the Company exits the development stage, new software license revenues will represent all fees earned from granting customers licenses to use the Company’s iSCSI software. While the basis for software license revenue recognition is substantially governed by the provisions of Statement of Position No. 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants, the Company exercises judgment and uses estimates in connection with the determination of the amount of software and services revenues to be recognized in each accounting period.

For software license arrangements that do not require significant modification or customization of the underlying software, the Company will recognize new software license revenue when: (1) it enters into a legally binding arrangement with a customer for the license of software; (2) it delivers the products; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is reasonably assured. Substantially all of the Company’s new software license revenue is recognized in this manner. No software license revenue has been recognized to date.

Certain of the Company’s software arrangements include consulting implementation services sold separately under consulting engagement contracts. Consulting revenues from these arrangements are generally accounted for separately from new software license revenues because the arrangements qualify as service transactions as defined in SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee. Revenues for consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved. Service revenues of $0 and $5,000 were recognized in the year ended December 31, 2004 and the period from inception (November 26, 2002) to December 31, 2003, respectively.

Product Research and Development Expenditures:

Research and development costs are expensed as incurred.

Stock-based Compensation

On February 28, 2005, the Company granted three employees warrants to purchase a total of 215,000 shares of the Company’s common stock for $0.01 per share in lieu of cash salary. The difference between the $0.01 exercise price and the estimated fair market value on the grant date of $1.00 is included in the general and administrative expense as compensation expense.

Income Taxes:

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of items that have been included in the financial statements or tax returns. Deferred income taxes represent the future net tax effects resulting from temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded against net deferred tax assets where, in our opinion, realization is uncertain. The provision for income taxes represents the net change in deferred tax amounts, plus income taxes payable for the current period.

As of December 31, 2004 the Company had net operating loss (NOL) carryforwards of approximately $99,000 and $2,000 for federal and state income tax purposes expiring in varying amounts from 2023 through 2024. Because management could not determine it was more likely than not that deferred tax assets, primarily relating to the NOLs, would be realized, a valuation allowance has been provided to eliminate all of the deferred tax assets of approximately $40,000 at December 31, 2004. The Company did pay the required California state minimum income taxes in 2003 and 2004.

Pursuant to the provision of the Tax Reform Act of 1986, utilization of the NOL carryforwards may also be subject to an annual limitation if a greater than 50% change in the ownership of the Company occurs within a three-year period.

2. PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	March 31,	December 31,	December 31,
	2005	2004	2003
Computer hardware	$29,851	$19,839	$13,402
Less accumulated depreciation and amortization	(9,384)	(7,259)	(1,812)
	$20,467	$12,580	$11,590

Depreciation expense totaled $2,125, $5,447 and $1,812 for the three months ended March 31, 2005 and years ended December 31, 2004 and 2003, respectively.

3. SHAREHOLDERS' EQUITY

In January 1, 2003, the Company sold 100,000 shares to the Company’s founders in exchange for the assignment to the Company of certain technology and related rights owned by the purchasers valued at $10,000. In July 2003, 450 shares of common stock were sold to investors for $50.00 per share. On November 30, 2003, the Company increased its authorized number of shares of common stock from 200,000 to 10,000,000 and simultaneously declared a 50 to 1 stock split of its common stock. In March 2004, 80,000 shares of the Company’s Common Stock have been sold to investors for $1.00 per share. On January 20, 2005, the Company issued $250,000 of preferred stock for $250,000 cash. The preferred stock has a liquidation preference to the Company’s common stock holders. The preferred stock is convertible into common stock simultaneously with the sale of the Company to SBE. The Company also entered into an employment agreement with two of the holders of the preferred stock. The employees will receive 175,000 shares of the Company’s preferred stock vested monthly over the period January 2005 though July 2005 in lieu of cash compensation. For financial statement reporting, all shares and par value amounts have been adjusted to reflect such stock split.

4. LOANS

On September 27, 2004, the Company entered into a loan agreement with a relative of one of the founders for $10,000 at an annual interest rate of 8% due October 31, 2005. As of March 31, 2005, the outstanding principal and interest totaled $10,400.

5. SUBSEQUENT EVENTS

On March 28, 2005, the Company entered into a definite agreement to be acquired by SBE, Inc (“SBE”), a Delaware corporation listed on the Nasdaq SmallCap Market under symbol SBEI. In the acquisition, the Company will be merged with and into a wholly-owned subsidiary of SBE and each outstanding share of the Company’s Common Stock will be automatically converted into 0.46 shares of SBE Common Stock . The closing of the merger is subject to certain closing conditions including approval by SBE’s stockholders, SBE entering into a definitive agreement for raising at least $5 million in cash from investors (with the closing being subject only to the closing of the merger), amendment of the Company’s agreement with Pelco and customary closing conditions. The merger is expected to close in SBE’s third fiscal quarter, ending July 31, 2005. An officer of SBE, Inc. is also a shareholder of the Company.

PROPOSAL 2
APPROVAL OF THE UNIT SUBSCRIPTION AGREEMENT
AND THE ISSUANCE OF SHARES OF SERIES A
PREFERRED STOCK IN THE PRIVATE PLACEMENT

General

The unit subscription agreement provides that, subject to satisfaction of certain conditions, and assuming a price per share of $2.00, we will issue to the purchasers:

•
2,575,000 shares of our common stock, or approximately 24.8% of the outstanding shares of our common stock after the closing of the merger and the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants, based on the number of shares outstanding on April 29, 2005; and

•
warrants to purchase up to an additional 1,287,500 shares of our common stock, or approximately 12.4% of the outstanding shares of our common stock after the closing of the merger and the private placement, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants, based on the number of shares outstanding on April 29, 2005.

We refer to the shares of our common stock and the warrants to purchase shares of our common stock in this proxy statement as units. Each unit consists of one share of our common stock and a warrant to purchase one-half of a share of our common stock.

The aggregate proceeds we will receive from the issuance of the units to the purchasers in the private placement is $5,150,000.

We entered into unit subscription agreements, each dated as of May 4, 2005, with each of the purchasers set forth below. Together, these investors are referred to as the purchasers. The purchasers have agreed to purchase units representing aggregate gross proceeds to us of $5.0 million in the following amounts:

Name	Investment
Herschel Berkowitz	$150,000.00
Paul Packer	50,000.00
Globis Capital Partners	500,000.00
Globis Overseas Fund Ltd.	200,000.00
Richard Grossman	50,000.00
Joshua Hirsch	50,000.00
James Kardon	17,000.00
AIGH Investment Partners LLC	825,000.00
Ellis International LLC	100,000.00
Jack Dodick	200,000.00
Stephen Spira	100,000.00
Fame Associates	100,000.00
Cam Co	350,000.00
Anfel Trading Limited	650,000.00
Ganot Corporation	350,000.00
LaPlace Group, LLC	300,000.00
F. Lyon Polk	60,000.00
Paul Tramontano	50,000.00
Hilary Edson	60,000.00
Kevin McCaffrey	100,000.00
William Heinzerling	100,000.00
John A. Moore	100,000.00
Mark Giordano	30,000.00
Jeffrey Schwartz	8,000.00
Norman Pessin	250,000.00
Greg Yamamoto	200,000.00
Tzu-Wang Pan	50,000.00
Kurt Miyatake	50,000.00
Greg Yamamoto, as UTMA custodian for Melanie Yamamoto	50,000.00
Greg Yamamoto, as UTMA custodian for Nicholas Yamamoto	50,000.00
Total	$5,150,000.00

The form of unit subscription agreement is attached to this proxy statement as Annex C. You should read the unit subscription agreement carefully. It is the agreement that governs the terms of the private placement. The following information summarizes the terms related to the private placement and the unit subscription agreements.

Per Unit Purchase Price

Each unit will be issued at a price equal to the lowest of:

•	$2.50;

•
92% of the average closing sale price per share of our common stock, as reported on the Nasdaq SmallCap Market, for each of the five consecutive trading days on which our common stock trades ending on the date immediately prior to the closing date of the private placement; and

•
95% of the closing sale price per share of our common stock, as reported on the Nasdaq SmallCap Market, on the trading day on which our common stock trades that immediately precedes the closing date of the private placement.

The private placement will be significantly dilutive to current stockholders and the PyX stockholders. We have the right to terminate the unit subscription agreement and not close the transaction if the price per unit is less than $2.00.

Closing of the Private Placement

The unit subscription agreements provide that the closing of the private placement will take place as soon as practicable after the last condition precedent to closing has been satisfied or waived and no later than 60 days after the date the unit subscription agreements were entered into. However, if the SEC determines to review this proxy statement, then the closing of the private placement must take place no later than July 31, 2005, or such later date as the purchasers of a majority of the units determine.

Closing of the private placement could be delayed if there is a delay in satisfying the closing conditions to the private placement. There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the parties will complete the private placement at all. If the private placement is not completed on or before 60 days after the unit subscription units were entered into or July 31, 2005, as applicable, and the purchasers of a majority of the units are unwilling to extend the closing date, the unit subscription agreements will terminate.

Representations and Warranties

The unit subscription agreements contain customary representations and warranties made by us to the purchasers and by the purchasers to us for purposes of allocating the risks associated with the private placement. The assertions embodied in the representations and warranties made by us are qualified by information set forth in a confidential disclosure letter that was delivered in connection with the execution of the unit subscription agreements. While we do not believe that the disclosure letter contains information that securities laws require us to publicly disclose, other than information that is being disclosed in this proxy statement, the disclosure schedule may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the unit subscription agreements. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure letter. Our disclosure letter contains information that in some cases has been included in our general prior public disclosures, and also may contain additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the unit subscription agreements, which subsequent information may or may not be fully reflected in the disclosure letter we delivered to the purchasers at signing and which may not be delivered by us until the closing date of the private placement.

The representations and warranties in the unit subscription agreements include, among other things:

•	the purchasers and our authority to enter into, and carry out the obligations under, the unit subscription agreements and the enforceability of the unit subscription agreements; and

•	retention of brokers or finders in connection with the private placement.

In addition, the unit subscription agreements contain additional representations and warranties by us as to certain other matters, including:

•	our organization, qualification, corporate power and good standing;

•	the organization, qualification and good standing of each of our subsidiaries, including, for purposes of the unit subscription agreements, of PyX;

•	capitalization;

•	this proxy statement and the special meeting;

•	the authorization of shares of common stock and the warrants to purchase shares of common stock to be issued pursuant to the unit subscription agreements;

•	the exemption of the units from the registration requirements of the Securities Act of 1933, as amended;

•	the absence of certain conflicts;

•	receipt of all necessary governmental authorizations required in connection with the private placement;

•	compliance with applicable legal requirements and material agreements;

•	the accuracy of certain of our SEC filings and our financial statements;

•	litigation matters;

•	the absence of certain changes since January 31, 2005;

•	our intellectual property;

•	adverse business developments;

•	outstanding registration rights;

•	the accuracy of our charter documents as provided to the purchasers; and

•	our use of the proceeds from the private placement.

All of the representations and warranties set forth in the unit subscription agreements survive for a period of one year following the closing of the private placement.

Certain Covenants

We have agreed to cooperate with the purchasers in connection with their filings with the SEC with respect to the units. Additionally, we have agreed to deliver to the purchasers any reports that we deliver to our stockholders generally and to reserve for issuance that number shares of our common stock issuable upon exercise of the warrants issued to the purchasers in connection with the private placement.

Indemnification

We have agreed to indemnify the purchasers with respect to breaches of representations, warranties and covenants contained in the unit purchase agreements. However, our liability for such breaches is limited to the aggregate purchase price paid by the purchasers in connection with the private placement. Further, the purchasers are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the unit subscription agreements exceed $25,000, after which they are entitled to be indemnified for the full amount of the damages, subject to the cap mentioned above.

Conditions Precedent

The completion of the private placement depends on the satisfaction of a number of conditions, including, among others, conditions relating to:

•	execution and delivery of the investor rights agreement;

•	accuracy of the representations and warranties of the parties and compliance by the parties with their respective covenants;

•	the approval of Proposals 1 and 2;

•	our listing status on the Nasdaq SmallCap Market;

•	completion of the merger; and

•	entry by PyX into a reseller agreement with LSI Logic.

Warrants

 The warrants issued in connection with the private placement have a term of five years and are exercisable at a per share price equal to 133% of the unit price described above under “Per Unit Purchase Price” subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like.   In addition, the shares of our common stock issuable upon exercise of the warrants are subject to adjustment in the event we issue shares of our common stock at a price less than the then applicable purchase price of the warrants, subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under our equity compensation plans. If not exercised after five years, the right to purchase shares of our common stock pursuant to the warrants will terminate. The warrants contain a cashless exercise feature. The common stock underlying the warrants are entitled to the benefits and subject to the terms of the Registration Rights described below.

The form of warrant is attached to this proxy statement as Annex E. You should read the warrant carefully. It is the agreement that governs the terms of the warrant. The following information summarizes the terms related to the private placement and the unit subscription agreements.

Investor Rights Agreement

           We entered an investor rights agreement, dated as of May 5, 2005, with the purchasers in the private placement. The investor rights agreement is attached to this proxy statement as Annex F. You should read the investor rights agreement carefully. It is the agreement that governs the terms under which we have agreed to register for resale the sale of the shares of common stock and the shares of common stock to be issued upon exercise of the warrants that will be issued to the purchasers in the private placement. The following summarizes the terms of the registration rights agreement.

Registration Rights

We have agreed to file a registration statement with the SEC within 60 days after the closing date of the private placement registering the resale of such shares of common stock, including the shares underlying the warrants, from time to time by these purchasers, and to use our best efforts to cause the registration statement to become effective as within 90 days after filing the registration statement. Once effective, the registration statement will permit the purchasers to sell their shares of common stock in the open market from time to time using the methods of distribution to be described in the registration statement. Our obligation to maintain the effectiveness of the registration statement terminates on the earlier of (i) two years after closing and (ii) the date that all of the shares of our common stock issued to the purchasers, including any shares purchased by the purchasers upon exercise of the preemptive rights described below under “Preemptive Rights,” (a) have been sold or (iii) can be sold under Rule 144(k) of the Securities Act of 1933, as amended. We have also agreed not to grant any other registration rights senior to the rights granted to the purchasers. We expect to register such shares for resale concurrently with those issued in the merger. We have also agreed to certain customary obligations and indemnity provisions relating to the registration process and to pay the expenses incurred in connection with the registration of these shares.

Rights of Participation

Each purchaser in the private placement will have the right to participate in any future private placements of our equity for a period of two years following the closing of the private placement. These rights are subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under our equity compensation plans. These rights are intended to enable the purchasers to maintain their pro rata interest in us according to their then-current ownership interest at the time of the applicable issuances.

The Voting Agreement

Certain members of our management are party to a voting agreement, dated May 4, 2005, pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock in favor of proposals 1 and 2 and any other matter necessary to effect the transactions. The form of voting agreement is attached to this proxy statement as Annex D. You should read the voting agreement carefully. It is the agreement that governs the terms under which our management team has agreed to vote in favor of the transactions. The shares subject to the voting agreement represent approximately 3.2% of the outstanding shares of our common stock, based on the number of shares outstanding on June 9, 2005.

Recommendation of our Board of Directors

Our board of directors recommends that our stockholders vote FOR the unit subscription agreement and the issuance of units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, to the purchasers in the private placement.

OTHER MATTERS

Incorporation By Reference Of Annual Report On Form 10-K

Concurrently with this proxy statement, we are sending you a copy of our annual report on Form 10-K for the year ended October 31, 2004 and our quarterly report on Form 10-Q for the quarter ended April 30, 2005. This proxy statement incorporates by reference Items 7, 7A, 8 and 9 of the Form 10-K, which contains important information about us and our financial condition that is not included in this proxy statement. A copy of the Form 10-K has also been filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov).

Accountants

Representatives of BDO Seidman, LLP are expected to be present at the Special Meeting will have an opportunity to make a statement if they so desire and will not be available to respond to appropriate questions.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
June 24, 2005

ANNEX A

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. OPINION

March 28, 2005

The Board of Directors of
SBE, Inc.
2305 Camino Ramon, Suite 200
San Ramon, CA 94583

Gentlemen:

We understand that SBE, Inc. (“SBE” or the “Company”) expects to enter into a definitive agreement to acquire all of the outstanding shares of PyX Technologies, Inc. (“PyX”) for approximately 2.6 million shares of SBE common stock. Additionally, SBE expects to assume approximately 2.0 million options issued to employees of PyX. Such transaction is referred to herein as the “Transaction.” In conjunction with the Transaction, it is our understanding that the Company will be entering into a financing agreement (the “Financing”) in which the Company will receive at least $5 million in gross proceeds.

You have requested our written opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address the Company’s underlying business decision to effect the Transaction. The Opinion is not intended to be, nor does it constitute, a recommendation to any security holder as to how to vote on the Transaction. The Opinion also does not address the Financing in conjunction with the Transaction. At your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.
reviewed the Company’s annual reports to stockholders and on Form 10-K for the fiscal year ended October 31, 2004, and the quarterly report on Form 10-Q for the first quarter ended January 31, 2005, which the Company’s management has identified as being the most current financial statements available;

2.	reviewed PyX’s unaudited financial statements for the fiscal years ended December 31, 2003 and 2004 and interim financial statements for the two-month period ended February 28, 2005;

3.	reviewed copies of the following agreements:
-	Term Sheet between SBE and PyX, dated February 7, 2005
-	Agreement and Plan of Merger and Reorganization between SBE and PyX, dated March 28, 2005
-	Shareholder Agreement between SBE and the shareholders of PyX, dated March 28, 2005
-	Noncompetition Agreement, dated March 28, 2005
-	General Release, dated March 28, 2005
-	Affiliate Agreement, dated March 28, 2005
-	Escrow Agreement, dated March 28, 2005
-	Disclosure Schedule, dated March 28, 2005

4.	reviewed Form of Legal Opinion of Orrick, Herrington & Sutcliffe LLP, dated March 28, 2005

5.
met with certain members of the senior management of the Company and PyX to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and PyX, and met with representatives of the Company’s outside counsel to discuss certain matters;

6.	visited the facilities and business offices of the Company;

7.
reviewed forecasts and projections prepared by the Company’s management with respect to the Company on a stand-alone basis and in combination with PyX for the fiscal years ended October 31, 2005 through 2006;

8.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

9.
reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company and PyX, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

10.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that:

•
the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and PyX, and that there has been no material change in the assets, liabilities, financial condition, business or prospects of the Company or PyX since the date of the most recent financial statements made available to us;

•
the data, material and other information with respect to the Company, PyX, their respective subsidiaries or any of their respective assets, liabilities or business operations furnished to Houlihan Lokey by or on behalf of the Company or PyX and each of their respective agents, counsel, employees and representatives (the “Information”) is true, correct and complete; and

•
the representations and warranties of the Company made in our engagement letter dated March 3, 2005 (the “Engagement Letter”) and the representations and warranties of the Company and PyX in the Agreement and Plan of Merger and Reorganization are true, correct and complete, except as set forth in the Disclosure Schedule dated March 28, 2005.

We have not independently verified the accuracy and completeness of the Information and do not assume any responsibility with respect to it. We have not made any independent appraisal of any of the properties, assets or liabilities (contingent or otherwise) of the Company or PyX.

Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter, that the consideration to be paid by the Company in connection with the Transaction is fair to the Company, from a financial point of view.

The Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of the Opinion. Subsequent events that could affect the conclusions set forth in the Opinion include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of the Company or PyX. In addition, if certain of our assumptions listed herein prove to be inaccurate, the conclusions reached in the Opinion could be materially affected. We are under no obligation, and have not been requested, to update, revise or reaffirm the Opinion.

The Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. Any summary of, reference to or disclosure of the Opinion is subject to the terms and conditions set forth in the Engagement Letter. The Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and the Engagement Letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX B

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of March 28, 2005, by and among: SBE, Inc., a Delaware corporation (“Parent”); PyX Acquisition Sub, LLC, a California limited liability company, the sole member of which is Parent (“Merger Sub”); PyX Technologies, Inc., a California corporation (the “Company”); and the parties identified on Exhibit A (the “Signing Shareholders”). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

Recitals

TA.T    Parent, Merger Sub and the Company intend to effect a merger of the Company into Merger Sub (the “Merger”) in accordance with this Agreement and the California Corporations Code (the “CCC”). Upon consummation of the Merger, the Company will cease to exist, and Parent will continue as the sole member of Merger Sub.

TB.T    It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

TC.T    This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

TD.T    The Signing Shareholders own a total of 3,950,000 shares of the Common Stock (par value $0.001 per share) of the Company (“Company Common Stock”), constituting a majority of the outstanding Company Common Stock.

E.    Contemporaneously with the execution and delivery of this Agreement, Andre Hedrick and Greg Yamamoto are executing a shareholder consent with respect to the Merger.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Description of Transaction

1.1  Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease, and Parent will continue as the sole member of Merger Sub (the “Surviving Entity”).

1.2  Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC.

1.3  Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward llp, One Maritime Plaza, 20PthP Floor, San Francisco, California at 10:00 a.m. on a date to be designated by Parent (the “Scheduled Closing Time”), which shall be no later than two business days after the last condition set forth in Sections 6 and 7 has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the CCC shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with the Secretary of State of the State of California (the “Effective Time”).

1.4  Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time, immediately upon the Closing:

(a)	the articles of organization of the Surviving Entity shall be the articles of organization of Merger Sub, except that the name of the Surviving Entity shall be PyX Technologies, LLC;

(b)	the operating agreement of the Surviving Entity shall be the operating agreement of Merger Sub; and

(c)
the directors of the Surviving Entity immediately after the Effective Time shall be the directors of Parent as of such time, and the officers of the Surviving Entity immediately after the Effective Time shall be the Chief Executive Officer and the Chief Financial Officer of Parent as of such time.

1.5  Conversion of Shares.

(a)	Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)
each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Applicable Fraction (as defined in Section 1.5(b)) of a share of the common stock (par value $0.001 per share) of Parent (“Parent Common Stock”); and

(ii)	each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Entity.

(b)
For purposes of this Agreement, the “Applicable Fraction” shall be the fraction: (i) having a numerator equal to 4,600,000 shares of Parent Common Stock (the “Share Consideration”), subject to adjustment as provided in Section 10.2; and (ii) having a denominator equal to the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options (as defined in Section 1.6(a)) outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

(c)
If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

1.6  Employee Stock Options.

(a)
At the Effective Time, each stock option that is then outstanding under the Company’s 2005 Stock Plan, whether vested or unvested (a “Company Option”), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company’s 2005 Stock Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time; provided further, that in no event shall any assumed Company Option have a term in excess of ten years.

(b)	The Company and Parent shall take all action that may be necessary (under the Company’s 2005 Stock Plan and otherwise) to effectuate the provisions of this Section 1.6.

(c)
At the Closing, Parent will deliver to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.

1.7  Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company’s capital stock (a “Company Stock Certificate”) is presented to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8  Exchange of Certificates.

(a)
As soon as practicable after the Effective Time, but in any event no more than two business days after the Effective Time, Parent will send to the holders of Company Stock Certificates other than the Signing Shareholders (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent and referenced in the letter of transmittal, the holder of such Company Stock Certificate shall be entitled to receive from Parent, and Parent shall cause such holder to receive, in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1 (without giving effect to escrow arrangements), less such holder’s pro rata share of the Escrow Shares, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender, a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit.

(b)
No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c)
No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq SmallCap Market for each of the 10 consecutive trading days immediately preceding the Closing Date (the “Designated Parent Stock Price”).

(d)
Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Entity may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)
Neither Parent nor the Surviving Entity shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.9  Dissenting Shares.

(a)
Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become “dissenting shares” within the meaning of Section 1300(b) of the CCC shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CCC; provided, however, that if the status of any such shares as “dissenting shares” shall not be perfected, or if any such shares shall lose their status as “dissenting shares,” then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

(b)
The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the CCC and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CCC, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10   Escrow. As soon as practicable after the Effective Time of the Merger, and subject to and in accordance with the provisions of Section 9.8, Parent, on behalf of the shareholders of the Company, shall take, or cause to be taken, the following actions:

(a)
Parent shall withhold from, and not deliver to, the shareholders of the Company, certificates representing 460,000 shares of Parent Common Stock out of the shares that would otherwise be issued to the Company’s shareholders pursuant to Section 1.5(a)(i), representing a pro rata reduction from the number of shares of Parent Common Stock that each shareholder of the Company would have otherwise received (the “Escrow Shares”);

(b)	Parent shall issue the Escrow Shares in the names of the applicable shareholders of the Company that would otherwise have received the Escrow Shares pursuant to Section 1.5(a)(i); and

(c)
Parent shall cause the Escrow Shares to be delivered to the Escrow Agent (as defined in the Escrow Agreement), which Escrow Shares shall be held in escrow and shall be available to satisfy the indemnification obligations set forth in Section 9. To the extent not used for such purpose, such Escrow Shares shall be released as provided in the Escrow Agreement.

1.11   Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each party to this Agreement acknowledges that it is responsible for determining the tax consequences of the Merger for itself and for its shareholders and that it has not relied on any other party to this Agreement, or any Representative of any other such party, in making such determination.

1.12   Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Representations and Warranties of the Signing Shareholders

Except as set forth in this Agreement or on the Disclosure Schedule, the Company and the Signing Shareholders, jointly and severally, represent and warrant, to and for the benefit of the Parent Indemnitees, as set forth below. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 2, and the disclosure in any paragraph shall qualify (a) the disclosure in the corresponding paragraph of this Section 2, and (b) the other paragraphs of this Section 2 to the extent it is clear from the reading of such disclosure that it also qualifies or applies to such paragraphs.

1.13   Due Organization; No Subsidiaries; Etc.

(a)
Except as set forth in Part 2.1 of the Disclosure Schedule, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority:T (i)T to conduct its business in the manner in which its business is currently being conducted;T (ii)T to own and use its assets in the manner in which its assets are currently owned and used; andT (iii)T to perform its obligations under all Company Contracts.

(b)
The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “PyX Technologies, Inc.”

(c)
The Company is qualified, authorized, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities and of its properties (both owned and leased) makes such qualification, authorization, registration or licensing necessary, except in such jurisdictions where the failure to do so has not had and will not have a Material Adverse Effect on the Company or its business.

(d)
The Company does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

1.14   Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of:T (a)T the Company’s articles of incorporation and bylaws, including all amendments thereto;T (b)T the stock records of the Company; andT (c)T the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company’s articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s shareholders, the Company’s board of directors or any committee of the Company’s board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and, except as set forth in Part 2.2 of the Disclosure Schedule, have been maintained in accordance with prudent business practices.

1.15   Capitalization, etc.

(a)
The authorized capital stock of the Company consists of: (i) 10,000,000 shares of Common Stock (par value $0.001 per share), of which 5,567,500 shares have been issued and are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option that is held by the Company and to which any of such shares is subject.

(b)
The Company has reserved 4,647,500 shares of Company Common Stock for issuance under its 2005 Stock Plan, of which 4,432,500 shares are reserved for issuance upon exercise of outstanding options and 215,000 shares are issued and outstanding. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Except as set forth in this Section 2.3(b), there is no:T (i)T outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;T (ii)T outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;T (iii)T Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; orT (iv)T except as set forth in Part 2.3(b) of the Disclosure Schedule, to the knowledge of the Company and the Signing Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c)
All outstanding shares of Company Common Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(d)	The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

(e)
As of the date hereof, the date of the Information Statement (as defined in Section 4.3), the date the Information Statement is delivered to the Company’s shareholders and the Closing Date, each Person that held shares of Company Common Stock immediately prior to the Closing is a resident of the state set forth opposite such Person’s name on Schedule 2.3(e), as such Schedule may be updated from time to time prior to the Closing to reflect any relocations by Company shareholders that may occur.

1.16   Financial Statements.

(a)	The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i)
The audited balance sheets of the Company as of December 31, 2003 and 2004, and the related audited income statements, statements of shareholders’ equity and statements of cash flows of the Company for the years then ended; and

(ii)
the unaudited balance sheet of the Company (the “Unaudited Interim Balance Sheet”) as of February 28, 2005 (the “Interim Statement Date”), and the related unaudited income statement of the Company for the two months then ended.

(b)
Except as set forth in Part 2.4 of the Disclosure Schedule, the Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as permitted by United States generally accepted accounting principles and except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which are not expected, individually or in the aggregate, to be material in magnitude).

1.17   Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since the Interim Statement Date:

(a)
there has not been any Material Adverse Effect on the Company, and, to the knowledge of the Company and the Signing Shareholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

(b)	there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c)
the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)
the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options and Company Warrants), (ii) any option or right to acquire any capital stock or any other security (except for Company Options and Company Warrants), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)
the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 2005 Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f)
there has been no amendment to the Company’s articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)	the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h)	the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Interim Statement, exceeds $10,000;

(i)
the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(j)
the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(k)	the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l)
the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(m)
the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n)
the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(o)	the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p)	the Company has not made any Tax election;

(q)	the Company has not commenced or settled any Legal Proceeding;

(r)	the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(s)	the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

1.18   Title to Assets.

(a)
The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company’s rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b)
Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company, in each case, having a value, individually, in excess of $5,000.

1.19   Bank Accounts; Receivables.

(a)	Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b)
Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Interim Statement Date. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Interim Statement Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $5,000 in the aggregate).

1.20  Equipment; Leasehold.

(a)
All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b)	The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

1.21  Intellectual Property.

(a)	Part 2.9(a) of the Disclosure Schedule accurately identifies and describes:

(i)
in Part 2.9(a)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed, or sold by the Company at any time since its inception and any product or service currently under development by the Company;

(ii)
in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 2.9(a)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

(iii)
in Part 2.9(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Company and (3) is generally available on standard terms for less than $5,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive; and

(iv)
in Part 2.9(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.

(b)
The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Except as disclosed in Part 2.9 of the Disclosure Schedule, no Company IP Contract deviates in any material respect from the corresponding standard form agreement provided to Parent. Except as disclosed in Part 2.9 of the Disclosure Schedule, the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(c)
The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Part 2.9(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing, except as set forth in Part 2.9 of the Disclosure Schedule:

(i)
all documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)
each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP;

(iii)	no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv)
to the knowledge of the Company and the Signing Shareholders, no employee or independent contractor of the Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)	no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi)
the Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret;

(vii)	the Company has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(viii)
the Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP; and

(ix)
to the knowledge of the Company and the Signing Shareholders, the Company owns or otherwise has, and after the Closing the Surviving Entity will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

(d)	To the knowledge of the Company and the Signing Shareholders, all Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, to the knowledge of the Company:

(i)
no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii)	none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired;

(iii)
each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(iv)
no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected;

(v)
Part 2.9(d)(v) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company IP in full force and effect;

(vi)	the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

(vii)
no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the knowledge of the Company and the Signing Shareholders, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(viii)	to the knowledge of the Company and the Signing Shareholders, there is no basis for a claim that any Company IP is invalid or unenforceable.

(e)
Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or material Encumbrance on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Part 2.9(a)(iii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)
To the knowledge of the Company and the Signing Shareholders, except as set forth in Part 2.9 of the Disclosure Schedule, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)
To the knowledge of the Company and the Signing Shareholders, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise materially violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, to the knowledge of the Company and the Signing Shareholders, except as set forth in Part 2.9 of the Disclosure Schedule:

(i)
no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company, and no Intellectual Property ever owned, used or developed by the Company, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii)
no Proceeding alleging infringement, misappropriation or similar claim is pending or has been threatened in writing, or, to the knowledge of the Company and the Signing Shareholders, otherwise against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Proceeding or claim;

(iii)
the Company has never received any notice or other communication (in writing or, to the knowledge of the Company and the Signing Shareholders, otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property Right of another Person;

(iv)
the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the Company IP Contracts described in Section 2.9(a)(iii) and 2.9(b));

(v)
the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(vi)
no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the knowledge of the Company and the Signing Shareholders, has been threatened in writing or, to the knowledge of the Company and the Signing Shareholders, otherwise, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Company.

(h)
To the knowledge of the Company and the Signing Shareholders, none of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software.

(i)
None of the Company Software contains any “back door,”“drop dead device,”“time bomb,”“Trojan horse,”“virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j)
To the knowledge of the Company and the Signing Shareholders, none of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(k)
Except as set forth in Part 2.9(k) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company.

1.22  Contracts.

(a)	Part 2.10 of the Disclosure Schedule identifies:

(i)	each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii)	each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right;

(iii)
each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv)	each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)	each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi)	each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(vii)	each Company Contract involving or incorporating any guaranty of indebtedness, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii)	each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix)	each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(x)	each Company Contract constituting or relating to a Government Contract or Government Bid;

(xi)	any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xii)
any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

(xiii)
any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

T(ContractsT in the respective categories described in clauses “(i)” through “(xiii)” above are referred to in this Agreement as “Material Contracts.”)

(b)
The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Company Contract is valid and in full force and effect, and, to the knowledge of the Company and the Signing Shareholders, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)	Except as set forth in Part 2.10(c) of the Disclosure Schedule:

(i)
the Company has not materially violated or breached, or committed any material default under, any Company Contract, and, to the knowledge of the Company and the Signing Shareholders, no other Person has materially violated or breached, or committed any material default under, any Company Contract;

(ii)
to the knowledge of the Company and the Signing Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii)
the Company has never received any written notice or, to the knowledge of the Company and the Signing Shareholders, other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

(iv)	the Company has not knowingly waived any of its material rights under any Company Contract.

(d)
No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)
The Contracts identified in Part 2.10(e) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted,

(f)	Part 2.10(f) of the Disclosure Schedule provides an accurate description and breakdown of the Company’s backlog under Company Contracts.

(g)
Except as set forth in Part 2.10(g) of the Disclosure Schedule, the Company does not, and has never, entered into, bid for, had any interest in or been determined to be noncompliant with any Government Contract. The Company has not made, or participated in any way in, any Government Bid. Neither the Company nor any of its employees has been debarred or suspended from doing business with any Governmental Body, and, to the knowledge of the Company and the Signing Shareholders, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company. The Company has not made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement.

(h)
The Company has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property.

1.23  Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since the Interim Statement Date in the ordinary course of business and consistent with the Company’s past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (d) immaterial liabilities that are not required by United States generally accepted accounting principles to be disclosed on the Unaudited Interim Balance Sheet and (e) the liabilities identified in Part 2.11 of the Disclosure Schedule.

1.24  Compliance with Legal Requirements. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. The Company has not received any written notice or, to the knowledge of the Company and the Signing Shareholders, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

1.25  Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has not received any written notice or, to the knowledge of the Company and the Signing Shareholders, other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

1.26  Tax Matters. Except as set forth on Part 2.14 of the Disclosure Schedule:

(a)
All Tax Returns required to be filed on or before the Closing Date (including any extensions of such date) by or on behalf of the Company with any Governmental Body (the “Company Returns”) (i) have been or will be filed on or before such applicable due date, and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception that have been requested by Parent.

(b)
The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with United States generally accepted accounting principles. The Company has not incurred a Tax liability from the date of the Unaudited Interim Balance Sheet, other than in the ordinary course of business, and the Company will establish in its books and records reserves adequate for the payment of all such Tax liabilities.

(c)
No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(d)
No claim or Proceeding is pending or has been threatened in writing or, to the knowledge of the Company and the Signing Shareholders, otherwise against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to former Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)
There is no agreement, plan, arrangement or other Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

1.27  Employee and Labor Matters; Benefit Plans.

(a)
Part 2.15(a) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company and accurately describes such benefits.

(b)
The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(c)	To the knowledge of the Company and the Signing Shareholders:

(i)	no employee of the Company intends to terminate his employment with the Company;

(ii)	no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and

(iii)
no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(d)
Except as set forth in Part 2.15(d) of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement or any union Contract, collective bargaining agreement or similar Contract.

(e)
Except as set forth in Part 2.15(e) of the Disclosure Schedule, the Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company and the Signing Shareholders, threatened in writing or, to the knowledge of the Company and the Signing Shareholders, otherwise, or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(f)
None of the current or former independent contractors of the Company could be reclassified as an employee. There are no, and at no time have there been any, independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer. The Company has never had any temporary or leased employees. No independent contractor of the Company is eligible to participate in any Company Employee Plan other than the 2005 Stock Plan.

(g)
Part 2.15(g) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(h)
The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance Contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(i)
The Company and each of the Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and neither the Company nor any of the Signing Shareholders has knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the knowledge of the Company and the Signing Shareholders, threatened in writing or, to the knowledge of the Company and the Signing Shareholders, otherwise, or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Except as set forth in Part 2.15(i) of the Disclosure Schedule, each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of the Company and the Signing Shareholders, threatened in writing or, to the knowledge of the Company and the Signing Shareholders, otherwise by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company Affiliate has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(j)
Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(k)
No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(l)
Except as set forth in Part 2.15(l) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(m)
Except as set forth in Part 2.15(m) of the Disclosure Schedule, the Company and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company and the Signing Shareholders, threatened in writing or, to the knowledge of the Company and the Signing Shareholders, otherwise, or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(n)
To the knowledge of the Company and the Signing Shareholders, no shareholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such shareholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the knowledge of the Company and the Signing Shareholders, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Company Employees is now bound.

1.28  Environmental Matters. To the knowledge of the Company and the Signing Shareholders, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice or, to the knowledge of the Company and the Signing Shareholders, other communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company and the Signing Shareholders, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the knowledge of the Company and the Signing Shareholders, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. There are no Governmental Authorizations currently held by the Company pursuant to Environmental Laws. (For purposes of this Section 2.16: (a) “Environmental Law” means any currently enacted and effective federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.) This Section 2.16 contains the sole and exclusive representations and warranties of the Company and the Signing Shareholders with respect to the Company’s compliance with Environmental Laws.

1.29  Insurance. Except as set forth in Part 2.17 of the Disclosure Schedule, each insurance policy maintained by, at the expense of or for the benefit of the Company is in full force and effect. The Company has never received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

1.30  Related Party Transactions. No Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company. No Related Party is, or has at any time been, indebted to the Company. Except as set forth in Part 2.18 of the Disclosure Schedule, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company. To the knowledge of the Company and the Signing Shareholders, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company. Except as set forth in Part 2.18 of the Disclosure Schedule, no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a “Related Party”: (a) each of the Signing Shareholders; (b) each individual who is, or who has at any time since incorporation of the Company been, an officer of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a)” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(a)”, “(b)” and “(c)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

1.31  Legal Proceedings; Orders.

(a)
There is no pending Legal Proceeding, and (to the knowledge of the Company and the Signing Shareholders) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company and the Signing Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)	Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

(c)
There is no order, writ, injunction, judgment or decree of any Governmental Body to which the Company, or any of the assets owned or used by the Company, is subject. None of the Signing Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any of the assets owned or used by the Company. To the knowledge of the Company and the Signing Shareholders, no officer or other employee of the Company is subject to any such order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

1.32  Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors, subject to obtaining the shareholder vote referenced in Section 2.22. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

1.33  Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)
contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s articles of incorporation or bylaws, or (ii) any resolution adopted by the Company’s shareholders, the Company’s board of directors or any committee of the Company’s board of directors;

(b)
subject to Parent obtaining the approval of its stockholders as described in Section 3.6, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c)
contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)
except as set forth in Part 2.21(d) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e)
result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as described in Section 2.22 and Section 4.3, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

1.34  Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding as of the date hereof is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

1.35  Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its shareholders.

1.36  No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that none of the Company or its Representatives or shareholders are making any representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Agreement (including any schedule or exhibit attached hereto) and in any certificate delivered pursuant hereto.

1.37  Full Disclosure. This Agreement (when read together with the Disclosure Schedule) does not, and the Company Closing Certificate when read together with any disclosure provided by or on behalf of the Company under Section 5.10, will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact, in each case necessary in order to make the representations, warranties and information contained in this Agreement (including the Disclosure Schedule), in light of the circumstances under which such representations, warranties and information were provided, not false or misleading.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company and the Signing Shareholders as follows:

1.38  Due Organization. Parent and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of Delaware and California, respectively, with corporate power and authority:T (i)T to conduct its business in the manner in which its business is currently being conducted;T (ii)T to own and use its assets in the manner in which its assets are currently owned and used; andT (iii)T to perform its material obligations under material Parent or Merger Sub Contracts.

1.39  Certificate/Articles of Incorporation and Bylaws. Parent and Merger Sub have made available to the Company accurate and complete copies of Parent’s and Merger Sub’s certificate or articles of incorporation or articles of organization, as applicable, and bylaws or operating agreement, as applicable, including all amendments thereto. There has not been any violation of any of the provisions of such Parent or Merger Sub organizational documents, and Parent and Merger Sub have not taken any action that is inconsistent in any material respect with any resolution adopted by Parent or Merger Sub’s stockholders or member, as applicable, Parent or Merger Sub’s boards of directors or managing member, as applicable, or any committee of Parent or Merger Sub’s boards of directors or managing member, as applicable.

1.40  Capitalization, Etc.

(a)
The authorized capital stock of Parent consists of: (i) 25,000,000 shares of Common Stock (par value $0.001 per share), of which 5,214,538 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b)
Parent has reserved 2,794,215 shares of Parent Common Stock for issuance (net of shares issued and outstanding) under its stock option plans and employee stock purchase plan. Options to purchase 2,086,627 shares of Parent Common Stock granted under Parent’s stock option plans are outstanding as of the date of this Agreement. Except as disclosed in the foregoing sentence or the Parent SEC Documents (as defined in Section 3.4), there is no:T (i)T outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent;T (ii)T outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent;T (iii)T Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; orT (iv)T to the knowledge of Parent, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

1.41  SEC Filings; Financial Statements.

(a)
Parent has made available to the Company, by directing the Company to the SEC’s online EDGAR database, each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2002 (the “Parent SEC Documents”). Since January 1, 2002, Parent has timely made all filings with the SEC required under the applicable requirements of the Securities Act or the Exchange Act. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)
The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes as permitted by Form 10-Q and the Exchange Act, and are subject to year-end audit adjustments; and (iii) are accurate and complete in all material respects and present fairly the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

1.42  Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

1.43  Vote Required. The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in the Merger (the “Required Parent Stockholder Vote”) is the vote prescribed by Marketplace Rule 4310 of the National Association of Securities Dealers (the “NASD”).

1.44  Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Merger Sub of the Merger will (a) contravene, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the articles of organization or operating agreement of Merger Sub or of any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or the member or managing member of Merger Sub; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject; (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party, or give any Person the right to declare a default or exercise any remedy under any such Contract to which Parent is a party; or (d) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the CCC, the Delaware General Corporation Law and the NASD Bylaws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Merger.

1.45  Legal Proceedings; Orders.

(a)
There is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent or any of the assets owned or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)
There is no material order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or key employee of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

1.46  Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

1.47  Offering Valid. Assuming the accuracy of the representations and warranties of the shareholders set forth in Section 2 of the Shareholder Agreement and the information provided in the investor questionnaires provided by such shareholders to Parent, and the Company’s compliance with its covenants set forth in Sections 4.3 and 5.3, the offer, sale and issuance of the Parent Common Stock will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

1.48  Brokers. No broker, investment banker, financial advisor or other person, other than Houlihan, Lokey, Howard & Zukin, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Certain Covenants of the Company and the Signing Shareholders

1.49  Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

1.50  Operation of the Company’s Business. During the Pre-Closing Period:

(a)
the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)
the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c)	the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

(d)	the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company’s business;

(e)
the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(f)
the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Company Options;

(g)
the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 2005 Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

(h)
neither the Company nor any of the Signing Shareholders shall amend or permit the adoption of any amendment to the Company’s articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i)	the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j)
the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $5,000 per month;

(k)
the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(l)
the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

(m)
the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

(n)
the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

(o)	the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(p)	the Company shall not make any Tax election;

(q)	the Company shall not commence or settle any material Legal Proceeding;

(r)	after any extension of Funds pursuant to Section 5.14, the Company shall not make any payment to any third party without the prior consent of Parent (which will not be unreasonably withheld); and

(s)	the Company shall not agree or commit to take any of the actions described in clauses ”(e)” through “(r)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(e)” through “(r)” above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent’s withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

1.51  Company Shareholders’ Vote.

(a)
Within 10 days after the date hereof, the Company shall prepare and distribute a notice to its shareholders containing the information required by Section 1300 et seq. of the CCC. As promptly as practicable after the execution of this Agreement, the Company shall prepare and distribute an information statement that describes the material terms of this Agreement and the transactions contemplated hereby (the “Information Statement”) to each shareholder of the Company who is entitled to vote (or provide a written consent) with respect to the Merger, this Agreement and the transactions contemplated by this Agreement. The Information Statement shall meet the requirements of Rule 502(b)(2)(ii) under the Securities Act of 1933, and the Company shall provide it to its shareholders in accordance in accordance with Rule 502(b)(1) under the Securities Act. The Company shall provide Parent a reasonable opportunity to review and comment on the proposed form of Information Statement prior to its distribution to the Company’s shareholders. The Information Statement shall contain copies of Parent’s (a) Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (the “Form 10-K”), Definitive Proxy Statement on Schedule 14A filed on February 10, 2005, Current Report on Form 8-K filed on February 23, 2005, and Quarterly Report on Form 10-Q for the quarter ended January 31, 2005 (the “Form 10-Q”), each as filed with the SEC. The information supplied by the Company for inclusion in the Information Statement shall not, as of the date of the Information Statement, (i) contain any statement that is inaccurate or misleading with respect to any material fact, in light of the circumstances in which made, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

(b)
Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that may be required or reasonably requested in connection with any action contemplated by this Section 4.3. The information supplied by Parent and Merger Sub for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Information Statement shall not, as of the date of the Information Statement, (i) contain any statement that is inaccurate or misleading with respect to any material fact, in light of the circumstances in which made, or (ii) omit to state any material fact necessary in order to make such information (in light of the circumstances under which it is provided) not false or misleading. If at any time subsequent to the date of the Information Statement any event with respect to Parent or Merger Sub, or with respect to any information supplied by Parent or Merger Sub for inclusion in the Information Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document in order for such document not to be false or misleading, Parent or Merger Sub shall so describe the event in writing to the Company.

1.52  No Negotiation. During the Pre-Closing Period, or until the termination of this Agreement if prior to the end of the Pre-Closing Period, neither the Company nor any of the Signing Shareholders shall, directly or indirectly:

(a)	solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b)
participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c)	consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Signing Shareholders during the Pre-Closing Period.

Additional Covenants of the Parties

1.53  Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall (upon reasonable request) promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

1.54  SEC Filings.

(a)
As promptly as practicable after the date of this Agreement, Parent shall prepare and cause to be filed with the SEC a proxy statement with respect to the transactions contemplated hereby (the “Proxy Statement”). Parent shall use its best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent will use its best efforts to cause the Proxy Statement to be mailed to Parent’s stockholders. The Company shall promptly furnish to Parent all information concerning the Company and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.2. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC.

(b)
Within 90 days after the Effective Time, Parent shall have prepared and filed with the SEC a registration statement on Form S-8 with respect to the Company Options assumed by Parent at the Effective Time.

1.55  Securities Compliance; Blue Sky. Parent and the Company shall take such action as Parent shall reasonably determine to be necessary in order for the issuance of the Parent Common Stock in connection with the Merger under Rule 506 under the Securities Act and applicable state securities or “Blue Sky” laws; provided, however, that Parent shall not for any such purpose be required to qualify to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction. To that end, without limitation, (a) the Company shall cause each shareholder that Parent determines is not an “accredited investor” and is not “sophisticated” within the meaning of Rule 506 under the Securities Act to appoint a “purchaser representative” in accordance with Rule 501(h) under the Securities Act and (b) the Company shall cause such purchaser representative to make such disclosures as may be required under Rule 501(h) under the Securities Act.

1.56  Public Announcements. During the Pre-Closing Period, (a) neither the Company nor any of the Signing Shareholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

1.57  Affiliate Agreements. Each Signing Shareholder shall execute and deliver to Parent, and the Company shall use all commercially reasonable efforts to cause Andre Hedrick and Greg Yamamoto (and any other Person that could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit C.

1.58  Best Efforts. During the Pre-Closing Period, (a) the Company and the Signing Shareholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

1.59  Noncompetition Agreements. At or prior to the Closing, each of the employee-shareholders of the Company as of the Closing Date shall execute and deliver to the Company and Parent a Noncompetition Agreement in the form of Exhibit D.

1.60  Tax Matters.

(a)
At the Closing, the Company shall deliver to (a) Parent a statement in the form agreed upon by Parent and the Company prior to the execution hereof and (b) the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

(b)
Parent, the Company and the Signing Shareholders agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code for all tax purposes. Parent shall not take any action, or fail to take any action, and will cause the Company and the Surviving Entity after the Closing, not to take any action or fail to take any action, that could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent is the sole member of Merger Sub and after the Merger will remain the sole member of the Surviving Entity, and neither the Parent nor the Surviving Entity will make an election to treat the Surviving Entity, or take any action that may cause the Surviving Entity to be treated, as an association or otherwise as an entity separate from Parent for federal income tax purposes, if such action could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

1.61  Release. At the Closing, each of the shareholders and optionholders of the Company shall execute and deliver to the Company a Release in the form of Exhibit E.

1.62  Notification; Updates to Disclosure Schedule.

(a)	During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i)
the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that could cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Signing Shareholders in this Agreement;

(ii)	any material breach of any covenant or obligation of the Company or any of the Signing Shareholders; and

(iii)	any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b)	During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

(i)
the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that could cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement;

(ii)	any material breach of any covenant or obligation of Parent or Merger Sub; and

(iii)	any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(c)
If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.10(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Signing Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 or Section 7 has been satisfied.

(d)
If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.10(b) requires a Parent Disclosure Schedule or the filing by Parent of a report on Form 8-K, no such schedule or report on Form 8-K filed by Parent after the date hereof shall be deemed to supplement or amend the representations and warranties made by Parent in this Agreement for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 or Section 7 has been satisfied.

1.63   Employee Matters.

(a)
On or before the Effective Time, Parent shall deliver written offer letters (providing for “at will” employment with Parent and salary, benefits and bonus no less favorable than that provided to similarly situated employees of Parent) to Andre Hedrick, Greg Yamamoto, Nick Bellinger, Leo Fang and Chris Short to become employees of Parent (the individuals who accept such employment shall be referred to as “Affected Employees”). The Affected Employees shall be subject to and employed in compliance with Parent’s applicable human resources policies and procedures.

(b)
Following the Effective Time, Parent shall, or shall cause its affiliates to, recognize each Affected Employee’s service with the Company or any of its subsidiaries prior to the Effective Time (or such later transition date) as service with Parent and its affiliates in connection with any tax-qualified pension plan and welfare benefit plan (including paid time off, vacations and holidays) maintained by Parent or any of its affiliates in which such Affected Employee participates and which is made available following the Effective Time by Parent or any of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit pension plan). Parent shall, or shall cause its affiliates to, waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under any of the welfare plans (as defined in Section 3(1) of ERISA) maintained by Parent or any of its affiliates in which Affected Employees participate following the Effective Time.

1.64   Indemnification.

(a)
Parent, the Company, the Signing Stockholders and the Surviving Entity agree that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company provided in the Company’s articles of incorporation and bylaws as in effect immediately prior to the Effective Time shall continue in full force and effect for a period of six years after the Effective Time.

(b)
After the Effective Time, the Surviving Entity shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, those persons who are currently covered by the indemnification provisions in the Company’s articles of incorporation and bylaws (such persons, “Tail Indemnitees”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof to the same extent as provided in the articles of incorporation and bylaws of the Company. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Entity shall pay the reasonable fees and expenses of counsel selected by the Tail Indemnitees, which counsel shall be reasonably satisfactory to the Surviving Entity, promptly after statements therefor are received and (ii) the Surviving Entity shall cooperate in the defense of any such matter; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Entity shall not be obligated pursuant to this Section 5.12 to pay the fees and expenses of more than one counsel for all Tail Indemnitees in any single action except to the extent that two or more of such Tail Indemnitees shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c)
If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.12.

(d)	Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 5.12.

1.65  SEC Filings. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Parent Common Stock by the Company shareholders to the public without registration, Parent will use all commercially reasonable efforts to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)	file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act; and

(c)
furnish to each Company shareholder promptly upon request a written statement by the Parent as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act and such other reports and documents so filed by the Parent as such Company shareholders may reasonably request in availing themselves of any rule or regulation of the SEC allowing such shareholders to sell any Parent Common Stock without registration.

1.66  Extension of Funds. If the Closing shall not have occurred on or prior to May 15, 2005, Parent shall extend, on the 15th day of each month commencing on May 15, 2005 and continuing until the earlier of the Closing or the termination of this Agreement, a loan in the amount of $50,000. Such loan, notwithstanding anything to the contrary in this Agreement or the Disclosure Schedule shall not be the obligation or responsibility of the Shareholders, and shall in no circumstances be secured by any source code of the Company. Merger Sub and Parent on behalf of itself, the Surviving Entity and all other Parent Indemnitees, hereby covenants and agrees that Merger Sub, Parent, the Surviving Entity and all other Parent Indemnitees shall not make a claim for any such loan amounts against the Shareholders under the indemnification or other provisions of this Agreement or otherwise.

1.67  Dilution. During the Pre-Closing Period, Parent shall not grant any options, subscription rights, calls, warrants or other rights to acquire any shares of the capital stock or other securities of Parent to any new or existing employee, officer or director without first notifying the Chief Executive Officer of the Company and giving him reasonable opportunity to consult with Parent regarding any such grant.

Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

1.68  Accuracy of Representations. Each of the representations and warranties made by the Company and the Signing Shareholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), shall be accurate in all respects when made and as of the Scheduled Closing Time as if made at the Scheduled Closing Time (except to the extent such representations and warranties speak as of a specified date other than the date made or the Scheduled Closing Time, and without giving effect to any update to the Disclosure Schedule), except where the failure of such representations and warranties to be true and correct (individually or in the aggregate) would not have a Material Adverse Effect on the Company.

1.69  Performance of Covenants. All of the covenants and obligations that the Company and the Signing Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

1.70  Dissenters’ Rights. At the Scheduled Closing Date, no more than 5% of the Company Common Stock outstanding as of the Effective Time shall be eligible to be “dissenting shares” within the meaning of Section 1300(b) of the CCC and the Company shall have delivered proper notice to the holders of such “dissenting shares” as required by the CCC.

1.71  Shareholder Approval. The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

1.72  Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

1.73  Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)
Affiliate Agreements in the form of Exhibit C, executed by Andre Hedrick and Greg Yamamoto and by any other Person who could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act;

(b)	Noncompetition Agreements in the form of Exhibit D, executed by each of the employee-shareholders of the Company as of the Closing Date;

(c)	The Escrow Agreement in the form of Exhibit F, executed by the Shareholders’ Agent (as defined in Section 2 of the Shareholder Agreement) and the Escrow Agent;

(d)	The Shareholder Agreement in the form of Exhibit G, executed by Parent and each shareholder of the Company (the “Shareholder Agreement”);

(e)	a Release in the form of Exhibit E, executed by the Signing Shareholders and of the other shareholders of the Company;

(f)	confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by each of the current employees of the Company;

(g)
a certificate executed on behalf of the Company by its President, certified as to the President’s title by its Secretary, certifying that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.8, 6.10, 6.11 and 6.12 have been duly satisfied (the “Company Closing Certificate”);

(h)	a legal opinion of Orrick, Herrington & Sutcliffe LLP, dated as of the Closing Date, containing the opinions delivered to Parent prior to the date hereof;

(i)	written resignations of all directors of the Company, effective as of the Effective Time; and

(j)	offer letters for employment with Parent, effective as of the Effective Time, executed by each of the Signing Shareholders.

1.74  Questionnaires. Parent, or its counsel, shall have received a Selling Stockholder Questionnaire and an Investor Questionnaire from each of the shareholders of the Company.

1.75  FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 5.8(a).

1.76  Financing. Parent shall have entered into a binding financing agreement or agreements pursuant to which Parent shall be entitled to receive at least $5,000,000 in aggregate gross proceeds (the “Parent Financing Agreement”) in connection with or immediately following the Closing (performance of which agreement is subject only to the condition that the Closing shall have occurred).

1.77  No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

1.78  No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Entity.

1.79  No Material Adverse Effect. There shall have been no Material Adverse Effect on the Company, and no event shall have occurred or circumstances exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect on the Company.

1.80  Amendment of Pelco Agreement. The Company shall have amended its existing agreement with Pelco in form and substance reasonably acceptable to Parent.

1.81  Audited Financial Statements. Parent shall have received a complete copy of the audited financial statements of the Company described in Section 2.4(a)(i) of this Agreement, including the notes thereto and the unqualified report and opinion of BDO Seidman, LLP relating thereto.

Conditions Precedent to Obligations of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

1.82  Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), shall be accurate in all respects when made and as of the Scheduled Closing Time as if made at the Scheduled Closing Time (except to the extent such representations and warranties speak as of a specified date other than the date made or the Scheduled Closing Time, and without giving effect to any update to the Disclosure Schedule), except where the failure of such representations and warranties to be true and correct (individually or in the aggregate) would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

1.83  Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

1.84  Shareholder Approval. The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

1.85  Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)
a certificate executed on behalf of Parent by its President and its Secretary certifying that each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5, 7.6, 7.7 and 7.8 have been duly satisfied (the “Parent Closing Certificate”); and

(b)
a written notice in the name of each holder of an assumed Company Option setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option;

(c)	the Escrow Agreement, executed by Parent and the Escrow Agent;

(d)	the Shareholder Agreement, executed by Parent;

(e)
certificates representing the Applicable Fraction of shares of Parent Common Stock in the names of each the Signing Shareholders with respect to the shares to be delivered to the Signing Shareholders in connection with the Closing and the shares to be delivered to the Escrow Agent in accordance with Section 1.10; and

(f)
offer letters for employment with Parent to Andre Hedrick, Greg Yamamoto, Nick Bellinger, Leo Fang and Chris Short, effective as of the Effective Time, executed by Parent and in accordance with the terms and conditions of Section 5.11(a).

1.86  Financing. Parent shall have entered into the Parent Financing Agreement, and shall have provided an executed copy of the Parent Financing Agreement (and all exhibits thereto) to the Company.

1.87  No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by the Signing Shareholders of any material right pertaining to their ownership of stock of Parent.

1.88  No Material Adverse Effect. There shall have been no Material Adverse Effect on Parent, and no event shall have occurred or circumstances exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect on Parent.

1.89  No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Termination

1.90  Termination Events. This Agreement may be terminated prior to the Closing:

(a)
by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

(b)
by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Signing Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(c)	by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

(d)	by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

(e)
by Parent if the Closing has not taken place on or before July 31, 2005 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement or in any other agreement or instrument delivered to the Company);

(f)
by the Company if the Closing has not taken place on or before July 31, 2005 (other than as a result of the failure on the part of the Company or any of the Signing Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

(g)	by the mutual consent of Parent and the Company.

1.91  Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

1.92  Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:T (a)T neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement;T (b)T the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; andT (c)T the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

Indemnification, Etc.

1.93  Survival of Representations, Etc.

(a)
The representations and warranties made by the Company and the Signing Shareholders in Section 2 (other than Sections 2.3 and 2.19) and in the Company Closing Certificate shall survive the Closing and shall expire on the first anniversary of the Closing Date, the representations and warranties made by the Company and the Signing Shareholders in Section 2.3 shall survive the Closing and shall expire on the fifth anniversary of the Closing Date and the representations and warranties made by the Company and the Signing Shareholders in Section 2.19 shall survive the Closing and shall expire on the third anniversary of the Closing Date; provided, however, that if, at any time prior to the first, third or fifth anniversary of the Closing Date, as applicable, any Parent Indemnitee (acting in good faith) delivers to the Shareholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such anniversary of the Closing until such time as such claim is fully and finally resolved.

(b)
All representations and warranties made by Parent and Merger Sub in Section 3 shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Shareholder Indemnitee (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties (and setting forth in reasonable detail the basis for such Shareholder Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

(c)
The representations, warranties, covenants and obligations of the Company and the Signing Shareholders, on the one hand, and Parent and Merger Sub on the other, and the rights and remedies that may be exercised by the applicable Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the applicable Indemnitees or any of their Representatives.

(d)
For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Selling Shareholders in this Agreement.

1.94  Indemnification by Signing Shareholders and by Parent.

(a)
From and after the Effective Time (but subject to Section 9.1(a)), the shareholders of the Company immediately prior to the Closing (the “Company Shareholders”), jointly and severally (except with respect to claims under notices delivered following the first anniversary of the Closing Date, for which indemnification shall be several and not joint) but subject to the limitations set forth in this Section 9, shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:T (i)T any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);T (ii)T any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);T T(iii) any breach of or failure to comply with any covenant or obligation of the Company or any of the Signing Shareholders (including the covenants set forth in Sections 1, 4 and 5); orT (iv)T any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),”“(ii)” or “(iii)” above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b)
From and after the Effective Time (but subject to Section 9.1(a)), Parent and the Surviving Entity, jointly and severally, shall hold harmless and indemnify each of the Shareholder Indemnitees from and against, and shall compensate and reimburse each of the Shareholder Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Shareholder Indemnitees or to which any of the Shareholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:T (i)T any inaccuracy in or breach of any representation or warranty set forth in Section 3 as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);T (ii)T any inaccuracy in or breach of any representation or warranty set forth in Section 3 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (iii) any breach of or failure to comply with any covenant or obligation of Parent, Merger Sub or the Surviving Entity (including the covenants set forth in Sections 1, 4 and 5); or T(iv)T any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),”“(ii)” or “(iii)” above (including any Legal Proceeding commenced by any Shareholder Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(c)
If the Surviving Entity suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation solely with respect to matters prior to the Effective Time, then (without limiting any of the rights of the Surviving Entity as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Entity, to have incurred Damages as a result of and in connection with such inaccuracy or breach prior to the Effective Time.

(d)
Following the Effective Time, the indemnification provisions of this Section 9.2 shall be the sole and exclusive remedies of Parent, the Surviving Entity and the Company Shareholders for any breach by the other party of the representations and warranties in this Agreement, except that the foregoing limitation shall not apply to any such breach arising directly or indirectly from any circumstance involving fraud or intentional misrepresentation.

(e)
The maximum liability of each Company Shareholder under Section 9.2(a) (except as set forth in the following sentence) shall be equal to such Company Shareholder’s pro rata portion of the Escrow Shares. The maximum liability of each Signing Shareholder under Section 9.2(a) for breaches by the Company or the Signing Shareholders of Sections 2.3, 4.3 and 5.3 shall be equal to the total number of shares to which such Signing Shareholder was entitled based on the conversion of the Company Common Stock listed on Exhibit A hereto pursuant to Section 1.5(a)(i) of this Agreement (which consideration is payable as described in Section 9.3) and the maximum liability of each Signing Shareholder under Section 9.2(a) for breaches by the Company and the Signing Shareholders of Section 2.19 shall be equal to the shares received by such Signing Shareholder from the escrow pursuant to the Escrow Agreement; provided, however, the limitations on the liability of the Signing Shareholders contained in this sentence and the previous sentence shall not apply to any such breach arising directly or indirectly from any circumstance involving fraud or an intentional misrepresentation on the part of the Company or the Signing Shareholders.

(f)
No Parent Indemnitee shall be entitled to seek indemnification hereunder for Damages until the aggregate of all Damages under this Agreement payable to such Parent Indemnitees (in the aggregate) exceeds $25,000 (the “Threshold”); after which time the Parent Indemnitees may seek recovery from the first dollar and not merely the amounts in excess of the Threshold. No Shareholder Indemnitee shall be entitled to seek indemnification hereunder for Damages until the aggregate of all Damages under this Agreement payable to all Shareholder Indemnitees exceeds the Threshold; after which time the Shareholder Indemnitees may seek recovery from the first dollar and not merely the amounts in excess of the Threshold. Notwithstanding the foregoing, the Threshold shall not apply to Damages involving fraud or an intentional misrepresentation, a breach of covenants in this Agreement or a breach of Sections 2.3, 2.19, 4.3 or 5.3 of this Agreement, in which case Shareholder Indemnitees or the Parent Indemnitees, as the case may be, shall be entitled to seek indemnification hereunder for Damages from the first dollar.

(g)
Parent, the Surviving Entity, the Company and the Signing Shareholders and their respective affiliates (including all Indemnitees) shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

1.95  Satisfaction of Indemnification Claim. In the event any Company Shareholder shall have any liability (for indemnification or otherwise) to any Parent Indemnitee under this Section 9, such liability shall be satisfied by delivering to such Parent Indemnitee the number of shares of Parent Common Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the Designated Parent Stock Price (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied). Notwithstanding the foregoing, in the event of a breach of Section 2.3, 2.19, 4.3 or 5.3 for which notice is delivered by Parent following the first anniversary of the Closing or for which the Escrow Shares are insufficient to satisfy the indemnification liability, the liability shall be satisfied by delivering to the Parent Indemnitee, at the option of each of the Signing Shareholders in his sole discretion, either (i) cash in the aggregate dollar amount of such liability or (ii) (A) such number of shares of Parent Common Stock held by such Signing Shareholder at the time of such delivery equal to the amount of such liability divided by the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq SmallCap Market for each of the 10 consecutive trading days immediately preceding the date of such notice plus (B) to the extent the total number of shares delivered pursuant to clause (A) is insufficient to satisfy such liability, cash, except that in no event shall the payments required by this clause (ii) exceed the value of the shares of Parent Common Stock held by such Signing Shareholder plus the gross proceeds received by the Signing Shareholder upon his sale of Parent Common Stock, net of (x) income taxes paid by the Signing Shareholder in respect of his sale of Parent Common Stock plus (y) income taxes payable upon the delivery of shares to the Parent Indemnitee pursuant to (A) above.

1.96  No Contribution. Each Company Shareholder, by virtue of its approval of this Agreement, waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Entity in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Company Closing Certificate.

1.97  Interest. Any Person who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest, payable as described in the last sentence of Section 9.3), on the amount of such Damages (for the period commencing as of the date on which such Person first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Person to such Indemnitee is fully satisfied by such Person) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

1.98  Defense of Third Party Claims.

(a)
In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Entity, against Parent or against any other Person) with respect to which any of the Parent Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Parent shall promptly give the Shareholders’ Agent and the Escrow Agent written notice (a “Claim Notice”) of such claim (a “Claim”) or Legal Proceeding; provided, however, that any failure on the part of Parent to so notify the Shareholders’ Agent shall not limit any of the Parent Indemnitees’ rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). Parent shall have the right, at its election, to proceed with the defense of such Claim or Legal Proceeding on its own. If Parent proceeds with the defense of any such Claim or Legal Proceeding, it shall so notify the Shareholders’ Agent in the Claim Notice. If Parent makes the foregoing election, the Shareholders’ Agent will have the right to participate at its own expense in all proceedings and will provide the Shareholders’ Agent with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding, and the prosecution or defense thereof. If the Shareholders’ Agent acknowledges in writing the obligation of the Shareholders of the Company to indemnify Parent hereunder against any Damages arising out of such Claim or Legal Proceeding, all reasonable and documented third-party expenses relating to the defense of such Claim or Legal Proceeding shall be recovered by Parent by having Parent and the Shareholders’ Agent instruct the Escrow Agent to release to Parent that number of Escrow Shares, to the extent available, equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such expenses. Such recovery shall be made from Escrow Shares on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each Company Shareholder. Notwithstanding the foregoing, in the event the Claim or Legal Proceeding relates to a breach of Section 2.3, 2.19, 4.3 or 5.3 of this Agreement, if no Escrow Shares are available Parent shall be entitled to receive reimbursement from Signing Shareholders as provided in the last sentence of Section 9.3.

(b)
Within ten days of delivery of the Claim Notice, if Parent has not elected to proceed with the defense of such Claim or Legal Proceeding on its own, the Shareholders’ Agent may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement. If the Shareholders’ Agent makes the foregoing election, a Parent Indemnitee will have the right to participate at its own expense in all proceedings. If the Shareholders’ Agent does not make such election within such period or fails to diligently contest such Claim or Legal Proceeding after such election, then the Parent Indemnitee shall handle the prosecution or defense of any such Claim or Legal Proceeding, and will take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, and will notify the Shareholders’ Agent of the progress of any such Claim or Legal Proceeding, will permit the Shareholders’ Agent, at the sole cost of the Shareholders’ Agent, to participate in such prosecution or defense and will provide the Shareholders’ Agent with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof. If Parent proceeds with the defense of any such Claim or Legal Proceeding in these circumstances, all Parent’s reasonable, documented, third-party expenses relating to the defense of such Claim or Legal Proceeding shall be recovered by obtaining that number of Escrow Shares, to the extent available, equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such expenses. Such recovery shall be made from the Escrow Shares on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each Company Shareholder.

(c)
Neither party will compromise or settle any such Claim or Legal Proceeding without the written consent of either Parent (if the Shareholders’ Agent defends the Claim or Legal Proceeding) or the Shareholders’ Agent (if Parent or other Parent Indemnitees defend the Claim or Legal Proceeding), such consent not to be unreasonably withheld, conditioned or delayed. In any case, the party not in control of the Claim or Legal Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such Claim or Legal Proceeding.

1.99  Exercise of Remedies by Indemnitees. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy. No Shareholder Indemnitee shall be permitted to assert any indemnification claim or exercise any remedy under this Agreement unless the Shareholders’ Agent shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

1.100  Escrow Fund. Each shareholder of the Company receiving Parent Common Stock in the Merger will be deemed to have received and deposited with the Escrow Agent the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Company after the Effective Time of the Merger with respect to the Escrow Amount) for purposes of satisfying any indemnification claims made pursuant to this Section 9. The Escrow Shares will be deposited with and will be held by an institution mutually acceptable to Company and the Shareholders’ Agent, such deposit to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement. Payment of any amounts in respect of the Company Shareholders’ indemnity obligations pursuant to this Section 9 shall first be taken from the Escrow Shares as set forth in the Escrow Agreement.

Miscellaneous Provisions

1.101  Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

1.102  Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, (d) the preparation and audit of the Company’s financial statements conducted by Parent and Representatives of Parent, and (e) the consummation of the Merger.

1.103  Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

1.104  Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:	SBE, Inc.
Attn: David Brunton
2305 Camino Ramon
Suite 200
San Ramon, CA 94583
Facsimile: (925) 355-2041

with copy to:	Cooley Godward LLP
Attn: Jodie Bourdet
One Maritime Plaza, 20PthP Floor
San Francisco, CA 94111
Facsimile: (415) 951-3699

if to the Company or the Signing Shareholders:	PyX Technologies, Inc.
Attn: Greg Yamamoto
2305 Camino Ramon, Suite 210
San Ramon, CA 94583
Facsimile: (408) 354-7335

with copy to:	Orrick, Herrington & Sutcliffe LLP
Attn: Jim Black
405 Howard Street
San Francisco, CA 94105
Facsimile: (415) 773-5759

1.105  Time of the Essence. Time is of the essence of this Agreement.

1.106  Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

1.107  Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

1.108  Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

1.109  Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Signing Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company’s shareholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

1.110  Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

1.111  Waiver.

(a)
No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)
No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

1.112  Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

1.113  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

1.114  Parties in Interest. Except for the provisions of Sections 1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

1.115  Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that (a) the Confidentiality Agreement executed on behalf of Parent and the Company on February 11, 2005 shall not be superseded by this Agreement and shall remain in effect until the date on which such Confidentiality Agreement is terminated in accordance with its terms and (b) paragraphs 7 through 11 of the Term Sheet, executed by Parent and the Company on February 7, 2005, shall remain in effect until such paragraphs are terminated in accordance with the terms of the Term Sheet. Each of the Signing Shareholders will abide by the obligations of the Company under the Confidentiality Agreement.

1.116  Construction.

(a)
For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)
The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)
As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)	Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SBE, Inc.,
  a Delaware corporation

By:

PyX Acquisition Sub, LLC,
  a California limited liability company

By:

PyX Technologies, Inc.,
 a California corporation

By:

Andre Hedrick

Nick Bellinger

Exhibit A

SIGNING SHAREHOLDERS

Name	Shares of Company Common Stock
Andre Hedrick	3,200,000
Nick Bellinger	750,000
Total:	3,950,000

Exhibit B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

Acquisition Transaction.“Acquisition Transaction” shall mean any transaction involving:

(a)	the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b)
the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c)	any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Agreement.“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Contract.“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee.“Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company IP. “Company IP” shall mean all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

Company Pension Plan.“Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Software. “Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis).

Consent.“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages.“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Designated Parent Stock Price.“Designated Parent Stock Price” shall have the meaning given to such term in Section 1.8(c).

Disclosure Schedule.“Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Signing Shareholders.

DOL. “DOL” means the United States Department of Labor.

Encumbrance.“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

TEntity.T“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization.“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.“Governmental Body” shall mean any:T (a)T nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;T (b)T federal, state, local, municipal, foreign or other government; orT (c)T governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees.“Indemnitees” shall mean the Parent Indemnitees and the Shareholder Indemnitees.

Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge.“Knowledge” with respect to the Company and the Signing Shareholders shall mean the actual knowledge of Andre Hedrick, Greg Yamamoto, Nick Bellinger, Leo Fang or Chris Short of a particular fact or other matter.

Legal Proceeding.“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on a person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the person’s Closing Certificate but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the person’s business, condition, assets, liabilities, operations, financial performance or prospects.

Parent Indemnitees.“Parent Indemnitees” shall mean T(a)T Parent;T (b)T Parent’s current and future affiliates (including the Surviving Entity);T (c)T the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; andT (d)T the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

TPerson.T“Person” shall mean any individual, Entity or Governmental Body.

Registered IP.“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives.“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

TSEC.T“SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.“Securities Act” shall mean the Securities Act of 1933, as amended.

Shareholder Indemnitees.“Shareholder Indemnitees” shall mean T(a)T each shareholder of the Company immediately prior to the Effective Time;T (b)T the respective Representatives of the Persons referred to in clauses “(a)” above; andT (c)T the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” above.

TTax.T“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty (including any customs duty), and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

SBE, Inc.,
a Delaware corporation;

PyX Acquisition Sub, LLC,
a California limited liability company;

PyX Technologies, Inc.,
a California corporation;

and

Certain Shareholders of PyX Technologies, Inc.,

___________________________

Dated as of March 28, 2005
___________________________

EXHIBITS

Exhibit A	-	Signing Shareholders

Exhibit B	-	Certain Definitions

Exhibit C	-	Form of Affiliate Agreement

Exhibit D	-	Form of Noncompetition Agreement

Exhibit E	-	Form of Release

Exhibit F	-	Form of Escrow Agreement

Exhibit G	-	Form of Shareholder Agreement

ANNEX C

SBE, INC.

UNIT SUBSCRIPTION AGREEMENT
COMMON STOCK
AND WARRANTS

Unit Subscription Agreement (this “Agreement”) dated as of May 4, 2005 among SBE, Inc., a Delaware corporation (the “Company”), and the persons who execute this Agreement as investors (the “Investors”).

Background: The Company desires to sell to the Investors, and the Investors desire to purchase, an aggregate of shares of Common Stock of the Company (the “Shares”) in Units with 5-year warrants, in substantially the form attached hereto as Exhibit 1, exercisable to purchase shares of Common Stock of the Company (the “Warrant Shares”) at the Exercise Price (as defined below) (the “Warrants”), all for an aggregate price of $5,150,000. The proceeds are necessary for development and continuance of the business of the Company and each of its Subsidiaries and the development and continuance of the business of PyX Technologies, Inc. (“PyX”), which the Company proposes to acquire in the Acquisition (as defined below). Concurrently with the execution of this Agreement, each of the executive officers and directors of the Company has entered into a Voting Agreement in the form attached as Exhibit 2 providing that he or she will vote his shares of Common Stock of the Company in favor of the Proposal at the Stockholders Meeting (the “Voting Agreement”).

Certain Definitions:

“Acquisition” shall mean the acquisition by the Company of PyX substantially in accordance with the terms set forth in the Agreement and Plan of Merger and Reorganization, dated March 28, 2005, filed by the Company with the SEC on Form 8-K on such date (the “Acquisition Agreement”).

“Action” has the meaning set forth in Section 2.10.

“AIGH” means AIGH Investment Partners, LLC, a Delaware limited liability company.

“Agreement” has the meaning set forth in the Preamble to the Agreement.

“Blue Sky Laws” has the meaning set forth in Section 2.7(b).

“Certificate of Incorporation” has the meaning set forth in Section 2.2(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.2.

“Closing Certificate” has the meaning set forth in Section 1.3(m).

“Closing Sale Price” means the closing sale price per share of the Company’s Common Stock as quoted on The Nasdaq SmallCap Market on the trading day on which the Common Stock trades immediately preceding the Closing Date.

“Common Stock” shall mean stock of the Company of any class (however designated) whether now or hereafter authorized, which generally has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage. As of the date of this Agreement, Common Stock means the Company’s Common Stock, $0.001 par value per share.

“Company” includes the Company and any corporation or other entity that shall succeed to or assume, directly or indirectly, the obligations of the Company hereunder. The term “corporation” shall include an association, joint stock company, business trust, limited liability company or other similar organization.

“Company Disclosure Letter” means the disclosure letter delivered to the Investors prior to the execution of this Agreement, which letter is incorporated in this Agreement by reference. The disclosure schedule delivered by PyX to the Company pursuant to the Acquisition Agreement shall be attached to, and is hereby incorporated by reference into, the Company Disclosure Letter.

“Contemplated Transactions” has the meaning set forth in Section 2.1(b).

“Exchange Act” has the meaning set forth in Section 2.7(b).

“Exercise Price” means 133% of the Unit Price.

“Financial Statements” has the meaning set forth in Section 2.9(f).

“Form 10-K Financial Statements” has the meaning set forth in Section 2.9(d).

“Governmental Body” has the meaning set forth in Section 2.7(b).

“Investor Rights Agreement” has the meaning set forth in Section 1.3(a).

“Investors” has the meaning set forth in the Preamble to the Agreement.

“January 31 Form 10-Q Financial Statements” has the meaning set forth in Section 2.9(e).

“Legal Fee” has the meaning set forth in Section 6.9.

“Legal Requirement” has the meaning set forth in Section 2.8.

“Loss” has the meaning set forth in Section 5.2(b).

“Majority Investors” has the meaning set forth in Section 1.2.

“Market Price” means the average closing sale price per share of the Company’s Common Stock as quoted on the NASDAQ SmallCap Market for the five preceding consecutive trading days on which the Common Stock trades ending on the date immediately before the Closing Date.

“Material Adverse Change” and “Material Adverse Effect” shall mean a material adverse change in the business, financial condition, results of operation, properties or operations of the Company and its Subsidiaries taken as a whole; provided, however, that “Material Adverse Change” and “Material Adverse Effect” shall not include any such changes that result from (a) general economic, business or industry conditions, (b) the taking of any action permitted or required by this Agreement, (c) the announcement or pendency of this Agreement, the Contemplated Transactions, the Acquisition Agreement, the Acquisition or the other transactions contemplated by the Acquisition Agreement; and provided, further, that a decline in the Company’s stock price shall not, in and of itself, constitute a “Material Adverse Change” or “Material Adverse Effect.”

“Material Agreement” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or of any of its Subsidiaries or any property or asset of the Company or of any of its Subsidiaries is bound or affected that is material to the Company and its Subsidiaries, taken as a whole.

“NASD” means the National Association of Securities Dealers, Inc.

“Ordinary Course of Business” has the meaning set forth in Section 2.11.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity, any university or similar institution, or any government or any agency or instrumentality or political subdivision thereof.

“Price Termination” has the meaning set forth in Section 1.1.

“Proposal” has the meaning set forth in Section 2.2(b)(i).

“Proprietary Assets” has the meaning set forth in Section 2.12.

“Proxy Statement” has the meaning set forth in Section 2.2(b)(i).
“PyX” has the meaning set forth in the Background to the Agreement.

“PyX Financial Statements” has the meaning set forth in Section 2.9(f).

“Required Stockholder Approval” has the meaning set forth in Section 2.2(b)(i).

“Review Date” has the meaning set forth in Section 1.2.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 2.9(a).

“Securities” means the Shares and Warrants.

“Securities Act” has the meaning set forth in Section 2.5.

“Shares” has the meaning set forth in the Background to the Agreement.

“Stockholders Meeting” has the meaning set forth in Section 2.2(b)(i).

“Subsidiary” shall mean, immediately prior to the Closing, any corporation of which stock or other interest having ordinary power to elect a majority of the Board of Directors (or other governing body) of such entity (regardless of whether or not at the time stock or interests of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is, immediately prior to the Closing, directly or indirectly owned by the Company or by one or more Subsidiaries. For purposes of clarity, the definition of Subsidiary shall include PyX.

“Transaction Documents” means the Agreement, the Voting Agreement, the Warrants and the Investor Rights Agreement.

“Transfer Agent” has the meaning set forth in Section 1.2(b).

“Unit” shall mean (i) one (1) Share and (ii) one Warrant to purchase one half (0.5) of a Warrant Share.

“Unit Price” shall mean the lowest of (i) $2.50, (ii) 92% of the Market Price and (iii) 95% of the Closing Sale Price.

“Warrants” has the meaning set forth in the Background to the Agreement.

“Warrant Share” has the meaning set forth in the Background to the Agreement, and includes any shares of Common Stock issued or from time to time issuable upon exercise of the Warrants.

“Voting Agreement” has the meaning set forth in the Background to the Agreement.

In consideration of the mutual covenants contained herein, the parties agree as follows:
1.    Purchase and Sale of Stock.

1.1.    Sale and Issuance of Securities.

(a)    The Company shall sell to the Investors and the Investors shall purchase from the Company, that number of Units equal to $5,150,000 divided by the Unit Price, at a price per Unit equal to the Unit Price; provided, however, that the Company shall have the right not to sell the Units under this Agreement and to terminate this Agreement without penalty (except as provided in Section 6.9) if the Unit Price as of the Closing Date is less than $2.00 (“Price Termination”).

(b)    The purchase price of the Units to be purchased by each Investor from the Company is set forth on Schedule 1.1(b) hereto, subject to acceptance, in whole or in part, by the Company.

1.2.    Closing. The closing (the “Closing”) of the purchase and sale of the Securities hereunder shall take place as soon as practicable after the conditions for Closing set forth in this Agreement are met (other than closing conditions that, by their nature, are satisfied at the Closing) but no later than (i) a date that is within 60 days of the date of this Agreement if the SEC determines not to review the Proxy Statement or (ii) July 31, 2005 (the “Review Date”) if the SEC determines to review the Proxy Statement; provided, that the Company, AIGH and other Investors who together with AIGH have subscribed for an aggregate of at least 50% of the Units (the “Majority Investors”) may extend such date. The Company shall notify the Investors promptly after the conditions set forth in Section 1.3 (other than those that, by their nature, are satisfied at the Closing) have been met, and the Closing shall take place within three business days after such notice is given (the “Closing Date”). The Closing shall take place at the offices of Hahn & Hessen LLP, the Investors’ counsel, in New York, New York, or at such other location as is mutually acceptable to the Majority Investors and the Company, subject to fulfillment of the conditions of closing set forth in the Agreement. At the Closing:

(a)    each Investor purchasing Securities at the Closing shall deliver to the Company or its designees by wire transfer or such other method of payment as the Company shall approve, an amount equal to the purchase price of the Securities purchased by such Investor hereunder, as set forth opposite such Investor’s name on the signature pages hereof;

(b)    the Company shall authorize its transfer agent (the “Transfer Agent”) to arrange delivery to each Investor of one or more stock certificates registered in the name of the Investor, or in such nominee name(s) as designated by the Investor in writing, representing the number of Shares obtaining by dividing the dollar amount set forth opposite such Investor’s name on Schedule 1.1(b) by the Unit Price; and

(c)    the Company shall issue and deliver to each Investor the number of Warrants obtained by dividing one-half of the dollar amount set forth opposite such Investor’s name on Schedule 1.1(b) by the Unit Price.

1.3.    Investors’ Conditions of Closing. The obligation of the Investors to complete the purchase of the Securities at the Closing is subject to fulfillment (or waiver by the Majority Investors) of the following conditions:

(a)    the Company shall execute and deliver an Investor Rights Agreement, dated the Closing Date, in the form attached as Exhibit 3, with respect to the Shares and the Warrant Shares (the “Investor Rights Agreement”);

(b)    the Company shall cause to be delivered to the Investors an Opinion of Counsel, dated the Closing Date and reasonably satisfactory to counsel for the Investors, with respect to the matters set forth on Exhibit 4;

(c)    the representation and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (to the extent such representations and warranties speak as of a later date) as of such later date as though made on and as of the Closing Date, except for such inaccuracies as have not resulted and would not reasonably be expected to result in a Material Adverse Change, and the Company shall have performed in all material respects all covenants and other obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(d)    the absence of a Material Adverse Change from the date of this Agreement up to, and including, the Closing Date;

(e)    the Company shall pay the Investors’ expenses to the extent set forth in Section 6.9 hereof;

(f)    the Company shall deliver to the Investors a certified copy of its Certificate of Incorporation, as amended, and Bylaws and a Certificate of Good Standing from the Secretary of State of the State of Delaware;

(g)    the Required Stockholder Approval shall have been obtained;

(h)    the Company shall not be subject to delisting with The Nasdaq SmallCap Market, or obliged to apply for relisting, under Rule 4330(f) of the NASD or otherwise as a consequence of the Acquisition and the Contemplated Transactions;

(i)    the Acquisition shall have been completed;

(j)    the Investors shall have received a certificate signed on behalf of the Company by the President and Secretary of the Company, in such capacities, to the effect that the condition set forth in Section 1.3(c) shall have been satisfied (the “Closing Certificate”);

(k)    PyX shall have entered into a definitive reseller agreement with LSI Logic; and

(l)    All Securities delivered at the Closing shall have any necessary stock transfer tax stamps (purchased at the expense of the Company) affixed.

1.4. Company’s Conditions of Closing. The obligation of the Company to complete the sale of the Securities at the Closing is subject to fulfillment (or waiver by the Company) of the following conditions:

(a)    the Investors shall execute and deliver the Investor Rights Agreement;

(b)    The NASDAQ SmallCap Market shall have granted its approval to the Acquisition and to the Contemplated Transactions;

(c)    the representation and warranties of the Investors set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and on the Closing Date;

(d)    the Required Stockholder Approval shall have been obtained;

(e)    the Company shall not be subject to delisting with The Nasdaq SmallCap Market, or obliged to apply for relisting, under Rule 4330(f) of the NASD or otherwise as a consequence of the Acquisition and the Contemplated Transactions; and

(f)    the Acquisition shall have been completed.

2.    Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, each of the Investors as follows:

2.1.    Corporate Organization; Authority; Due Authorization.

(a)    The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or lease its properties as and in the places where such business is conducted and to carry on its business as conducted and (iii) is duly qualified as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify, individually or in the aggregate, would result in a Material Adverse Effect. Set forth in the Company Disclosure Letter is a complete and correct list of all Subsidiaries. Each Subsidiary is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or limited liability company in each jurisdiction in which the failure to so qualify, individually or in the aggregate, would result in a Material Adverse Change.

(b)    The Company (i) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (ii) has been authorized by all necessary corporate action to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (the “Contemplated Transactions”). Each of this Agreement and the other Transaction Documents is a valid and binding obligation of the Company enforceable in accordance with its terms except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity). To the Company’s knowledge, the Voting Agreement is a valid and binding obligation of the parties thereto other than the Company, enforceable in accordance with its terms.

2.2.    Capitalization; Authorization of Additional Shares of Common Stock.

(a)    Current Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, $0.001 par value, of which 5,243,483 shares of Common Stock are outstanding and (ii) 2,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are outstanding. All outstanding shares were issued in compliance with all applicable Federal and state securities laws, and the issuance of such shares was duly authorized. Except as contemplated by this Agreement or as set forth in the Company Disclosure Letter, there are (i) no outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements obligating the Company to purchase or otherwise acquire or issue any shares of capital stock of the Company (or shares reserved for such purpose), (ii) no preemptive rights contained in the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Bylaws of the Company or contracts to which the Company is a party or rights of first refusal with respect to the issuance of additional shares of capital stock of the Company (other than as set forth in the Investor Rights Agreement, including without limitation the Securities and the Warrant Shares), and (iii) no commitments or understandings (oral or written) of the Company to issue any shares, warrants, options or other rights other than option grants that may be committed to potential employees of the Company in the Ordinary Course of Business.  Except as set forth in the Company Disclosure Letter, to the Company’s knowledge, none of the shares of Common Stock is subject to any stockholders’ agreement, voting trust agreement or similar arrangement or understanding. Except as set forth in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. With respect to each Subsidiary other than PyX, and to the Company’s knowledge with respect to PyX, (x) all the issued and outstanding shares of the Subsidiary’s capital stock or equity interests have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (y) except as disclosed in the Company Disclosure Letter, there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Subsidiary’s capital stock or any such options, rights, convertible securities or obligations. Except as disclosed in the Company Disclosure Letter, the Company owns 100% of the outstanding equity of each Subsidiary other than PyX. At the closing of the Acquisition, PyX will be merged with and into another Subsidiary of the Company and will cease to exist as a separate corporation or Subsidiary.

(b)    Proxy Statement; Stockholders Meeting.

(i)     As promptly as possible, the Company shall take all action necessary to call a meeting of its stockholders (together with any adjournments or postponements thereof, the “Stockholders Meeting”) for the purpose of seeking the requisite stockholder approval (the “Required Stockholder Approval”) of (x) the Acquisition, (y) the Contemplated Transactions to the extent necessary to comply with Rule 4350(i) of the NASD, and (z) all matters to be voted upon incident thereto (collectively, the “Proposal”). In connection therewith, the Company will promptly prepare and file with the SEC proxy materials (including one or more proxy statements (as amended or supplemented, the “Proxy Statement”) and form of proxy) for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon and obtaining SEC approval of the mailing of the Proxy Statement and proxy to the Company’s stockholders, shall promptly mail such proxy materials to the stockholders of the Company. The Company will comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to the Proxy Statement and form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any statement that, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders Meeting or the subject matter thereof which has become false or misleading. If the Company should discover at any time prior to the Closing Date any event relating to the Company or any of its Subsidiaries or any of their respective affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company’s obligations under the Exchange Act, the Company will promptly inform its stockholders thereof. The Company shall give prompt notice to AIGH and the Investors’ counsel of any determination by the SEC to review or not to review the Proxy Statement.

(ii)    Subject to its fiduciary obligations under applicable law (as determined in good faith by the Company’s Board of Directors, after having taken into account the written advice of the Company’s outside counsel), the Company’s Board of Directors shall recommend to the Company’s stockholders (and not revoke or amend such recommendation) that the stockholders vote in favor of the Proposal and shall cause the Company to take all commercially reasonable action to solicit the Required Stockholder Approval. Whether or not the Company’s Board of Directors determines at any time after the date hereof that, due to its fiduciary duties, it must revoke or amend its recommendation to the Company’s stockholders, the Company is required to, and will take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene the Stockholders Meeting as promptly as practicable to consider and vote upon the approval of the Proposal.

(iii)    In the event that (x) the Company does not file the Proxy Statement within 20 business days following the date of this Agreement, (y) the Company fails to use its best efforts to cause the Stockholders Meeting to take place within 90 days following the date of this Agreement, or (z) the Company’s Board of Directors has withdrawn or modified its recommendation to its stockholders pursuant to the provisions of Section 2.2(b)(ii), the Company will pay to each Investor, at the earlier to occur of (a) the Closing and (b) the business day after the latest permitted date for Closing, as set forth in Section 1.2, if the Closing has not occurred by such latest permitted date, a cash fee equal to 25% of such Investor’s investment set forth on Schedule 1.1(b); provided, however, that, with respect to clause (y) above, no such penalty shall apply in the event that a delay beyond the Review Date arises out of review by the SEC as long as the Company continues to use its best efforts to cause the Stockholders Meeting to take place as soon as practicable.

2.3.    Validity of Securities. The issuance of the Securities has been duly authorized by all necessary corporate action on the part of the Company other than the Required Stockholder Approval and, when issued to, delivered to, and paid for by the Investors in accordance with this Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.4.    Warrant Shares. The issuance of the Warrant Shares upon exercise of the Warrants has been duly authorized by the Company’s Board of Directors. At all times between the Closing Date and prior to such exercise, the Warrant Shares will have been duly reserved for issuance upon such exercise and, when so issued, will be validly issued, fully paid and non-assessable.

2.5.    Private Offering. Neither the Company nor, to the Company’s knowledge, anyone acting on its behalf has within the last 12 months issued, sold or offered any security of the Company (including, without limitation, any Common Stock or warrants of similar tenor to the Warrants) to any Person under circumstances that would cause the issuance and sale of the Securities, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company agrees that neither the Company nor anyone acting on its behalf will offer the Securities or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Securities subject to the registration requirements of Section 5 of the Securities Act.

2.6.    Brokers and Finders. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its officers, directors, employees or stockholders, has employed any broker or finder with respect to the Contemplated Transactions.

2.7.    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company do not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the charter documents of its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or of any of its Subsidiaries pursuant to, any Material Agreement; except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the Contemplated Transactions in any material respect or otherwise prevent the Company from performing its obligations under this Agreement or any of the other Transaction Documents in any material respect, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The execution and delivery of this Agreement and the other Transaction Documents by the Company do not, and the performance of this Agreement and the other Transaction Documents and the consummation by the Company of the Contemplated Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as hereinafter defined) except for the filing of a Form D with the Securities and Exchange Commission and the filing of the Proxy Statement and the filing of a Form 8-K and other applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any state securities or “blue sky” laws (“Blue Sky Laws”), any approval required by applicable rules of the markets in which the Company’s securities are traded and any required filing of the Voting Agreement with the appropriate Governmental Body. For purposes of this Agreement, “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal). Without limitation on the foregoing, the consummation of the Contemplated Transactions and the Acquisition do not require the approval of the stockholders of the Company other than the Required Stockholder Approval and the approval of the Nasdaq SmallCap Market, both of which will be obtained prior to the Closing.

2.8.    Compliance. Except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or such Subsidiary or by which any property or asset of the Company or such Subsidiary is bound or affected (“Legal Requirement”) or (ii) any Material Agreement, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since November 1, 2001, neither the Company nor any Subsidiary has received any written notice or communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.9.    SEC Documents; Financial Statements.

(a)    The information contained in the following documents did not, as of the date of the applicable document, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, as of their respective filing dates or, if amended, as so amended (the following documents, together with any other filings made by the Company with the SEC after the date of this Agreement prior to the Closing Date, collectively, the “SEC Documents”), provided that the representation in this sentence shall not apply to any misstatement or omission in any SEC Document filed prior to the date of this Agreement which will have been superseded by a subsequent SEC Document filed prior to the Closing Date:

(i)    the Company’s Annual Report on Form 10-K for the year ended October 31, 2004;

(ii)  the Company’s definitive Proxy Statement with respect to its 2005 Annual Meeting of Stockholders, filed with the SEC on February 10, 2005;

(iii)  the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005; and

(iv) the Company’s Current Reports on Form 8-K, filed with the SEC on October 14, 2004, December 15, 2004, January 4, 2005, February 23, 2005 and March 28, 2005, and on Form 8-K/A, filed with the SEC on February 28, 2005.

(b)    In addition, as of the date of this Agreement and as of the Closing Date, the Company Disclosure Letter, when read together with the representations and warranties contained in this Agreement, does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made and the time period about which they were made, not misleading.

(c)    The Company has filed all forms, reports and documents required to be filed by it with the SEC since October 31, 2001, including, without limitation, the SEC Documents. As of their respective dates, the SEC Documents have complied, and will have complied, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(d)    The Company’s Annual Report on Form 10-K for the year ended October 31, 2004 includes (i) consolidated balance sheets as of October 31, 2003 and 2004 and (ii) consolidated statements of operations and consolidated statements of cash flows for the three one-year periods then ended (collectively, the “Form 10-K Financial Statements”).

(e)    The Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005, includes (i) consolidated balance sheets as of January 31, 2005 and October 31, 2004 and (ii) consolidated statements of operations and consolidated statements of cash flows for the quarters ended January 31, 2004 and 2005 (the “January 31 Form 10-Q Financial Statements).

(f)    PyX’s balance sheets as of December 31, 2004 and 2003 and related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004, the period from inception (November 26, 2002) through December 31, 2003, and the period from inception (November 26, 2002) through December 31, 2004 are referred to herein as the “PyX Financial Statements” and, together with the Form 10-K Financial Statements and the January 31 Form 10-Q Financial Statements, are referred to as the “Financial Statements.”

(g)    The Form 10-K Financial Statements and the January 31 Form 10-Q Financial Statements (including the related notes and schedules thereto and all other financial information included in the SEC Documents) fairly present in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and its Subsidiaries other than PyX for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The PyX Financial Statements fairly present in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of PyX for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

(h)    Any SEC Documents filed after the date of this Agreement and prior to the Closing Date will not, as of the date of the applicable document, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, as of their respective filing dates or, if amended, as so amended.

2.10.    Litigation. Except as set forth in the SEC Documents or the Company Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings (each, an “Action”) pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any court, tribunal, arbitrator, mediator or any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.11.    Absence of Certain Changes. Except (i) as specifically contemplated by this Agreement or the Acquisition Agreement and related agreements and the transactions contemplated thereby, or (ii) as set forth in the Company Disclosure Letter, the SEC Documents or the Financial Statements, since January 31, 2005, there has not been (a) any Material Adverse Change; (b) any return of any capital or other distribution of assets to stockholders of the Company (except to the Company); (c) except for the Acquisition, any acquisition (by merger, consolidation, acquisition of stock and/or assets or otherwise) of any Person; or (d) any transactions, other than in the ordinary course of business, consistent with past practices and reasonable business operations (“Ordinary Course of Business”), with any of its officers, directors, principal stockholders or employees or any Person affiliated with any of such persons.

2.12.    Proprietary Assets.

(a)    For purposes of this Agreement, “Proprietary Assets” shall mean all right, title and interest of the Company and the Subsidiaries in and to the following items or types of property: (i) every patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset other than goodwill; and (ii) all licenses and other rights to use or exploit any of the foregoing.

(b)    Except as set forth in the Company Disclosure Letter, each of the Company or its Subsidiaries: has good, valid and marketable title to each of the Proprietary Assets owned by it, free and clear of all liens and other encumbrances; has a valid right to use all Proprietary Assets owned by third parties; and is not obligated to make any payment to any Person for the use of any Proprietary Asset except as set forth in the applicable license agreement. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has developed jointly with any other Person any material Proprietary Asset with respect to which such other Person has any rights.

(c)    Each of the Company and its Subsidiaries has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality and secrecy of all Proprietary Assets of the Company and its Subsidiaries (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets of the Company and its Subsidiaries. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (other than pursuant to license agreements identified in the Company Disclosure Letter) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset, (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset of the Company and its Subsidiaries, except in the ordinary course of its business or (iii) any patent applications (except as required by law).

(d)    To the knowledge of the Company, (i) none of the Proprietary Assets of the Company and its Subsidiaries infringes or conflicts with any Proprietary Asset owned or used by any other Person; (ii) neither the Company nor any Subsidiary is infringing, misappropriating or making any unlawful use of any Proprietary Asset owned or used by any other Person; and (iii) no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset of the Company or any of its Subsidiaries.

(e)    Except as set forth in the Company Disclosure Letter, excluding warranty claims received by Company or any of its Subsidiaries in the ordinary course of business, there has not been any claim by any customer or other Person alleging that any Proprietary Asset of the Company or any of its Subsidiaries (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company.

(f)    To the knowledge of the Company, the Proprietary Assets of the Company and its Subsidiaries constitute all the Proprietary Assets necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses have been and are being conducted. Except as set forth in the Company Disclosure Letter, (i) neither the Company nor any Subsidiary has licensed any of its Proprietary Assets to any Person on an exclusive, semi-exclusive or royalty-free basis and (ii) neither the Company nor any Subsidiary has entered into any covenant not to compete or contract limiting such entity’s ability to exploit fully any of such entity’s material Proprietary Assets or to transact business in any material market or geographical area or with any Person.

(g)    Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has at any time received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person.

2.13.    Adverse Business Developments. Except as set forth in the Company Disclosure Letter, there is no existing, pending or, to the knowledge of the Company, threatened termination, cancellation, limitation, modification or change in the business relationship of the Company or any of its Subsidiaries, with any supplier, customer or other Person, except as such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.14.    Registration Rights. Except as set forth in the Investor Rights Agreement, the Shareholder Agreement attached as an exhibit to the Acquisition Agreement, the SEC Documents, or in the Company Disclosure Letter, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Company obligated to register or qualify any such securities under any state securities or Blue Sky Laws.

2.15.    Corporate Documents. The Company’s Certificate of Incorporation and Bylaws, each as amended to date and prior to the Closing Date, which have been requested and previously provided to the Investors, are true, correct and complete and contain all amendments thereto.

2.16.    Disclosure. The Company shall file a Current Report on Form 8-K, by the time required by the SEC, describing the material terms of the transactions contemplated by this Agreement, and disclosing such portions of the Transaction Documents as contain material nonpublic information with respect to the Company that has not previously been publicly disclosed by the Company, and attaching as an exhibit to such Form 8-K a form of this Agreement. Except for information that may be provided to the Investors pursuant to this Agreement or pursuant to the request of any Investor or counsel to the Investors, the Company shall not, and shall use commercially reasonable efforts to cause each of its officers, directors, employees and agents not to, provide any Investor with any material nonpublic information regarding the Company from and after the filing of such Form 8-K without the express prior consent of such Investor.

2.17.    Use of Proceeds. The net proceeds received by the Company from the sale of the Securities shall be used by the Company for working capital and general corporate purposes, including without limitation to support the operations, if any, of each of the Subsidiaries and PyX.

3.    Representations and Warranties of the Investors. Each Investor represents and warrants to the Company as follows:

3.1.    Authorization. Such Investor (a) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (b) if applicable has been authorized by all necessary corporate or equivalent action to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. Each of this Agreement and the other Transaction Documents is a valid and binding obligation of such Investor enforceable in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

3.2.    Brokers and Finders. Such Investor has not retained any investment banker, broker or finder in connection with the Contemplated Transactions.

4.    Securities Laws.

4.1.    Securities Laws Representations and Covenants of Investors.

(a)    This Agreement is made with each Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Securities to be received by such Investor will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof such that such Investors would constitute an “underwriter” under the Securities Act; provided that this representation and warranty shall not limit the Investor’s right to sell the Shares or the Warrant Shares pursuant to the Investor Rights Agreement or in compliance with an exemption from registration under the Securities Act or the Investor’s right to indemnification under this Agreement or the Investor Rights Agreement.

(b)    Each Investor understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act or qualified under any Blue Sky Laws, on the grounds that the offering and sale of the Securities are exempt from registration and qualification, respectively, under the Securities Act and the Blue Sky Laws.

(c)    Each Investor covenants that, unless the Shares, the Warrants, the Warrant Shares or any other shares of capital stock of the Company received in respect of the foregoing have been registered pursuant to the Investor Rights Agreement being entered into among the Company and the Investors, such Investor will not dispose of such securities unless and until such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that (i) such disposition will not require registration under the Securities Act and (ii) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken; provided, however, that an investor may dispose of such securities without providing the opinion referred to above if the Company has been provided with adequate assurance that such disposition has been made in compliance with Rule 144 under the Securities Act (or any similar rule).

(d)    Each Investor represents that: (i) such Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Investor’s prospective investment in the Securities; (ii) such Investor has the ability to bear the economic risks of such Investor’s prospective investment and can afford the complete loss of such investment; (iii) such Investor has been furnished with and has had access to such information as is in the Company Disclosure Letter together with the opportunity to obtain such additional information as it requested to verify the accuracy of the information supplied; and (iv) such Investor has had access to officers of the Company and an opportunity to ask questions of and receive answers from such officers and has had all questions that have been asked by such Investor satisfactorily answered by the Company.

(e)    Each Investor further represents by execution of this Agreement that such Investor qualifies as an “accredited investor” as such term is defined under Rule 501 promulgated under the Securities Act. Any Investor that is a corporation, a partnership, a limited liability company, a trust or other business entity further represents by execution of this Agreement that it has not been organized for the purpose of purchasing the Securities.

(f)    By acceptance hereof, each Investor agrees that the Shares, the Warrants, the Warrant Shares and any shares of capital stock of the Company received in respect of the foregoing held by it may not be sold by such Investor without registration under the Securities Act or an exemption therefrom, and therefore such Investor may be required to hold such securities for an indeterminate period.

4.2.    Legends. All certificates for the Shares, the Warrants and the Warrant Shares, and each certificate representing any shares of capital stock of the Company received in respect of the foregoing, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise and each certificate for any such securities issued to subsequent transferees of any such certificate (unless otherwise permitted herein) shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.”

5.    Additional Covenants of the Company.

5.1.    Reports, Information, Authorization of Sufficient Shares.

(a)    The Company shall cooperate with each Investor in supplying such information as may be reasonably requested by such Investor to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Securities Act for the sale of any of the Shares, the Warrants, the Warrant Shares and shares of capital stock of the Company received in respect of the foregoing.

(b)    For so long as an Investor (or the successor or assign of such Investor) holds either Securities or Warrant Shares, the Company shall deliver to such Investor (or the successor or assign of such Investor), contemporaneously with delivery to other holders of Common Stock, a copy of each report of the Company delivered to holders of Common Stock.

(c)    At the Closing and at every time thereafter, the Company shall keep reserved for issuance a sufficient number of authorized but unissued shares of Common Stock (or other securities for which the Warrants are then exercisable) so that the Warrants that remain unexercised at such time may be exercised to purchase Common Stock (or such other securities).

5.2.    Expenses; Indemnification.

(a)    The Company agrees to pay on the Closing Date and hold the Investors harmless against liability for the payment of (1) any stamp or similar taxes (including interest and penalties, if any) that may be determined to be payable in respect of the execution and delivery of this Agreement and the issue and sale of any Securities and Warrant Shares, (2) the expense of preparing and issuing the Securities and Warrant Shares, and (3) the cost of delivering the Securities and Warrant Shares of each Investor to such Investor’s address, insured in accordance with customary practice. Each Investor shall be responsible for its out-of-pocket expenses arising in connection with the Contemplated Transactions, except that, at the Closing, the Company shall pay fees and disbursements of counsel to the Investors as set forth in Section 6.9.

(b)    The Company hereby agrees and acknowledges that the Investors have been induced to enter into this Agreement and to purchase the Securities hereunder, in part, based upon the representations, warranties and covenants of the Company contained herein. The Company hereby agrees to pay, indemnify and hold harmless the Investors and any director, officer, partner, member, employee or other affiliate of any Investor against all claims, losses and damages resulting from any and all legal or administrative proceedings against one or more Investors, including without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith (collectively, “Loss”), resulting from a breach by the Company of any representation or warranty of the Company contained herein or the failure of the Company to perform any covenant made herein; provided that the Company’s liability under this Section 5.2(b) shall be limited to the aggregate purchase price actually paid for the Securities and that the Company shall not be obligated to indemnify the Investors for Losses until the total amount of Losses accrued aggregates $25,000, at which point the Company will be obligated to indemnify the Investors for such amount to the first dollar.

(c)    As soon as reasonably practicable after receipt by an Investor of notice of any Loss in respect of which the Company may be liable under this Section 5.2, the Investor shall give notice thereof to the Company. Each Investor may, at its option, claim indemnity under this Section 5.2 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as counsel for such Investor shall in good faith determine that such claim is not frivolous and that such Investor may be liable or otherwise incur a Loss as a result thereof and shall give notice of such determination to the Company. Each Investor shall permit the Company, at the Company’s option and expense, to assume the defense of any such claim by counsel mutually and reasonably satisfactory to the Company and the Investors who are subject to such claim, and to settle or otherwise dispose of the same; provided, however, that each Investor may at all times participate in such defense at such Investor’s expense; and provided, further, that the Company shall not, in defense of any such claim, except with the prior written consent of a majority in interest of the Investors subject to such claim, consent to the entry of any judgment or any settlement of such claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to each Investor and its affiliates of a release of all liabilities in respect of such claims. If the Company does not promptly assume the defense of such claim irrespective of whether such inability is due to the inability of the afore-described Investors and the Company to mutually agree as to the choice of counsel, or if any such counsel is unable to represent one or more of the Investors due to a conflict or potential conflict of interest, then an Investor may assume such defense and be entitled to indemnification and prompt reimbursement from the Company for such Investor’s costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys’ fees and expenses. Such fees and expenses shall be reimbursed to the Investors as soon as practicable after submission of invoices to the Company.

(d)    The Company shall maintain the effectiveness of the Registration Statement (as defined in the Investor Rights Agreement) under the Securities Act for as long as is required under the Investor Rights Agreement.

6.    Miscellaneous.

6.1.    Entire Agreement; Successors and Assigns. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative to the subject matter hereof and thereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. This Agreement and the other Transaction Documents supersede any previous agreement among the parties with respect to the Securities. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Except as expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.2.    Survival of Representations and Warranties. Notwithstanding any right of the Investors fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by any Investor pursuant to such right of investigation, each Investor has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any documents delivered pursuant to this Agreement. All such representations and warranties of the Company shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect for one year after the Closing. The covenants of the Company set forth in Section 5 shall remain in effect as set forth therein.

6.3.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified in Section 6.6 (or as otherwise noticed to the other party). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

6.4.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5.    Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

6.6.    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon (a) personal delivery, (b) delivery by fax (with answer back confirmed), or (c) two business days after mailing by recognized overnight courier (such as Federal Express), addressed to a party at its address or sent to the fax number shown below or at such other address or fax number as such party may designate by three days’ advance notice to the other party.

Any notice to the Investors shall be sent to the addresses set forth on the signature pages hereof, with a copy to:

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attention: James Kardon
Fax Number: (212) 478-7400

Any notice to the Company shall be sent to:

SBE, Inc.
2305 Camino Ramon, Suite 200,
San Ramon, California 94583
Attention: David Brunton
Fax Number: (925) 355-2041
with a copy to:

Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA  94111-3580
Attention: Jodie Bourdet
Fax Number: (415) 951-3699

6.7.    Rights of Transferees. Except as may be set forth in the Investor Rights Agreement, any and all rights and obligations of each of the Investors herein incident to the ownership of Securities or the Warrant Shares shall pass successively to all subsequent transferees of such securities until extinguished pursuant to the terms hereof.

6.8.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or any other provision of this Agreement.

6.9.    Expenses. Irrespective of whether any Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Each Investor shall be responsible for all costs incurred by such Investor in connection with the negotiation, execution, delivery and performance of this Agreement including, but not limited to, legal fees and expenses, except that the Company shall pay at the Closing or upon Price Termination the reasonable legal fees and expenses of Hahn & Hessen LLP (the “Legal Fee”), as counsel to the Investors, up to a maximum aggregate amount of $50,000. AIGH may, at its option, deduct the Legal Fee from the purchase price paid to the Company for its Securities for payment to Hahn & Hessen LLP. After the Closing, the Company shall pay Hahn & Hessen LLP’s reasonable legal fees and expenses associated with the transactions contemplated by the Investor Rights Agreement, provided that the Company will not be obligated to pay any such amount after the total amount paid to Hahn & Hessen LLP by the Company, including the amount paid at the Closing, equals $50,000.

6.10.    Amendments and Waivers. Unless a particular provision or section of this Agreement requires otherwise explicitly in a particular instance, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company and (b) the holders of 75% of the Shares (not including for this purpose any Shares that have been sold to the public pursuant to a registration statement under the Securities Act or an exemption therefrom) (it being understood that any amendment effected prior to the Closing shall require the consent of Investors investing 75% of the total amount set forth on Schedule 1.1(b)). Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon each holder of any Securities at the time outstanding (including securities into which such Securities are convertible), each future holder of all such Securities, and the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE
TO
SBE, INC.
SUBSCRIPTION AGREEMENT
Dated May 4, 2005

IF the PURCHASER is an INDIVIDUAL, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 4PthP day of May, 2005.

Amount of Subscription: $___________	___________________________________ Print Name

___________________________________ Signature of Investor

___________________________________ Social Security Number

___________________________________ Address and Fax Number

___________________________________ E-mail Address

ACCEPTED AND AGREED:

SBE, INC.

By:________________________________________
Name:______________________________________
Title:_______________________________________
Dated:______________________________________

SIGNATURE PAGE
TO
SBE, INC.
SUBSCRIPTION AGREEMENT
Dated May 4, 2005

IF the INTERESTS will be held as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 4PthP day of May, 2005.

Amount of Subscription: $____________	___________________________________ Print Name of Purchaser

___________________________________ Signature of a Purchaser

___________________________________ Social Security Number

___________________________________ Print Name of Spouse or Other Purchaser

___________________________________ Signature of Spouse or Other Purchaser

___________________________________ Social Security Number

___________________________________ Address

___________________________________
Fax Number
____________________________________ E-mail Address
ACCEPTED AND AGREED:

SBE, INC.

By:________________________________________
Name:______________________________________
Title:_______________________________________
Dated:______________________________________

SIGNATURE PAGE
TO
SBE, INC.
SUBSCRIPTION AGREEMENT
Dated May 4, 2005

IF the PURCHASER is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST or OTHER ENTITY, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 4PthP day of May, 2005.

Amount of Subscription: $____________

__________________________________________________ Print Full Legal Name of Partnership, Company, Limited Liability Company, Trust or Other Entity

By: ______________________________________ (Authorized Signatory)
Name: ___________________________________________
Title: ____________________________________________
Address and Fax Number: ___________________________ _________________________________________________

Taxpayer Identification Number: _______________________
Date and State of Organization: ________________________
Date on which Taxable Year Ends: ______________________
E-mail Address: ______________________________________

ACCEPTED AND AGREED:

SBE, INC.

By:________________________________________
Name:______________________________________
Title:_______________________________________
Dated:______________________________________

Schedule 1.1(b)

INVESTORS

Name	Total Purchase Price
Herschel Berkowitz	$150,000.00
Paul Packer	50,000.00
Globis Capital Partners	500,000.00
Globis Overseas Fund Ltd.	200,000.00
Richard Grossman	50,000.00
Joshua Hirsch	50,000.00
James Kardon	17,000.00
AIGH Investment Partners LLC	825,000.00
Ellis International LLC	100,000.00
Jack Dodick	200,000.00
Stephen Spira	100,000.00
Fame Associates	100,000.00
Cam Co	350,000.00
Anfel Trading Limited	650,000.00
Ganot Corporation	350,000.00
LaPlace Group, LLC	300,000.00
F. Lyon Polk	60,000.00
Paul Tramontano	50,000.00
Hilary Edson	60,000.00
Kevin McCaffrey	100,000.00
William Heinzerling	100,000.00
John A. Moore	100,000.00
Mark Giordano	30,000.00
Jeffrey Schwartz	8,000.00
Norman Pessin	250,000.00
Greg Yamamoto	200,000.00
Tzu-Wang Pan	50,000.00
Kurt Miyatake	50,000.00
Greg Yamamoto, as UTMA custodian for Melanie Yamamoto	50,000.00
Greg Yamamoto, as UTMA custodian for Nicholas Yamamoto	50,000.00
TOTAL	$5,150,000.00

EXHIBITS AND SCHEDULES TO THE UNIT SUBSCRIPTION AGREEMENT

Schedule 1.1(b)	Investors
Exhibit 1:	Form of Warrants (see ANNEX E)
Exhibit 2:	Voting Agreement (see ANNEX D)
Exhibit 3:	Form of Investor Rights Agreement (see ANNEX F)
Exhibit 4:	Matters Covered by Legal Opinion (see ANNEX G)

ANNEX D

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of the 4PthP day of May, 2005, by and among SBE, Inc., a Delaware corporation (“SBE” or the “Company”), and certain holders, as set forth in Schedule I hereto (the “Management Holders”), of the Common Stock, $.001 par value per share, (the “Common Stock”) of the Company.

RECITALS

WHEREAS, it is contemplated that certain investors (collectively the “Investors”) are purchasing securities of SBE pursuant to a Unit Subscription Agreement dated as of May 4, 2005 (the “Unit Subscription Agreement”), which provides, among other matters, for a Stockholders Meeting and approval of the Proposal, each as defined in the Unit Subscription Agreement; and

WHEREAS, the Management Holders have entered into this Agreement regarding the voting of the Common Stock acquired or beneficially owned by any Management Holder, including without limitation any shares of capital stock of the Company that may be issued upon exercise of any rights, warrants or options to purchase, or other securities convertible into, capital stock of SBE and any rights, warrants or options to purchase, or other securities convertible into such capital stock (collectively, with the Common Stock, the “SBE Securities”);

NOW, THEREFORE, in consideration of the Investors’ entering into the Unit Subscription Agreement and other good and valuable consideration, the adequacy of which is hereby affirmed, the parties hereby agree as follows:

1.    EFFECTIVENESS. This Agreement shall be effective as of the date hereof (the “Effective Date”).

2.    AGREEMENT TO VOTE.
(a)    In connection with the Stockholders Meeting, each Management Holder shall vote all of such Management Holder’s SBE Securities (or grant or withhold approval or consent) in favor of the Proposal.

(b)    Each Management Holder shall be present, in person or by proxy, at the Stockholders Meeting and any adjournments thereof so that all SBE Securities owned of record or beneficially owned by such Management Holder may be counted for the purpose of determining the presence of a quorum.

3.    AFFILIATES. In the event any Affiliate of a Management Holder acquires any Common Stock during the term of this Agreement, such Management Holder agrees to use its best efforts to cause such Affiliate to become a party to this Agreement. For purposes of this Agreement, an “Affiliate” of a Management Holder shall be a person that controls, is controlled by or is under common control with such Management Holder, within the meaning of the federal securities laws.

4.    TERMINATION OF AGREEMENT. This Agreement shall terminate upon the earlier to occur of (a) the termination of the Unit Subscription Agreement in accordance with its terms, and (b) the approval of the Proposal.

5.    REPRESENTATIONS OF THE MANAGEMENT HOLDERS. Each Management Holder hereby represents and warrants that such Management Holder (a) owns beneficially and has the right to vote the Common Stock set forth opposite such Management Holder’s name on Schedule I, (b) such Management Holder has full power to enter into this Agreement, and (c) such Management Holder will not take any action inconsistent with the purposes and provisions of this Agreement.

6.    ENFORCEABILITY; REMEDIES; EXPENSES. Each Management Holder, in such person’s capacity as a stockholder, and the Company shall take any and all actions necessary for the enforceability of this Agreement under Delaware law, including without limitation making all necessary filings or actions, if any, required by applicable Delaware corporate law. Each party expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms including, without limitation, the right to entry of restraining orders and injunctions, whether preliminary, mandatory, temporary, or permanent, against a violation, threatened or actual, and whether or not continuing, of such obligation, without the necessity of showing any particular injury or damage, and without the posting of any bond or other security, it being acknowledged and agreed that any such breach or threatened breach would cause immediate and irreparable injury and that money damages alone would not provide an adequate remedy. The Investors shall be third party beneficiaries of this Agreement with the right to enforce it in accordance with its terms. Without limitation on the other remedies of the Investors and the Company, the Management Holders shall bear all of the Investors’ and the Company’s expenses, including reasonable legal fees and expenses, incurred in connection with the enforcement of this Agreement.

7.    GENERAL PROVISIONS.

(a)    All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

(b)    This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract made and to be performed in Delaware.

(c)    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

(d)    If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of the Agreement, and this Agreement shall continue in all respects to be valid and enforceable.

(e)    Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

SBE, Inc.

By:

Daniel Grey
Chief Executive Officer

Daniel Grey

David Brunton

Ignacio Munio

Yee-Ling Chin

Kirk Anderson

M.M. Stuckey

Ronald Ritchie

John Reardon

William Heye

SCHEDULE I

Management Holders
Name and Address	Number of Shares of Common Stock
Daniel Grey c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	0
David Brunton c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	69,000
Ignacio Munio c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	98,495
Yee-Ling Chin c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	0
Kirk Anderson c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	0
M.M. Stuckey c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	0
Ronald Ritchie c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	15,000
John Reardon c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	0
William Heye c/o SBE, Inc. 2305 Camino Ramon, Suite 200 San Ramon, CA 94583	1,713

ANNEX E

FORM OF WARRANT

Void after _______, 2010 Warrant No. ________

This Warrant and any shares acquired upon the exercise of this Warrant have not been registered under the Securities Act of 1933. This Warrant and such shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act. This Warrant and such shares may not be transferred except upon the conditions specified in this Warrant, and no transfer of this Warrant or such shares shall be valid or effective unless and until such conditions shall have been complied with.

SBE, INC.

COMMON STOCK PURCHASE WARRANT

SBE, Inc. (the “Company”), having its principal office at 2305 Camino Ramon, Suite 200, San Ramon, California 94583, hereby certifies that, for value received, ___________________, or assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time on or from time to time after _________ __, 2005 and before 5:00 P.M., New York City time, on ______, 2010, or as extended in accordance with the terms hereof (the “Expiration Date”), ______________ fully paid and non-assessable shares of Common Stock of the Company, at the initial Purchase Price per share (as defined below) of [$ ]. The number and character of such shares of Common Stock and the Purchase Price per share are subject to adjustment as provided herein.

Background. The Company agreed to issue warrants to purchase an aggregate of up to __________ shares of Common Stock (subject to adjustment as provided herein) (the “Warrants”), in connection with a private placement of the Company’s Units pursuant to the Unit Subscription Agreement dated May 4, 2005 between the Company and the investors party thereto (the “Offering”).

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

“Additional Assets” has the meaning set forth in Section 7.

“Common Stock” shall mean stock of the Company of any class (however designated) whether now or hereafter authorized, which generally has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage, which as of the date of this Warrant shall mean the Company’s Common Stock, $0.001 par value per share.

“Company” includes the Company and any corporation which shall succeed to or assume the obligations of the Company hereunder. The term “corporation” shall include an association, joint stock company, business trust, limited liability company or other similar organization.

“Convertible Securities” means (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Exchange Act” means the Securities Exchange Act of 1934 as the same shall be in effect at the time.

“Excluded Stock” shall mean (i) all shares of Common Stock issued or issuable to employees, directors or consultants pursuant to any equity compensation plan that is in effect on the date of this Warrant, (ii) all shares of Common Stock issued or issuable to employees or directors pursuant to any equity compensation plan approved by the stockholders of the Company after the date of this Warrant, (iii) all shares of Common Stock issued or issuable to employees, directors or consultants as bona fide compensation for business services rendered, not compensation for fundraising activities, (iv) all shares of Common Stock issued or issuable to bona fide leasing companies, strategic partners, or major lenders, (v) all shares of Common Stock issued or issuable as the purchase price in a bona fide acquisition or merger (including reasonable fees paid in connection therewith) or (vi) all Warrant Shares (as defined in the Investor Rights Agreement), Additional Shares (as defined in the Investor Rights Agreement) and shares issued upon conversion or exercise of other Convertible Securities (as defined in the Investor Rights Agreement) outstanding on the date hereof.

“Fair Market Value” of assets or securities (other than Common Stock) shall mean the fair market value as reasonably determined by the Board of Directors of the Company in good faith in accordance with generally accepted accounting principles.

“Holder” means any record owner of Warrants or Underlying Securities.

“Investor Rights Agreement” has the meaning set forth in Section 1.

“Market Price” has the meaning set forth in Section 3.4.

“New Purchase Price” has the meaning set forth in Section 7.

“Offering” has the meaning set forth in the Background of this Warrant.

“Options” means rights, warrants or options to subscribe for, purchase or otherwise acquire Common Stock.

“Original Issue Date” means ________, 2005.

“Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the Holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 6 or otherwise.

“Purchase Price per share” means [$ ] per share, as adjusted from time to time in accordance with the terms hereof.

“Ratchet Issuance” has the meaning set forth in Section 7.

“Registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act, to permit the disposition of Common Stock (or Other Securities) issued or issuable upon the exercise of Warrants, and any post-effective amendments and supplements filed or required to be filed to permit any such disposition.

“Securities Act” means the Securities Act of 1933 as the same shall be in effect at the time.

“Underlying Securities” means any Common Stock or Other Securities issued or issuable upon exercise of Warrants.

“Unit” means (i) one (1) share of Common Stock, par value $0.001 per share, of the Company and (ii) one (1) Warrant, exercisable to purchase one-half (1/2) share of Common Stock.

“Warrant” means, as applicable, this Warrant or each right as set forth in this Warrant to purchase one-half (1/2) share of Common Stock, as adjusted.

“Weighted Average Issuance” has the meaning set forth in Section 7.

1.    Registration, etc. The Holder shall have the rights to registration of Underlying Securities issuable upon exercise of the Warrants that are set forth in the Investor Rights Agreement, dated ________, 2005, between the Company and the Holder (the “Investor Rights Agreement”).

2.    Sale or Exercise Without Registration. If, at the time of any exercise, transfer or surrender for exchange of a Warrant or of Underlying Securities previously issued upon the exercise of Warrants, such Warrant or Underlying Securities shall not be registered under the Securities Act, the Company may require, as a condition of allowing such exercise, transfer or exchange, that the Holder or transferee of such Warrant or Underlying Securities, as the case may be, furnish to the Company an opinion of counsel, reasonably satisfactory to the Company, to the effect that such exercise, transfer or exchange may be made without registration under the Securities Act, provided that the disposition thereof shall at all times be within the control of such Holder or transferee, as the case may be, and provided further that nothing contained in this Section 2 shall relieve the Company from complying with its obligations concerning registration of Underlying Securities pursuant to the Investor Rights Agreement.

3.    Exercise of Warrant.

3.1. Exercise in Full. Subject to the provisions hereof, this Warrant may be exercised in full by the Holder hereof by surrender of this Warrant, with the form of subscription at the end hereof duly executed by such Holder, to the Company at its principal office accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock issuable upon exercise of this Warrant by the Purchase Price per share, after giving effect to all adjustments through the date of exercise.

3.2. Partial Exercise. Subject to the provisions hereof, this Warrant may be exercised in part by surrender of this Warrant in the manner and at the place provided in Section 3.1 except that the amount payable by the Holder upon any partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock (without giving effect to any adjustment therein) designated by the Holder in the subscription at the end hereof by (b) the Purchase Price per share. Upon any such partial exercise, the Company at its expense will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant or Warrants of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the Holder in the subscription at the end hereof.

3.3. Exercise by Surrender of Warrant or Other Securities. In addition to the method of payment set forth in Sections 3.1 and 3.2 and in lieu of any cash payment required thereunder, the Holder(s) of the Warrants shall have the right at any time and from time to time to exercise the Warrants in full or in part by surrendering shares of Common Stock, this Warrant or other securities issued by the Company in the manner and at the place specified in Section 3.1 as payment of the aggregate Purchase Price per share for the Warrants to be exercised. The number of Warrants or other securities issued by the Company to be surrendered in payment of the aggregate Purchase Price for the Warrants to be exercised shall be determined by multiplying the number of Warrants to be exercised by the Purchase Price per share, and then dividing the product thereof by an amount equal to the Market Price (as defined below) on the date that all documents and instruments required to be delivered or surrendered to the Company for exercise of the Warrant have been so delivered or surrendered. The number of shares of other securities to be surrendered in payment of the aggregate Purchase Price for the Warrants to be exercised shall be determined in accordance with the preceding sentence as if the other securities had been converted into Common Stock immediately prior to exercise or, in the case the Company has issued other securities that are not convertible into Common Stock, at the Market Price thereof.

3.4. Definition of Market Price. As used herein, the phrase “Market Price” at any date shall be deemed to be (i) if the principal trading market for such securities is The Nasdaq SmallCap Market or another exchange, the average of the high reported sale prices per share of Common Stock for the five preceding consecutive trading days on which the Common Stock trades ending on the date immediately before the date of determination, (ii) if the principal market for the Common Stock is the over-the-counter market, the average of the high reported sale prices per share on such trading days as set forth by such market or, (iii) if the Common Stock is not quoted by such over-the-counter market, the average of the average of the mean of the bid and asking prices per share on such trading days as set forth in the National Quotation Bureau sheet listing such securities for such days. Notwithstanding the foregoing, if there is no reported high sale price, as the case may be, reported on any of the ten trading days preceding the event requiring a determination of Market Price hereunder, then the Market Price shall be the average of the high bid and asked prices for such days; and if there is no reported high bid and asked prices, as the case may be, reported on any of the ten trading days preceding the event requiring a determination of Market Price hereunder, then the Market Price shall be determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it or in the event of a dispute of the determination of the Board of Directors of the Company provided in clause (b) above, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen by the Company and reasonably acceptable to a majority in interest of the holders of Warrants from a panel of persons qualified by education and training to pass on the matter to be decided.

3.5. Company to Reaffirm Obligations. The Company will, at the time of any exercise of this Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder any rights (including, without limitation, any right to registration of the Underlying Securities) to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant, provided that if the Holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such Holder any such rights.

3.6. Certain Exercises. If an exercise of a Warrant or Warrants is to be made in connection with a registered public offering or sale of the Company, such exercise may, at the election of the Holder, be conditioned on the consummation of the public offering or sale of the Company, in which case such exercise shall not be deemed effective until the consummation of such transaction.

4.    Delivery of Stock Certificates, etc., on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three business days after delivery or surrender of all documents and instruments required to be delivered or surrendered to the Company for such exercise, including payment of the exercise price in cash or securities in accordance with this Warrant, the Company at its own expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock or Other Securities to which such Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then current Market Price of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 5 or otherwise.

5.    Adjustment for Dividends in Other Stock, Property, etc.; Reclassification, etc. In case at any time or from time to time after the Original Issue Date the holders of Common Stock (or, if applicable, Other Securities) shall have received, or (on or after the record date fixed for the determination of stockholders eligible to receive) shall have become entitled to receive, without payment therefor

(a) other or additional stock or other securities or property (other than cash) by way of dividend, or

(b) any cash paid or payable (including, without limitation, by way of dividend), or

(c) other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement, then, and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 3, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 5 which such Holder would hold on the date of such exercise if on the Original Issue Date such Holder had been the Holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the Original Issue Date to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 5 receivable by such Holder as aforesaid) during such period, giving effect to all adjustments called for during such period by Sections 6 and 7 hereof. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, the Purchase Price per share shall be increased, and the number of shares of Common Stock purchasable under this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

6.    Reorganization, Consolidation, Merger, etc. In case the Company after the Original Issue Date shall (a) effect a reorganization, (b) consolidate with or merge into any other person or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, the Holder of this Warrant, upon the exercise hereof as provided in Section 3 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall be entitled to receive (and the Company shall be entitled to deliver), in lieu of the Underlying Securities issuable upon such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided in Sections 5 and 7 hereof. The Company shall not effect any such reorganization, consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets or the appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to each Holder the shares of stock, cash, other securities or assets to which, in accordance with the foregoing provisions, each Holder may be entitled to and all other obligations of the Company under this Warrant. In any such case, if necessary, the provisions set forth in this Section 6 with respect to the rights thereafter of the Holders shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any Other Securities or assets thereafter deliverable on the exercise of the Warrants.

7.    Other Adjustments.

7.1. General.

(a) Other than as set forth in Sections 5 and 6, if, on or before the second anniversary of the Original Issue Date, the Company shall issue any Common Stock other than Excluded Stock for a consideration per share (determined as set forth below) less than the Purchase Price per share in effect immediately prior to the issuance of such Common Stock (the “Ratchet Issuance”), the Purchase Price per share in effect immediately prior to each issuance shall forthwith be reduced to a new Purchase Price per share determined by dividing (x) the sum of (I) the consideration received by the Company in such issue less (II) the Fair Market Value of any securities or other assets transferred by the Company in units or otherwise together with such Common Stock (“Additional Assets”), by (y) the number of shares of Common Stock (not including shares issuable upon conversion or exercise of Additional Assets) issued in the Ratchet Issuance (the “New Purchase Price”). The number of shares of Common Stock for which this Warrant is exercisable shall be increased to a new number of shares determined by multiplying the number of shares of Common Stock for which this Warrant is exercisable prior to the Ratchet Issuance by a fraction, the numerator of which is the Purchase Price per share in effect prior to the Ratchet Issuance and the denominator of which is the New Purchase Price per share.

(b) Other than as set forth in Sections 5 and 6, if, commencing after the second anniversary of the Original Issue Date until the expiration of the Warrants, the Company shall issue any Common Stock other than Excluded Stock for a consideration per share (determined as set forth below) less than the Purchase Price per share in effect immediately prior to such issuance (the “Weighted Average Issuance”), the Purchase Price per share in effect hereunder shall simultaneously with such issuance or sale be reduced to a New Purchase Price determined by multiplying the Purchase Price per share in effect immediately prior to the Weighted Average Issuance by the quotient of (1) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale, multiplied by the Purchase Price per share in effect hereunder immediately prior to such issuance or sale, plus (y) the sum of (I) the consideration received by the Company in such issuance less (II) the Fair Market Value of any Additional Assets sold in units with such issuance, divided by (2) the total number of shares of Common Stock outstanding immediately after issuance or sale of such additional shares, multiplied by the Purchase Price per share in effect hereunder immediately prior to such issuance or sale. The number of shares of Common Stock for which this Warrant is exercisable shall be increased to a new number of shares determined by multiplying the number of shares of Common Stock for which this Warrant is exercisable prior to the Weighted Average Issuance by a fraction, the numerator of which is the Purchase Price per share in effect prior to the Weighted Average Issuance and the denominator of which is the New Purchase Price per share.

(c) Adjustments pursuant to this Section 7 (after reversal of the effect of any adjustments under Sections 5 or 6) shall at no time reduce the Purchase Price per share in effect hereunder to less than fifty percent (50%) of the initial Purchase Price per share, or increase the number of shares issuable upon exercise of the Warrants to greater than two (2) times the number of shares initially issuable upon exercise of the Warrants.

7.2. Convertible Securities.

(a) In case the Company shall issue or sell any Convertible Securities (including without limitation Additional Assets), other than Excluded Stock, there shall be determined the price per share for which Common Stock is issuable upon the conversion or exchange thereof, such determination to be made by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the then current aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the maximum number of shares of Common Stock of the Company issuable upon the conversion or exchange of all of such Convertible Securities.

(b) If the price per share so determined shall be less than the applicable Purchase Price per share, then such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Convertible Securities shall by their terms provide for an increase or increases or decrease or decreases, with the passage of time, in the amount of additional consideration, if any, to the Company, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Purchase Price per share shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided further, that upon the expiration of such rights of conversion or exchange of such Convertible Securities, if any thereof shall not have been exercised, the adjusted Purchase Price per share shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were issued or sold upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Company upon such conversion or exchange, plus the consideration, if any, actually received by the Company for the issue or sale of all of such Convertible Securities which shall have been converted or exchanged.

7.3. Rights and Options.

(a) In case the Company shall grant any rights or options to subscribe for, purchase or otherwise acquire Common Stock, other than Excluded Stock, there shall be determined the price per share for which Common Stock is issuable upon the exercise of such rights or options, such determination to be made by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the then current amount of additional consideration payable to the Company upon the exercise of such rights or options, by (ii) the maximum number of shares of Common Stock of the Company issuable upon the exercise of such rights or options.

(b) If the price per share so determined shall be less than the applicable Purchase Price per share, then the granting of such rights or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights or options) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such rights or options shall by their terms provide for an increase or increases or decrease or decreases, with the passage of time, in the amount of additional consideration payable to the Company upon the exercise thereof, the adjusted Purchase Price per share shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided, further, that upon the expiration of such rights or options, if any thereof shall not have been exercised, the adjusted Purchase Price per share shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were those issued or sold upon the exercise of such rights or options and that they were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised.

7.4. Other Securities. If any event occurs as to which the provisions of this Warrant are strictly applicable and the application thereof would not fairly protect the rights of the Holders in accordance with the essential intent and principles of such provisions, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as the Board of Directors, in good faith, determines to be reasonably necessary to protect such rights as aforesaid. In case at any time or from time to time the Company shall take any action in respect of its Common Stock, other than any action described in Sections 5, 6 and 7, then, unless such action will not have a materially adverse effect upon the rights of the Holders, the number of shares of Common Stock or other stock for which this Warrant is exercisable and the Purchase Price per share shall be adjusted in such manner as the Board of Directors, in good faith, determines to be equitable in the circumstances. In furtherance and not in limitation of the foregoing, if any event occurs of the type contemplated by Section 7 but not expressly provided for by such Section (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights or arrangements with equity features), then the Company’s Board of Directors shall make an appropriate adjustment in the Purchase Price per share and the number of shares of Common Stock or Other Securities issuable upon the exercise of a Warrant so as to protect the rights of the Holders of such Warrants. No adjustment made pursuant to this Section 7 shall increase the Purchase Price per share or decrease the number of shares of Common Stock or Other Securities issuable upon exercise of the Warrants.

8.    Further Assurances. The Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock upon the exercise of all Warrants from time to time outstanding.

9.    Officer’s Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the terms of the Warrants and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, and the number of shares of Common Stock outstanding or deemed to be outstanding, including a statement of: (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold; (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding; and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of such certificate to each Holder.

10.    Notices of Record Date, etc. In the event of

(a) any taking by the Company of a record of its stockholders for the purpose of determining the stockholders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or

(b) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(c) any proposed issue or grant by the Company of any Common Stock, Convertible Securities or any other securities, or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities (other than the issue of Common Stock on the exercise of the Warrants), then and in each such event the Company will mail or cause to be mailed to each Holder of a Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the Holders of record of Underlying Securities shall be entitled to exchange their shares of Underlying Securities for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up and (iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least 20 days prior to the date therein specified.

11.    Reservation of Stock, etc., Issuable on Exercise of Warrants. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable upon the exercise of the Warrants.

12.    Listing on Securities Exchanges; Registration; Issuance of Certain Securities.

12.1. In furtherance and not in limitation of any other provision of this Warrant, during any period of time in which the Company’s Common Stock is listed on The Nasdaq SmallCap Market or any other national securities exchange, the Company will, at its expense, simultaneously list on The Nasdaq SmallCap Market or such exchange, upon official notice of issuance upon the exercise of the Warrants, and maintain such listing, all shares of Common Stock from time to time issuable upon the exercise of the Warrants; and the Company will so list on The Nasdaq SmallCap Market or any other national securities exchange, will so register and will maintain such listing of, any Other Securities if and at the time that any securities of like class or similar type shall be listed on The Nasdaq SmallCap Market or any other national securities exchange by the Company.

12.2. Until the shares issuable upon exercise of this Warrant have been resold publicly pursuant to a registration statement or under Rule 144, the Company shall not issue any (a) Convertible Securities or similar securities that contain a provision that provides for any change or determination of the applicable conversion price, conversion rate, or exercise price (or a similar provision which might have a similar effect) based on the Market Price or any other determination of the market price or value of the Company’s securities or any other market based or contingent standard, such as so-called “toxic” or “death spiral” convertible securities; provided, however, that this prohibition shall not include Convertible Securities or similar securities the conversion or exercise price or conversion rate of which is fixed on the date of issuance or subject to adjustment based upon the issuance by the Company of additional securities, including without limitation, standard anti-dilution adjustment provisions which are not based on calculations of the Market Price or other variable valuations; and provided, further, that in no event shall this provision be deemed to prohibit the transactions contemplated in the Offering; or (b) any preferred stock, debt instruments or similar securities or investment instruments providing for (i) preferences or other payments substantially in excess of the original investment by purchasers thereof or (ii) dividends, interest or similar payments other than dividends, interest or similar payments computed on an annual basis and not in excess, directly or indirectly, of the lesser of a rate equal to (A) twice the interest rate on 10 year US Treasury Notes and (B) 20%.

13.    Exchange of Warrants. Subject to the provisions of Section 2 hereof, upon surrender for exchange of any Warrant, properly endorsed, to the Company, as soon as practicable (and in any event within three business days) the Company at its own expense will issue and deliver to or upon the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

14.    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

15.    Warrant Agent. The Company may, by written notice to each Holder of a Warrant, appoint an agent having an office in New York, New York, for the purpose of issuing Common Stock (or Other Securities) upon the exercise of the Warrants pursuant to Section 3, exchanging Warrants pursuant to Section 13, and replacing Warrants pursuant to Section 14, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

16.    Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

17.    Negotiability, etc. Subject to Section 2 above, this Warrant is issued upon the following terms, to all of which each Holder or owner hereof by the taking hereof consents and agrees:

(a) subject to the provisions hereof, title to this Warrant may be transferred by endorsement (by the Holder hereof executing the form of assignment at the end hereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery;

(b) subject to the foregoing, any person in possession of this Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona fide purchaser and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby; and

(c) until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

18.    Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder, or, until an address is so furnished, to and at the address of the last Holder of this Warrant who has so furnished an address to the Company.

19.    Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holders of outstanding Warrants to purchase a majority of the shares of Common Stock underlying all the outstanding Warrants. This Warrant is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

20.    Assignability. Subject to Section 2 hereof, this Warrant is fully assignable at any time.

21.    Amendments. This Warrant may not be amended, modified or terminated, and no rights or provisions may be waived, except with (a) the written consent of the Holder and the Company or (b) in the event that all Warrants issued under the Unit Subscription Agreement are to be amended in like fashion, a majority in interest of the holders of all such Warrants and the Company.

Dated: _______, 2005

SBE, INC

By:________________________________
Name: _____________________________
Title: ______________________________

Attest:___________________________

FORM OF SUBSCRIPTION
(To be signed only upon exercise of Warrant)

To: SBE, INC.

The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, shares of Common Stock of SBE, Inc., and herewith makes payment therefor:

(i) of $ * or

(ii) by surrender of the number of Warrants included in the within Warrant required  for full exercise pursuant to Section 3.3 of the Warrant, and requests that the certificates for such shares be issued in the name of, and delivered to, ___________________, whose address is _______________________.

Dated:

________________________________________
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

________________________________________
(Address)

*
Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.

FORM OF ASSIGNMENT
(To be signed only upon transfer of Warrant)

For value received, the undersigned hereby sells, assigns and transfers unto _________________________ the right represented by the within Warrant to purchase _________ of Common Stock of SBE, Inc. to which the within Warrant relates, and appoints ______________________________ Attorney to transfer such right on the books of SBE, Inc. with full power of substitution in the premises. The Warrant being transferred hereby is one of the Warrants issued by SBE, Inc. as of _________, 2005 to purchase an aggregate of up to _________ shares of Common Stock.

Dated:_______________

________________________________________
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

________________________________________
(Address)

__________________________________
Signature guaranteed by a Bank
or Trust Company having its
principal office in New York City
or by a Member Firm of the New
York or American Stock Exchange

ANNEX F
SBE, INC.

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of _______, 2005 by and among SBE, Inc., a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto (collectively the “Investors”).

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase, _______ shares of Common Stock of the Company (the “Shares”) and 5-year warrants (the “Warrants”), exercisable to purchase _________ shares of Common Stock of the Company (the “Warrant Shares”), upon the terms and conditions set forth in that certain Unit Subscription Agreement, dated as of May 4, 2005, between the Company and the Investors (the “Unit Subscription Agreement”);

WHEREAS, the terms of the Unit Subscription Agreement provide that it shall be a condition precedent to the closing of the transactions thereunder for the Company and the Investors to execute and deliver this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined are defined in the Unit Subscription Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1.  Definitions. The following terms shall have the meanings provided below:

“Additional Shares” shall mean any additional shares of Common Stock which may be issued or become issuable from time to time upon a distribution with respect to, or in exchange for, or in replacement of, Shares, a Warrant or Warrant Shares, as a result of anti-dilution provisions of a Warrant or otherwise.

“Additional Share Notice” shall have the meaning assigned thereto in Section 10 hereof.

“Blue Sky” shall have the meaning assigned thereto in Section 4(c) hereof.

“Board of Directors” shall mean the board of directors of the Company.

“Convertible Securities”means (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Correspondence” shall have the meaning assigned thereto in Section 14(d) hereof.

“Difference” shall have the meaning assigned thereto in Section 7(b) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Excluded Stock” shall mean (i) all shares of Common Stock issued or issuable to employees, directors or consultants pursuant to any equity compensation plan that is in effect on the date of this Agreement, (ii) all shares of Common Stock issued or issuable to employees or directors pursuant to any equity compensation plan approved by the stockholders of the Company after the date of this Agreement, (iii) all shares of Common Stock issued or issuable to employees, directors or consultants as bona fide compensation for business services rendered, not compensation for fundraising activities, (iv) all shares of Common Stock issued or issuable to bona fide leasing companies, strategic partners, or major lenders, (v) all shares of Common Stock issued or issuable as the purchase price in a bona fide acquisition or merger (including reasonable fees paid in connection therewith) or (vi) all Warrant Shares, Additional Shares and shares issued upon conversion or exercise of other Convertible Securities outstanding on the date hereof.

“Holder”shall mean the Investors or any transferee of the Warrants or Registrable Shares that were held by Investors.

“Majority Holders”shall mean, at the relevant time of reference thereto, those Holders holding more than fifty percent (50%) of the Registrable Shares Owned by all of the Holders.

“Mandatory Registration” shall have the meaning assigned thereto in Section 3(a) hereof.

“Mandatory Registration Termination Date”shall have the meaning assigned thereto in Section 3(c) hereof.

“Own”shall mean to own beneficially, as that term is defined in the rules and regulations of the SEC.

“Proportionate Percentage” shall have the meaning assigned thereto in Section 10 hereof.

“Purchase Notice” shall have the meaning assigned thereto in Section 10 hereof.

“Registrable Shares” shall mean the Shares, the Warrant Shares and any Additional Shares.

“Registration Statement”shall have the meaning assigned thereto in Section 3(a) hereof.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts, brokerage and selling commissions applicable to the sale of Registrable Shares, including standard underwriters’ cutbacks.

“Shares” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Suspension” shall have the meaning assigned thereto in Section 9(b) hereof.

“Unit Subscription Agreement” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Warrants” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Warrant Shares” shall have the meaning assigned thereto in the Preamble to this Agreement.

2.  Effectiveness. This Agreement shall become effective upon the Closing.

3.  Mandatory Registration.

(a) No later than sixty (60) days after the Closing, the Company will prepare and file with the SEC a registration statement on Form S-3 for the purpose of registering (such registration, the “Mandatory Registration”) under the Securities Act all of the Registrable Shares for resale by, and for the account of, the Investors as selling stockholders thereunder (the “Registration Statement”). The Registration Statement shall permit the Investors to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Registrable Shares. Such Registration Statement also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Shares.

(b) The Company agrees to use its best efforts to cause the Registration Statement to become effective within ninety (90) days after filing.

(c) The Company shall be required to keep the Registration Statement, as amended, effective until such date that is the earlier of (i) two years after the Closing, (ii) the date when all of the Registrable Shares registered thereunder shall have been sold or (iii) such time as all the Registrable Shares held by the Investors can be sold pursuant to Rule 144(k) and without compliance with the registration requirements of the Securities Act (such date is referred to herein as the “Mandatory Registration Termination Date”). Thereafter, the Company shall be entitled to withdraw the Registration Statement and the Investors shall have no further right to offer or sell any of the Registrable Shares pursuant to the Registration Statement (or any prospectus relating thereto).

(d) The Company shall not grant any registration rights that are senior to the registration rights of the Investors under this Agreement if such registration rights would adversely affect the Investors’ ability to sell Registrable Shares pursuant to the Registration Statement. The Company represents that no stockholders other than the Investors have the right to sell any Common Stock or other securities of the Company pursuant to the Registration Statement other than rights granted pursuant to the transactions contemplated by the Acquisition Agreement.

4.  Obligations of the Company. In connection with the Company’s obligations under Section 3 hereof to file the Registration Statement with the SEC and to use its reasonable efforts to cause the Registration Statement to become effective as soon as practicable after filing, the Company shall, as expeditiously as reasonably possible, subject to Section 9 hereof:

prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary in order to keep the Registration Statement effective until the Mandatory Registration Termination Date;

furnish to the selling Holders such reasonable number of copies of the Registration Statement and a final prospectus, in conformity with the requirements of the Securities Act, and such other documents (including, without limitation, prospectus amendments and supplements as are prepared by the Company in accordance with Section 4(a) above) as the selling Holders may reasonably request, in order to facilitate the public or other disposition of such selling Holders’ Registrable Shares;

use reasonable efforts to register and qualify the Registrable Shares covered by the Registration Statement under such other securities laws or blue sky (“Blue Sky”) laws of all states requiring such securities or Blue Sky registration or qualification, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

use reasonable efforts to cause all such Registrable Shares registered hereunder to be listed on each securities exchange (including without limitation The Nasdaq SmallCap Market) on which securities of the same class issued by the Company are then listed.

5.  Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding them and the securities held by them as the Company shall reasonably request and as shall be required in order to effect any registration by the Company pursuant to this Agreement.

(b) The Registration Statement will provide for a plan of distribution with respect to the Registrable Shares substantially as follows: The Registrable Shares may be sold from time to time by the Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Registrable Shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the resale registration statement; (iii) an exchange distribution in accordance with the rules of such exchange; (iv) one or more underwritten offerings on a firm commitment or best efforts basis; (v) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (vi) transactions between sellers and purchasers without a broker/dealer. In addition, any securities covered by the Registration Statement that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Registration Statement. From time to time the selling Holders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the shares in connection therewith. For so long as a Holder owns any Registrable Shares, such Holder shall not maintain a Net Short Position. For purposes of this Section, a “Net Short Position” by a person means a position whereby such person has executed one or more sales of Common Stock that is marked as a short sale and that is executed at a time when such Holder has no equivalent offsetting long position in the Common Stock. For purposes of determining whether a Holder has an equivalent offsetting long position in the Common Stock, all Common Stock that is beneficially owned by such Holder shall be deemed to be held long by such Holder. The Holders may also distribute the shares to their partners, members, stockholders or shareholders to the extent such distributions are effected in full compliance with applicable securities laws and provided that the distributing Holders and the distributees provide the Company with such documents and other information as reasonably requested by the Company. In effecting sales, brokers or dealers engaged by the selling Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling Holders in amounts to be negotiated immediately prior to the sale.

6.     Expenses of Registration. All expenses incurred in connection with the registration of the Registrable Shares pursuant to this Agreement, including without limitation all registration and qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by the selling Holders, shall be borne by the Company; provided, however, that the reasonable fees and disbursements of such counsel shall be subject to the limitation on the Legal Fee set forth in Section 6.9 of the Unit Subscription Agreement. All Selling Expenses shall be borne by the Holders of the Registrable Shares so registered and sold, pro rata on the basis of the number of their Registrable Shares so registered and sold.

7.     Indemnification.

To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder (including the partners or officers, directors and stockholders of such Holder), and each person, if any, who controls such selling Holder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act, the Exchange Act, and other federal or state securities laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, in any preliminary prospectus or final prospectus relating thereto or in any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) arise out of any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other federal or state securities law; and will reimburse such selling Holder, or such officer, director or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, damage, liability or action, to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission made in connection with the Registration Statement, any preliminary prospectus or final prospectus relating thereto or any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, in reliance upon and in conformity with written information furnished expressly for use in connection with the Registration Statement or any such preliminary prospectus or final prospectus by the selling Holders, any broker/dealer acting on their behalf or controlling person with respect to them.

To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, or any selling Holders, and all other selling Holders against any losses, claims, damages or liabilities to which the Company or any such director, officer, controlling person or such other selling Holder may become subject to, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement or any preliminary prospectus or final prospectus, relating thereto or in any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent and only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, in any preliminary prospectus or final prospectus relating thereto or in any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, in reliance upon and in conformity with written information furnished by the selling Holder expressly for use in connection with the Registration Statement, or any preliminary prospectus or final prospectus; and such selling Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, or other selling Holder in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the liability of each selling Holder hereunder (when aggregated with amounts contributed, if any, pursuant to Section 7(d)) shall be limited to the difference (the “Difference”) between (a) the amount received by such Holder from the sale of the Registrable Shares pursuant to the Registration Statement and (b) the amount paid by such Holder to the Company for such Registrable Shares pursuant to the Unit Subscription Agreement, and provided further, however, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of those selling Holder(s) against which the request for indemnity is being made (which consent shall not be unreasonably withheld or delayed).

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume at its expense the defense thereof with counsel mutually satisfactory to the indemnifying parties with the consent of the indemnified party, which consent will not be unreasonably withheld, conditioned or delayed. In the event that the indemnifying party assumes any such defense, the indemnified party may participate in such defense with its own counsel and at its own expense, provided, however, that the counsel for the indemnifying party shall act as lead counsel in all matters pertaining to such defense or settlement of such claim and the indemnifying party shall only pay for such indemnified party’s reasonable legal fees and expenses for the period prior to the date of its participation in such defense, and provided further, however, that the indemnified party (together with all indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such separate counsel to be paid by the indemnifying party, if the representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between the indemnified party and any other party represented by such counsel in such proceeding. Notwithstanding the foregoing, the indemnifying party shall not be obligated to pay the fees of more than one separate counsel. The failure to notify an indemnifying party of the commencement of any such action will not relieve such indemnifying party of any liability to the indemnified party under this Section 7 (except to the extent that such failure materially and adversely affects the indemnifying party’s ability to defend such action), nor shall the omission so to notify an indemnifying party relieve such indemnifying party of any liability which it may have to any indemnified party otherwise other than under this Section 7. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and otherwise in form and substance reasonably satisfactory to the indemnified party.

(d)  If the indemnification provided in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that shall have resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided that in no event shall any contribution by an Holder under this Section 7(d), when aggregated with amounts paid, if any, pursuant to Section 7(b), exceed the Difference. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

The obligations of the Company and Holders under this Section 7 shall survive the completion of any offering of Registrable Shares in a Registration Statement under Section 3 and otherwise.

8.  Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Holders to sell the Registrable Shares to the public without registration, the Company agrees to use reasonable efforts: (a) to make and keep public information available, as those terms are understood and defined in Rule 144, (b) to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Securities Act or the Exchange Act and (c) undertake any additional actions reasonably necessary to maintain the availability of the Registration Statement or the use of Rule 144.

9.  Selling Procedures. Any sale of Registrable Shares pursuant to a registration statement filed in accordance with Section 3 hereof shall be subject to the following conditions and procedures:

(a) Updating the Prospectus. If the Company informs the selling Holder that the Registration Statement or final prospectus then on file with the SEC is not current or otherwise does not comply with the Securities Act, the Company shall use its commercially reasonable efforts to provide to the selling Holder a current prospectus that complies with the Securities Act as soon as practicable, but in no event later than three (3) business days after delivery of such notice.

If the Company requires more than three (3) business days to update the prospectus under Section 9(a)(i) above, the Company shall have the right to delay the preparation of a current prospectus that complies with the Securities Act without explanation to such Holder, subject to the limitations set forth in Section 9(b) below, for a total of not more than two periods of thirty (30) days each during any twelve-month period.

(b) General. Notwithstanding the foregoing, upon receipt of any notice from the Company of (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus or for additional information relating to the Registration Statement, (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) the happening of any event which makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Registration Statement or prospectus so that, in the case of the Registration Statement, it will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (v) that, in the judgment of the Board of Directors, it is advisable to suspend use of the prospectus for a discrete period of time due to pending corporate developments, public filings with the SEC or that there exists material nonpublic information about the Company that the Board of Directors, acting in good faith, determines not to disclose in a registration statement, then the Company may suspend use of the prospectus (each a “Suspension”), in which case the Company shall promptly so notify each Holder and each Holder shall not dispose of Registrable Shares covered by the Registration Statement or prospectus until copies of a supplemented or amended prospectus are distributed to the Holders or until the Holders are advised in writing by the Company that the use of the applicable prospectus may be resumed; provided, however, that, notwithstanding the foregoing, the Company may suspend use of the prospectus pursuant to Sections 9(a)(ii), 9(b)(iv) and 9(b)(v), and an Holder may be prohibited from selling or otherwise disposing of the Registrable Shares covered by the Registration Statement or prospectus, for no more than two periods of thirty (30) days during any such twelve-month period. The Company shall use its best efforts to ensure the use of the prospectus may be resumed as soon as practicable. The Company shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, at the earliest practicable moment. The Company shall, upon the occurrence of any event contemplated by clause (iv), prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.  Preemptive Rights. In the event that at any time after the date hereof until the date that is two (2) years after the Closing Date, the Company proposes to issue additional shares of Common Stock or Convertible Securities, other than Excluded Stock, pursuant to a private offering not registered with the SEC, the Company shall send a notice (an “Additional Share Notice”) to the Holder setting forth the terms of such proposed issuance. The Holder shall be entitled to purchase the proposed number of shares of Common Stock or Convertible Securities, proposed to be issued in proportion to the Holder’s Proportionate Percentage (as hereafter defined) on substantially the same terms set forth in the Additional Share Notice by (a) notice to the Company (the “Purchase Notice”) within 10 days of the date of the Additional Share Notice and (b) payment of the price for such shares of Common Stock or Convertible Securities, by wire transfer of immediately available funds or such other method of payment as the Company may approve, within 10 days after delivery to the Company of the Purchase Notice. The “Proportionate Percentage” of the Holder means the percentage obtained by dividing (x) the aggregate number shares of Common Stock Owned by the Holder by (y) the aggregate number of shares of Common Stock of the Company issued and outstanding immediately prior to the proposed new issuance.

11.  Issuance of Certain Securities. Until all Registrable Shares have been resold publicly pursuant to a registration statement or under Rule 144, the Company shall not issue any (a) Convertible Securities or similar securities that contain a provision that provides for any change or determination of the applicable conversion price, conversion rate, or exercise price (or a similar provision which might have a similar effect) based on any determination of the market price or other value of the Company’s securities or any other market based or contingent standard, such as so-called “toxic” or “death spiral” convertible securities; provided, however, that this prohibition shall not include Convertible Securities or similar securities the conversion or exercise price or conversion rate of which is (i) fixed on the date of issuance, (ii) subject to adjustment as a result of or in connection with a business combination or similar transaction or (iii) subject to adjustment based upon the issuance by the Company of additional securities, including without limitation, standard anti-dilution adjustment provisions which are not based on calculations of market price or other variable valuations; and provided, further, that in no event shall this provision be deemed to prohibit the transactions contemplated in the Unit Subscription Agreement; (b) any preferred stock, debt instruments or similar securities or investment instruments providing for (i) preferences or other payments substantially in excess of the original investment by purchasers thereof or (ii) dividends, interest or similar payments other than dividends, interest or similar payments computed on an annual basis and not in excess, directly or indirectly, of the lesser of a rate equal to (A) twice the interest rate on 10 year US Treasury Notes and (B) 20%.

12.    Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the Holders shall also be for the benefit of and enforceable by any subsequent holder of any Registrable Shares who has executed a copy of this Agreement or otherwise indicated its agreement to be bound hereby. Without limitation on the Holders’ rights to transfer Registrable Shares, the Company acknowledges that any Holder may, at any time, transfer any of the Registrable Shares which it may own, beneficially or of record, to (a) its affiliates or (b) its partner(s), investor(s), security holder(s) or beneficial holder(s) pursuant to its organization documents or other agreements, and that, upon the consummation of any such transfer, the provisions of this Agreement shall be binding upon and inure to the benefit of each transferee of such Registrable Shares.

13.    Entire Agreement. This Agreement (including the exhibits hereto), the Unit Subscription Agreement and the Warrants constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and such agreements also supersede any and all prior negotiations, correspondence, agreements or understandings with respect to the subject matter hereof.

14.  Miscellaneous.

(a)    Amendments. This Agreement may not be amended, modified or terminated, and no rights or provisions may be waived, except with the written consent of the Majority Holders and the Company.

(b)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified herein (or as otherwise noticed to the other party). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

(c)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns. This Agreement shall also be binding upon and inure to the benefit of any transferee of any of the Registrable Shares. Notwithstanding anything in this Agreement to the contrary, if at any time any Holder shall cease to own any Registrable Shares, all of such Holder’s rights under this Agreement shall immediately terminate.

(d)    Notices.

(i) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be given in writing and shall be deemed effectively given upon (a) personal delivery, (b) delivery by fax (with answer back confirmed), or (c) two business days after mailing by recognized overnight courier (such as Federal Express), addressed to a party at its address or sent to the fax number provided below or at such other address or fax number as such party may designate by three days’ advance notice to the other party.

(ii)    All correspondence to the Company shall be addressed as follows:

SBE, Inc.
2305 Camino Ramon, Suite 200,
San Ramon, California 94583
Attention: David Brunton
Fax Number: (925) 355-2041
with a copy to:

Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA  94111-3580
Attention: Jodie Bourdet
Fax Number: (415) 951-3699

(iii)    All correspondence to any Holder shall be sent to the most recent address furnished by the Holder to the Company.

(iv)    Any Holder may change the address to which correspondence to it is to be addressed by notification as provided for herein.

(e)    Injunctive Relief. The parties acknowledge and agree that in the event of any breach of this Agreement, remedies at law may be inadequate, and each of the parties hereto shall be entitled to seek specific performance of the obligations of the other parties hereto and such appropriate injunctive relief as may be granted by a court of competent jurisdiction.

(f)    Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(g)    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, such provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the balance of the Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms.

(h)    Aggregation of Shares. Registrable Shares held or acquired by affiliated entities or persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

(i)    Counterparts. This Agreement may be executed in a number of counterparts, any of which together shall for all purposes constitute one Agreement, binding on all the parties hereto notwithstanding that all such parties have not signed the same counterpart.

SIGNATURE PAGE TO SBE, INC. INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date and year first above written.

SBE, INC.

By:

Name:

Title:

INVESTORS:

Name:

[                                                                                 ]

By:

Name:

Title:

Exhibit A

SCHEDULE OF INVESTORS

ANNEX G

SBE, INC.

FORM 10-K

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

Certain statements set forth in or incorporated by reference in this Annual Report on Form 10-K constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, our expectations regarding our sales to The Hewlett-Packard Company, our expectations regarding the market for client server networking products, the adequacy of anticipated sources of cash, planned capital expenditures, the effect of interest rate increases, and trends or expectations regarding our operations. Words such as “may,”“will,”“should,” "believes," "anticipates," "expects," "intends," ”plans,” "estimates" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Readers are cautioned that the forward-looking statements reflect management's estimates only as of the date hereof, and we assume no obligation to update these statements, even if new information becomes available or other events occur in the future. Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth under "Item 1 - Business -- Risk Factors" on page 15 and elsewhere in this Form 10-K.

PART I

ITEM 1. BUSINESS

Overview

SBE, Inc. develops and provides network communications and storage solutions for original equipment manufacturers (“OEM”) in the embedded systems marketplace. Embedded networking technology is hardware or software that serves as a component within a larger networking or storage device or system such as a Gigabit Ethernet or a T-1/T-3 input/output (“I/O”) network interface card (“NIC”) that plugs into an expansion slot in a high-end computer or storage system. Embedded networking solutions enable the functionality of many commonly used devices or equipment, such as products and solutions for basic telephone and internet services, mobile phones, medical equipment and storage networks.

We deliver a product portfolio comprised of standards-based wide area networking (“WAN”), local area networking (“LAN”) and storage area network (“SAN”) network interface and intelligent communications controller cards. All of our products are coupled with enabling Linux or Solaris software drivers. Our products are designed to be functionally compatible with each other and, since we use industry standard form factors and technologies, our products are also compatible with third party standards-based products. This standard scalability and modularity offers our customers greater flexibility to develop solutions for unique product configurations and applications.

Our products are developed based on industry standard form factors including those known as Peripheral Component Interconnect (“PCI”), CompactPCI, VersaModule Eurocard (“VME”), PCI Mezzanine Card (“PMC”), and PCI Telecom Mezzanine Card (“PTMC”). Form factors are the shape and size of interface cards used to expand the functionality of standard computer bus architectures. For example, a PCI system includes a 32 or 64-bit local bus architecture used to transfer data from a computer’s main microprocessor to peripherals such as hard disks and video adapter. CompactPCI is an adaptation of the standard PCI on a larger rugged design and expands the number of available slots for peripheral devices from four to eight, improves a computer’s ability to withstand adverse conditions such as extreme vibration and offers “hot swap” capability - allowing the user to insert and take out the board without turning off the system. A PMC card plugs on to a standard PCI, CompactPCI, VME or the new AdvancedTCA (“ACTA”) card enabling it to provide differing input/output or computing functions. A PTMC is a PMC card designed specifically for telecommunication applications.

Our solutions have been integrated into a wide spectrum of applications to enable network and storage connectivity, including Voice over Internet Protocol (“VoIP”), Wi-Fi, Enhanced 911, enterprise servers, data storage, data messaging, process control, media gateways, routers, internet access devices, medical imaging, CAE/automated test equipment, government/military defense systems and telecommunications networks. We distribute our products worldwide through a direct sales force, distributors, independent manufacturers' representatives and value-added resellers.

SBE was incorporated in 1961 as Linear Systems, Inc. In 1976, we completed our initial public offering. In July 2000, we acquired LAN Media Corporation (“LMC”), a privately held company, to complement and grow our WAN adapter product line from both a hardware and software perspective. In August 2003, we acquired the products and technologies of Antares Microsystems to increase the functionality of our PCI product line. We continue to operate under a single business unit.

Business Strategy

Our objective is to be a leading provider of high-performance network communications solutions by delivering reliable, flexible, cost-efficient products in a timely manner to our customers, thus allowing them to focus on their core competencies.

During fiscal 2004, we made noteworthy steps in achieving this objective, including:

•	Making our commitment to existing customers our number one priority
As a proponent of continuous improvement, we are always identifying new ways to better serve our customers. Over the past year, to ensure that we fulfill our commitments to our customers, we strengthened our operations team, including the addition of resources in the manufacturing, technical support and quality departments. In addition, we have implemented a “WebCall” system on our web site which allows customers to address technical product issues with us at their convenience, 24 hours a day. Upon implementation of this system in the third quarter of 2004, the average time to resolution for technical issues has improved by 50% from one quarter to the next.

•	New Product Introductions
In order to meet the ever-changing requirements of the industry and our customers, we believe it is important to maintain a strong and flexible portfolio of products designed for easy and quick deployment into a variety of unique applications.

-
TCP/IP Offload Engine (“TOE”). As Ethernet speeds continue to increase, a progressively higher load is placed on the CPU to process the messaging traffic and deal with the interface protocol, leaving little computing power left for user applications. SBE’s TOE board is designed to offload the interface protocol (“TCP/IP stack”) and manage messaging traffic normally processed by the Central Processing Unit (“CPU”). This interface protocol offloading increases user application performance and alleviates networking bottlenecks. We expect that demand for TOE will continue to increase as network bandwidth requirements escalate.

-
ISCSI (Internet Small Computer System Interface). A new market is emerging using Ethernet infrastructure allowing “virtual storage” flexibility and lower costs. Our Internet Protocol (“IP”) management solution bundles our dual port Gigabit Ethernet TOE board with PyX’s enterprise level, high availability iSCSI software protocol. Fully compliant with IETF iSCSI standards, this iSCSI solution delivers multi-path migration and Error Recovery Level Two (ERL2) functionality. Our iSCSI product ensures that there is no single point of failure on the storage transport layer between any two iSCSI nodes while simultaneously offloading the network protocol processing from the CPU.

-
Security Offload Engine. In September 2004, we announced the first in a growing series of board-level encryption solutions designed to accelerate SSL and IPsec cryptographic operations. These are the two most common encryption solutions used to provide electronic security in use today. Our securePMC-L is a PMC-based security offload engine using Cavium Networks’ NITROX Lite security processor, and designed to meet the United States federal government’s mandated security FIPS 140-2 Level 3 requirements to be used in all government security related applications.

-
Channelized T3 PMC Adapter. We launched the wanPMC-C1T3 WAN adapter in the first quarter of fiscal 2004. Designed to enable advanced voice and data applications, such as VoIP, video-on-demand, voice conferencing, Internet routing, and SAN pipes, our wanPMC-C1T3 integrates a fully channelized, single port T3 interface with an HDLC/transparent controller on a PMC slot.

-
Channelized 24-port T1/E1: In August 2004, we introduced the wanPTMC-24TE1, a fully channelized 24-port T1/E1 PCI Telecom Mezzanine Card (PTMC) and Rear Transition Module (RTM) board set. This solution is designed for high density applications, such as VoIP gateways, computer telephony softswitches, TDM switches/PBX, and voice conferencing systems.

-
Linux “On Demand”. Recognizing the value to our customers, we continue developing Linux software drivers for SBE products using internal resources and those from partnering software companies. In addition to standard enterprise level drivers, we offer products with “real-time” enhancements.

•	Strategic Alliances and Investments
We are committed to expanding our product offerings by entering into strategic business agreements where we combine our products with those of our partners to present a cost-effective, completely integrated solution to our customers.

•
PyX Technologies: PyX provides enterprise level iSCSI software protocol with Error Recovery Level 2 (“ERL2”) functionality, tuned to operate with our TCP/IP Offload Engine card. ERL2 functionality is required to provide seamless guaranteed delivery of critical data whenever storage data is transmitted over the Internet.

•
TimeSys: In a collaborative effort, SBE and TimeSys, a pioneer and leader in Embedded Linux and Java development technologies, continue to team to provide the high-performance and modularity of SBE’s WAN modules and HighWire carrier-class core processing platforms bundled with the scalable computing power of TimeSys Linux GPL and cross-platform development tools.

•
Cavium Networks: SBE teamed with Cavium to provide board-level encryption solutions designed to accelerate SSLand IPsec cryptographic operations and significantly improve secure data transmissions for Linux and other applications.

•
NComm: SBE and NComm formed an alliance to provide comprehensive WAN solutions coupling our WAN hardware interfaces with NComm’s intelligent top-level software drivers and tools. This joint solution results in significant cost savings for OEMs and speeds up time-to-market by 6-12 months.

ATCA Partner Program. This is our program to align our PMC and PTMC interface products with AdvancedTCA (“ATCA”) system providers to provide powerful telecommunications networking solutions. The ACTA products are based on a new standard industry form factor that has been developed for use by the telecommunications industry. This form factor allows for greater flexibility and network transmission speeds.

•
Diversified Technologies, Inc (“DTI”): DTI is integrating multiple SBE network interface cards with the Diversified Technologies ATCA system level platforms to build powerful ATCA platforms for service providers in the telecommunications and networking marketplace.

•
GNP: GNP will complement its product mix by bundling SBE’s portfolio of network interface cards into its ready-to-deploy ATCA and CompactPCI system solutions for its customer base of network equipment manufacturers and large systems integrators.

•
Concurrent Technologies, Inc (“Concurrent”): SBE and Concurrent have entered into an agreement to merge our PMC-based modules with Concurrent’s ATCA system solutions. This new alliance is expected to result in expanded market coverage for our products.

In fiscal 2005, we plan to further build on the momentum that has been generated over the past two years by turning our technology investments into strong, customer-driven product solutions, continuing to diversify our customer base, and actively seeking out new market opportunities. Specifically, our key focus areas for the upcoming year include:

•	Buiild and Strengthen Awareness of Expanded Product Portfolio and Capabilities within Target Markets
With the recent release of the TOE, Encryption and iSCSI products, we will present our customers with an enhanced line of board-level I/O choices. We have launched an aggressive sales and marketing campaign to develop and enhance awareness of our portfolio of products and capabilities to target audiences. Our marketing initiatives include print/online advertising, direct marketing, joint partner marketing, public relations, industry tradeshow presence, and web marketing.

•	Broaden Market and Customer Diversification
With the expansion of our products, we intend to further penetrate existing territories and capture opportunities in new markets and applications. In addition, we evaluate and reinforce our distribution channels to broaden coverage both domestically and internationally and allow for a wider set of application and market targets.

•	Continue to Invest in New Products and Technologies
Continued investment in new products and technologies is critical in driving the long-term growth and success of the business. Areas of technological focus over the next year include:

•
Voice over IP (“VoIP”) PTMC Solution. Recognizing the opportunities in the VoIP marketplace, we are engaged in the conceptual research and planning for a VoIP media gateway solution. In the coming year, we plan to aggressively execute on our VoIP strategy which leverages compatibility with current product offerings.

•
Expansion of HighWire Line of Intelligent Communications Controllers. We are in the process of completing development on the next generation HighWire CompactPCI controller with Intelligent Platform Management Interface (“IPMI”) to the backplane, Ethernet switch, and dual PTMC support. As with our currently available platforms, SBE’s future processors will be designed to provide embedded Linux with the intent to offer complete interoperability with a broad selection of WAN, LAN, and Storage PMCs.

•
ATCA Mezzanine Card (“AMC”). ATCA is a new platform that is gaining significant momentum in the marketplace. It is touted to offer OEMs in the telecommunications space many benefits, including new levels of scalability and performance. Our wide range of PMC/PTMC-based WAN and LAN I/O boards are available for integration into today’s ATCA deployments. When the AMC specification has been ratified, it will be a natural progression for us to evolve our PMC and PTMC modules to AMC.

Products

We design and provide network interface cards and communication controllers serving the embedded markets. With the exception of the TOE products, our network interface adapters are open standards interface adapter cards that generally do not have a microprocessor onboard ("state machine products"). They are designed to provide developers of networking and data communications equipment a simple and cost effective way to integrate WAN, LAN, SCSI, iSCSI, and/or Fibre Channel interfaces into their systems. All of our products are supported by communications software developed by SBE and a select group of third party partners.

Although SBE continues to sell and manufacture products such as Multibus, VMEbus, and ISA, we emphasize six principal lines of products: WAN adapters, LAN/Ethernet adapters, storage network interface cards (“NICs”), intelligent communications controllers, iSCSI software and custom and specialty I/O and CPU processing protocol offload products such as TOE and Encryption cards.

Wide Area Networking Adapters
A wide area network is a computer network that spans a relatively large geographical area. Computers connected to a WAN are often connected through dedicated networks, such as the telephone system, leased lines or satellites. Our series of WAN adapter products is designed to address the need for WAN interfaces in data communication products such as those used in internet and other communications routers, security firewalls, virtual private network ("VPN") servers and VoIP gateways. We provide a broad range of interfaces, including synchronous serial, T1/E1, High Speed Serial Interface (“HSSI”) and T3 in PCI, PMC, and PTMC industry standard form factors.

Local Area Networking Adapters
A local area network is a computer network spanning a relatively small geographical area. Often confined to a single building or group of buildings, most LANs connect workstations and personal computers. Each computer in the LAN is able to access data and devices, such as printers, located anywhere on the LAN. There are many different types of LANs but Ethernet is the most common. Ethernet LAN connectivity is utilized by virtually every market segment in both the embedded and enterprise space.

Our LAN adapter products are focused on LAN connectivity using high speed Ethernet technology. We offer single, dual or quad port LAN adapter PCI and PMC modules that feature connectivity speeds of up to 10 Mb/second, 100 Mb/second or 1000 Mb/second. Our Gigabit Ethernet NICs include trunking and failover. These features allow our customers’ systems to take advantage of static load balancing and failure recovery within a user-defined communications trunk. It is designed to distribute traffic across the aggregated links, detects port failures, and increases throughput. In the event of a link failure, the software will automatically redistribute outgoing loads across the remaining links.

Storage Network Interface Cards
Our storage NICs are comprised of SCSI and Fibre Channel products. SCSI is a parallel interface standard used by personal computers and many UNIX systems for attaching peripheral devices, such as printers and disk drives, to computers. SCSI interfaces are designed to allow for faster transmission rates than standard serial ports, which transfer data one bit at a time, and parallel ports, which simultaneously transfer data more than one bit at a time. Our series of SCSI host bus adapters are specifically designed for the enterprise Sun UNIX market. With transfer rates ranging from 40 Megabyte (“MB”)/sec to 320 MB/sec, our SCSI adapters have been utilized in data centers and enterprise environments within the financial, government, manufacturing, and healthcare sectors. These SCSI boards are also utilized in UNIX-based SCSI tape backup systems.

Fibre Channel is a serial data transfer architecture developed by a consortium of computer and mass storage device manufacturers and is now being standardized by the American National Standards Institute (“ANSI”). Our Fibre Channel host bus adapters are available in single or dual port, 1-Gigabit or 2-Gigabit versions with copper and/or optical Gigabit transceivers.

iSCSI Storage Management Solutions

iSCSI is an Internet Protocol based storage networking standard for linking data storage facilities which was developed by the Internet Engineering Task Force (IETF). By carrying SCSI commands over IP networks, iSCSI is used to facilitate data transfers over LAN intranets and to manage storage over long distances (internet). The iSCSI protocol is among the key technologies expected to help further the rapid development of the SAN market space by dramatically increasing the capabilities and performance of storage data transmission at a fraction of the cost of current SANs. Because of the ubiquity of IP networks, iSCSI can be used to transmit data over LANs, WANs, or the Internet and can enable location independent data storage and retrieval.

Our iSCSI storage management solution bundles SBE’s dual port Gigabit Ethernet TOE board with PyX Technologies’ enterprise level, high availability, uniform iSCSI software protocol. Fully compliant with IETF iSCSI standards, this iSCSI product delivers multi-path migration and ERL2 functionality. The SBE/PyX solution uses active/active trunking providing seamless connectivity migration which supports uninterrupted data flow and aggregation of bandwidth. This means that requests from a failed communication path can be automatically re-assigned to active communication paths, allowing iSCSI data to continue to flow uninterrupted. As a result, the solution ensures that there is no single point of failure on the storage transport layer between any two iSCSI nodes while simultaneously offloading the network protocol processing from the CPU.

CPU Offload Engines

•	TCP/IP Offload Engine
Today’s modern networks incorporate packet communications for a wide variety of applications linking WANs, LANs, and SANs. TCP/IP is the common thread throughout and the de-facto packet standard that was developed for the internet. Ironically, TCP/IP has also become the major bottleneck in high speed networks.

A TOE is a highly specialized TCP/IP protocol accelerator. Typically, in the form of a NIC, it is designed to reduce the amount of host CPU cycles required for TCP/IP processing and maximize Ethernet throughput. This is accomplished by offloading TCP/IP protocol processing from the host processor to the hardware on the TOE.

Our dual port Gigabit Ethernet controller with full TCP/IP offload capabilities for maximizing the performance of demanding TCP-based applications is designed to reduce the amount of CPU cycles required for TCP/IP processing while optimizing the Ethernet throughput. Our TOE solution processes TCP/IP at network speeds, provides full segmentation and reassembly, terminates multiple simultaneous sessions, and minimizes transaction latency - all without host intervention.

•	Security Offload Engine
The rapid changes of the information age have put increasing security demands on enterprise networks, such as VPNs, portals and corporate web sites over the last few years. With the expansion of network boundaries come the inevitable need for effective solutions to secure these enterprise connections. In September 2004, we introduced the first in a growing series of security offload solutions for integration into Linux-based systems. Based on Cavium Networks’ Nitrox Lite, our new encryption board is designed to accelerate SSL, WLAN and IPsec cryptographic operations and significantly improve security, performance, and availability of Linux and other embedded applications.

Intelligent Communications Controllers
The HighWire products are "intelligent," containing their own microprocessors and memory. This architecture allows our communications controllers to offload many of the lower-level communications tasks that would typically be performed by the host platform.

In the telecommunications market, the HighWire series of communications controller products provide high bandwidth intelligent connectivity to servers designed to act as gateways and signaling points within communication networks and network devices. The HighWire co-processing controllers enable operators of wireline and wireless networks to deliver Intelligent Network ("IN") and Advanced Intelligent Network ("AIN") services such as Caller ID, voice messaging, personal number calling, Service Provider Local Number Portability, and customized routing and billing, as well as digital wireless services such as Personal Communications Systems ("PCS") and Global System for Mobile Telecommunications ("GSM"). The HighWire products are designed for integration with standard server platforms that enable traditional carriers and new telecom entrants to pursue cost-reduced and performance-enhanced network architectures based on Internet Protocol ("IP"), broadband or other "packet" technologies.

We offer embedded Linux operating system software that enables several HighWire products to be combined with any of our WAN and LAN PMC products or other third party PMC form factor products to provide core computing and connectivity solutions to the communications, military/government, medical and industrial control markets. Utilizing our HighWire products in conjunction with other available PMC modules, such as A-to-D converters or video capture PMC modules, opens up new opportunities to market the products for factory/process control or video surveillance applications.

VMEbus
Our line of legacy VMEbus products continues to be sold to government, military and industrial customers. Our VME products are intelligent communications controllers used to provide connectivity between a system such as a mini-computer or bridge/router and a local or wide area network. Our VMEbus communications products target four major protocol communications technologies: Fiber Distributed Data Interface ("FDDI"), Token Ring, Ethernet and high-speed serial communications.

The following table shows sales by major product type as a percentage of net sales for fiscal 2004, 2003 and 2002:

	Year Ended October 31,
	2004	2003	2002
	(percentage of net sales)

VME	43%	53%	56%
WAN Adapter	34	30	31
LAN Adapter	8	5	0
Storage NIC	4	2	0
HighWire	11	10	13
	100%	100%	100%

Distribution, Sales, and Marketing

We market our WAN, LAN, storage, intelligent communication controller, specialty I/O and protocol processing offload products to OEMs, distributors and systems integrators. We sell our products both domestically and internationally, using a direct sales force as well as independent manufacturers' representatives, resellers, and distributors. We believe that our direct sales force is well suited to communicate and promote our products and how they differentiate from those of our competitors. Since our products represent a complex and technical sale, our sales force is supported by application engineers who provide customers with pre-sale technical assistance.

Our internal sales and marketing organization supports our channel marketing partners by providing sales collateral, such as product data sheets, presentations, and other sales/marketing resource tools. Our sales staff solicits prospective customers, provides technical advice with respect to our products, and works closely with marketing partners to train and educate their staffs on how to sell, install, and support our product lines.

We have focused our sales and marketing efforts in North America, Europe and Asia. All of our international sales are negotiated in U.S. dollars. International sales constituted 12%, 12% and 13% of net sales in fiscal 2004, 2003 and 2002, respectively. International sales are executed in U.S. dollars and are principally transacted in Europe.

Our direct sales force is based in three locations in the United States and we conduct our marketing activities from our principal office in San Ramon, California.

Research and Development

We believe that continued research and development in current and emerging technologies is critical to maintaining our competitive position in the embedded and enterprise markets. Many factors are involved in determining the strategic direction of our product development focus, including trends and developments in the marketplace, competitive analyses, and feedback from our customers and strategic partners. We actively support and contribute to standards development organizations and trade groups, which define and promote existing and emerging technologies for both the embedded and enterprise arenas. We belong to several influential industry associations, including VME International Trade Association (“VITA”) and PCI Industrial Computers Manufacturers Group (“PICMG”).

Our product development efforts are focused principally on our strategic product lines, providing high bandwidth connectivity and computing solutions that serve a wide range of networking applications. Leveraging our experience in high-speed data communications and telecommunications enables us to develop integrated communications solutions for our customers. We believe that the development of new internetworking products, high-performance communications controllers and enabling communications software is essential to expanding our customer base, penetrating new markets, and retaining existing customers.

During the past four years, we have developed communications products based on PCI, CompactPCI, PMC, PTMC, and HyperTransport architectures. We have also redesigned and upgraded certain communications products to take advantage of new technologies offering improved product performance and lower costs. In addition, we have acquired or licensed certain hardware products that have been integrated principally through the addition of software into our product line.

During fiscal 2004, we continued to focus on further expansion of our line of standards-based WAN adapters, upgrading/enhancing software drivers, developing new products based on emerging technologies, such as TCP/IP Offload, Encryption, and iSCSI. These hardware and software design efforts have enabled us to more effectively target existing and emerging markets in areas such as VoIP, VPN, security routers, telecommunications, military/government, medical and industrial control

During fiscal 2004, 2003 and 2002, we incurred $2.4 million, $1.3 million and $3.0 million, respectively, in product research and development expenses.

Commitment to Quality

We have been an ISO certified supplier of communications products since 1991. In December 2001, we achieved certification to the internationally recognized ISO9001: 2000 Standard. As part of our ongoing commitment to quality, we are regularly inspected by an audit team from Bureau Veritas Quality International (NA) Inc. (“BVQI”). These audits ensure that our internal quality system meets internationally recognized quality management systems standards. We believe that our customers’ success depends on the delivery of high-quality products and services. Our adherence to ISO standards and resulting quality practices is our way of guaranteeing that customer expectations are met and exceeded.

Manufacturing

We do not engage in any manufacturing activities. Instead, we utilize third party manufacturers to build our products. We currently have non-exclusive manufacturing agreements with ProWorks, Inc. and Sonic Manufacturing Technology. We believe that ProWorks and Sonic are equipped to provide more cost-efficient and timely product delivery than could otherwise be obtained if we manufactured our product internally. The use of external manufacturing partners allows us to better respond to fluctuations in customer demand.

Competition

The market for networking and communications interface products is highly competitive. Many of our competitors have greater financial resources and are well established in the space. Competition within the communications market is fragmented principally by application segment. Our HighWire products compete with offerings from Radisys Corp, Performance Technologies, Interphase Corp, Artesyn Technologies, and Adax, along with various other platform and controller product providers. Our VMEbus, WAN adapter and LAN adapter products compete primarily with products from Performance Technologies, Motorola, Interphase Corp., Themis Computers, SBS Technologies and various other companies on a product-by-product basis. Our SCSI products compete with LSI Logic, Adaptec, Qlogic and Sun Microsystems. Our Fibre Channel products compete with products from QLogic Corp and Emulex Corp. Our TOE products compete with QLogic and Adaptec. Our encryption solutions compete with Extreme Engineering, Layer N Networks, and InterfaceMasters. To compete and differentiate ourselves in our markets, we emphasize the functionality, engineering support, quality and price of our product in relation to our competitors, as well as our ability to customize the product to meet the customer's specific application needs.

Additionally, we compete with the internal engineering resources of our customers. As our customers become successful with their products, they examine methods to reduce costs and integrate functions. To compete with the internal engineering resources of our customers, we work jointly with their engineering staffs to understand each customer’s specific system requirements and to anticipate new product needs versus time-to-market decisions.

Intellectual Property

We believe that our ability to innovate in product engineering, sales, marketing, support, and customer relations, and then to protect this proprietary technology and knowledge impacts our future success. We rely on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect our proprietary rights in our products. We currently hold four patents. We typically enter into confidentiality agreements with our employees, strategic partners, channel partners and suppliers, and enforce strict limitations and the access to our proprietary information.

Backlog

On October 31, 2004, we had a sales backlog of product orders of approximately $2.5 million, including $1.0 million in orders from HP, compared to a sales backlog of product orders of approximately $4.1 million, including $2.0 million in orders from HP, one year ago. Because customer purchase orders are subject to changes in customer delivery schedules, cancellation, or price changes, our backlog as of any particular date may not be representative of actual sales for any succeeding fiscal period. We do not anticipate any problems in filling our current backlog.

Employees

On December 31, 2004, we had 36 employees. None of our employees is represented by a labor union. We have experienced no work stoppages. We believe our employee relations are positive.

We believe that our future success will depend, in part, on our ability to attract and retain qualified technical (particularly engineering), marketing and management personnel. Such experienced personnel are in great demand, and we must compete for their services with other firms, many of which have greater financial resources.

Risk Factors

Our business is subject to, but not limited to, the risks and uncertainties described below.

Risks Related to Our Business

We depend upon a small number of OEM customers. The loss of any of these customers, or their failure to sell their products, would limit our ability to generate revenues.

In fiscal 2004, most of our sales were derived from a limited number of OEM customers. In fiscal 2004, 2003 and 2002, sales of VME products to The Hewlett-Packard Company (previously Compaq Computer) (“HP”) accounted for 45%, 45% and 30%, respectively, of our net sales. A substantial portion of such sales were attributable to sales of VME products pursuant to a long-term supply agreement with HPT that is no longer in effectT. We will ship the remaining $1.0 million of the last order for VME products to HP in the first fiscal quarter of fiscal 2005. TWe can provide no assurance that we will succeedT inT obtaining new orders from existing or new customersT sufficient to replace Tor exceed Tthe Tnet salesT previously Tattributable to HP.T

Orders by our OEM customers are affected by factors such as new product introductions, product life cycles, inventory levels, manufacturing strategies, contract awards, competitive conditions and general economic conditions. Our sales to any single OEM customer are also subject to significant variability from quarter to quarter. Such fluctuations may have a material adverse effect on our operating results. A significant reduction in orders from any of our OEM customers, would have a material adverse effect on our operating results, financial condition and cash flows. In addition, we anticipate a significant portion of future sales will be dependent on a few new OEM customers, and there can be no assurance that we will become a qualified supplier with new OEM customers or that we will remain a qualified supplier with existing OEM customers.

The communications and storage products market is intensely competitive, and our failure to compete effectively could reduce our revenues and margins.

We compete directly with traditional vendors of terminal servers, modems, remote control software, terminal emulation software and application-specific communications and storage solutions. We also compete with suppliers of routers, hubs, network interface cards and other data communications and storage products. In the future, we expect competition from companies offering client/server access solutions based on emerging technologies such as switched digital telephone services, iSCSI, SCSI, TOE and other technologies. In addition, we may encounter increased competition from operating system and network operating system vendors to the extent such vendors include full communications and storage capabilities in their products. We may also encounter future competition from telephony service providers (such as AT&T or the regional Bell operating companies) that may offer communications services through their telephone networks.

Increased competition with respect to any of our products could result in price reductions and loss of market share, which would adversely affect our business, operating results, financial condition and cash flows. Many of our current and potential competitors have greater financial, marketing, technical and other resources than we do. There can be no assurance that we will be able to compete successfully with our existing competitors or will be able to compete successfully with new competitors.

We have incurred operating losses in the past and may not be profitable in the future.

The consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. Although we had a net loss of $1.7 million for fiscal 2004, we did have net income of $563,000 for fiscal 2003 and had eight consecutive profitable quarters prior to the loss in our fourth quarter of fiscal 2004. We generated negative cash flows from operations of $140,000, $84,000 and $2.7 million for fiscal 2004, 2003 and 2002, respectively We believe our existing cash plus additional cash from our line of credit and continuing operations will provide sufficient cash flows to fund our operations through October 31, 2005. However, these our cash flows from future operations is dependent on projected sales are to a limited number of new and existing OEM customers and are based on internal and customer provided estimates of future demand, not firm customer orders. In addition, we must successfully sell and distribute for our new TOE and iSCSI products. If the projected sales do not materialize, we will need to reduce expenses further and potentially raise additional capital through customer prepayments or the issuance of debt or equity securities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of Common Stock, and debt covenants could impose restrictions on our operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to us on acceptable terms, if at all.

Our operating results in future periods are likely to fluctuate significantly and may fail to meet the expectations of securities analysts or investors, causing our stock price to fall.

Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future due to several factors, some of which are outside our control, including timing of significant orders from OEM customers, fluctuating market demand for, and declines in the average selling prices of, our products, delays in the introduction of our new products, competitive product introductions, the mix of products sold, changes in our distribution network, the failure to anticipate changing customer product requirements, the cost and availability of components and general economic conditions. We generally do not operate with a significant order backlog, and a substantial portion of our revenue in any quarter is derived from orders booked in that quarter. Accordingly, our sales expectations are based almost entirely on our internal estimates of future demand and not on firm customer orders.

Due to the adverse economic conditions in the telecommunications industry, our OEM telecommunications customers may hold excess inventory of our products. A result of the economic downturn and slowness in recovery of the telecommunications market is that certain of our customers have cancelled or delayed many of their new design projects and new product rollouts that included our products. Due to the current economic uncertainty, our customers now typically require a "just-in-time" ordering and delivery cycle where they will place a purchase order with us after they receive an order from their customer. This "just-in-time" inventory purchase cycle by our customers has made forecasting of our future sales volumes very difficult.

Based on the foregoing, we believe that quarterly operating results are likely to vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is likely that in some future quarter our revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock is likely to fall.

If we are unable to keep up with the rapid technological changes that characterize our industry, our business would suffer.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our future success will depend on our ability to enhance our existing products and to introduce new products and features to meet and adapt to changing customer requirements and emerging technologies such as VoIP”), 3G Wireless ("Third Generation Wireless Services") SATA (“Serial ATA”), SAS (Serial Attached SCSI”) iSCSI , Gigabit Ethernet, 10 Gigabit Ethernet and TOE. There can be no assurance that we will be successful in identifying, developing, manufacturing and marketing new products or enhancing our existing products. In addition, there can be no assurance that services, products or technologies developed by others will not render our products noncompetitive or obsolete.

We have focused a significant portion of our research and development, marketing and sales efforts on HighWire, WAN and LAN adapters, Encryption, iSCSI and TOE products. The success of these products is dependent on several factors, including timely completion of new product designs, achievement of acceptable manufacturing quality and yields, introduction of competitive products by other companies and market acceptance of our products. If the TOE, iSCSI, HighWire and adapter products or other new products developed by us do not gain market acceptance, our business, operating results, financial condition and cash flows would be materially adversely affected.

We depend on our key personnel. If we are unable to retain our current personnel and hire additional qualified personnel as needed, our business would be harmed.

We are highly dependent on the technical, management, marketing and sales skills of a limited number of key employees. We do not have employment agreements with, or life insurance on the lives of, any of our key employees. The loss of the services of any key employee could adversely affect our business and operating results. Our future success will depend on our ability to continue to attract and retain highly talented personnel to the extent our business grows. Competition for qualified personnel in the networking industry, and in the San Francisco Bay Area, is intense. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required.

Because of our dependence on single suppliers for some components, we may be unable to obtain an adequate supply of such components, or we may be required to pay higher prices or to purchase components of lesser quality.

The chipsets used in most of our products are currently available only from Motorola or in the case of the TOE products from LeWiz Communications, Inc.. In addition, certain other components are currently available only from single suppliers. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments or margins that, in turn, would have a material adverse effect on our business, operating results, financial condition and cash flows.

Our future capital needs may exceed our ability to raise capital or use our existing credit line with a Bank.

The engineering development and marketing of our products is capital-intensive. While we believe that our existing cash balances and our anticipated cash flow from operations will satisfy our working capital needs for the next twelve months, we cannot assure that this will be the case. Declines in our sales or a failure to keep expenses in line with revenues could require us to seek additional financing or force us to draw down on our existing line of credit with a Bank in fiscal 2005. Due to the net loss in our fourth quarter of fiscal 2004, we are not in compliance with our Bank line of credit debt covenants and may not be able to use that credit line unless the Bank agrees to waive the covenant violation. In addition, should we experience a significant growth in customer orders, we may be required to seek additional capital to meet our working capital needs. There can be no assurance that additional financing, if required, will be available on reasonable terms or at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to our stockholders.

We may be unable to protect our intellectual property, which could reduce any competitive advantage we have.

Since we believe that our future success will depend primarily on continuing innovation, sales, marketing and technical expertise, the quality of product support and customer relations, we must also protect the proprietary technology contained in our products. We currently hold two patents and two patent applications, and also rely on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect proprietary rights of our products. There can be no assurance that steps taken by us in this regard will be adequate to deter misappropriation or independent third-party development of our technology. Although we believe that our products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us.

Risks Associated with Ownership of Our Common Stock

Our common stock is at risk for delisting from the Nasdaq SmallCap Market. If it is delisted, our stock price and your liquidity may be impacted.

Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. These requirements include maintaining a minimum closing bid price of $1.00 and minimum stockholders’ equity of $2.5 million. Our stockholders’ equity as of October 31, 2004 was $4.3 million. The closing bid price for our common stock has been below $1.00 for short periods of time in the past. If the closing bid price of our common stock is below $1.00 for a period of 30 consecutive trading days, our common stock could be subject to delisting from the Nasdaq SmallCap Market.

If we fail to maintain the standards necessary to be quoted on the Nasdaq SmallCap Market and our common stock is delisted, trading in our common stock would be conducted on the OTC Bulletin Board as long as we continue to file reports required by the Securities and Exchange Commission. The OTC Bulletin Board is generally considered to be a less efficient market than the Nasdaq SmallCap Market, and our stock price, as well as the liquidity of our Common Stock, may be adversely impacted as a result.

The market price of our common stock is likely to continue to be volatile. You may not be able to resell your shares at or above the price at which you purchased such shares.

The trading price of our common stock is subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results, the failure to meet analyst estimates, announcements of technological innovations or new products by us or our competitors, general conditions in the computer and communications industries and other events or factors. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high technology companies for reasons frequently unrelated to the operating perform-ance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could delay or prevent a change in control.

Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain other provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

ITEM 2.  PROPERTIES

In December 2001, we relocated our engineering and administrative headquarters to 15,000 square feet of leased space located in San Ramon, California. The lease expires in 2006. We expect the facility to satisfy our anticipated needs for the foreseeable future. In conjunction with the relocation to the new building, we assigned the lease related to our former 63,000 square foot engineering and administrative headquarters to a third party. The third party has assumed payment of the remaining lease payments through the termination of the original lease term in 2006 and we are a secondary guarantor.

ITEM 3.  LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of our stockholders in the fourth quarter of 2004.

IDENTIFICATION OF EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of October 31, 2004 are set forth in the following table. Our Board of Directors accepted the retirement of Mr. William Heye, Jr. as President and Chief Executive Officer effective December 31, 2004 and appointed Mr. Dan Grey as his replacement effective January 1, 2005. Mr. Grey will continue to serve as the Senior vice President, Sales and Marketing. Executive officers serve at the discretion of the board of directors. There are no familial relationships between our directors or our executive officers and any other director or executive officer.

Name	Age	Position

William B. Heye, Jr.	66	President and Chief Executive Officer

David W. Brunton	54	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

Dan Grey	49	Senior Vice President, Sales and Marketing

Carl Munio	54	Vice President, Engineering

Kirk Anderson	45	Vice President, Operations

Yee-Ling Chin	29	Vice President, Marketing

Mr. Heye joined us in November 1991 as President, Chief Executive Officer and member of the Board of Directors. Mr. Heye will retire from active management effective December 31, 2004. From 1989 to November 1991, he served as Executive Vice President of Ampex Corporation, a manufacturer of high-performance scanning recording systems, and President of Ampex Video Systems Corporation, a wholly-owned subsidiary of Ampex Corporation and a manufacturer of professional video recorders and editing systems for the television industry. From 1986 to 1989, Mr. Heye served as Executive Vice President of Airborn, Inc., a manufacturer of components for the aerospace and military markets. Prior to 1986, Mr. Heye served in various senior management positions at Texas Instruments, Inc. in the United States and overseas, including Vice President and General Manager of Consumer Products and President of Texas Instruments Asia, Ltd., with headquarters in Tokyo, Japan.

Mr. Brunton joined us in November 2001 as Vice President, Finance, Chief Financial Officer, Secretary and Treasurer. From 2000 to 2001 he was the Chief Financial Officer for NetStream, Inc., a telephony broadband network service provider. From 1997 to 2000, Mr. Brunton was the Chief Financial Officer and Senior Vice President - Operations for ReSourcePhoenix.com, a financial services outsource provider. From 1987 to 1997, Mr. Brunton was the Corporate Controller for the Phoenix American Companies, an equipment leasing, cable TV, telecommunications and software development company. Mr. Brunton is a certified public accountant who prior to 1987 was with Arthur Andersen & Co.

Mr. Grey has served as Senior Vice President Sales and Marketing since May 2001. For the 18 months prior to SBE, he was the Senior Vice President of Sales for SBS Technologies. From 1999 to 2000, Mr. Grey was Vice President of Sales for LAN Media Corporation, a company later acquired by SBE. Mr. Grey was the Western Regional Sales Manager from 1996 to 1999 for Performance Technologies, Inc. From 1989 to 1996, Mr. Grey served as the Director of Western Sales for SBE. Mr. Grey will assume the additional positions of President and Chief Executive Officer effective January 1, 2005.

Mr. Munio joined SBE in August 2003 following SBE’s acquisition of Antares Microsystems. From 1996 to August 2003, Mr. Munio served as CTO for Antares, where he drove product developments in emerging and existing technologies. Prior to joining Antares, he was Director of Operations Product Engineering at Sun Microsystems for over 11 years, and served in a variety of management positions during a 12-year tenure at Hewlett-Packard.

Mr. Anderson has served as Vice President, Operations since October 2001. He joined us as Manager of Operations in 1997 and was promoted to Director, Operations in 1999. Prior to joining us Mr. Anderson was the Manager, Marketing Logistics for Wesley Jessen from 1994 to 1997 where he was responsible for logistical planning and manufacturing budgeting and control. Prior to 1994 he held various management positions in operations, finance and marketing for several high-tech companies in Silicon Valley, including Vitalink Communications, a pioneer in internetworking products.

Ms. Chin joined us in July 2003 as Vice President, Marketing. From 1998 to 2003, she served as Director of Marketing Communications for SBS Technologies.

PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol SBEI. The following table presents quarterly information on the price range of our common stock, indicating the high and low bid prices reported by the Nasdaq SmallCap Market. These prices do not include retail markups, markdowns or commissions. As of December 31, 2004, there were approximately 394 holders of record of our common stock.

There are no restrictions on our ability to pay dividends; however, it is currently the intention of our Board of Directors to retain all earnings, if any, for use in our business and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend, among other factors, upon our earnings, capital requirements, operating results and financial condition.

	Fiscal quarter ended
Fiscal 2004	January 31	April 30	July 31	October 31
High	$8.49	$7.34	$4.08	$3.19
Low	4.76	3.90	2.81	2.68
Fiscal 2003
High	$1.26	$0.95	$2.99	$6.00
Low	0.56	0.64	0.77	2.42

The following table includes information regarding our equity incentive plans as of the end of fiscal 2004.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,319,666	$3.75	1,091,266
Equity compensation plans not approved by security holders	617,453	$2.53	26,250
Total	1,937,119	$3.36	1,117,516

ITEM 6. SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Form 10-K.

For years ended October 31,
and at October 31	2004		2003	2002	2001	2000
(in thousands, except for per share amounts and number of employees)

Net sales		$11,066	$7,456	$6,898	$7,726	$29,178

Net income (loss)		$(1,679)	$563	$(1,731)	$(9,896)	$3,970

Net income (loss) per share - basic	$	(0.33)	$0.13	$(0.46)	$(2.92)	$1.24

Net income (loss) per share - diluted		$(0.33)	$0.12	$(0.46)	$(2.92)	$1.04

Product research and development Expenses		$2,411	$1,330	$3,027	$5,652	$5,635

Working capital		$3,970	$3,945	$2,985	$7,595	$11,793

Total assets		$6,173	$6,975	$5,321	$10,690	$17,427

Long-term liabilities		$139	$217	$10	$4,870	$288

Stockholders' equity		$4,303	$5,387	$3,696	$4,119	$13,829

Number of employees		36	32	24	47	87

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SBE, Inc. architects and provides network communications and storage solutions to the original equipment manufacturers (“OEM”) in the embedded computing and storage markets. Our solutions enable Tdata communicationsT, TtelecommunicationsT and storage solution companies in addition to enterprise class high-end server clients to rapidly deliver advanced networking and storage products and services. Our products include wide area network (“WAN”), local area network (“LAN”), Internet Small Computer System Interface (“iSCSI”) software, SCSI, Fibre Channel, intelligent carrier cards, Encryption and TCP/IP Offload Engine (“TOE”) cards. These products perform critical computing, processing offload, Input/Output (“I/O”) and storage tasks across both the enterprise server and embedded markets such as high-end enterprise level servers, Linux super computing clusters, workstations, media gateways, routers, internet access devices, home location registers, data messaging applications, network attached storage (“NAS”) and remote storage devices and networks. Our products are distributed worldwide through a direct sales force, distributors, independent manufacturers' representatives and value-added resellers. Our business falls primarily within one industry segment.

Our business is characterized by a concentration of sales to a small number of OEMs and distributors who provide products and services to the datacom and telecommunications markets in addition to OEM’s and system integrators in the storage and high-end server markets. Consequently, the timing of significant orders from major customers and their product cycles cause fluctuation in our operating results. The Hewlett Packard Company (“HP”) is the largest of our customers and represented 45%, 45% and 30% of net sales in fiscal 2004, 2003 and 2002, respectively. We will ship the remaining $1.0 million of the last order for VME products to HP in the first fiscal quarter of fiscal 2005. We do not expect to receive any future purchase orders from HP for our VME products. If any of our major customers reduces orders for our products, we could lose revenues and suffer damage to our business reputation. Orders by our OEM customers are affected by factors such as new product introductions, product life cycles, inventory levels, manufacturing strategy, contract awards, competitive conditions and general economic conditions.

During fiscal 2004, we introduced new TOE, iSCSI, Encryption, WAN, and LAN products that are targeted at large growing enterprise markets such as super computing clusters, network storage clusters, VPN, security and other communications devices. Our HighWire products have been focused primarily on the telecommunications market and the communications activities that are driven by the convergence of traditional telephony applications with the Internet with applications like VoIP. While we believe the market for our TOE, iSCSI, Encryption, HighWire, Adapter and Storage NIC’s and software product families is large, there can be no assurance that we will be able to succeed in penetrating these markets and diversifying our sales.

Since the fourth quarter of fiscal 2001 we have 24 new design wins, including two in fiscal 2004, and have added a substantial number of new customers to our growing base of customers. A design win is defined as a program with an OEM customer that will generate at least $400,000 in recurring annual Tnet salesT typically within 12 to 18 months after the customer accepts and confirms the use of our product in their platform. We believe the combination of new customers and design wins will provide the basis for future TsalesT growth. A variety of risks such as schedule delays, cancellations and changes in customer markets and economic conditions can adversely affect a design win before or after production is reached. With the current economic climate in the communications equipment marketplace, design activity has slowed and reaching production volumes is proving to be elusive for those products that have been designed. In these difficult economic times, poor customer visibility is causing ordering delays. These factors often result in a substantial portion of our Tnet salesT being derived from orders placed within the quarter and shipped in the final month of the quarter.

On October 31, 2004, we had a sales backlog of product orders of approximately $2.5 million compared to a sales backlog of product orders of approximately $4.1 million one year ago. Included in these backlogs are orders from HP of $1.0 million and $2.0 million, respectively.

The market environment for our products is extremely competitive and we have limited visibility into customer activity. In spite of this uncertain market, we have been successful in increasing our adapter revenues 53% and revenues from our HighWire products 77% during fiscal 2004. One of our primary sales goals is to diversify our customer base and at the same time provide sources of Tnet salesT to fill the gap that will be left after we process our final shipment of VME products to HP in the first quarter of fiscal 2005.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include levels of reserves for doubtful accounts, obsolete inventory, warranty costs and deferred tax assets. Actual results could differ from those estimates.

Our critical accounting policies and estimates include the following:

Revenue Recognition:

Our policy is to recognize revenue for product sales upon shipment of our products to our customers provided that no significant obligation remains and collection of the receivable is considered probable. Shipping terms are generally FOB shipping point. We defer and recognize service revenue over the contractual period or as services are rendered. We estimate expected sales returns and record the amount as a reduction of revenue and cost of goods (“COGS”) at the time of shipment. Our policy complies with the guidance provided by Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, issued by the Securities and Exchange Commission. Judgments are required in evaluating the credit worthiness of our customers. Credit is not extended to customers and revenue is not recognized until we have determined that collectibility is reasonably assured. Our sales transactions are denominated in U.S. dollars. The software component of our products is considered incidental to our products. We, therefore do not recognize software revenue separately from the product sale.

Our agreements with OEMs, such as HP and Nortel Networks Corp, typically incorporate clauses reflecting the following understandings:

-	all prices are fixed and determinable at the time of sale;
-	title and risk of loss pass at the time of shipment (FOB shipping point);
-	collectibility of the sales price is probable (the OEM is obligated to pay and such obligation is not contingent on the ultimate sale of the OEM’s integrated solution);
-	the OEM’s obligation to us will not be changed in the event of theft or physical destruction or damage of the product;
-	we do not have significant obligations for future performance to directly assist in the resale of the product by the OEMs; and
-	there is no contractual right of return other than for defective products.

Our agreements with our distributors include certain product rotation and price protection rights. All distributors have the right to rotate slow moving products once each fiscal quarter. The maximum dollar value of inventory eligible for rotation is equal to twenty-five percent of our products purchased by the distributor during the previous quarter. In order to take advantage of their product rotation rights, the distributors must order and take delivery of additional SBE products equal to at least the dollar value of the products that they want to rotate.

Each distributor is also allowed certain price protection rights. If and when we reduce or plan to reduce the price of any of our products and the distributor is holding any of the affected products in inventory, we will credit the distributor the difference in price when it places its next order with us. We record an allowance for price protection reducing our net sales and accounts receivable. The allowance is based on the price difference of the inventory held by our stocking distributors at the time we expect to reduce selling prices. Reserves for the right of return and restocking are established based on the requirements of SFAS 48, Revenue Recognition when Right of Return Exists because we have visibility into our distributor’s inventory and have sufficient history to estimate returns.

During the year ended October 31, 2004 and 2003, $873,000, or 8% of sales and $191,000 or 3% of our sales were sold to distributors, respectively.

Allowance for Doubtful Accounts:

Our policy is to maintain allowances for estimated losses resulting from the inability of our customers to make required payments. Credit limits are established through a process of reviewing the financial history and stability of each customer. Where appropriate, we obtain credit rating reports and financial statements of the customer when determining or modifying their credit limits. We regularly evaluate the collectibility of our trade receivable balances based on a combination of factors. When a customer’s account balance becomes past due, we initiate dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to us, such as in the case of a bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting its business, we record a specific allowance to reduce the related receivable to the amount we expect to recover.

We also record an allowance for all customers based on certain other factors including the length of time the receivables are past due and historical collection experience with customers. We believe our reported allowances are adequate. If the financial conditions of those customers were to deteriorate, however, resulting in their inability to make payments, we may need to record additional allowances which would result in additional general and administrative expenses being recorded for the period in which such determination was made.

Warranty Reserves:

We accrue the estimated costs to be incurred in performing warranty services at the time of revenue recognition and shipment of the products to the OEMs. Because there is no contractual right of return other than for defective products, we can reasonably estimate such returns and record a warranty reserve at the point of shipment. Our estimate of costs to service our warranty obligations is based on historical experience and expectation of future conditions. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, the warranty accrual will increase, resulting in decreased gross margin.

Inventories:

We are exposed to a number of economic and industry factors that could result in portions of our inventory becoming either obsolete or in excess of anticipated usage, or subject to lower of cost or market issues. These factors include, but are not limited to, technological changes in our markets, our ability to meet changing customer requirements, competitive pressures in products and prices, and the availability of key components from our suppliers. Our policy is to establish inventory reserves when conditions exist that suggest that our inventory may be in excess of anticipated demand or is obsolete based upon our assumptions about future demand for our products and market conditions. We regularly evaluate our ability to realize the value of our inventory based on a combination of factors including the following: historical usage rates, forecasted sales or usage, product end-of-life dates, estimated current and future market values and new product introductions. Purchasing practices and alternative usage avenues are explored within these processes to mitigate inventory exposure. When recorded, our reserves are intended to reduce the carrying value of our inventory to its net realizable value. If actual demand for our products deteriorates, or market conditions are less favorable than those that we project, additional inventory reserves may be required. In the fourth quarter of 2004, we reviewed our inventory balances and increased our reserves on specific products by $547,000.

Inventories are stated at the lower of cost, using the first-in, first-out method, or market value.

Acquisitions:

All business acquisitions have been accounted for using the purchase method of accounting and, accordingly, the statements of income include the results of each acquired business since the date of acquisition. The assets acquired and liabilities assumed are recorded at estimates of fair values as determined by management based on information available. Management considers a number of factors, including third-party valuations or appraisals, when making these determinations. We finalize the allocation of purchase price to the fair value of the assets acquired and liabilities assumed when we obtain information sufficient to complete the allocation, but in any case, within one year after acquisition. Our acquisition of Antares in fiscal year ended October 31, 2003 resulted in intangible assets of approximately $1.2 million. These assets were fully written off in the current year.

Intangible Assets:

We adopted the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets on accounting for business combinations and goodwill as of the beginning of fiscal year 2002. Accordingly, we do not amortize goodwill from acquisitions, but continue to amortize other acquisition-related intangibles and costs. All of the intangible assets that we currently own are intellectual property acquired in the Antares acquisition.

For identifiable intangible assets, we amortize the cost over the estimated useful life and assess any impairment by estimating the future cash flow from the associated asset in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If the estimated undiscounted cash flow related to these assets decreases in the future or the useful life is shorter than originally estimated, we may incur charges for impairment of these assets. The impairment is based on the estimated discounted cash flow associated with the asset. An impairment could result if the underlying technology fails to gain market acceptance, we fail to deliver new products related to these technology assets, the products fail to gain expected market acceptance or if market conditions are unfavorable.

Intellectual property costs consist of the allocation of costs associated with the purchase of current and the design of future products from Antares Microsystems on August 7, 2003. As required by these rules, we perform an impairment review annually, or earlier if indicators of potential impairment exist. The impairment analysis requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the fair value of the intangible asset. Our annual impairment review was completed during the fourth quarter of fiscal 2004, and we determined that there was considerable doubt that the remaining unamortized balance of $713,000 of the intangible asset at October 31, 2004 would be recoverable. The indicators we used to identify those events and circumstances included: revenue and earnings trends relative to predefined milestones and overall business prospects; the technological feasibility of the Antares products; and technologies and the general market conditions in the market for SUN Microsystems compatible products with which Antares products compete. Our impairment review was based on a discounted cash flow approach that uses estimates of future market share and revenues and costs for the Antares products as well as appropriate discount rates. The estimates used are consistent with the plans and estimates that we use to manage the underlying business. We determined that the estimated fair market value of the balance of the intangible asset related to the Antares acquisition was nominal and as a result, we recorded an impairment charge of $713,000, during the fourth fiscal quarter ended October 31, 2004, thus writing off the remaining value of the intellectual property asset.

The non-cash expense related to the amortization and write-down of the intellectual property in fiscal 2004 was $1.1 million and consists of $408,000 of regularly scheduled annual amortization expense plus $713,000 write down related to the impairment valuation analysis. This write-down plus the regularly scheduled amortization is included in our cost of goods sold. The amortization expense for the one quarter that we owned Antares in fiscal 2003 was approximately $102,000.

Deferred Taxes:

We record a valuation allowance to reduce our deferred taxes to the amount that is more likely than not to be realized. Based on the uncertainty of future pre-tax income, we have fully reserved our deferred tax assets as of October 31, 2004. In the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made.

New Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 Accounting for Stock-Based Compensation, to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. Unless modified, we will be required to comply with the provisions of SFAS No. 123R as of the first interim period that begins after June 15, 2005 (August 1, 2005 for us). We currently do not record compensation expense related to our stock-based employee compensation plans in our financial statements.

Results of Operations

The following table sets forth, as a percentage of net sales, certain consolidated statements of operations data for the fiscal years ended October 31, 2004, 2003 and 2002. These operating results are not necessarily indicative of our operating results for any future period.

	Year Ended October 31,
	2004	2003	2002
Net sales	100%	100%	100%
Cost of sales	60	37	46
Gross profit	40	63	54
Operating expenses:
Product research and development	22	18	44
Sales and marketing	19	20	31
General and administrative	16	23	34
Loan reserve (benefit)	(2)	(3)	7
Restructuring costs (benefit)	---	(2)	6
Total operating expenses	55	56	(122)
Operating income (loss)	(15)	7	(68)
Forfeited deposit, net	---	---	39
Interest and other income	---	---	2
Income (loss) before income taxes	(15)	7	(27)
Income tax benefit	---	---	2
Net income (loss)	(15)%	7%	(25)%

Net Sales

Net sales for fiscal 2003 were $11.1 million, a 48% increase from $7.5 million for fiscal 2003. Net sales for fiscal 2003 were $7.5 million, an 8% decrease from $6.9 million in fiscal 2002. The increase in fiscal 2004 as compared to fiscal 2003 was primarily attributable to an increase in sales to numerous customers including our largest, HP. Net sales to HP were $4.9 million in fiscal 2004 as compared to $3.4 million for fiscal 2003 and $2.1 million in fiscal 2002. Sales to HP, primarily of VMEBus products, represented 45% of net sales for fiscal 2004, compared to 45% during fiscal 2003 and 30% in fiscal 2002. A substantial portion of such sales were attributable to sales of VME products pursuant to a long-term supply agreement with HPT that is no longer in effectT. We have one remaining order with HP for $1.0 million of VME products that will be shipped in the first quarter of fiscal 2005. At this time, we do not expect to receive any future orders for VME products from HP. Nortel Networks was the only other customer that represented greater than 10% of our sales, accounting for 13% of our sales in fiscal 2004. For fiscal 2003 and 2002, Lockheed Martin was the only other customer representing 10% or more of our sales, accounting for 11% of net sales in fiscal 2002. In fiscal 2004 after one complete year of operations, we derived $1.2 million in sales from products we acquired from Antares compared to $459,000 in Antares product sales from acquisition date, August 7, 2003 through October 31, 2003.

Sales of our adapter products were $4.9 million for fiscal 2004, as compared to $2.6 million in fiscal 2003 and $2.1 million in fiscal 2002. Sales of our HighWire products were $1.3 million in fiscal 2004, as compared to $0.8 million in fiscal 2003 and $1.0 million in fiscal 2002. Our adapter products are used primarily in edge-of-the-network applications such as VPN and other routers, VoIP gateways and security devices, whereas our HighWire products are primarily targeted at core-of-the-network applications used primarily by telecommunications central offices. In the future, we expect our net sales to be generated TpredominantlyT by sales of our adapter and encryption products with Linux and Solaris software, followed by our recently released TOE products and storage products, primarily iSCSI. We expect to see a continued steady increase in the sale of our Highwire products due to the recent adoption and release of OEM products that have incorporated our Highwire series of intelligent carrier cards. All of our design wins and new customers are for applications using these product families. In addition, we will continue to sell and support our older VME products, but expect them to become a declining portion of our future net sales.

We anticipate that our net sales for fiscal 2005 will increase when compared with fiscal 2004, as certain of our design wins from the last two year to go into production and that our customers will increase the rate of product rollout such as edge of the network routers, VoIP gateways and WiFi applications. As a result of these design wins moving to production stage, sales of our Adapter products increased 53% and sales of our Highwire products increase 77% in fiscal 2004 as compared to fiscal 2003. One of our major challenges on a long term basis continues to be replacement of the net sales of VME products previously provided to HP. HP (including its predecessors, Tandem Computer and Compaq Computer), has accounted for a substantial portion of our net sales for the past five years. We expect to continue to increase the sales of our Adapter and Highwire products and that these increases as a percentage of total revenue will replace the sales to HP. Even though the market environment for our customers’ activities continues to be uncertain we have been successful in extending our reach with new customers. We have been successful in increasing our network of distributors and value-added resellers in the United States and Europe and have rolled out some new products such as high density multi-ported adapter cards, Encryption cards, the TOE product and iSCSI storage software. We have also entered into some new strategic partnerships that will expand the reach of our products to a new base of customers using AdvanceTCA (“ATCA”) products. We have continued to add new customers and design wins over the course of fiscal 2004 and we believe the combination of new customers and past design wins beginning to go into production will provide future growthT in net salesT in the communications, computing and storage marketplaces.

Our sales backlog at October 31, 2004 was $2.5 million, including $1.0 million from HP, compared to $4.1 million, including $2.0 million from HP, at October 31, 2003. While we anticipate an increase in our sales volume in our Adapter and Highwire products over the course of fiscal 2005 as certain of our design wins from the last two year to go into production and our customers gradually return to new product design and product rollout, there can be no assurances that such increase will occur. Our customers typically operate on a "just-in-time" ordering and delivery cycle where they will place a purchase order with us after they receive an order from their customer. This "just-in-time" inventory purchase cycle by our customers has made forecasting of our future sales volumes very difficult. Because our sales are generally concentrated with a small group of OEM customers, we could experience significant fluctuations in our quarterly sales volumes due to fluctuating demand from any major customer or delay in the rollout of any significant new product by a major customer.

International sales constituted 12%, 12% and 13% of net sales in fiscal 2004, 2003 and 2002, respectively. International sales are executed in U.S. dollars and are principally transacted in Europe.

Gross Profit

Gross profit as a percentage of net sales was 40%, 63% and 54% in fiscal 2004, 2003 and 2002, respectively. Gross profit as a percentage of sales increased in fiscal 2003 primarily as a result of sales of $409,000 of inventory to HP that had been fully written down in fiscal 2002 when HP placed its final order for end-of-life VME products under its then-existing contract. Our gross profit would have been 58% after excluding the effect of the HP inventory write-down. The decrease in our gross profit margin in fiscal 2004 is due primarily to lower than expected gross margins from the Antares product, the addition of $547,000 expense related to the valuation adjustment for slow moving and obsolete inventory and the inclusion of $408,000 of amortization and $713,000 of impairment charges relating to the August 2003 intellectual property purchased with Antares. We expect our gross profit to range between 50% and 53% for fiscal 2005 based on our current product sales prices and cost to manufacture those products. However, if market and economic conditions, particularly in the telecommunications sector, deteriorate or fail to recover as expected, gross profit as a percentage of net sales may decline from the current level.

Product Research and Development

Product research and development expenses were $2.4 million in fiscal 2004, $1.3 million in fiscal 2003, and $3.0 million in fiscal 2002, representing 22%, 18% and 44% of net sales, respectively. The increase in fiscal 2004 as compared to fiscal 2003 is primarily the result of three factors:

•	the inclusion of three personnel hired in conjunction with the Antares acquisition;
•	the addition of five additional design engineers hired during the year;
•	a 160% increase in expenditures for new product development.

The decrease in research and development expense as a percentage of revenue from fiscal 2002 to fiscal 2003 was the direct result of headcount reductions of fifteen full-time equivalent personnel combined with other project-related cost containment measures During fiscal 2004, we began the development of the next generation of our Highwire products, designed and released several new WAN and LAN products including three new encryption products, continued development and released our new TOE product and integrated our TOE product with a partners enterprise based iSCSI software. We also continued to port our products to new versions of Linux and Solaris software expanding their market reach. These hardware and software design efforts have enabled us to more effectively target enterprise markets such as Internet based storage, TCP offload, VoIP, VPN and security routers, as well as expand market coverage within the telecommunications, military/government, medical and industrial control markets.

We expect overall spending for our product research and development to range between 15% and 18% of net sales in fiscal 2005 as we remain committed to the development and enhancement of new and existing products. We did not capitalize any internal software development costs in fiscal 2004, 2003 or 2002.

Sales and Marketing

Sales and marketing expenses for fiscal 2004 were $2.2 million, a 47% increase over fiscal 2003. This increase is primarily related to higher headcount in the sales and marketing departments for the majority of the year increasing by three people plus an increases in travel and product marketing activities. We increased our marketing expenditures by 142% in fiscal 2004 as we attended more industry trade shows and increased our advertising in industry relevant magazines. Fiscal 2003 expense was $1.5 million, a 31% decrease over fiscal 2002. The decrease in fiscal 2003 as compared to 2002 is the direct result of headcount reductions in our sales and marketing departments combined with a reduction in our overall marketing programs. Sales and marketing programs are focused on design wins with new customers and, therefore, as new customer sales increase, sales and marketing expenses will increase. New customers’ product design sales cycles may span over periods as long as twenty-four months. We expect our sales and marketing expenses to range between 15% and 17% of net sales in fiscal 2005 as we continue our product marketing efforts, especially for the TOE and iSCSI products, and attend an increasing number of industry specific trade shows.

General and Administrative

General and administrative expenses for fiscal 2004 remained constant at $1.8 million as compared to fiscal 2003. Fiscal 2004 includes $259,000 in compensation expense related to the severance package provide to the company’s retiring president and chief executive officer. Fiscal 2003 expenses decreased to $1.8 million from $2.4 million in fiscal 2002 or, 26%. The decrease was due to headcount from eight to five individuals and expense containment measures, primarily rent and depreciation, put into place in the fourth quarter of fiscal 2002, with the cost savings fully realized in fiscal 2003 and 2004. We expect general and administrative expense for fiscal 2005 to increase from fiscal 2004 levels partly due to the increase in insurance and expenses related to compliance with the Sarbanes-Oxley Act. General and administrative expenses are expected to range between 12% and 15% of sales for fiscal 2005.

Loan Reserve (Benefit)

On November 6, 1998, we made a loan to our retiring President and CEO which was used by him to exercise an option to purchase 139,400 shares of our common stock and related taxes. The loan, as amended, was collateralized by shares of our common stock, bore interest at a rate of 2.48% per annum and was due on December 14, 2003.

On October 31, 2002, we determined that it was probable that we would be unable to fully recover the balance of the loan on its due date of December 14, 2003. Accordingly, a valuation allowance of $474,000 was recorded against the loan at October 31, 2002.

During the fourth quarter of fiscal 2003, the officer repaid $362,800 of the loan and as a result, we recognized a benefit of $235,000 related to the reversal of the loan impairment charge taken by us in fiscal 2002. During the first quarter of fiscal 2004, the officer repaid the remaining loan balance in full and as a result, we recorded a benefit of $239,000 relating to the reversal of the remaining loan impairment charge.

Restructuring Costs (Benefit)

In response to the economic slowdown, we implemented restructuring plans in fiscal 2002 and recorded restructuring charges of $446,000. Restructuring costs for fiscal 2002 were comprised of severance costs associated with staff reductions totaling $115,000, leasehold improvements and equipment write-downs related to the abandonment of our Madison, Wisconsin office of $185,000 and estimated losses related to future rents, net of estimated future recoveries from potential sublease, of $146,000. We reduced our headcount from 47 employees to 24 employees during fiscal 2002.

In the third quarter of fiscal 2003, we recognized a restructuring benefit of $154,000 after the final settlement of costs associated with prior real estate and equipment leases.

As of October 31, 2004 and 2003, $21,000 and $58,000 of the restructuring costs were included in other current liabilities, respectively.

Interest and Other Income

Interest and other income in fiscal 2004 decreased slightly from 2003 due to lower average cash balances in fiscal 2004 coupled with lower average interest rates. Fiscal 2003 income decreased slightly from fiscal 2002 due to lower average cash balances in fiscal 2003 coupled with lower average interest rates. A refundable deposit associated with a multi-year supply agreement with HP of $4.9 million was received in April 2001. This deposit was refundable as we delivered certain quantities of products to HP over a four year period ending in 2005. The supply contact was restructured in fiscal 2002 to include a final purchase order for $1.6 million of our products to be shipped to HP in the first two quarters of fiscal 2003 and the forfeiture by HP of $4.4 million of the $4.9 million refundable deposit. Under the agreement, we are required to retain for future production or repair all VCOM finished goods and spare parts inventory through October 31, 2005 unless notified otherwise by HP. Concurrent with the forfeiture of the $4.4 million refundable deposit, we recorded a reserve of $1.7 million related to the potentially obsolete inventory we held at October 31, 2002. The $2.7 million of forfeiture of the refundable deposit net of inventory reserve is presented under “Forfeited deposit, net” on the fiscal 2002 Consolidated Statements of Operations.

Income Taxes

On March 9, 2002, the Job Creation and Workers Assistance Act of 2002 extended the net operating loss carryback from two to five years for losses generated in tax years ending in 2001 and 2002. As a result, we recorded a benefit for income taxes of $22,000 in the second quarter of fiscal 2003 and a tax benefit of $91,000 in fiscal 2002 due to refunds of federal income taxes related to this Act. The net benefit recorded for the 2003 and 2002 periods were $17,000 and $177,000, respectively. In fiscal 2002 we also filed amended federal and state tax returns to claim $86,000 in research and development credits related to LAN Media Corporation (“LMC”), a company we acquired in July 2000. Our effective tax rate was 0%, 0% and (8)% in fiscal 2004, 2003 and 2002, respectively. We recorded valuation allowances in fiscal 2004 and 2003 for deferred tax assets due to the uncertainty of realization. In the event of future taxable income, our effective income tax rate in future periods could be lower than the statutory rate as such tax assets are realized.

Net Income (Loss)

As a result of the factors discussed above, we recorded a net loss of $1.7 million in fiscal 2004 compared to net income of $563,000 in fiscal 2003 and a net loss of $1.7 million in fiscal 2002.

Contractual Obligations and Commercial Commitments

The following table sets forth a summary of our material contractual obligations and commercial commitments as of October 31, 2004:

	Payments due by period (Dollars in thousands)

		Less than	1-3	3-5		More than
Contractual Obligations	Total	1 year	Years	Years		5 Years

Building leases	$1,649	$963	$686	$	---	$—
Reimbursements from lease assignment	(902)	(637)	(265)		---	---
Total net lease payments	$747	$326	$421	$	---	$—

In connection with the acquisition of Antares, we committed to issue 98,945 shares of our Common Stock in 10,000 and 20,000 share increments beginning January 2004 and ending March 2005 to a selling shareholder of Antares. During fiscal 2004, we issued 30,000 shares of our Common Stock of a committed 98,945 to an employee who was one of the owners of Antares Microsystems, Inc. pursuant to the original purchase agreement. We will issue the remaining 68,945 during fiscal 2005. The value of the Common Stock issued in fiscal 2004 under this commitment was $85,600.

In connection with the retirement of Mr. William Heye, Jr. as the company’s President and Chief Executive Officer, the Company will pay Mr. Heye $250,000 at the rate of $20,833 each month for the period January 1, 2005 through December 31, 2005. The commitment to pay $250,000 has been accrued as of October 31, 2004 and is included in General and Administrative expense and Accrued Payroll and Employee Benefits liability.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements, or other relationships with unconsolidated entities that are reasonably likely to affect our liquidity or capital resources other than the operating leases noted above. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support; or engage in leasing, hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of the financial statements.

Liquidity and Capital Resources

Our liquidity is dependent on many factors, including sales volume, operating profit and the efficiency of asset use and turnover. Our future liquidity will be affected by, among other things:

-	actual versus anticipated sales of our products;
-	our actual versus anticipated operating expenses and results of ongoing cost control actions;
-	the timing of product shipments, which occur primarily during the last month of each quarter;
-	our actual versus anticipated gross profit margin;
-	our ability to raise additional capital, if necessary; and
-	our ability to secure credit facilities, if necessary.

We had cash and cash equivalents of $1.8 million and $1.4 million on October 31, 2004 and October 31, 2003, respectively. In fiscal 2004, $140,000 of cash was used by operating activities, primarily as a result of net losses, the reversal of a valuation allowance on a loan from an officer and an increase in inventory. The cash receipt from the repayment of the loan is included in the financing activities section of the cash flow statement. Cash was provided by the inclusion of $1.1 million of amortization expense and the write-down of the intellectual property plus $420,000 of amortization and depreciation expense related to property and equipment and capitalized software included in the $1.7 million net loss. Cash flow was also provided by a $150,000 decrease in our accounts receivable. Working capital (current assets less current liabilities) at October 31, 2004 was $3.9 million, as compared to $4.0 million at October 31, 2003.

In fiscal 2004, we purchased $87,000 of fixed assets, consisting primarily of computers and engineering equipment. Purchased software costs amounting to $136,000 were capitalized in fiscal 2004. We expect to slightly increase our levels of capital expenditures in fiscal 2005 in order to purchase test and design equipment upgrades.

We received $18,000 in fiscal 2004 from payments related to common stock purchases made by employees pursuant to the employee stock purchase plan and $233,000 from proceeds related the exercise of employee stock options, for a total of $251,000.

On December 19, 2003 we received cash proceeds of $116,000 from Puglisi & Co. for the purchase of 70,000 shares of our Common Stock pursuant to a warrant they received in conjunction with a private placement of common stock transaction that was completed in fiscal 2003.

During the fourth quarter of fiscal 2003, our retiring president and CEO sold 139,400 shares of our common stock and used the proceeds from the stock sale to repay $362,800 of an outstanding $743,800 loan we made to the officer. In November 2003 the loan was repaid in full when we received an additional loan payment of $381,000 from proceeds from the sale of stock.

On May 13, 2004, we renewed our working capital line of credit for twelve months until May 14, 2005. The credit line is secured by a first lien on all our assets and carries a floating annual interest rate equal to the bank's prime rate of 4.75%, at October 31, 2004, plus 1.50%. Draw-downs on the credit line are based on a formula equal to 80% of our domestic accounts receivable. As of October 31, 2004, due to the net loss for our fourth fiscal quarter of 2004, we are not in compliance with all the covenants of our credit line. The Bank agreed to waive the non-compliance with this covenant. We have not drawn down on this line of credit and have no amounts payable at October 31, 2004.

We believe the projected revenue during fiscal 2005 will generate sufficient cash flows to fund our operations through October 31, 2005 and beyond. Our projected future quarterly operational cash flow breakeven point is expected to be $2.7 million to $2.8 million in net sales at an expected 50% to 53% gross margin. Our current year’s sales to HP of $4.9 million at a gross margin of 73% are expected to significantly decline. Our projected sales are based on a combination of increasing demand for existing products and market acceptance of recently released products to a limited number of new and existing OEM customers and are based on internal and customer provided estimates of future demand, not firm customer orders. If the projected sales do not materialize, we will need to reduce expenses further and raise additional capital through customer prepayments or the issuance of debt or equity securities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to us on acceptable terms, if at all.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our cash and cash equivalents are subject to interest rate risk. We invest primarily on a short-term basis. Our financial instrument holdings at October 31, 2004 were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values. In our sensitivity analysis, the same change in interest rate was used for all maturities and all other factors were held constant. If interest rates increased by 10%, the expected effect on net income (loss) related to our financial instruments would be immaterial. We hold no assets or liabilities denominated in a foreign currency.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and supplementary data required under Item 8 are provided under Item 15.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

(a)        Evaluation of Disclosure Controls and Procedures

An evaluation as of October 31, 2004 was carried out under the supervision of and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's "disclosure controls and procedures," which are defined under SEC rules as controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within required time periods.  Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective.

(b)        Changes in Internal Controls over Financial Reporting

The Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, has evaluated any changes in the company's internal control over financial reporting that occurred during the quarter ended October 31, 2004, and has concluded that there was no change during such quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Identification of Directors; Audit Committee Financial Expert; Section 16(a) Beneficial Ownership Reporting Compliance; Code of Ethics
The information required by Item 10 concerning our executive officers is set forth in the section entitled "Identification of Executive Officers" appearing in Part I of this annual report. The information required by Item 10 concerning our directors is incorporated by reference from the information in the section entitled "Election of Directors" appearing in our definitive Proxy Statement to be filed with the Securities and Exchange Commission for the Annual Meeting of Stockholders scheduled for March 22, 2005 (the "2005 Proxy Statement"). The information required by Item 10 concerning the compliance of certain persons with the beneficial ownership reporting requirements of Section 16(a) of the Act is incorporated by reference from the information in the section entitled "Compliance with Section 16(a) of the Securities and Exchange Act of 1934" appearing in the 2005 Proxy Statement. The information required by Item 10 concerning the disclosure of the existence of an audit committee financial expert sitting on the Audit Committee is incorporated by reference from the information in the section entitled "Audit Committee Financial Expert" appearing in the 2005 Proxy Statement. The information required by Item 10 concerning the adoption of a code of ethics is incorporated by reference from the information in the section entitled "Code of Ethics" appearing in the 2005 Proxy Statement.

ITEM 11. EXECUTIVE COMPENSATION

The information required by Item 11 is incorporated by reference from the information in the section entitled "Executive Compensation" appearing in the 2005 Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by Item 12 is found under the heading “Equity Compensation Plan Information” in Item 5 of this report and otherwise is incorporated by reference from the information in the section entitled "Security Ownership of Certain Beneficial Owners and Management" appearing in the 2005 Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by Item 13 is incorporated by reference from the information in the sections entitled "Certain Transactions" and "Executive Compensation" appearing in the 2005 Proxy Statement.

ITEM 15. EXHIBITS, FINANCIAL STATEMENTS SCHEDULES AND REPORTS ON FORM 8-K

The following documents are filed as part of this Report:

(a)(1) Financial Statements

(a)(2) Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts	70

All other schedules are omitted as the required information is not applicable or has been included in the consolidated financial statements or the notes thereto.

(a)(3) List of Exhibits

Exhibit Number	Description

2.1 (1)	Asset Purchase Agreement dated August 8, 2003, by and between D.R. Barthol & Company and SBE, Inc.
3.1(2)	Certificate of Incorporation, as amended through December 15, 1997.
3.2(3)	Bylaws, as amended through December 8, 1998.
10.1(4)*	1996 Stock Option Plan, as amended.
10.2(4)*	1991 Non-Employee Directors' Stock Option Plan, as amended.
10.3(4)	1992 Employee Stock Purchase Plan, as amended.
10.4(4)	1998 Non-Officer Stock Option Plan as amended.
10.5(5)	Lease for 4550 Norris Canyon Road, San Ramon, California dated November 2, 1992 between the Company and PacTel Properties.
10.6(6)	Amendment dated June 6, 1995 to lease for 4550 Norris Canyon Road, San Ramon, California, between the Company and CalProp L.P. (assignee of PacTel Properties).
10.7(4)*	Full Recourse Promissory Note executed by William B. Heye, Jr. in favor of the Company dated November 6, 1998, as amended and restated on December 14, 2001.
10.8(4)+	Letter Agreement, dated October 30, 2001, amending (i) Amendment No. S/M018-4 dated April 3, 2001, and (ii) Purchase Agreement dated May 6, 1991, each between SBE, Inc. and Compaq Computer Corporation
10.9(7)	Stock subscription agreement and warrant to purchase 111,111 of SBE, Inc. Common Stock dated April 30, 2002 between SBE, Inc. and Stonestreet Limited Partnership.
10.10(8)	Amendment dated August 22, 2002 to stock subscription agreement dated April 20, 2002 between SBE, Inc. and Stonestreet LP.
10.11(9)	TSecurities Purchase Agreement, dated July 27, 2003, between SBE, Inc. and purchasers of SBE’s common stock thereunder, including form of warrant issued thereunderT
10.12(9)	Form of warrant issued to associates of Puglisi & Co. ($1.50 exercise price)T
T10.13(9)	Form of warrant issued to associates of Puglisi & Co. ($1.75 and $2.00 exercise price)T
23.1	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
31.1	Certification of Chief Executive Officer
31.2	Certification of Chief Financial Officer
32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Indicates management contract or compensation plans or arrangements filed pursuant to Item 601(b)(10) of Regulation SK.
+	Certain confidential information has been deleted from this exhibit pursuant to a confidential treatment order that has been granted.
(1)	Filed as an exhibit to Current Report on Form 8-K, dated April 30, 2002 and incorporated herein by reference.
(2)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1997 and incorporated herein by reference.
(3)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1998 and incorporated herein by reference.
(4)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 2002 and incorporated herein by reference.
(5)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1993 and incorporated herein by reference.
(6)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1995 and incorporated herein by reference.
(7)	Filed as an exhibit to Registration Statement on Form S-3 dated May 23, 2002 and incorporated herein by reference.
(8)	Filed as an exhibit to Quarterly Report on Form 10-Q for the quarter ended July 31, 2002 and incorporated herein by reference.
(9)	Filed as an exhibit to Registration Statement on Form S-3 dated July 11, 2003 and incorporated herein by reference.

(b)	Reports on Form 8-K

On August 25, 2004, we filed a Form 8-K to report our earnings for the three and nine months ended July 31, 2004.

(c)	Exhibits Required by Item 601

Please refer to Part IV, Item 15(a)(3).

(d)	Financial Statements

Please refer to Part IV, Item 15(a)(2).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SBE, INC.

Date: January 14, 2005	By:	/s/ William B. Heye, Jr.

William B. Heye, Jr. Chief Executive Officer and President (Principal Executive Officer)

Date: January 14, 2005	By:	/s/ David W. Brunton

David W. Brunton Chief Financial Officer, Vice President, Finance and Secretary (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant constitutes and appoints, jointly and severally, William B. Heye, Jr. and David W. Brunton, and each of them, as lawful attorneys-in-fact and agents for the undersigned and for each of them, each with full power of substitution and resubstitution, for and in the name, place and stead of each of the undersigned officers and directors, in any and all capacities, to sign any and all amendments to this report, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or any of their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements for the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities indicated, as of January 14, 2005.

Signature	Title

/s/ William B. Heye, Jr.
William B. Heye Jr.	Chief Executive Officer and President
(Principal Executive Officer)

/s/ David W. Brunton
David W. Brunton	Chief Financial Officer, Vice President, Finance and Secretary
(Principal Financial and Accounting Officer)

/s/ Ronald J. Ritchie
Ronald J. Ritchie	Director, Chairman of the Board

/s/ John Reardon
John Reardon	Director

/s/ Marion M. Stuckey	Director
Marion M. Stuckey

Report of Independent Registered Public Accounting Firm

SBE, Inc.
San Ramon, California

We have audited the accompanying consolidated balance sheets of SBE, Inc. as of October 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SBE, Inc. as of October 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the schedule presents fairly, in all material respects, the information relating to the years ended October 31, 2004 and 2003 as set forth therein.

/s/ BDO Seidman, LLP

December 10, 2004
San Francisco, California

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SBE, Inc.:

In our opinion, the consolidated statements of operations, of changes in stockholders’ equity and of cash flows for the year ended October 31, 2002 (appearing on pages 47 through 49 of the SBE, Inc. Annual Report on Form 10-K) present fairly, in all material respects, the results of operations and cash flows of SBE, Inc. and its subsidiaries for the year ended October 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) on page 38 presents fairly, in all material respects, the information relating to the year ended October 31, 2002 set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has generated negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
January 13, 2003

SBE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

ASSETS

Current assets:
Cash and cash equivalents	$1,849	$1,378
Trade accounts receivable, net of allowance for doubtful accounts of $42 and $90	1,668	1,818
Inventories	1,926	1,880
Other	227	240
Total current assets	5,670	5,316
Property and equipment, net	427	389
Capitalized software costs, net	48	120
Intellectual property, net	---	1,122
Other	28	28
Total assets	$6,173	$6,975

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$856	$696
Accrued payroll and employee benefits	391	184
Capital lease obligations - current portion	25	---
Other	459	491
Total current liabilities	1,701	1,371

Capital lease obligations and long term liabilities, net of current portion	139	217
Total liabilities	1,870	1,588

Commitments (Notes 7 and 8)

Stockholders' equity:
Convertible preferred stock:
($0.001 par value) authorized 2,000,000 shares; none outstanding	---	---
Common stock and additional paid-in capital ($0.001 par value); authorized 25,000,000 and 10,000,000 shares; issued and outstanding 5,094,118 and 4,808,650	15,755	15,302
Note receivable from stockholder	---	(142)
Accumulated deficit	(11,452)	(9,773)
Total stockholders' equity	4,303	5,387
Total liabilities and stockholders' equity	$6,173	$6,975

The accompanying notes are an integral part of these consolidated financial statements.

SBE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

For the years ended October 31,	2004	2003	2002

Net sales	$11,066	$7,456	$6,898
Cost of sales	6,646	2,749	3,170
Gross profit	4,420	4,707	3,728

Product research and development	2,411	1,330	3,027
Sales and marketing	2,177	1,484	2,151
General and administrative	1,755	1,752	2,364
Shareholder note valuation (benefit)	(239)	(235)	474
Restructuring costs (benefit)	---	(154)	446
Total operating expenses	6,104	4,177	8,462

Operating income (loss)	(1,684)	530	(4,734)

Interest income	5	26	51
Forfeited deposit, net	---	---	2,712
Other income (expense)	---	(10)	63
Income (loss) before income taxes	(1,679)	546	(1,908)

Income tax benefit	---	17	177

Net income (loss)	$(1,679)	$563	$(1,731)
Basic earnings (loss) per common share	$(0.33)	$0.13	$(0.46)
Diluted earnings (loss) per common share	$(0.33)	$0.12	$(0.46)
Basic - Shares used in per share computations	5,022	4,259	3,759
Diluted - Shares used in per share computations	5,022	4,709	3,759

The accompanying notes are an integral part of these consolidated financial statements.

SBE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except shares)

	Common Stock and Additional Paid-in Capital		Note Receivable from	Treasury Stock		Retained Earnings (Accumulated
	Shares	Amount	Stockholder	Shares	Amount	deficit)	Total

Balance, October 31, 2001	3,521,035	$13,877	$(744)	79,500	$(409)	$(8,605)	$4,119
Stock issued in connection with stock purchase plan	47,596	31	--	--	--	--	31
Stock and warrant issued in connection with private placement	555,556	782	--	--	--	--	782
Stock issued to Directors in lieu of cash payments	13,425	21	--	--	--	--	21
Valuation allowance on note receivable from officer	--	--	474	--	--	--	474
Net loss	--	--	--	--	--	(1,731)	(1,731)
Balance, October 31, 2002	4,137,612	14,711	(270)	79,500	(409)	(10,336)	3,696
Stock issued in connection with stock purchase plan	11,012	12	--	--	--	--	12
Stock and warrant issued in connection with private placement	500,000	464	--	--	--	--	464
Stock issued to Directors in lieu of cash payments	37,787	43	--	--	--	--	43
Stock issued in connection with the acquisition of Antares	90,628	259	--	--	--	--	259
Stock issued in connection with warrant exercise	111,111	222	--	--	--	--	222
Retirement of treasury stock	(79,500)	(409)	--	(79,500)	409	--	--
Reversal of valuation allowance on note receivable from officer	--	--	128	--	--	--	128
Net income	--	--	--	--	--	563	563
Balance, October 31, 2003	4,808,650	15,302	(142)	--	--	(9,773)	5,387
Stock issued in connection with stock purchase plan	9,903	18	--	--	--	--	18
Stock issued in connection with Stock Option Plans	164,136	233	--	--	--	--	233
Stock issued in connection with warrant exercise	81,429	116	--	--	--	--	116
Stock issued in connection with the acquisition of Antares	30,000	86	--	--	--	--	86
Reversal of valuation allowance on note receivable from officer	--	--	(239)	--	--	--	(239)
Collection of note receivable from officer			381				381
Net loss	--	--	--	--	--	(1,679)	(1,679)
Balance, October 31, 2004	5,094,118	$15,755	$--	--	$--	$(11,452)	$4,303

The accompanying notes are an integral part of these consolidated financial statements.

SBE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

For the years ended October 31	2004		2003		2002
Cash flows from operating activities:
Net income (loss)		$(1,679)		$563		$(1,731)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization		829		443		730
Impairment of intellectual property		713		---		---
Non-cash restructuring (benefit)		---		(154)		185
Stock-based compensation expense		---		43		21
Non-cash valuation allowance (recovery) on loan from officer		(240)		(142)		474
Effect of re-measured warrant		---		---		(83)
Loss on sale of assets		---		13		19
Changes in operating assets and liabilities:
Trade accounts receivable		150		(930)		(128)
Inventories		(46)		30		2,518
Other assets		13		30		238
Trade accounts payable		160		208		(57)
Other current liabilities		(41)		(184)		(29)
Non-current liabilities		---		(4)		(4,860)
Net cash used in operating activities		(140)		(84)		(2,703)

Cash flows from investing activities:
Purchases of property and equipment		(87)		(172)		(149)
Cash payments related to purchase of Antares assets and related costs		---		(868)		---
Purchased software		(136)		(48)		(105)
Net cash used in investing activities		(223)		(1,088)		(254)

Cash flows from financing activities:
Proceeds from stock plans		251		12		31
Proceeds from issuance of common stock and warrants		202		686		864
Proceeds from repayment of shareholder note		382		270		---
Net cash provided by financing activities		834		968		895

Net increase (decrease) in cash and cash equivalents		471		(204)		(2,062)

Cash and cash equivalents at beginning of year		1,378		1,582		3,644
Cash and cash equivalents at end of year		$1,849		$1,378		$1,582

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$	---	$	---	$	---
Income taxes		$1		$1		$1

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES

Assets acquired under capital leases		$164	$	---	$	---
Non-cash stock portion of Antares purchase price	$	---		$542	$	---

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and Basis of Presentation:

SBE, Inc., headquartered in San Ramon, California, architects and provides network communications and storage solutions to the original equipment manufacturers (“OEM”) in the embedded computing and storage markets. Our solutions enable both Tdata communicationsT and TtelecommunicationsT companies in addition to enterprise class high-end server clients to rapidly deliver advanced networking and storage products and services. Our products include wide area network (“WAN”), local area network (“LAN”), Internet Small Computer System Interface (“iSCSI”), SCSI, Fibre Channel, intelligent carrier cards, Encryption and TCP/IP Offload Engine (“TOE”) cards. These products perform critical computing, Input/Output (“I/O”) and storage tasks across both the enterprise server and embedded markets such as high-end enterprise level servers, Linux super computing clusters, workstations, media gateways, routers, internet access devices, home location registers, data messaging applications network attached storage (“NAS”) and remote storage devices. Our products are distributed worldwide through a direct sales force, distributors, independent manufacturers' representatives and value-added resellers. Our business falls within one industry segment and product group.

Liquidity

We had a net loss of $1.7 million in fiscal 2004. The net loss includes the following expenses:

•	$1.1 million of amortization and impairment charges of the intellectual property associated with the acquisition of Antares MicroSystems, Inc. on August 7, 2003;

•	$259,000 accrual for severance pay for the retirement of the Company’s president and CEO;

•	$421,000 of depreciation and amortization expense and $547,000 in inventory valuation charges.

We believe our existing cash plus additional cash from our line of credit and continuing operations will provide sufficient cash flows to fund our operations.

Principles of Consolidation:

The consolidated financial statements include the accounts of SBE, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include levels of reserves for doubtful accounts, obsolete inventory, warranty costs and deferred tax assets. Actual results could differ from those estimates.

Fair Value of Financial Instruments:

The fair value of our cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying value due to the short-term maturity rate structure of those instruments.

Cash and Cash Equivalents:

We consider all highly liquid investments readily convertible into cash with an original maturity of three months or less to be cash equivalents. Substantially all of our cash and cash equivalents are held with one large financial institution and may at times be above insured limits.

Inventories:

We are exposed to a number of economic and industry factors that could result in portions of our inventory becoming either obsolete or in excess of anticipated usage, or subject to lower of cost or market issues. These factors include, but are not limited to, technological changes in our markets, our ability to meet changing customer requirements, competitive pressures in products and prices, and the availability of key components from our suppliers. Our policy is to establish inventory reserves when conditions exist that suggest that our inventory may be in excess of anticipated demand or is obsolete based upon our assumptions about future demand for our products and market conditions. We regularly evaluate our ability to realize the value of our inventory based on a combination of factors including the following: historical usage rates, forecasted sales or usage, product end-of-life dates, estimated current and future market values and new product introductions. Purchasing practices and alternative usage avenues are explored within these processes to mitigate inventory exposure. When recorded, our reserves are intended to reduce the carrying value of our inventory to its net realizable value. If actual demand for our products deteriorates, or market conditions are less favorable than those that we project, additional inventory reserves may be required. In the fourth quarter of fiscal 2004, we reviewed our inventory balances and increased our reserves on specific products by $547,000.

Inventories are stated at the lower of cost, using the first-in, first-out method, or market value.

Property and Equipment:

Property and equipment are carried at cost. We record depreciation charges on a straight-line basis over the assets' estimated useful lives of three years for computers and related equipment to eight years for manufacturing equipment. Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the related leases.

When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss on sale or disposal is recognized in operations. Maintenance, repairs and minor renewals are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

We review property and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. In performing the review for recoverability, we would estimate the future gross cash flows expected to result from the use of the asset and its eventual disposition. If such gross cash flows are less than the carrying amount of the asset, the asset is considered impaired. The amount of the impairment loss, if any, would then be calculated based on the excess of the carrying amount of the asset over its fair value.

Intangible Assets:

We adopted the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets on accounting for business combinations and goodwill as of the beginning of fiscal year 2002. Accordingly, we do not amortize goodwill from acquisitions, but amortize other acquisition-related intangibles and costs. All of the intangible assets that we currently own are intellectual property acquired in the Antares acquisition.

For identifiable intangible assets, we amortize the cost over the estimated useful life and assess any impairment by estimating the future cash flow from the associated asset in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If the estimated undiscounted cash flow related to these assets decreases in the future or the useful life is shorter than originally estimated, we may incur charges for impairment of these assets. The impairment is based on the estimated discounted cash flow associated with the asset. An impairment could result if the underlying technology fails to gain market acceptance, we fail to deliver new products related to these technology assets, the products fail to gain expected market acceptance or if market conditions are unfavorable.

Intellectual property costs consist of the allocation of costs associated with the purchase of current and the design of future products from Antares Microsystems on August 7, 2003. As required by these rules, we perform an impairment review annually, or earlier if indicators of potential impairment exist. The impairment analysis requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the fair value of the intangible asset. Our annual impairment review was completed during the fourth quarter of fiscal 2004, and we determined that there was considerable doubt that the unamortized balance of $713,000 of the intangible asset at October 31, 2004 would be recoverable. The indicators we used to identify those events and circumstances include revenue and earnings trends relative to predefined milestones and overall business prospects; the technological feasibility of the Antares products and technologies and the general market conditions in the market for SUN Microsystems compatible products with which Antares product compete. Our impairment review is based on a discounted cash flow approach that uses estimates of future market share and revenues and costs for the Antares products as well as appropriate discount rates. The estimates used are consistent with the plans and estimates that we use to manage the underlying business. We determined that the estimated fair market value of the balance of the intangible asset related to the Antares acquisition was nominal and as a result, we recorded an impairment charge of $713,000 during the quarter ended October 31, 2004 thus writing off the remaining value of the intellectual property asset.

The non-cash amortization expense related to the intellectual property in fiscal 2004 was $1.1 million and consists of $408,000 of regularly scheduled annual amortization expense plus $713,000 write down related to impairment valuation analysis. This write-down plus the regularly scheduled amortization is included as an expense item in our cost of goods sold. The amortization expense for the one quarter that we owned Antares in fiscal 2003 was approximately $102,000.

Acquisitions:

All business acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated statements of operations include the results of each acquired business since the date of acquisition. The assets acquired and liabilities assumed are recorded at estimates of fair values as determined by management based on information available we consider a number of factors, including third-party valuations or appraisals, when making these determinations. We finalize the allocation of purchase price to the fair value of the assets acquired and liabilities assumed when we obtain information sufficient to complete the allocation, but in any case, within one year after acquisition.

Revenue Recognition:

Our policy is to recognize revenue for product sales upon shipment of our products to our customers provided that no significant obligations remain and collection of the receivable is considered probable. Shipping terms are generally FOB shipping point. We defer and recognize service revenue over the contractual period or as services are rendered. Service revenue has not been significant in any period. We estimate expected sales returns and record the amount as a reduction of revenue at the time of shipment. Our policies comply with the guidance provided by Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, issued by the Securities and Exchange Commission. Judgments are required in evaluating the credit worthiness of our customers. Credit is not extended to customers and revenue is not recognized until we have determined that the collectibility is reasonably assured. Our sales transactions are generally denominated in U.S. dollars.

Our agreements with our distributors include certain product rotation and price protection rights. All distributors have the right to rotate slow moving products once each fiscal quarter. The maximum dollar value of inventory eligible for rotation is equal to twenty-five percent of our products purchased by the distributor during the previous quarter. In order to take advantage of their product rotation rights, the distributors must order and take delivery of additional SBE products equal to at least the dollar value of the products that they want to rotate.

Each distributor is also allowed certain price protection rights. If and when we reduce the price of any of our products and the distributor is holding any of the affected products in inventory, we will credit the distributor the difference in price when it places its next order with us. We record an allowance for price protection reducing our net sales and accounts receivable. The allowance is based on the price difference of the inventory held by our distributors at the time we expect to reduce selling prices. Reserves for the right of return and restocking are established based on the requirements of SFAS 48, Revenue Recognition when Right of Return Exists because we have visibility into our distributor’s inventory and have significant history to estimate returns.

During the year ended October 31, 2004, $874,000 or 8% of our sales were to distributors compared to $191,000 or 3% in fiscal 2003.

Product Warranty:

Our products are sold with warranty provisions that require us to remedy deficiencies in quality or performance of our products over a specified period of time, generally 12 months, at no cost to our customers. Our policy is to establish warranty reserves at levels that represent our estimate of the costs that will be incurred to fulfill those warranty requirements at the time that revenue is recognized. We believe that our recorded liabilities are adequate to cover our future cost of materials, labor and overhead for the servicing of our products sold through that date. If actual product failures, or material or service delivery costs differ from our estimates, our warranty liability would need to be revised accordingly.

Allowance for Doubtful Accounts:

Our policy is to maintain allowances for estimated losses resulting from the inability of our customers to make required payments. Credit limits are established through a process of reviewing the financial history and stability of each customer. Where appropriate, we obtain credit rating reports and financial statements of the customer when determining or modifying their credit limits. We regularly evaluate the collectibility of our trade receivable balances based on a combination of factors. When a customer’s account balance becomes past due, we initiate dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to us, such as in the case of a bankruptcy filing, significant deterioration in the customer’s operating results or financial position or other material events impacting its business, we record a specific allowance to reduce the related receivable to the amount we expect to recover.

We also record an allowance for all customers based on certain other factors including the length of time the receivables are past due and historical collection experience with customers. We believe our reported allowances are adequate. If the financial conditions of those customers were to deteriorate, however, resulting in their inability to make payments, we may need to record additional allowances which would result in additional general and administrative expenses being recorded for the period in which such determination is made.

Product Research and Development Expenditures:

Product research and development ("R&D") expenditures, other than certain software development costs, are charged to expense as incurred. Contractual reimbursements for R&D expenditures under joint R&D contracts with customers are accounted for as revenue when received.

Capitalized software costs consist of costs to purchase software and costs to internally develop software. Capitalization of software costs begins upon the establishment of technological feasibility. All capitalized software costs are amortized as related sales are recorded on a per-unit basis with a minimum amortization to cost of goods sold based on a straight-line method over a two-year estimated useful life. We evaluate the estimated net realizable value of each software product and record provisions to the asset value of each product for which the net book value is in excess of the net realizable value. No internal software development costs were capitalized in the years ended October 31, 2004, 2003 and 2002.

Refundable Deposit:

A refundable deposit associated with a multi-year supply agreement with HP of $4.9 million was received in April 2001. This deposit was refundable to HP as we delivered certain quantities of products to HP over a four year period ending in 2005. The supply contract was restructured in fiscal 2002 to include a purchase order for $1.6 million of our products that was shipped to HP in the first two quarters of fiscal 2003 and the forfeiture by HP of $4.4 million of the $4.9 million refundable deposit. Under the agreement, we are required to retain for future production or repair all VME finished goods and spare parts inventory through October 31, 2005 unless notified otherwise by HP. Concurrent with the forfeiture of the $4.4 million refundable deposit, we recorded a reserve of $1.7 million related to certain HP specific inventory we held at October 31, 2002 but may not be able to sell. The $2.7 million of forfeiture of refundable deposit net of inventory reserve is presented under Forfeited

We account for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and comply with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock Based Compensation - Transition and Disclosure. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of our stock and the exercise price of the option. We account for equity instruments issued to non-employees in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require that such equity instruments be recorded at their fair value.

deposit, net on the Consolidated Statements of Operations. The remaining $447,000 of the deposit was repaid to HP in the third quarter of fiscal 2003.

Stock-based Compensation:

Had compensation cost for these plans been determined pursuant to the provisions of SFAS No. 123, our pro forma net income (loss) would have been as follows (in thousands):

	For the Year Ended October 31,
	2004	2003	2002
Net income (loss) - as reported	$(1,679)	$563	$(1,731)
Stock based employee compensation (recovery) expense included in reported net loss, net of related tax effects	---	---	---
Less total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,177)	(231)	(721)
Pro forma net income (loss)	$(2,856)	$332	$(2,452)

Income (loss) per share:
Basic - as reported	$(0.33)	$0.13	$(0.46)
Basic - pro forma	$(0.57)	$0.08	$(0.65)
Diluted - as reported	$(0.33)	$0.12	$(0.46)
Diluted - pro forma	$(0.57)	$0.07	$(0.65)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Options granted in years ended October 31	2004	2003	2002
Expected life (in years)	4.00	5.00	5.00
Risk-free interest rate	3.29%	2.00%	2.00%
Volatility	120.20%	126.00%	148.00%
Dividend yield	0.00%	0.00%	0.00%

The weighted average fair value of options granted during 2004, 2003, and 2002 was $2.93, $1.79 and $0.92 per option, respectively.

Advertising Costs:

Advertising expenditures are expensed as incurred. Advertising costs were $204,000 in fiscal 2004 and $79,000 in fiscal 2003.

Income Taxes:

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of items that have been included in the consolidated financial statements or tax returns. Deferred income taxes represent the future net tax effects resulting from temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded against net deferred tax assets where, in our opinion, realization is uncertain. The provision for income taxes represents the net change in deferred tax amounts, plus income taxes payable for the current period.

Net Earnings (Loss) Per Common Share:

Basic earnings per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents relate to stock options and warrants include:

•	397,000 employee options to purchase common stock;
•	23,000 shares of common stock; and
•	30,000 warrants to purchase common stock for the year ended October 31, 2003.

Common stock equivalents of approximately 792,000 and 809,000 options are excluded from the diluted earnings per share calculation for fiscal 2004 and 2002, respectively, due to their anti-dilutive effect.

Comprehensive Income:

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Through October 31, 2004, we have not had any transactions that were required to be reported in other comprehensive income and, accordingly, comprehensive income (loss) is the same as net income (loss).

New Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 Accounting for Stock-Based Compensation, to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. SFAS No. 123R will require us to expense the fair value of unvested options and future grants of options over the remaining vesting period. Unless modified, we will be required to comply with the provisions of SFAS No. 123R as of the first interim period that begins after June 15, 2005 (August 1, 2005 for us). We currently do not record compensation expense related to our stock-based employee compensation plans in our financial statements.

Reclassifications:

Certain reclassifications have been made to the financial statements to conform to the prior presentation with no effect on net income (loss) or stockholders' equity as previously reported.

2. INVENTORIES

Inventories at October 31, comprise the following (in thousands):

	2004	2003
Finished goods	$1,343	$726
Parts and materials	583	1,154
Total inventory	$1,926	$1,880

3. PROPERTY AND EQUIPMENT

Property and equipment at October 31, are comprised of the following (in thousands):

	2004	2003

Machinery and equipment	$4,708	$4,482
Furniture and fixtures	284	278
Leasehold improvements	118	118
	5,110	4,878
Less accumulated depreciation and amortization	(4,683)	(4,489)
	$427	$389

Depreciation and amortization expense totaled $213,000, $303,000 and $649,000 for the years ended October 31, 2004, 2003 and 2002, respectively. There was no deprecation expense on capital leases in 2004.

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of October 31, 2004: (in thousands)

Year ending October 31:
2005	$44
2006	44
2007	44
2008	44
2009	43

Total minimum lease payments	219
Less: Amount representing interestP[1]P	(55)
Present value of net minimum lease paymentsP[2]P	$164

1

1	Amount necessary to reduce net minimum lease payments to present value calculated at the actual lease interest rate at the inception of the leases.
2	Reflected in the balance sheet as other current liabilities and other long-term liabilities of $25,000 and $139,000, respectively.

4. CAPITALIZED SOFTWARE COSTS

Capitalized software costs at October 31, 2004 and 2003 comprise the following (in thousands):

	2004	2003
Purchased software	$1,065	$929
Less accumulated amortization	(1,017)	(809)
	$48	$120

We capitalized $136,000, $48,000 and $105,000 of purchased software costs in 2004, 2003, and 2002 respectively. Amortization of capitalized software costs totaled $208,000, $38,000, and $81,000 for the years ended October 31, 2004, 2003, and 2002, respectively. Included in the $208,000 software amortization expense for fiscal 2004 is $126,000 related to write-downs of capitalized software during the fourth quarter of fiscal 2004.

5. STOCKHOLDERS' EQUITY

In May 1999, our Board of Directors authorized us to repurchase up to 100,000 shares of our issued and outstanding Common Stock. During fiscal 1999 and 2000, we repurchased 79,500 shares of our Common Stock in the open market for an aggregate purchase price of approximately $409,000. We retired the 79,500 shares of our Common Stock that we purchased under this repurchase program on October 16, 2003.

On April 30, 2002, we completed a private placement of 555,556 shares of Common Stock at $1.80 per share plus a warrant to purchase 111,111 shares of common stock, resulting in net cash proceeds of approximately $0.8 million. The warrant has a term of three years and is exercisable at $2.00 per share. The equity investment was made by Stonestreet L.P., of Ontario, Canada. The shares of Common Stock and the shares of Common Stock associated with the warrants were registered with the Securities and Exchange Commission and the registration statement was declared effective on June 14, 2002. Stonestreet L.P. exercised its warrant to purchase 111,111 shares of our Common Stock on October 9, 2003 for cash consideration of $222,222.

The fair value of the Stonestreet L.P. warrant of $164,000 on its issue date was computed using the Black-Scholes option pricing model and was recorded as a liability pursuant to EITF No. 00-19, Determination of Whether Share Settlement is Within the Control of the Issuer for Purposes of Applying Issue 96-3, as cash penalties could have been payable to Stonestreet LP in the event a registration statement related to the private placement was not declared effective and maintained. The registration statement was declared effective on June 14, 2002. On August 22, 2002, the private placement subscription agreement was amended such that no cash penalties are now payable with respect to the warrant. Accordingly, as of August 22, 2002, the warrant was reclassified from liabilities to equity at its fair value of $81,000, resulting in $83,000 of other income.

In connection with the private placement we paid Vintage Partners a finder's fee of $60,000 and warrants to purchase 21,429 shares of Common Stock. The warrants have a three year term and are exercisable at $3.50 per share. During fiscal 2004, Vintage Partners exercised a portion of their warrants and purchased 11,429 shares of common stock for a total purchase price of $40,001.

On June 27, 2003, we completed a private placement of 500,000 shares of common stock plus a warrant to purchase 50,000 shares of common stock, resulting in gross cash proceeds of $T550,000 and net cash proceeds of approximately $464,000.T The warrant has a term of five years and Tbears an exercise price ofT $1.50 per share Tsubject to certain adjustment provisionsT.

In connection with the private placement we paid Puglisi & Co. Tand its associates Ta placement fee of $33,000 and warrants to purchase 150,000 shares of common stock. The warrants have a five-year term and Tbear exercise pricesT between $1.50 and $2.00 per shareT, subject to certain adjustment provisionsT. The warrants to purchase a total of 200,000 shares of common stock have a calculated fair value of approximately $225,000. This value was derived using the “Black-Scholes” pricing model. We registered for resale all of the shares of common stock sold in this offering and the shares subject to sale pursuant to the exercise of the warrants with the Securities and Exchange Commission on Form S-3. During fiscal 2004, Puglisi exercised a portion of their warrants and purchased 70,000 shares of common stock for a total purchase price of $116,000.

During fiscal 2003, we issued 37,787 shares of our Common Stock to the non-employee members of our Board of Directors in lieu of 50% of their cash compensation. The value of the Common Stock of $43,000 was recorded as a general and administrative expense.

During fiscal 2003, we issued 90,628 shares of our Common Stock to one of the owners of Antares Microsystems, Inc. pursuant to the original purchase agreement. The value of the Common Stock of $259,000

During fiscal 2004, we issued 30,000 shares of our Common Stock to an employee who was one of the owners of Antares Microsystems, Inc. pursuant to the original purchase agreement. The value of the Common Stock of $85,600.

In fiscal year 2004 and 2003 9,903 and11,012 shares of Common Stock were issued under the Employee Stock Purchase Plan, respectively.

6. INCOME TAXES

The components of the benefit for income taxes for the years ended October 31, 2004, 2003 and 2002, comprise the following:

	2004		2003	2002
Federal:
Current	$	---	$(18)	$(161)
Deferred		---	---	---
State:
Current		---	1	(16)
Deferred		---	---	---
Total benefit for income taxes	$	---	$(17)	$(177)

We recorded a tax benefit of $18,000 and $91,000 in fiscal 2003 and 2002, respectively, due to refunds of federal income taxes related to the Job Creation and Workers Assistance Act of 2002 which extends the net operating loss carryback period from two to five years for losses generated in tax years ending in 2002. We also filed amended federal and state tax returns to claim $86,000 in research and development credits related to LMC in fiscal 2002. As of October 31, 2003, we received all of these tax refunds.

The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

	2004	2003	2002

Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
Change in valuation allowance	34.0	34.0	25.0
Other	---	---	1.0
	(0)%	(0)%	(8.0)%

Significant components of our deferred tax balances as of October 31, 2004 and 2003 are as follows:
	2004		2003

Deferred tax assets:
Current
Accrued employee benefits		$25		$36
Inventory allowances		924		828
Allowance for doubtful accounts		17		39
Distributor reserves		8		---

Noncurrent
R&D credit carryforward		2,663		2,871
Net operating loss carryforwards		4,569		4,619
Refundable deposit		---		191
Reserve on shareholder note receivable		313		103
Depreciation and amortization, net		416		---
Restructuring costs		9		(25)
Total deferred tax assets		8,944		8,662
Deferred tax liabilities:

Deferred tax asset valuation allowance		(8,944)		(8,662)
Net deferred tax assets	$	---	$	---

Valuation allowances are recorded to offset certain deferred tax assets due to management's uncertainty of realizing the benefit of these items. The valuation allowance increased by $282,000 in fiscal 2004 primarily as a result of increases in inventory allowances, depreciation and amortization expense and a reduction in the reserve on shareholder note receivable. These were have been partially offset by decreases in net operating loss carryforwards and research and development credit carryforwards. At October 31, 2004, we have research and experimentation tax credit carryforwards of $1.8 million and $1.2 million for federal and state tax purposes, respectively. These carryforwards expire in the periods ending 2011 through 2024. The State R&D tax credits do not expire. We have net operating loss carryforwards for federal and state income tax purposes of approximately $12.7 million and $5.7 million, respectively, which expire in periods ending 2005 through 2024.

Under the Tax Reform Act of 1986, the amounts of benefits from net operating loss carryforwards may be impaired or limited as we have incurred a cumulative ownership change of more than 50%, as defined, over a three-year period.

7. WARRANTY OBLIGATIONS AND OTHER GUARANTEES:

The following is a summary of our agreements that we have determined are within the scope of FIN 45, (“FIN”) No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others -- an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34.

We accrue the estimated costs to be incurred in performing warranty services at the time of revenue recognition and shipment of the products to Tour customersT. Our estimate of costs to service our warranty obligations is based on historical experience and expectation of future conditions. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, the warranty accrual will increase, resulting in decreased gross margin.

The following table sets forth an analysis of our warranty reserve at October 31 (in thousands):

	2004	2003
Warranty reserve at beginning of period	$53	$55
Less: Cost to service warranty obligations	(33)	(13)
Plus: Increases to reserves	---	11
Total warranty reserve included in other accrued expenses	$20	$53

TWeT have agreed to indemnify Teach of TourT executiveT officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, we have a directorsT’T and Tofficers’T liability insurance policy that Tshould enableT us to recover a portion of future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal and have no liabilities recorded for these agreements as of October 31, 2004 and T2003, respectively.T

TWeT have agreed to indemnify Teach of TourT executiveT officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, we have a directorsT’T and Tofficers’T liability insurance policy that Tshould enableT us to recover a portion of future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal and have no liabilities recorded for these agreements as of October 31, 2004 and T2003, respectively.T

We enter into indemnification provisions under our agreements with other companies in the ordinary course of business, typically with business partners, contractors, customers andTS STlandlords. Under these provisions we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by us with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. We have not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of October 31, 2004 and T2003, respectively.

As discussed below, we are the secondary guarantor on the sublease of our previous headquarters. We believe we will have no liabilities on this guarantee and have not recorded a liability at October 31, 2004.

8. COMMITMENTS

We lease our buildings under noncancelable operating leases which expire at various dates through the year 2007. Additionally, we have acquired assets with capital lease obligations. Future minimum lease payments under noncancelable operating leases and capital leases, are as follows (in thousands):

	Operating	Capital
Year ending October 31:
2005	$963	$44
2006	626	44
2007	60	44
2008	---	44
2009 and thereafter	---	43
	1,649	219
Less: total expected reimbursements from sublease or interest	(902)	(55)
Total minimum lease payments	$747	$164

In November 2001, we entered into a facilities lease for our engineering and administrative headquarters located in San Ramon, California. The lease expires in 2006. We expect our current facility to satisfy our anticipated needs through the foreseeable future. Additionally, we assigned the lease related to our former 63,000 square foot engineering and administrative headquarters facility to a third-party corporation. The third party has assumed payment of the remaining lease payments though the termination of the original lease in 2006 and we are a secondary guarantor.

Our rent expense under all operating leases, net of reimbursements for subleases, for the years ended October 31, 2004, 2003 and 2002 totaled $384,000, $434,000 and $549,000, respectively. We had reimbursements of sublease proceeds of $637,000, $713,000 and $158,000 for the years ended October 31, 2004, 2003 and 2002, respectively.

In connection with the acquisition of Antares, we committed to issue 98,945 shares of our Common Stock in 20,000 share increments beginning January 2004 and ending March 2005 to a selling shareholder of Antares. During fiscal 2004, we issued 30,000 shares of our Common Stock of a committed 98,945 to an employee who was one of the owners of Antares Microsystems, Inc. pursuant to the original purchase agreement. We will issue the remaining 68,945 during fiscal 2005. The value of the Common Stock issued in fiscal 2004 under this commitment was $85,600.

In connection with the retirement of Mr. William Heye, Jr. as the company’s President and Chief Executive Officer, the Company will pay Mr. Heye $250,000 at the rate of $20,833 each month for the period January 1, 2005 through December 31, 2005. The commitment to pay $250,000 has been accrued as of October 31, 2004 and is included in General and Administrative expense and Accrued Payroll and Employee Benefits liability.

On May 13, 2004, we renewed our working capital line of credit for twelve months until May 14, 2005. The credit line is secured by a first lien on all our assets and carries a floating annual interest rate equal to the bank's prime rate of 4.75%, at October 31, 2004, plus 1.50%. Draw-downs on the credit line are based on a formula equal to 80% of our domestic accounts receivable. As of October 31, 2004, due to the net loss for our fourth fiscal quarter of 2004, we are not in compliance with all the covenants of our credit line. The Bank agreed to waive the non-compliance with this covenant. We have not drawn down on this line of credit and have no amounts payable at October 31, 2004.

At October 31, 2004, we have two stock-based employee compensation plans, as more fully described in note 9. We account for these plans under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees and related interpretations. Stock-based employee compensation costs are not reflected in net income when options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. During the periods ending October 31, 2004, 2003 and 2002, we recorded no compensation expense related to our stock-based employee compensation plans. As discussed earlier, should we have determined compensation cost utilizing the fair value approach, recorded stock compensation expense would have been approximately $1.2 million, $200,000 and $700,000 in each of the years ended October 31, 2004, 2003, and 2002, respectively.

9. STOCK OPTION AND STOCK PURCHASE PLANS

We sponsor two employee stock option plans, the 1996 Stock Option Plan (the "1996 Plan") and the 1998 Non-Officer Stock Option Plan (the "1998 Plan"). A total of 2,730,000 shares of Common Stock were reserved under the 1996 Plan at October 31, 2003. A total of 650,000 shares of Common Stock are reserved under the 1998 Plan. Stock options granted under the 1996 and 1998 Plans are exercisable over a maximum term of ten years from the date of grant, vest in various installments over a one to four-year period and have exercise prices reflecting the market value of the shares of Common Stock on the date of grant.

Additionally, in 1991, stockholders approved a Non-Employee Director Stock Option Plan (the "Director Plan"). A total of 340,000 shares of Common Stock are reserved for issuance under the Director Plan. Options granted under the Director Plan vest over a one to four-year period, expire five to seven years after the date of grant and have exercise prices reflecting market value at the date of grant.

At October 31, 2004 and 2003, 903,516 and 273,964 shares of Common Stock, respectively, were available for grant under the 1996 Plan. A total of 26,250 and 3,939 shares of Common Stock were available for grant under the 1998 Plan at October 31, 2004 and 2003, respectively. A total of 187,750 and 42,750 shares of Common Stock were available for grant under the Director Plan at October 31, 2004 and 2003, respectively.

A summary of the combined activity under all of the stock option plans is set forth below:

	Weighted
	Average
	Number of	Price Per	Exercise
	Shares	Share	Price

Outstanding at October 31, 2001	1,419,003	$0.51 - $23.50	$6.18

Granted	809,000	$0.90--$1.80	$0.92
Cancelled or expired	(458,730)	$0.51--$23.50	$7.94
Outstanding at October 31, 2002	1,769,273	$0.90--$19.81	$3.32

Granted	140,500	$0.70--$2.86	$1.90
Cancelled or expired	(285,238)	$0.51--$19.81	$5.13
Outstanding at October 31, 2003	1,624,505	$0.70--$19.41	$2.90

Granted	422,500	$2.86--$7.13	$4.99
Cancelled or expired	(50,750)	$2.86--$7.00	$3.98
Exercised	(182,012)	$0.90--$5.13	$1.69
Outstanding at October 31, 2004	1,797,119	$0.70--$19.41	$3.48

The following table summarizes information with respect to all options to purchase shares of Common Stock outstanding under the 1996 Plan, the 1998 Plan, the Director Plan and the LMC Plan at October 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Range of	Outstanding	Contractual Life	Exercise	Exercisable	Exercise
Exercise Price	at 10/31/04	(years)	Price	at 10/31/04	Price

$ 0.00 -$1.00	683,742	4.8	$0.91	653,666	$0.91
$ 1.01 -$2.50	144,376	4.5	$1.61	109,748	$1.70
$ 2.51 -$ 3.50	222,000	4.0	$2.73	179,557	$2.68
$ 3.51 -$ 5.50	479,802	4.8	$4.80	183,650	$5.09
$ 5.51 -$ 7.50	88,000	6.0	$7.01	2,000	$6.63
$ 7.51 -$ 9.50	107,699	1.5	$8.23	107,699	$8.23
$ 9.51 -$14.50	65,000	0.2	$13.23	65,000	$13.23
$14.51 -$19.85	6,500	2.6	$18.27	6,500	$18.27
	1,797,119			1,307,820

We sponsor an Employee Stock Purchase Plan (the "Purchase Plan") under which 300,000 shares of Common Stock were reserved for issuance at October 31, 2004. The Purchase Plan allows participating employees to purchase, through payroll deductions, shares of our Common Stock at 85 percent of the fair market value of the shares at specified dates. At October 31, 2004, 32 employees were eligible to participate in the Purchase Plan and 58,559 shares were available for issuance. In fiscal year 2004, 2003 and 2002, 9,903, 11,012 and 47,596 shares of Common Stock were issued under the Purchase Plan, respectively.

10. NET INCOME (LOSS) PER SHARE:

Basic net income (loss) per common share for the years ended October 31, 2004, 2003 and 2002 was computed by dividing the net income (loss) for the relevant period by the weighted average number of shares of common stock outstanding. Common stock equivalents for the years ended October 31, 2004 and 2002 have been excluded from shares used in calculating diluted net loss per share because the effect would have been anti-dilutive.

	Years ended October 31
	2004	2003	2002
Basic earnings per share:

Net income (loss)	$(1,679)	$563	$(1,731)
Number of shares for computation of earnings per share	5,022	4,259	3,759
Basic earnings (loss) per share	$(0.33)	$0.13	$(0.46)

Diluted earnings per share:

Weighted average number of common shares outstanding during the year	5,022	4,259	3,759

Assumed issuance of stock under warrant plus stock issued the employee and non-employee stock option plans	(a )	450	(a )
Number of shares for computation of earnings per share	5,022	4,709	3,759
Diluted earnings (loss) per share	$(0.33)	$0.12	$(0.46)

(a)	In loss periods, common share equivalents would have an anti-dilutive effect on net loss per share and therefore have been excluded.

11. EMPLOYEE SAVINGS AND INVESTMENT PLAN

We contribute a percentage of income before income taxes into an employee savings and investment plan. The percentage is determined annually by the Board of Directors. These contributions are payable annually, vest over five years, and cover substantially all employees who have been employed by us at least one year. Additionally, we make matching payments to the employee savings and investment plan of 50% of each employee's contribution up to three percent of employees' earnings.

For the years ended October 31, 2004, 2003 and 2002, total expense under the employee savings and investment plan was $90,099, $61,730 and $99,471, respectively.

12. CONCENTRATION OF CREDIT AND BUSINESS RISKS

Our trade accounts receivable are concentrated among a small number of customers, principally located in the United States. Two customers accounted for 61% of our outstanding accounts receivable at October 31, 2004 compared to three customers who accounted for more than 62% of total accounts receivable at October 31, 2003. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. We maintain an allowance for doubtful accounts for potential credit losses. Actual bad debt losses have not been material and have not exceeded our expectations. Trade accounts receivable are recorded net of an allowance for doubtful accounts of $42,000 and $90,000 at October 31, 2004 and 2003, respectively.

Sales to individual customers in excess of 10% of net sales for the year ended October 31, 2004 included sales to HP of $4.9 million, or 45% and Nortel of $1.5 million or 13% of net sales compared to sales to HP in fiscal 2003 of $3.1 million, or 45%, and sales to HP of $2.1 million, or 30%, and Lockheed Martin of $0.8 million, or 12% of net sales, in fiscal 2002. International sales accounted for 12%, 12% and 13% of total sales during fiscal 2004, 2003 and 2002, respectively.

We depend on a limited number of customers for substantially all revenue to date. Failure to anticipate or respond adequately to technological developments in our industry, changes in customer or supplier requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on our business, operating results and cash flows.

Substantially all of our manufacturing process is subcontracted to two independent companies. The chipsets used in most of our products are currently available only from Motorola. In addition, certain other components are currently available only from single suppliers. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments or margins that, in turn, could have a material adverse effect on our business, operating results, financial condition and cash flows.

13. ACQUISITION OF ANTARES MICROSYSTEMS, INC.

Effective as of August 7, 2003, we purchased substantially all of the assets of Antares Microsystems, Inc., a California corporation ("Antares"), excluding cash and accounts receivable, from the Assignee for the Benefit of Creditors of Antares (“Assignee”). The acquisition enabled us to obtain intellectual property such as the TCP/IP Offload Engine (“TOE”) and other intellectual property which we consider to be complementary to our business. While this product has reached technological feasibility and is being capitalized as an intangible asset, we continue to customize it to meet SBE's specific customer needs. We acquired Antares for a purchase price of $75,000 in cash plus $582,000 in costs associated with the payment of certain loan guarantees, legal fees, accounting fees, broker fees, contract transfer fees and moving expenses and $211,000 in cash to the selling shareholders of Antares. We also issued 90,628 shares of our Common Stock with a market value at the time of issuance of $259,000 to one of the selling shareholders and committed to issue 98,945 shares of our Common Stock valued at $283,000 in 10,000 and 20,000 share increments beginning January 2004 and ending March 2005 to a selling shareholder of Antares.

A summary of the assets acquired and consideration paid is as follows:

Tangible assets acquired	$187,000
Intellectual property	1,223,000
Total assets acquired	1,410,000
Liabilities assumed	--
Net assets acquired	$1,410,000

Cash consideration or costs paid or to be paid	$868,000
Fair value of stock provided	542,000
Total consideration	$1,410,000

We used the purchase method of accounting for the acquisition and combined Antares results of operations beginning August 7, 2003. We allocated the purchase price to the tangible assets based on fair market value at the time of the acquisition and to intellectual property based on future expected cash flows to be derived from the acquired product lines in addition to new products that have reach technological feasibility, but have not gone into production.

The unaudited pro forma results are provided for comparative purposes only and are not necessarily indicative of what actual results would have been had the Antares acquisition, and the private equity offering transactions been consummated on such dates, nor do they give effect to the synergies, cost savings and other changes expected to result from the acquisitions. Accordingly, the pro forma financial results do not purport to be indicative of results of operations as of the date hereof or for any period ended on the date hereof or for any other future date or period. Had we acquired Antares at the beginning the prior period, our results of operations for would have been as follows:

For the Years ended October 31,	2003	2002
Revenues	$8,845	$10,702
Net loss	(1,173)	(2,665)
Basic loss per common share	(0.28)	(0.67)
Diluted earnings per common	(0.25)	(0.67)

We did not assume any of the liabilities associated with Antares. In connection with the acquisition, we hired certain employees of Antares in order to continue the development of the Antares TOE technology, which is not yet to market, and other products of Antares. The TOE base technology is being readied for commercial development. In the event TOE is successfully completed and commercialized, we have committed to make certain payments of cash and/or stock as bonuses to certain of these employees, as sales of the TOE products occur.

The amount of consideration paid in connection with the asset acquisition was determined by extensive “arms-length” negotiation among the parties. We funded the acquisition of the assets in cash from our working capital plus proceeds from the sale of our common stock as described in Note 5. There was no material relationship between Assignee or Antares and us or any of our affiliates, any of our directors or officers, or any associate of any such director or officer.

We planned to amortize the intellectual property acquired in the Antares acquisition to expense over 36 months which was the estimated useful life at the time of acquisition. In the fourth quarter of fiscal 2004, after our annual asset impairment review (see Intangible Assets in our Significant Accounting Policies section of this report), we are behind in our roll-out of the new product and with the change in market competition, we determined that there exists considerable doubt that we would recover the remaining $713,000 balance of the intellectual property asset that would have been on our balance sheet as of October 31, 2004. As a result of this evaluation and determination we wrote off the remaining balance. Including the normally scheduled amortization of the intellectual property of $408,000 and the $713,00 write-down, the total non-cash amortization expense included in our cost of goods for fiscal 2004 is $1.1 million. We recorded approximately $102,000 in amortization in fiscal 2003.

14. RESTRUCTURING COSTS

In response to the economic slowdown, we implemented restructuring plans in fiscal 2002 and recorded restructuring charges of $446,000. Restructuring costs for fiscal 2002 are comprised of severance costs associated with staff reductions totaling $115,000 (we reduced our headcount from 47 employees to 24 employees during fiscal 2002), leasehold improvements and equipment write-downs related to the abandonment of our Madison, Wisconsin office of $185,000 and accrued lease and brokerage costs totaling $146,000. We reached agreement with the property owner to terminate the Madison office lease releasing us from further obligations effective December 31, 2002.

As of October 31, 2004 and 2003 $21,000 and $58,000 of the restructuring costs was included in other current liabilities, respectively.

In our third quarter of fiscal 2003, we recognized a restructuring benefit of $154,000 after the final settlement of costs associated with prior real estate and equipment leases.

The following table sets forth an analysis of the components of the restructuring reserve and the payments made against it through October 31, 2004 (in thousands):

Restructuring accrual at October 31, 2003	$58
Less:
Cash paid and adjustment for accrued lease costs	(37)
Total restructuring costs included in liabilities	$21

15. LOAN TO OFFICER

On November 6, 1998, we made a loan to our retiring president and CEO which was used by him to exercise an option to purchase 139,400 shares of our common stock and related taxes. The loan, as amended, was collateralized by shares of our common stock, bore interest at a rate of 2.48% per annum, due on December 14, 2003.

On October 31, 2002, we determined that it was probable that we would be unable to fully recover the balance of the loan on its due date of December 14, 2003. Accordingly, a valuation allowance of $474,000 was recorded against the loan at October 31, 2002.

During the fourth quarter of fiscal 2003, the officer repaid $362,800 of the loan and as a result, we recognized a benefit of $235,000 related to the reversal of the loan impairment charge taken by us in fiscal 2002. During the first quarter of fiscal 2004, the officer repaid the remaining loan balance in full and as a result, we recorded a benefit of $239,000 relating to the reversal of the remaining loan impairment charge.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(in thousands except per share amounts)	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2004: Net sales	$2,970	$2,977	$2,899	$2,220
Gross profit	1,645	1,560	1,540	(325)
Net income (loss)	527	54	79	(2,339)
Basic income (loss) per common share	$0.11	$0.01	$0.02	$(0.47)
Diluted income (loss) per common share	$0.09	$0.01	$0.01	$(0.47)

2003: Net sales	$1,861	$1,767	$1,621	$2,207
Gross profit	1,128	1,088	1,062	1,429
Net income	91	51	141	280
Basic income per common share	$0.02	$0.01	$0.03	$0.07
Diluted income per common share	$0.02	$0.01	$0.03	$0.06

SBE, Inc.
Schedule II - Valuation and Qualifying Accounts
For the Years Ended October 31, 2004, 2003 and 2002
(amounts in thousands)

Column A	Column B	Column C	Column D	Column E
	Balance at	Additions		Balance
	Beginning	charged to costs		End of
Description	of Period	and expenses	Deductions	Period

Year ended October 31, 2004

Allowance for Doubtful Accounts and sales programs	$90	$ ---	$(48)	$42
Allowance for Warranty Claims	53	---	(33)	20
Allowance for Deferred Tax Assets	8,662	295	---	8,957
Allowance for Stockholder Loan	239	---	(239)	---

Year ended October 31, 2003

Allowance for Doubtful Accounts and sales programs	$93	$11	$(14)	$90
Allowance for Warranty Claims	55	11	(13)	53
Allowance for Deferred Tax Assets	8,593	69	---	8,662
Allowance for Stockholder Loan	474	---	(235)	239

Year ended October 31, 2002

Allowance for Doubtful Accounts and sales programs	$225	$ ---	$(132)	$93
Allowance for Warranty Claims	56	---	(1)	55
Allowance for Deferred Tax Assets	8,080	513	---	8,593
Allowance for Stockholder Loan	---	474	---	474

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SBE, Inc.
San Ramon, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-42629) of our report dated December 10, 2004, relating to the consolidated financial statements and schedules of SBE, Inc. which appears in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004.

/s/ BDO Seidman, LLP

San Francisco, California
January 12, 2005

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-42629) and Form S-3 (No. 333-106951) of SBE, Inc. of our report dated January 13, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
January 11, 2005

Exhibit 31.1

CERTIFICATIONS

I, William B. Heye, Jr., certify that:

1.    I have reviewed this annual report on Form 10-K of SBE, Inc.;

2.    Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.    Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.    The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)    [intentionally omitted];

c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.    The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: January 14, 2005

/s/ William B. Heye, Jr.
William B. Heye, Jr.
Chief Executive Officer and President

Exhibit 32.1

CERTIFICATIONS

I, David W. Brunton certify that:

1.    I have reviewed this annual report on Form 10-K of SBE, Inc.;

2.    Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.    Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.    The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)    [intentionally omitted];

c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.    The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: January 14, 2005

/s/ David W. Brunton
David W. Brunton
Chief Financial Officer,
Vice President, Finance
and Secretary

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, William B. Heye, Jr., the Chief Executive Officer of SBE, Inc. (the “Company”) hereby certifies that, to the best of his knowledge:

1.
The Company’s Annual Report on Form 10-K for the year ended October 31, 2004, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.
The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operation of the Company at the end of the period covered by the Periodic Report.

Dated: January 14, 2005

/s/ William B. Heye Jr.
William B. Heye Jr.
Chief Executive Officer

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, David W. Brunton, the Chief Financial Officer of SBE, Inc. (the “Company”) hereby certifies that, to the best of his knowledge:

1.
The Company’s Annual Report on Form 10-K for the year ended October 31, 2004, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.
The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operation of the Company at the end of the period covered by the Periodic Report.

Dated: January 14, 2005

/s/ David W. Brunton
David W. Brunton
Chief Financial Officer

ANNEX H

SBE, INC.

PART I.  Financial Information
Item 1.  Financial Statements

SBE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	October 31,
ASSETS	2005	2004
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,221	$1,849
Trade accounts receivable, net	1,599	1,668
Inventories	1,474	1,926
Other	262	227
Total current assets	4,556	5,670

Property, plant and equipment, net	392	427
Capitalized software costs, net	149	48
Other	288	28
Total assets	$5,385	$6,173

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$854	$856
Accrued payroll and employee benefits	329	391
Capital lease obligations - current portion	27	25
Other accrued liabilities	164	459
Total current liabilities	1,374	1,731

Capital lease obligations and long term liabilities net of current portion	135	139
Total liabilities	1,509	1,870

Commitments

Stockholders' equity:
Common stock	16,175	15,755
Deferred compensation	(88)	---
Accumulated deficit	(12,211)	(11,452)
Total stockholders' equity	3,876	4,303
Total liabilities and stockholders' equity	$5,385	$6,173

See notes to condensed consolidated financial statements.

SBE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	April 30,		April 30,
	2005	2004	2005	2004

Net sales	$1,706	$2,977	$4,520	$5,947

Cost of sales	1,076	1,417	2,305	2,742
Gross profit	630	1,560	2,215	3,205

Product research and development	573	543	1,046	1,048

Sales and marketing	567	564	1,126	1,053

General and administrative	426	400	795	764

Loan loss recovery	---	---	---	(239)
Total operating expenses	1,566	1,507	2,967	2,626

Operating income (loss)	(936)	53	(752)	579

Interest income (expense)	--	1	(3)	2
Income (loss) before income taxes	(936)	54	(755)	581

Income tax provision	---	---	5	---
Net income (loss)	$(936)	$54	$(760)	$581
Basic income (loss) per share	$(0.18)	$0.01	$(0.15)	$0.12
Diluted income (loss) per share	$(0.18)	$0.01	$(0.15)	$0.09
Basic - weighted average shares used in per share computations	5,207	5,003	5,175	4,961
Diluted - weighted average shares used in per share computations	5,207	6,030	5,175	6,134

See notes to condensed consolidated financial statements.

SBE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended
	April 30,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$(760)		$581
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization:
Property and equipment	105		106
Software	20		22
Deferred compensation	32		---
Amortization of intellectual property	---		204
Changes in operating assets and liabilities:
Accounts receivable	69		185
Inventories	451		129
Other assets	(294)		(173)
Trade accounts payable	(2)		(119)
Other accrued liabilities	(163)		(276)
Net cash provided (used) by operating activities	(542)		659

Cash flows from investing activities:
Purchases of property, plant and equipment	(70)		(55)
Capitalized software costs	(120)		(78)
Net cash used in investing activities	(190)		(133)

Cash flows from financing activities:
Proceeds from exercise of warrants	---		116
Proceeds from repayment of stockholder note	---		142
Proceeds from exercise of stock options	104		227
Net cash provided by financing activities	104		485

Net increase (decrease) in cash and cash equivalents	(628)		1,011

Cash and cash equivalents at beginning of period	1,849		1,378
Cash and cash equivalents at end of period	$1,221		$2,389

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Non-cash stock portion of Antares purchase price	$196	$	---

See notes to condensed consolidated financial statements.

SBE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Interim Period Reporting:

These condensed consolidated financial statements of SBE, Inc. are unaudited and include all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations and cash flows for the interim periods. The results of operations for the three and six and months ended April 30, 2005 are not necessarily indicative of expected results for the full 2005 fiscal year.

Certain information and footnote disclosures normally contained in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes contained in our Annual Report on Form 10-K for the year ended October 31, 2004.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as certain disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates and judgments made by us relate to matters such as potential liability for sales allowances, warranty and indemnification obligations, collectibility of accounts receivable, realizability of inventories and recoverability of capitalized software and deferred tax assets.

2. Inventories:

Inventories were comprised of the following (in thousands):

	April 30,	October 31,
	2005	2004
Finished goods	$257	$1,343
Parts and materials	1,217	583
	$1,474	$1,926

3. Net Income (Loss) Per Share:

Basic income (loss) per common share for the three and six months ended April 30, 2005 and 2004 was computed by dividing the net income for such period by the weighted average number of shares of common stock outstanding for such period. . Common stock equivalents for the three months and six months ended April 30, 2005 were 510,547 and 583,747, respectively and were anti-dilutive and as such are not included in the calculation of diluted net income per share. Common stock equivalents for the three months and six months ended April 30, 2004 were 1,026,890 and 1,173,517, respectively, and have been included in the calculation of diluted net income per share. The common stock equivalents for the three and six months ended April 30, 2004 include the following items: 1) 867,238 and 1,006,914 vested employee stock options, respectively; 2) 90,707 and 97,658 common stock equivalents subject to warrants, respectively 3) 68,945 shares of common stock to be issued in connection with the purchase of Antares.

	Three months ended		Six months ended
($000 omitted)	April 30,		April 30,
	2005	2004	2005	2004
BASIC

Weighted average number of common shares outstanding	5,207	5,003	5,175	4,961

Number of shares for computation of net income (loss) per share	5,207	5,003	5,175	4,961
Net income (loss)	$(936)	$54	$(760)	$581
Net income (loss) per share	$(0.18)	$0.01	$(0.15)	$0.12

DILUTED

Weighted average number of common shares outstanding	5,207	5,003	5,175	4,961

Shares issuable pursuant to options granted under stock option plans and warrants granted, less assumed repurchase at the average fair market value for the period	---	1,027	---	1,173

Number of shares for computation of net income (loss) per share	5,207	6,030	5,175	6,134
Net income (loss)	$(936)	$54	$(760)	$581
Net income (loss) per share	$(0.18)	$0.01	$(0.15)	$0.09

4. Stock Based Compensation:

At April 30, 2005, we had two stock-based employee compensation plans and one stock-based director compensation plan. We account for these plans under the recognition and measurement principles of Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees," (“APB 25”) and related interpretations. Accordingly, no stock-based employee compensation cost has been recognized in net income for the stock option plans. Had compensation cost for our stock option plans been determined based on the fair value recognition provisions of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (“SFAS 123”) our net income (loss) and income (loss) per share would have been as follows (in thousands):

	Three Months		Six Months
	Ended April 30,		Ended April 30,
	2005	2004	2005	2004

Net income (loss), as reported	$(936)	$54	$(760)	$581

Add: Total stock-based compensation expense (benefit) included in the net loss determined under the recognition and measurement principles of APB 25	---	---	---	---

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	388	96	1,139	166
Pro forma net income (loss)	$(1,324)	$(42)	$(1,894)	$415
Income (loss) per share:
Basic - as reported	$(0.18)	$0.01	$(0.15)	$0.12
Basic - pro forma	$(0.25)	$(0.01)	$(0.37)	$0.08
Diluted - as reported	$(0.18)	$0.01	$(0.15)	$0.09
Diluted - pro forma	$(0.25)	$(0.01)	$(0.37)	$0.07

There were 280,000 stock options granted in the quarter ended April 30, 2005. The assumptions regarding the annual vesting of stock options were 25% per year for options granted in 2005. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005: Dividend yield of 0%; expected volatility of 121.5%, risk-free interest rate of 3.1%, and expected life of four years.

5. Concentration of Risk:

In the three and six months ended April 30, 2005 and 2004, most of our sales were attributable to sales of communications products and were derived from a limited number of original equipment manufacturer (“OEM”) customers. In our second quarter of fiscal 2005, we had sales to two customers that were each greater than 10% of our net sales for the quarter and collectively accounted for 54% of net sales during the second quarter of fiscal 2005. In our second quarter of fiscal 2004, we had sales to two customers that individually accounted for greater than 10% of our net sales for the quarter and collectively accounted for 50% of our net sales for that quarter. In the first six months of fiscal 2005, we had sales to three customers that were each greater than 10% of our sales for that period and collectively accounted for 61% of net sales during the first two quarters of fiscal 2005. In the first six months of fiscal 2004, we had sales to two customers that individually accounted for greater than 10% of our net sales for that period and collectively accounted for 56% of our net sales for the first two quarters of fiscal 2004.

As of April 30, 2005, we had two customers that each accounted for more than 10% of our accounts receivable compared to three customers as of April 30, 2004.

6. Warranty Obligations and Other Guarantees:

Warranty Reserve:
Our products are sold with warranty provisions that require us to remedy deficiencies in quality or performance of our products over a specified period of time, generally 12 months, at no cost to our customers. We accrue the estimated costs to be incurred in performing warranty services at the time of revenue recognition and shipment of our products to our customers. Our estimate of costs to service our warranty obligations is based on historical experience and expectation of future conditions. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, the warranty accrual may increase, resulting in decreased gross margin.

The following table sets forth an analysis of our warranty reserve at (in thousands):

	April 30,
	2005	2004
Warranty reserve at beginning of period	$20	$53
Less: Cost to service warranty obligations	(4)	(33)
Plus: Increases to reserves	4	33
Total warranty reserve included in other accrued expenses	$20	$20

The following is a summary of our agreements that we have determined are within the scope of the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45 “Guarantor's Accounting and Disclosure Requirements for Guarantees” (“FIN 45”).

Indemnification Agreements:
We have agreed to indemnify each of our executive officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, we have a directors’ and officers’ liability insurance policy that should enable us to recover a portion of any future amount paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal and have no liabilities recorded for these agreements as of April 30, 2005 and October 31, 2004.

We enter into agreements with other companies containing indemnification provisions in the ordinary course of business, typically with business partners, contractors, customers and landlords. Under these provisions, we generally agree to indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often relate to representations made by us with regard to our intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. To date, we have not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of April 30, 2005 and October 31, 2004.

Other:
We are the secondary guarantor on the lease assignment of our previous headquarters that expires in 2006. We believe we will not have to make any payments as a result of this guarantee and thus have not recorded a liability at April 30, 2005.

7. LOAN TO OFFICER

On November 6, 1998, we made a loan to one of our officers and stockholders, which was used by the officer/stockholder to exercise an option to purchase 139,400 shares of our common stock and related taxes. The loan, as amended, was collateralized by shares of our common stock, bore interest at a rate of 2.48% per annum, with interest due annually and the entire amount of the principal was due on December 14, 2003.

On October 31, 2002, we determined that it was probable that we would be unable to fully recover the balance of the loan on its due date of December 14, 2003. Accordingly, a valuation allowance of $474,000 was recorded based on the fair value of the common stock collateralizing the note at October 31, 2002 and the amount of the officer's personal assets considered likely to be available to settle the note in December 2003.

During the fourth quarter of fiscal 2003, the officer sold 139,400 shares of our common stock and used the proceeds from the stock sale to repay $362,800 of the loan from us. As a result of the fiscal 2003 loan payment, we recognized a benefit in the fourth quarter of 2003 of $235,000 related to the reversal of the loan impairment charge taken by us in fiscal 2002. In November 2003, the officer sold additional shares of our common stock and used the proceeds to repay the remaining loan balance in full. As a result, in our first quarter of fiscal 2004 we recorded a benefit of $239,000 resulting from the reversal of the remaining loan impairment charge.

8. DEFERRED COMPENSATION

On January 1, 2005, the Company’s retiring President and Chief Executive Officer was awarded options to purchase 75,000 shares of the Company’s stock at a price of $4.00 per share (closing price on December 31, 2004). The fair value of this option grant is estimated on the date of grant using the Black-Scholes option-pricing model and is included as deferred compensation on the balance sheet. The $120,000 deferred compensation is amortized to general and administrative expense at the rate of $8,000 per month over the 15 month vesting period ending March 2006 based on his continued service as a director of the Company. As of April 30, 2005, $32,000 of the deferred compensation has been amortized to expense and is included in General and Administrative expense.

9. PENDING ACQUISITION AND PRIVATE PLACEMENT FINANCING

On March 28, 2005, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with PyX Technologies, Inc., a California corporation (“PyX”). The Merger Agreement provides for PyX to merge with and into a wholly-owned subsidiary of the Company. At the effective time of the merger, each share of issued and outstanding PyX Common Stock will be converted into the right to receive 0.46 shares of the Company’s Common Stock, and all outstanding options to acquire PyX Common Stock will be assumed. A total of 2,561,050 shares of the Company’s Common Stock will be issued in respect of outstanding PyX Common Stock. An additional 2,038,950 shares of the Company’s Common Stock will be issuable upon exercise of assumed stock options for services of selling shareholders who will become employees of the Company. A total of 95% of the Company’s shares issued in connection with the merger will be subject to a one-year market standoff, such that only 128,053 of such shares will be freely tradable prior to the first anniversary of the closing date. The Company has also agreed to register the option shares on a Form S-8 shortly following the closing. The option shares are issuable upon exercise of options, subject to vesting restrictions that do not begin to lapse until February 2006, except that if an optionee’s employment is terminated without cause or the optionee resigns for certain specified reasons, the vesting will accelerate and the options will become fully vested. The Board of Directors of each of the Company and PyX have approved the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to the approval of the Company’s stockholders, the Company obtaining at least $5.0 million in gross proceeds from a financing to close in connection with the Merger, the receipt by the Company of audited financial statements of PyX and other customary closing conditions.

On May 4, 2005, the Company entered into a unit subscription agreement with AIGH Investment Partners, LLC and other accredited investors providing for the private placement of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock, with gross proceeds to the Company of $5,150,000. The unit subscription agreement provides that the investors will invest $5,150,000 for units consisting of one share of the Company’s common stock and a warrant to purchase 0.5 of a share of the Company’s common stock concurrent with the close of the above merger agreement. The price per unit is to be the lowest of:

• $2.50;

• 92% of the average closing sale price per share of the Company’s common stock as quoted on the Nasdaq SmallCap Market for the five preceding consecutive trading days on which the Company’s common stock trades ending on the date immediately before the closing date of the private placement; and

• 95% of the closing sale price per share of the Company’s common stock as quoted on The Nasdaq SmallCap Market on the trading day on which the Company’s common stock trades immediately preceding the closing date of the private placement.

The Company has the right to terminate the unit subscription agreement and not close the transaction if the price per unit is less than $2.00.

The warrants issued in connection with the private placement will have a term of five years and will be exercisable at a per share price equal to 133% of the unit price, subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like. The warrants will also contain a cashless exercise feature.

The Company has agreed to file a registration statement within 60 days after completion of the private placement registering for resale the shares of our common stock, including shares issuable upon exercise of the warrants, issued to the purchasers in the private placement.

The Company has capitalized in other assets approximately $254,000 in prepaid costs related to this transaction.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Words such as "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect our analysis only as of the date hereof, and we assume no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those risks and uncertainties set forth under the caption "Risk Factors" below.

The following discussion should be read in conjunction with the condensed consolidated financial statements and the notes thereto included in Item 1 of this Quarterly Report on Form 10-Q and in our Form 10-K for the fiscal year ended October 31, 2004.

Risk Factors

In addition to the other information in this Quarterly Report on Form 10-Q, stockholders or prospective investors should carefully consider the following risk factors:

Risks Related to Our Business

If we are unable to complete the PyX merger and the proposed private placement, our business will be adversely affected.

If the merger with PyX and the private placement are not completed, our business and the market price of our stock price may be adversely affected. We currently anticipate that our available cash balances, available borrowings and cash generated from operations will be sufficient to fund our operations only through July 2005. If we are unable to complete the transactions, we may be unable to find another way to grow our business. Costs related to the transactions, such as legal, accounting and financial advisor fees, must be paid even if the transactions are not completed. In addition, even if we have sufficient funds to continue to operate our business but the transactions are not completed, the current market price of our common stock may decline.

We depend upon a small number of Original Equipment Manufacturers (“OEM”) customers. The loss of any of these customers, or their failure to sell their products, could limit our ability to generate revenues. In particular, we expect HP will cease to be a significant customer of ours in fiscal 2005, and our success depends on being able to replace net sales previously attributable to HP with sales to other customers.

In the first two quarters of fiscal 2005 and 2004, sales of Versa Module Europa (“VME”) products to The Hewlett-Packard Company (“HP”) accounted for 23% and 42%, respectively, of our net sales. We made our final shipment for $1.0 million of our VME products to HP in the first fiscal quarter of fiscal 2005. Our future success depends on being able to replace net sales previously attributable to HP with sales to other customers. We can provide no assurance that we will succeed in obtaining new orders from existing or new customers sufficient to replace or exceed the net sales previously attributable to HP.

Even after HP ceases to be a customer, we expect to continue to depend on sales to a small number of OEM customers, including Data Connection Limited and Nortel Networks. Sales to Data Connection Limited and Nortel Networks accounted for 34% and 20% of our net sales for the quarter ended April 30, 2005, respectively. There can be no assurance that we will become a qualified supplier with new OEM customers or that we will remain a qualified supplier with existing OEM customers.

Orders by our OEM customers are affected by factors such as new product introductions, product life cycles, inventory levels, manufacturing strategies, contract awards, competitive conditions and general economic conditions. Our sales to any single OEM customer are also subject to significant variability from quarter to quarter. Such fluctuations may have a material adverse effect on our operating results. A significant reduction in orders from any of our OEM customers, could have a material adverse effect on our operating results, financial condition and cash flows.

As of April 30, 2005, Data Connection Limited and Nortel Networks individually accounted for 43% and 23% of our accounts receivable, respectively, and collectively accounted for 66% of our accounts receivable. A failure to collect outstanding accounts receivable from any of our OEM customers could have a material adverse effect on our business, operating results, financial condition and cash flows.

Our future capital needs may exceed our ability to raise capital or use our existing credit line with a bank.

The development and marketing of our products is capital-intensive. We believe that our existing cash balances and our anticipated cash flow from operations and financing alternatives will satisfy our working capital needs only through July 2005. [Declines in our sales or a failure to keep expenses in line with revenues could require us to seek additional financing or force us to draw down on our existing line of credit with a bank in fiscal 2005. In addition, should we experience a significant growth in customer orders or wish to make strategic acquisitions of business or assets, we may be required to seek additional capital to meet our working capital needs. There can be no assurance that additional financing, if required, will be available on reasonable terms or at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to our stockholders.] Update for current cash situation

Because of our dependence on single suppliers for some components, we may be unable to obtain an adequate supply of such components, or we may be required to pay higher prices or to purchase components of lesser quality.

The chip sets used in most of our products are currently available only from Motorola. In addition, certain other components are currently available only from other single suppliers. If these suppliers discontinue or upgrade some of the components used in our products, we could be required to redesign a product to incorporate newer or alternative technology. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments or margins that, in turn, would have a material adverse effect on our business, operating results, financial condition and cash flows. If enough components are unavailable, we may have to pay a premium in order to meet customer demand. Paying premiums for parts, building inventories of scarce parts and obsolesce of existing inventories could lower or eliminate our profit margin, reduce our cash flow and otherwise harm our business. To offset potential component shortages, we have in the past, and may in the future, carry an inventory of these components. As a result, our inventory of components parts may become obsolete and may result in write-downs.

If we fail to develop and produce new HighWire, WAN and LAN Adapters, TOE and Storage products, we may lose sales and our reputation may be harmed.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our future success will depend on our ability to enhance our existing products and to introduce new products and features to meet and adapt to changing customer requirements and emerging technologies such as voice over IP (“VoIP”), third generation wireless services ("3G Wireless "), Serial ATA (“SATA ”), , Internet Small Computer System Interface (“iSCSI”)Serial Attached SCSI (“SAS ”), Gigabit Ethernet, 10 Gigabit Ethernet and TCP/IP Offload Engine (“TOE”). There can be no assurance that we will be successful in identifying, developing, manufacturing and marketing new products or enhancing our existing products. In addition, there can be no assurance that services, products or technologies developed by others will not render our products noncompetitive or obsolete.

We have focused a significant portion of our research and development, marketing and sales efforts on HighWire, wide area network (“WAN”) and local area network (“LAN”) adapters, encryption, iSCSI and TOE products. The success of these products is dependent on several factors, including timely completion of new product designs, achievement of acceptable manufacturing quality and yields, introduction of competitive products by other companies, market acceptance of our products and our ability to sell our products. If the TOE, iSCSI, HighWire, encryption and adapter products or other new products developed by us do not gain market acceptance, our business, operating results, financial condition and cash flows would be materially adversely affected.

The communications and storage products market is intensely competitive, and our failure to compete effectively could reduce our revenues and margins.

We compete directly with traditional vendors of terminal servers, modems, remote control software, terminal emulation software and application-specific communications and storage solutions. We also compete with suppliers of routers, hubs, network interface cards and other data communications and storage products. In the future, we expect competition from companies offering client/server access solutions based on emerging technologies such as switched digital telephone services, iSCSI, SAS, TOE, VoIP and other technologies. In addition, we may encounter increased competition from operating system and network operating system vendors to the extent that such vendors include full communications and storage capabilities in their products. We may also encounter future competition from telephony service providers (such as AT&T or the regional Bell operating companies) that may offer communications services through their telephone networks.

Increased competition with respect to any of our products could result in price reductions and loss of market share, which would adversely affect our business, operating results, financial condition and cash flows. Many of our current and potential competitors have greater financial, marketing, technical and other resources than we do. There can be no assurance that we will be able to compete successfully with our existing competitors or will be able to compete successfully with new competitors.

We depend on our key personnel. If we are unable to retain our current personnel and hire additional qualified personnel as needed, our business would be harmed.

We are highly dependent on the technical, management, marketing and sales skills of a limited number of key employees. We do not have employment agreements with, or life insurance on the lives of, any of our key employees. The loss of the services of any key employees could adversely affect our business and operating results. Our future success will depend on our ability to continue to attract and retain highly talented personnel to the extent our business grows. Competition for qualified personnel in the networking industry, and in the San Francisco Bay Area, is intense. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required.

We may be unable to protect our intellectual property, which could reduce any competitive advantage we have.

Although we believe that our future success will depend primarily on continuing innovation, sales, marketing and technical expertise, the quality of product support and customer relations, we must also protect the proprietary technology contained in our products. We do not currently hold any patents and rely on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect proprietary rights in our products. There can be no assurance that steps taken by us in this regard will be adequate to deter misappropriation or independent third-party development of our technology. Although we believe that our products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us.

Risks Associated with Ownership of Our Common Stock

The market price of our common stock is likely to continue to be volatile. You may not be able to resell your shares at or above the price at which you purchased such shares.

The trading price of our common stock is subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results, the failure to meet analyst estimates, announcements of technological innovations or new products by us or our competitors, general conditions in the computer and communications industries and other events or factors. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market price of the securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our certificate of incorporation and bylaws, and the Delaware General Corporation Law, contain provisions that could delay or prevent a change in control.

Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain other provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

Our sales and operating results have fluctuated, and are likely to continue to fluctuate significantly in future periods, which may cause our stock price to fall as a result of failure to meet the expectations of securities analysts or investors.

Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future due to several factors, some of which are outside our control and which we may not be able to predict, including the existence or absence of significant orders from OEM customers, fluctuating market demand for, and declines in the average selling prices of, our products, success in achieving design wins, delays in the introduction of our new products, competitive product introductions, the mix of products sold, changes in our distribution network, the failure to anticipate changing customer product requirements, the cost and availability of components and general economic conditions. We generally do not operate with a significant order backlog, and a substantial portion of our net sales in any quarter is derived from orders booked in that quarter. Accordingly, our sales expectations are based almost entirely on our internal estimates of future demand and not on firm customer orders.

Due to the adverse economic conditions in the telecommunications industry, many of ourTS customers may hold excess inventory of our products. A result of the economic downturn is that certain of our customers have cancelled or delayed many of their new design projects and new product rollouts that included our products. Due to the current economic uncertainty, our customers now typically require a "just-in-time" ordering and delivery cycle where they will place a purchase order with us after they receive an order from their customer. This "just-in-time" inventory purchase cycle by our customers has made forecasting of our future sales volumes very difficult.

Based on the foregoing, we believe that quarterly operating results are likely to vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock is likely to fall.

Management’s Discussion and Analysis

Overview

SBE, Inc. designs, develops and sells network communications and storage solutions to original equipment manufacturers (“OEM”) in the embedded computing and storage markets. Our solutions enable data communications, telecommunications and storage solution companies, in addition to enterprise class high-end server customers, to rapidly deliver advanced networking and storage products and services. Our products include wide area network (“WAN”), local area network (“LAN”), Internet Small Computer System Interface (“iSCSI”) software, SCSI, Fibre Channel, intelligent carrier cards, Encryption and TCP/IP Offload Engine (“TOE”) cards. These products perform critical computing, processing offload, Input/Output (“I/O”) and storage tasks across both the enterprise server and embedded markets such as high-end enterprise level servers, Linux super computing clusters, workstations, media gateways, routers, internet access devices, home location registers, data messaging applications, network attached storage (“NAS”) and remote storage devices and networks.

In January 2004, we partnered with NCOMM, a New Hampshire company, to provide Call Control Trunk Management Software for our WAN wireline products. NCOMM delivers the underpinning drop-in software technology necessary to build interoperable, standards-compliant WAN access devices: framer configuration, alarming & fault management, PerfMon, line testing, signaling and Automatic Protection Switching. The combination of our WAN products and the NCOMM software reduces our telecommunications customers product time-to-market through turnkey T1/E1/T3/E3 telecommunications source code.

In April 2005, we contracted with SignaLogic, a Texas company, to develop a family of VoIP Digital Signal Protocol (“DSP”) products that will interoperate with our HighWire and WAN products to provide a high-density cost efficient VoIP gateway with full media gateway functionality. The VoIP gateway is targeted at telecommunications, cable and Internet Service Providers (‘ISP”) companies that provide VoIP services. The first product will be completed in our third quarter.

We are currently developing an IP Post Branch Exchange (“PBX”) software stack. The software stack will convert analog-based telecommunications signals into packet based signals to enable VoIP services using our WAN products.

In May 2004, we partnered with PyX Technologies, a California company, to provide iSCSI software products that strategically support our TOE development plans. Thishigh-value iSCSI storage software stack utilizes our TOE hardware to facilitate Internet based storage solutions to large, small and medium sized businesses. iSCSI is an end-to-end protocol for transporting storage I/O block data over an Internet Protocol (“IP”) network. The protocol is used on servers (initiators), storage devices (targets), and protocol transfer gateway devices. iSCSI uses standard Ethernet switches and routers to move the data from the server to storage. The initiator is typically a host (either a PC, server or laptop) that is running an iSCSI initiator driver (such as the PyX or Microsoft iSCSI initiator) that will be accessing storage on the IP Storage Area Network (“SAN”). The target is any storage device, such as disk drives, raid systems, CDROM’s, DVD’s, or tapes. On March 28, 2005, we entered into a definitive merger agreement with PyX pursuant to which PyX will merge with and into a wholly-owned subsidiary of ours. This merger will allow us to own the intellectual property imbedded in the PyX iSCSI software product. The merger is subject to the approval of our stockholders.

Managing storage is universally regarded as one of the most burdensome of IT responsibilities. In the direct-attached storage environments that most small to mid-sized companies deploy, the process of managing storage is multiplied by the number of physical connection points and the number of storage systems in an organization. Imagine an environment with ten computers, each with its own storage system. Not only does that create ten point-for-management for the storage systems themselves, it also requires ten times the effort normally required in order to handle storage expansion, reallocation and repairs. With SANs, storage management is consolidated into a single point from which an IT manager can partition, allocate, expand, reassign, backup and repair storage. By moving to a SAN, small to mid-sized organizations can scale their storage infrastructure much more easily than with a direct attached storage system. When additional capacity is needed, IT managers can simply add additional storage to the SAN. IP SANs, such as iSCSI, provide higher-speed storage access than internal disks while also enabling load balancing across multiple connections. Remote storage powered by iSCSI also enables on-line data back up, disaster recover and high-speed access to data by remote users.

The PyX iSCSI software uses the port aggregation and port failover features of our TOE dual port Gigabit Ethernet card to recover from transmission failures. In addition, the PyX iSCSI software uses our TOE acceleration feature to obtain wire transmission speeds of up to two Gigabits per second. The SBE/PyX TOE/iSCSI product has Error Recovery Level 0 (“ERL0”) through Error Recovery Level 2 (“ERL2”) failure recovery functionality. ERL2 functionality is reached when a TCP/IP and iSCSI transmission can recover from a breakdown in the initiator, the target or the transport medium. When using the PyX ERL2 iSCSI software and our TOE hardware, the transmission is re-sent from the point of failure and not from the beginning of the transmission, as is the case with other ERL0 iSCSI products, enabling the user to ensure that all data has been transmitted successfully.

Our business is characterized by a concentration of sales to a small number of OEMs and distributors, consequently, the timing of significant orders from major customers and their product cycles causes fluctuations in our operating results. HP has been the largest of our customers. Sales to HP accounted for 0% and 23% of our net sales in the three and six months ended April 30, 2005, respectively, and 36% and 42% for the same periods in fiscal 2004, respectively. We made our final shipment to HP in the first fiscal quarter of fiscal 2005. In the second quarter of fiscal 2005 sales to Nortel Networks and Data Connections Limited accounted for greater than 10% of net sales for the quarter. Nortel was the only customer other than HP that accounted for greater than 10% of our net sales in the three or six months ended April 30, 2004. As of April 30, 2005, Data Connection Limited and Nortel Networks individually accounted for 43% and 18% of our accounts receivable, respectively, and collectively accounted for 61% of our accounts receivable. HP accounted for 17% of our accounts receivable as of April 30, 2004 and two other customers each accounted for greater that 10% of our accounts receivable. No other customer individually accounted for more than 10% of our accounts receivable as of April 30, 2005 or 2004, respectively. Orders by our OEM customers are affected by factors such as new product introductions, product life cycles, inventory levels, manufacturing strategy, contract awards, competitive conditions and general economic conditions. A significant reduction in orders from any of our OEM customers, or a failure to collect outstanding accounts receivable from any of our OEM customers, could have a material adverse effect on our business, operating results, financial condition and cash flows.

Our products are distributed worldwide through a direct sales force, distributors, independent manufacturers' representatives and value-added resellers. Our business falls primarily within one industry segment.

Backlog

On April 30, 2005, we had a sales backlog of product orders of approximately $1.2 million compared to a sales backlog of product orders of approximately $4.8 million one year ago. None of the April 30, 2005 backlog is related to sales of VME products to HP, as compared to $2.8 million as of April 30, 2004.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and judgments made by us include matters such as indemnifications obligations, accounts receivable, realizability of inventories and recoverability of capitalized software and deferred tax assets. Actual results could differ from those estimates.

Our critical accounting policies and estimates include the following:

Revenue Recognition:

Our policy is to recognize revenues for product sales upon shipment of our products to our customers, provided that no significant obligation on our part remains outstanding and collection of the receivable is considered probable. Shipping terms are generally FOB shipping point. We defer and recognize service revenues over the contractual period or as services are rendered. We estimate expected sales returns and record the amount as a reduction of revenue and cost of goods (“COGS”) at the time of shipment. Our policy complies with the guidance provided by Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, issued by the Securities and Exchange Commission. Judgments are required in evaluating the credit worthiness of our customers. Credit is not extended to customers and revenue is not recognized until we have determined that collectibility is reasonably assured. Our sales transactions are denominated in U.S. dollars. The software component of our hardware products is considered incidental to our products. We therefore do not recognize software revenues separately from the product sale.

Our agreements with OEMs, such as HP and Nortel Networks, typically incorporate clauses reflecting the following understandings:

-	all prices are fixed and determinable at the time of sale;
-	title and risk of loss pass at the time of shipment (FOB shipping point);
-	collectibility of the sales price is probable (the OEM is obligated to pay and such obligation is not contingent on the ultimate sale of the OEM’s integrated solution);
-	the OEM’s obligation to us will not be changed in the event of theft or physical destruction or damage of the product;
-	we do not have significant obligations for future performance to directly assist in the resale of the product by the OEMs; and
-	there is no contractual right of return other than for defective products.

Our agreements with our distributors include certain product rotation and price protection rights. All distributors have the right to rotate slow moving products once each fiscal quarter. The maximum dollar value of inventory eligible for rotation is equal to 25% of our products purchased by the distributor during the previous quarter. In order to take advantage of their product rotation rights, the distributors must order and take delivery of additional SBE products equal to at least the dollar value of the products that they want to rotate.

Each distributor is also allowed certain price protection rights. If, and when, we reduce or plan to reduce the price of any of our products, and the distributor is holding any of the affected products in inventory, we will credit the distributor the difference in price when it places its next order with us. We record an allowance for price protection thereby reducing our net sales and accounts receivable. The allowance is based on the price difference of the inventory held by our stocking distributors at the time we expect to reduce selling prices. Reserves for the right of return and restocking are established based on the requirements of Statement of Financial Accounting Standards 48, “Revenue Recognition when Right of Return Exists,” because we have visibility into our distributor’s inventory and have sufficient history to estimate returns.

During the quarter ended April 30, 2005, $79,000, or 5%, of our sales were sold to distributors as compared to $361,000, or 12%, of our sales in the same quarter of fiscal 2004. During the six months ended April 30, 2005, $253,000, or 6%, of our sales were sold to distributors as compared to $590,000, or 10%, of our sales in the same period of fiscal 2004.

Allowance for Doubtful Accounts:

Our policy is to maintain allowances for estimated losses resulting from the inability of our customers to make required payments. Credit limits are established through a process of reviewing the financial history and stability of each customer. Where appropriate, we obtain credit rating reports and financial statements of the customer when determining or modifying their credit limits. We regularly evaluate the collectibility of our trade receivable balances based on a combination of factors. When a customer’s account balance becomes past due, we initiate dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to us, such as in the case of a bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting its business, we record a specific allowance to reduce the related receivable to the amount we expect to recover.

We also record an allowance for all customers based on certain other factors, including the length of time the receivables are past due and historical collection experience with customers. We believe our reported allowances are adequate. If the financial conditions of those customers were to deteriorate, however, resulting in their inability to make payments, we may need to record additional allowances which would result in additional general and administrative expenses being recorded for the period in which such determination was made.

Warranty Reserves:

We accrue the estimated costs to be incurred in performing warranty services at the time of revenue recognition and shipment of the products to OEMs. Because there is no contractual right of return other than for defective products or stock rotation rights by certain distributors, we can reasonably estimate such returns and record a warranty reserve at the point of shipment. Our estimate of costs to service our warranty obligations is based on historical experience and expectation of future conditions. To the extent that we experience increased warranty claim activity or increased costs associated with servicing those claims, the warranty accrual will increase, resulting in increased COGS and decreased gross profit margin.

Inventories:

We are exposed to a number of economic and industry factors that could result in portions of our inventory becoming either obsolete or in excess of anticipated usage. These factors include, but are not limited to, technological changes in our markets, our ability to meet changing customer requirements, competitive pressures in products and prices and the availability of key components from our suppliers. Our policy is to establish inventory reserves when conditions exist that suggest that our inventory may be in excess of anticipated demand or is obsolete based upon our assumptions about future demand for our products and market conditions. We regularly evaluate our ability to realize the value of our inventory based on a combination of factors including the following: historical usage rates, forecasted sales or usage, product end-of-life dates, estimated current and future market values and new product introductions. Purchasing practices and alternative usage avenues are explored within these processes to mitigate inventory exposure. When recorded, our reserves are intended to reduce the carrying value of our inventory to its net realizable value. If actual demand for our products deteriorates, or market conditions are less favorable than those that we project, additional inventory reserves may be required.

Inventories are stated at the lower of cost, using the first-in, first-out method, or market value.

Deferred Taxes

We record a valuation allowance to reduce our deferred taxes to the amount that is more likely than not to be realized. Based on the uncertainty of future pre-tax income, we have fully reserved our deferred tax assets as of each of April 30, 2005 and October 31, 2004. In the event that we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made.

New Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting S No. 123R, “Share Based Payments” (“SFAS 123R”), which amends Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” and requires public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. As modified in April 2004, we will be required to comply with the provisions of SFAS 123R as of the first interim period for the fiscal year beginning on or after June 15, 2005. Thus, we will be required to comply with SFAS 123R beginning with our quarter ending January 31, 2006. We currently do not record compensation expense related to our stock-based employee compensation plans in our financial statements.

Results of Operations

The following table sets forth, as a percentage of net sales, our consolidated statements of operations data for the three and six months ended April 30, 2005 and 2004. These operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2005	2004	2005	2004
Net sales	100%	100%	100%	100%
Cost of sales	63	48	51	46
Gross profit	37	52	49	54
Product research and development	34	18	23	18
Sales and marketing	33	19	25	18
General and administrative	25	13	18	12
Loan benefit	---	---	---	(4)
Total operating expenses	92	50	66	44
Operating income (loss)	(55)	1	(17)	10
Interest income	---	---	---	---
Income tax benefit	---	---	---	---
Net income (loss)	(55)%	2%	(17)%	10%

Net Sales

Net sales for the second quarter of fiscal 2005 were $1.7 million, a 43% decrease from $3.0 million in the second quarter of fiscal 2004. For the first six months of fiscal 2005, net sales were $4.5 million, which represented a 24% decrease over net sales of $5.9 million for the same period in fiscal 2004. This decrease was primarily attributable to a decline in shipments to HP combined with a decrease in shipments in our adapter products. This decrease in shipments was partially offset by an increase in our HighWire business. Sales to HP were $0 and $1.0 million in the three and six months ended April 30, 2005, respectively, compared to $1.1 million and $2.5 million for the same periods of fiscal 2004, respectively. Sales to HP, primarily of VME products, represented 0% and 23% of total sales for the three and six months ended April 30, 2005 as compared to 36% and 42% of total sales during the comparable periods in fiscal 2004. We shipped our final order of VME products to HP in the first fiscal quarter of 2005 and do not expect sales of VME products to HP to be a substantial portion of our net sales in the future. We may not succeed in obtaining new orders from existing or new customers sufficient to replace or exceed the net sales attributable to HP.  Data Connection Limited represented 34% and 22% and Nortel Networks represented 20% and 16% of our net sales for the three months and six months ended April 30, 2005, respectively. Nortel Networks was our only customer other than HP that individually accounted for over 10% of our sales in the three-month period ended April 30, 2004.

Sales of our adapter products were $812,000 and $1.7 million for the three and six months ended April 30, 2005, respectively, as compared to $1.5 million and $2.8 million for the same periods in fiscal 2004, respectively. Sales of our HighWire products were $707,000 and $1.3 million for the three and six months ended April 30, 2005, respectively, as compared to $323,000 and $476,000 for the same periods in fiscal 2004, respectively. Our adapter products are used primarily in edge-of-the-network applications such as Virtual Private Network (“VPN”) and other routers, VoIP gateways and security devices. Our HighWire products are primarily targeted at core-of-the-network applications used primarily by telecommunications central offices and VoIP providers. The Gigabit Ethernet and other adapter products we acquired in the Antares acquisition are used primarily in enterprise applications such as high-end servers and storage arrays using both Solaris and Linux software. In the next few years, if the acquisition of PyX is finalized, we expect our net sales will be generated primarily by sales of our iSCSI storage software products, followed by sales of our VoIP/HighWire products and our adapter products with Linux software. Although we expect to see sales growth in our iSCSI products as these products gain market acceptance, there can be no assurance that such an increase or adoption will occur. We expect to see continued slowness in the sale of our adapter products, but are encouraged by the acceptance of our HighWire products and expect to see continued grow in these high margin products. In addition, we will continue to sell and support our older VME products, but expect them to decline significantly as the OEM products in which they are embedded are phased out.

The communications market continues to be slow in recovering economically and, due to the continuing economic uncertainty, our customers typically require a "just-in-time" ordering and delivery cycle where they will place a purchase order with us after they receive an order from their customer. This "just-in-time" inventory purchase cycle by our customers has made forecasting of our future sales volumes very difficult. Because our sales are generally concentrated among a small group of OEM customers, we could experience significant fluctuations in our quarterly sales volumes due to fluctuating demand from any major customer or delay in the rollout of any significant new product by a major customer.

Gross Margin

Gross margin as a percentage of sales in the second quarter of fiscal 2005 was 37% as compared to 52% for the second quarter of fiscal 2004. For the first six months of fiscal 2005, our gross margin was 49% as compared to 54% for the same period in fiscal 2004. The decrease in the gross margin is due primarily to the product mix of our sales. In the quarter ended April 30, 2005, we had no sales to HP as compared to net sales of $1.1 million in the same quarter of fiscal 2004 and in the six months ended April 30, 2005, we had net sales of $1.0 million to HP as compared to $2.5 million in the same period last year. The gross margin on the HP sales was approximately 70% as compared to the average gross margin on HighWire and adapter products of mid-50%. We expect our gross margin to range between 47% and 49% for fiscal 2005. However, if market and economic conditions, particularly in the telecommunications sector, continue to deteriorate or fail to recover, our gross margin may be lower than expected.

Product Research and Development

Product research and development expenses for the three and six month periods ended April 30, 2005 were $573,000 and $1.1 million, respectively, a slight increase from $543,000 for each of the comparable three month period in fiscal 2004 and no change from the comparable six month period. The increase resulted primarily from engineering staffing increases to work on PyX software products. We remain committed to the development and enhancement of new and existing products and anticipate increasing our spending over the course of fiscal 2005 to capitalize on new products. We did not capitalize any internal software development costs in the six month period ended April 30, 2005.

Sales and Marketing

Sales and marketing expenses for the three and six month periods ended April 30, 2005 were $567,000 and $1.1 million, respectively, virtually unchanged from $564,000 and $1.1 million for the same periods in fiscal 2004. We expect our sales and marketing expenses to increase over the remainder of fiscal 2005 as we continue to accelerate our product marketing efforts and attend an increasing number of industry-specific trade shows, especially for the iSCSI and VoIP products.

General and Administrative

General and administrative expenses for the three and six months periods ended April 30, 2005 were $426,000 and $795,000, respectively, an increase from $400,000 and $764,000 for the same periods in fiscal 2004. The increase in our general and administrative expense was primarily due to our compliance efforts related to Section 404 of the Sarbanes-Oxley Act of 2002. General and administrative expenses are expected to remain flat for the remainder of fiscal 2005.

Loan Reserve Benefit

On November 6, 1998, we made a loan to our former president and chief executive offer, who retired as of December 31, 2004, which was used by him to exercise an option to purchase 139,400 shares of our common stock and pay related taxes. The loan, as amended, was collateralized by shares of our common stock, bore interest at a rate of 2.48% per annum and was due on December 14, 2003.

On October 31, 2002, we determined that it was probable that we would be unable to fully recover the balance of the loan on its due date of December 14, 2003. Accordingly, a valuation allowance of $474,000 was recorded against the loan at October 31, 2002.

During the fourth quarter of fiscal 2003, the officer repaid $362,800 of the loan and, as a result, we recognized a benefit of $235,000 related to the reversal of the loan impairment charge taken by us in fiscal 2002. During the first quarter of fiscal 2004, the officer repaid the remaining loan balance in full and, as a result, we recorded a benefit of $239,000 relating to the reversal of the remaining loan impairment charge.

Net Income (Loss)

As a result of the factors discussed above, we recorded net losses of $936,000 and $760,000 in the three and six month periods ended April 30, 2005, as compared to net income of $54,000 and $581,000 for the same periods in fiscal 2004.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements, or other relationships with unconsolidated entities that are reasonably likely to affect our liquidity or capital resources. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support. We also do not engage in leasing, hedging, research and development services, or other relationships that could expose us to liability that is not reflected on the face of the financial statements.

Liquidity and Capital Resources

Our liquidity is dependent on many factors, including sales volume, operating profit and the efficiency of asset use and turnover. Our future liquidity will be affected by, among other things:

-	actual versus anticipated increase in sales of our products;
-	ongoing cost control actions and expenses, including, for example, research and development and capital expenditures;
-	timing of product shipments, which occur primarily during the last month of the quarter;
-	our gross profit margin;
-	our ability to raise additional capital, if necessary; and
-	our ability to secure credit facilities, if necessary.

At April 30, 2005, we had cash and cash equivalents of $1.2 million, as compared to $1.8 million at October 31, 2004. In the first six months of fiscal 2005, $542,000 of cash was used in operating activities, primarily as a result of our net loss and an increase in our other assets and a decrease in our accrued liabilities, partially offset by a decrease in inventory and accounts receivable. The decrease in accounts payable is related to payments to our contract manufacturers for finished goods inventory received at the end of October 2004. The decrease in inventory is due to the shipment of VME products to HP in January 2005 with an inventory cost of approximately $300,000 that was held as inventory at October 31, 2004. Working capital, comprised of our current assets less our current liabilities, at April 30, 2005 was $3.2 million, as compared to $3.9 million at October 31, 2004.

In the first six months of fiscal 2005, we purchased $70,000 of fixed assets, consisting primarily of computer and engineering equipment, and $120,000 in software, primarily for engineering and product design activities and payments related to the contract to design our VoIP products. Capital expenditures for each of the remaining quarters of fiscal 2005 are expected to range from $25,000 to $100,000 per quarter.

We received $104,000 in the first six months of fiscal 2005 from payments related to common stock purchases made by employees pursuant to our employee stock purchase plan and the exercise of employee stock options.

We have a working capital line of credit with a Bank that has an annual renewal date of May 14. The credit line is secured by a first lien on all our assets and carries a floating annual interest rate equal to the bank's prime rate, plus 1.50%. Draw-downs on the credit line are based on a formula equal to 80% of our domestic accounts receivable. We have not drawn down on this line of credit and have no amounts payable at April 30, 2005.

Our projected quarterly cash flow break-even point is approximately $3.0 million to $3.1 million in net sales if gross margin is 47% to 49%. Our projected sales are to a limited number of new and existing OEM customers and are based on internal and customer-provided estimates of future demand, not firm customer orders. If our projected sales do not materialize, we may need to reduce expenses and raise additional capital through customer prepayments or the issuance of debt or equity securities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of common stock, and debt covenants could impose restrictions on our operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to us on acceptable terms, if at all.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk

Our cash and cash equivalents are subject to interest rate risk. We invest primarily on a short-term basis, maturity of less than three months. Our financial instrument holdings at April 30, 2005 were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values. In our sensitivity analysis, the same change in interest rate was used for all maturities and all other factors were held constant. If interest rates increased by 10%, the expected effect on net income related to our financial instruments would be immaterial. We hold no assets or liabilities denominated in a foreign currency. Since October 31, 2004, there has been no change in our exposure to market risk.

Item 4.  Controls and Procedures

(a)        Evaluation of Disclosure Controls and Procedures

An evaluation as of April 30, 2005 was carried out under the supervision of and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's "disclosure controls and procedures," which are defined under Securities and Exchange Commission rules as controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within required time periods.  Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective.

(b)        Changes in Internal Controls over Financial Reporting

The Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, has evaluated any changes in the company's internal control over financial reporting that occurred during the quarter ended April 30, 2005, and has concluded that there was no change during such quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II. Other Information

Item 4. Submission of Matters to a Vote of Security Holders

(a)	The annual meeting of stockholders was held on Tuesday, March 22, 2005, at our corporate offices located at 2305 Camino Ramon, Suite 200, San Ramon, California.

The stockholders approved the following two items:

(i)	The election of two directors to hold office until the 2008 Annual Meeting of Stockholders:

	For	Withhold
Ronald Ritchie	4,995,934	4,843

Daniel Grey	4,995,405	5,372

(ii)	The ratification of the selection of BDO Seidman LLP as our independent auditors for the fiscal year ending October 31, 2005.

For	Against	Abstain
4,996,990	1,767	2,020

Item 6. Exhibits

Exhibit Number	Description

2.1 (1)	Asset Purchase Agreement dated August 8, 2003, by and between D.R. Barthol & Company and SBE, Inc.
3.1(2)	Certificate of Incorporation, as amended through December 15, 1997.
3.2(3)	Bylaws, as amended through December 8, 1998.
10.1(4)*	1996 Stock Option Plan, as amended.
10.2(4)*	1991 Non-Employee Directors' Stock Option Plan, as amended.
10.3(4)	1992 Employee Stock Purchase Plan, as amended.
10.4(4)	1998 Non-Officer Stock Option Plan as amended.
10.5(5)	Lease for 4550 Norris Canyon Road, San Ramon, California dated November 2, 1992 between the Company and PacTel Properties.
10.6(6)	Amendment dated June 6, 1995 to lease for 4550 Norris Canyon Road, San Ramon, California, between the Company and CalProp L.P. (assignee of PacTel Properties).
10.7(4)*	Full Recourse Promissory Note executed by William B. Heye, Jr. in favor of the Company dated November 6, 1998, as amended and restated on December 14, 2001.
10.8(4)+
Letter Agreement, dated October 30, 2001, amending (i) Amendment No. S/M 018-4 dated April 3, 2001, and (ii) Purchase Agreement dated May 6, 1991, each between SBE, Inc. and Compaq Computer Corporation

10.9(7)	Stock subscription agreement and warrant to purchase111,111 of SBE, Inc. Common Stock dated April 30, 2002 between SBE, Inc. and Stonestreet Limited Partnership.
10.10(8)	Amendment dated August 22, 2002 to stock subscription agreement dated April 20, 2002 between SBE, Inc. and Stonestreet LP.
10.11(9)	Securities Purchase Agreement, dated July 27, 2003, between SBE, Inc. and purchasers of SBE’s common stock thereunder, including form of warrant issued thereunder
10.12(9)	Form of warrant issued to associates of Puglisi & Co. ($1.50 exercise price)
10.13(9)	Form of warrant issued to associates of Puglisi & Co. ($1.75 and $2.00 exercise price)
31.1	Certification of Chief Executive Officer
31.2	Certification of Chief Financial Officer
32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Indicates management contract or compensation plans or arrangements filed pursuant to Item 601(b)(10) of Regulation SK.
+	Certain confidential information has been deleted from this exhibit pursuant to a confidential treatment order that has been granted.
(1)	Filed as an exhibit to Current Report on Form 8-K, dated April 30, 2002 and incorporated herein by reference.
(2)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1997 and incorporated herein by reference.
(3)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1998 and incorporated herein by reference.
(4)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 2002 and incorporated herein by reference.
(5)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1993 and incorporated herein by reference.
(6)	Filed as an exhibit to Annual Report on Form 10-K for the year ended October 31, 1995 and incorporated herein by reference.
(7)	Filed as an exhibit to Registration Statement on Form S-3 dated May 23, 2002 and incorporated herein by reference.
(8)	Filed as an exhibit to Quarterly Report on Form 10-Q for the quarter ended July 31, 2002 and incorporated herein by reference.
(9)	Filed as an exhibit to Registration Statement on Form S-3 dated July 11, 2003 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on June 2, 2005.

SBE, INC. Registrant

Date: June 2, 2005	By:	/s/ Daniel Grey

Daniel Grey Chief Executive Officer and President (Principal Executive Officer)

Date: June 2, 2005	By:	/s/ David W. Brunton

David W. Brunton Chief Financial Officer, Vice President, Finance and Secretary (Principal Financial and Accounting Officer)